As filed with the U.S. Securities and Exchange Commission on November 14, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LBBB Merger Corp.*
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	88-3986430 (I.R.S. Employer Identification No.)

667 Madison Avenue
New York, NY 10065
Tel: (917) 327-9933
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Bill Chen
Chairman and Chief Executive Officer
667 Madison Avenue
New York, NY 10065
Tel: (917) 327-9933
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
Giovanni Caruso Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Tel: (212) 407-4000	Ying Li, Esq. Joan Wu, Esq. Hunter Taubman Fischer & Li LLC 48 Wall Street, Suite 1100 New York, NY 10005 Telephone: (212) 530-2210

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Merger Agreement are satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging Growth Company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

*
Upon closing of the business combination referred to in the proxy statement/prospectus within this registration statement, the name of the registrant is expected to change to Nature’s Miracle Holding Inc.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the U.S. Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction or state where the offer or sale is not permitted.
SUBJECT TO COMPLETION DATED NOVEMBER 14, 2022
PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING
OF LAKESHORE ACQUISITION II CORP.
AND
PROSPECTUS FOR COMMON STOCK AND WARRANTS OF
LBBB MERGER CORP.
Proxy Statement/Prospectus dated [           ], 2023
and first mailed to the shareholders of Lakeshore
Acquisition II Corp. on or about [           ], 2023
To the Shareholders of Lakeshore Acquisition II Corp.:
You are cordially invited to attend the extraordinary general meeting of Lakeshore Acquisition II Corp. (“Lakeshore,” “LBBB,” “we,” “our,” or “us”), which will be held at 667 Madison Avenue, New York, NY 10065 on [           ], 2023 at [    ] Eastern Time (the “Extraordinary General Meeting”). Due to the coronavirus (“COVID-19”) pandemic, we are encouraging our shareholders to attend the Extraordinary General Meeting virtually by means of a teleconference by visiting https://www.cstproxy.com/[ ]. We are a Cayman Islands exempted company incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, which we refer to as a “target business.”
On September 9, 2022, we entered into a merger agreement and plan of merger (the “Merger Agreement”), which provides for a business combination between Lakeshore and Nature’s Miracle, Inc., a Delaware corporation (“Nature’s Miracle”). Pursuant to the Merger Agreement, the business combination will be effected in two steps: subject to the approval and adoption of the Merger Agreement by the shareholders of Lakeshore, Lakeshore will reincorporate to the State of Delaware by merging with and into LBBB Merger Corp., a Delaware corporation and wholly-owned subsidiary of Lakeshore (“PubCo”), with PubCo surviving as the publicly traded entity (the “Reincorporation”); and (ii) immediately after the Reincorporation, LBBB Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of PubCo (“Merger Sub”), will be merged with and into Nature’s Miracle, with Nature’s Miracle surviving as a wholly-owned subsidiary of Merger Sub (the “Merger”). The Merger Agreement is by and among Lakeshore, Merger Sub, Nature’s Miracle and Tie (James) Li, or “James Li”, as the representative of the stockholders of Nature’s Miracle (“Stockholders’ Representative”), and RedOne Investment Limited, as the representative of the shareholders of Lakeshore. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. The Reincorporation and the Merger are collectively referred to herein as the “Business Combination.”
Upon closing of the Merger, PubCo will acquire 100% of the equity securities of Nature’s Miracle. In exchange for their equity securities, the stockholders of Nature’s Miracle (the “Nature’s Miracle Stockholders”) will receive shares of PubCo Common (the “Merger Consideration”) with an aggregate value equal to: (a) two hundred thirty million U.S. dollars ($230,000,000), minus (b) any Closing Net Indebtedness (as defined in the Merger Agreement). The Closing Net Indebtedness as of [           ], 2023 was $[      ], which may be higher or lower than the actual Closing Net Indebtedness immediately after the closing of the transactions contemplated by the Merger Agreement (the “Closing”).
The Merger Consideration otherwise payable to Nature’s Miracle Stockholders is subject to the withholding of a number of shares of PubCo Common Stock equal to three percent (3.0%) of the Merger Consideration to be placed in escrow for post-closing adjustments (if any) to the Merger Consideration, in accordance with the terms of the Merger Agreement following the Closing.
Maxim Group, the financial advisor to Lakeshore will receive fees in connection with the Business Combination of an estimated $4,300,000 in cash or 430,000 shares of PubCo Common Stock. The financial advisor introduced Lakeshore to Nature’s Miracle, assisted with the structure of the transaction, and provided advice on the transaction process to Lakeshore.
It is anticipated that, immediately after consummation of the Business Combination, Lakeshore’s shareholders, including the initial shareholders, will own [   ]% of the issued PubCo Common Stock, and Nature’s Miracle’s stockholders will own [   ]% of the issued PubCo Common Stock. These relative percentages assume that (i) none of Lakeshore’s existing public shareholders exercise their redemption rights as discussed herein and (ii) no PubCo Warrants are exercised. If any of Lakeshore’s existing public shareholders exercise their redemption rights, the anticipated percentage ownership of Lakeshore’s existing shareholders will be reduced. You should read “Summary of the Proxy Statement/Prospectus — The Business Combination and the Merger Agreement” and “Unaudited Pro Forma Condensed Combined Financial Statements” for further information.
At the Extraordinary General Meeting, Lakeshore shareholders will be asked to consider and vote upon the following proposals:
1.
approval by special resolution of the Reincorporation, which we refer to as the “Reincorporation Proposal” or “Proposal No. 1”;

2.
approval by special resolution of each material difference between the proposed Amended and Restated Certificate of Incorporation of PubCo (the “proposed charter”), a copy of which is attached to this proxy statement/prospectus as Annex C, and the amended and restated memorandum and articles of association of Lakeshore, which we refer to as the “Charter Proposals” or “Proposal No. 2”;

3.
approval by ordinary resolution of the Merger, which we refer to as the “Merger Proposal” or “Proposal No. 3”;

4.
approval by ordinary resolution for purposes of complying with Nasdaq Listing Rule 5635(a) and (b), the issuance of more than 20% of the issued and outstanding LBBB Ordinary Shares and the resulting change in control in connection with the Merger, which we refer to as the “Nasdaq Proposal” or “Proposal No. 4”;

5.
approval by ordinary resolution of the appointment of Tie (James) Li, Zhiyi (Jonathan) Zhang, Wei (Gavin) Yang, Wei Deng, Charles Jourdan Hausman, [•], and [•] to serve on PubCo’s board of directors effective as of the closing of the Business Combination in accordance with the Merger Agreement, which we refer to as the “Director Election Proposal” or “Proposal No. 5”;

6.
approval by ordinary resolution of PubCo’s 2022 Equity Incentive Plan (the “Incentive Plan”), a copy of which is attached to this proxy statement/prospectus as Annex E, which we refer to as the “Incentive Plan Proposal” or “Proposal No. 6”; and

7.
approval by ordinary resolution to adjourn the Extraordinary General Meeting under certain circumstances, as more fully described in the accompanying proxy statement/prospectus, which we refer to as the “Adjournment Proposal” or “Proposal No. 7” and, together with the Reincorporation Proposal, the Charter Proposals, the Merger Proposal, the Nasdaq Proposal, the Director Election Proposal and the Incentive Plan Proposal, the “Proposals.”

The ordinary shares of Lakeshore (the “LBBB Ordinary Shares”), the warrants of Lakeshore (the “LBBB Warrants”), the rights of Lakeshore (the “LBBB Rights”) and Lakeshore’s units, each consisting of one LBBB Ordinary Share, one-half of one LBBB Warrant, and one LBBB Right (the “LBBB Units”), are currently listed on the Nasdaq Global Market under the symbols “LBBB,” “LBBBW,” “LBBBR” and “LBBBU,” respectively. PubCo intends to apply to list the PubCo Common Stock and PubCo Warrants on the Nasdaq Global Market (“Nasdaq”) under the symbols “[   ]” and “[   ]W,” respectively, in connection with the closing of the Business Combination. Lakeshore cannot assure you that the PubCo Common Stock and PubCo Warrants will be approved for listing on Nasdaq.
Pursuant to Lakeshore’s amended and restated memorandum and articles of association, Lakeshore is providing its public shareholders with the opportunity to redeem all or a portion of their LBBB Ordinary Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in Lakeshore’s trust account (the “Trust Account”) as of two business days prior to the consummation of the Business Combination, including interest, less taxes payable, divided by the number of then outstanding LBBB Ordinary Shares that were sold as part of the LBBB Units in Lakeshore’s initial public offering (“IPO”), subject to the limitations described herein. Lakeshore estimates that the per-share price at which public shares may be redeemed from cash held in the Trust Account will be approximately $[    ] at the time of the Extraordinary General Meeting (based on the balance in the Trust Account of approximately $[    ] as of [           ], 2023). On [           ], 2023, the last sale price of LBBB Ordinary Shares on Nasdaq was $[    ] per share.
Lakeshore’s public shareholders may elect to redeem their shares even if they vote for the Reincorporation or do not vote at all. Lakeshore has no specified maximum redemption threshold under its amended and restated memorandum and articles of association. However, under its amended and restated memorandum and articles of association, Lakeshore will not redeem public shares that would cause its net tangible assets to be less than $5,000,001 immediately prior to or upon the consummation of the Business Combination.
Lakeshore is providing this proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournments or postponements thereof. Lakeshore’s initial shareholders, including RedOne Investment Limited (“Sponsor”), and its officers and directors, who own approximately [   ]% of LBBB Ordinary Shares as of the record date, have agreed to vote their LBBB Ordinary Shares in favor of the Reincorporation Proposal and the Merger Proposal, which transactions comprise the Business Combination, and for the Charter Proposals, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal.
Each Lakeshore shareholder’s vote is very important. Whether or not you plan to attend the Extraordinary General Meeting in person or virtually, please submit your proxy card without delay. Lakeshore shareholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a shareholder from voting in person or through the virtual meeting platform if such shareholder subsequently chooses to attend the Extraordinary General Meeting. If you are a holder of record and you attend the Extraordinary General Meeting and wish to vote in person or virtually, you may withdraw your proxy and vote in person or through the virtual meeting platform. Under Cayman Islands law, abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and accordingly will have no effect on any of the Proposals.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the Proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary General Meeting in person or virtually, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting and, if a quorum is present, will have no effect on any of the Proposals.
Lakeshore is requiring public shareholders who wish to redeem their ordinary shares to either tender their certificates to Lakeshore’s transfer agent or deliver their shares to the transfer agent electronically using DTC’s DWAC System two (2) business days before the Extraordinary General Meeting. In order to obtain a physical certificate, a shareholder’s broker and/or clearing broker, DTC and Lakeshore’s transfer agent will need to act to facilitate this request. It is Lakeshore’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Lakeshore does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical share certificate. While Lakeshore has been advised that it takes a short time to deliver shares through the DWAC System, Lakeshore cannot assure you of this fact. Accordingly, if it takes longer than Lakeshore anticipates for shareholders to deliver their shares, shareholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their ordinary shares.
Investing in PubCo securities involves a high degree of risk. We encourage you to read this proxy statement/ prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 41.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
Lakeshore’s board of directors has unanimously approved the Merger Agreement and the Plans of Merger, and unanimously recommends that Lakeshore shareholders vote “FOR” approval of each of the Proposals.
When you consider Lakeshore’s board of director’s recommendation of these Proposals, you should keep in mind that Lakeshore’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a shareholder. See “Proposal No. 3 The Merger Proposal — Interests of Certain Persons in the Business Combination.”
If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by Lakeshore with the Securities and

Exchange Commission, such information is available without charge upon written or oral request. Please contact our proxy solicitor, at:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower, Stamford CT 06902
Toll-Free (800) 662-5200 or (203) 658-9400
Email: [LBBB.info@investor.morrowsodali.com]
If you would like to request documents, please do so no later than [           ], 2023 to receive them before the Extraordinary General Meeting. Please be sure to include your complete name and address in your request. Please see “Where You Can Find More Information” to find out where you can find more information about Lakeshore, PubCo and Nature’s Miracle.
On behalf of Lakeshore’s board of directors, I thank you for your support and we look forward to the successful consummation of the Business Combination.
Sincerely,

Bill Chen
Chairman and Chief Executive Officer
Lakeshore Acquisition II Corp.
[           ], 2023

Lakeshore Acquisition II Corp.
667 Madison Avenue
New York, NY
Tel: +1(917)327-9933
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON [ ], 2023
TO THE SHAREHOLDERS OF LAKESHORE ACQUISITION II CORP.:
NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of Lakeshore Acquisition II Corp., a Cayman Islands exempted company (“Lakeshore”), will be held at 667 Madison Avenue, New York, NY 10065 on [ ], 2023 at [ ] Eastern Time. Due to public health concerns relating to the coronavirus pandemic and our concerns about protecting the health and well-being of our shareholders and employees, we encourage shareholders to attend the Extraordinary General Meeting virtually. You are cordially invited to attend and participate in the extraordinary general meeting online by visiting https://www.cstproxy.com/[ ]. You can participate in the Extraordinary General Meeting as described in “Questions and Answers About the Proposals.”
The Extraordinary General Meeting will be held for the following purposes:
1.
To consider and vote upon a proposal to approve by special resolution the merger of Lakeshore with and into PubCo, its wholly owned Delaware subsidiary, with PubCo surviving the merger. The merger will change Lakeshore’s place of incorporation from Cayman Islands to Delaware. We refer to the merger as the Reincorporation. This proposal is referred to as the “Reincorporation Proposal” or “Proposal No. 1.”

2.
To consider and vote upon a set of separate proposals to approve by special resolution each material difference between the proposed Amended and Restated Certificate of Incorporation of PubCo and the amended and restated memorandum and articles of association of Lakeshore. These proposals are collectively referred to as the “Charter Proposals” or “Proposal No. 2.”

3.
To consider and vote upon a proposal to approve by ordinary resolution the merger of Merger Sub, a wholly-owned subsidiary of PubCo, with and into Nature’s Miracle, with Nature’s Miracle surviving the merger as a wholly-owned subsidiary of PubCo. We refer to the merger as the Merger. This proposal is referred to as the “Merger Proposal” or “Proposal No. 3.”

4.
To consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with Nasdaq Listing Rule 5635(a) and (b), the issuance of more than 20% of the issued and outstanding LBBB Ordinary Shares and the resulting change in control in connection with the Merger, which we refer to as the “Nasdaq Proposal” or “Proposal No. 4.”

5.
To consider and vote upon a proposal to approve by ordinary resolution the appointment of Wei (Gavin) Yang, Wei Deng, and Charles Jourdan Hausman as Class I directors serving until PubCo’s 2023 annual meeting of stockholders; Zhiyi (Jonathan) Zhang and [ ] as Class II directors serving until PubCo’s 2024 annual meeting of stockholders; and Tie (James) Li and [ ] as Class III director serving until PubCo’s 2025 annual meeting of stockholders; and in each case, effective as of the closing of the Business Combination in accordance with the Merger Agreement. This proposal is referred to as the “Director Election Proposal” or “Proposal No. 5.”

6.
To consider and vote upon a proposal to approve by ordinary resolution the Incentive Plan, which we refer to as the “Incentive Plan Proposal” or “Proposal No. 6.”

7.
To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the Extraordinary General Meeting under certain circumstances, as more fully described in the accompanying proxy statement/prospectus. This proposal is called the “Adjournment Proposal” or “Proposal No. 7.”

The proposals set forth above are sometimes collectively referred to herein as the “Proposals.” The Business Combination is conditioned upon the approval of the Reincorporation Proposal, the Merger Proposal, the Charter Proposals, the Nasdaq Proposal, the Director Election Proposal and the Incentive Plan Proposal. The Charter Proposals, the Nasdaq Proposal, the Director Election Proposal and the Incentive Plan Proposal are dependent upon the consummation of the Business Combination. It is important for you to note that in the event that either of the Reincorporation Proposal or the Merger Proposal is not approved, or if any of the Charter Proposals, the Nasdaq Proposal, the Director Election Proposal or the Incentive Plan Proposal is not approved and the applicable condition in the Merger Agreement is not waived, then Lakeshore will not consummate the Business Combination. In the absence of shareholder approval for an extension, if Lakeshore does not consummate the Business Combination and fails to complete another initial business combination by March 11, 2023 (or until June 11, 2023 as applicable, unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association), Lakeshore will be required to dissolve and liquidate.
As of [ ], 2023, the record date, there were [ ] LBBB Ordinary Shares issued and outstanding and entitled to vote. Only Lakeshore shareholders who hold shares of record as of the close of business on the record date are entitled to vote on the Proposals at the Extraordinary General Meeting or any adjournment thereof. This proxy statement/prospectus is first being mailed to Lakeshore shareholders on or about [ ], 2023. Approval of each of the Reincorporation Proposal and the Charter Proposals will require a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting. Approval of each of the Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting. Under Cayman Islands law, abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and accordingly will have no effect on any of the Proposals.
Whether or not you plan to attend the Extraordinary General Meeting in person or virtually, please submit your proxy card without delay to our transfer agent, Continental Stock Transfer & Trust Company, not later than the time appointed for the Extraordinary General Meeting or adjourned meeting. Voting by proxy will not prevent you from voting your shares in person or through the virtual meeting platform if you subsequently choose to attend the Extraordinary General Meeting. If you fail to return your proxy card and do not attend the meeting in person or virtually, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting. You may revoke a proxy at any time before it is voted at the Extraordinary General Meeting by executing and returning a proxy card dated later than the previous one, by attending the Extraordinary General Meeting and voting in person or through the virtual meeting platform, or by submitting a written revocation to Morrow Sodali LLC, the Company’s proxy solicitor, at 333 Ludlow Street, 5th Floor, South Tower, Stamford CT 06902, Toll-Free (800) 662-5200 or (203) 658-9400, Email: [LBBB.info@investor.morrowsodali.com] that is received by our proxy solicitor before we take the vote at the Extraordinary General Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.
Lakeshore’s board of directors unanimously recommends that you vote “FOR” approval of each of the Proposals.
By Order of the Board of Directors,

Bill Chen
Chairman and Chief Executive Officer
Lakeshore Acquisition II Corp.
[ ], 2023

i

You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination. None of Lakeshore, PubCo or Nature’s Miracle has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated into this proxy statement/prospectus by reference. Therefore, if anyone does give you any such information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.
Nature’s Miracle has proprietary rights to trademarks used in this prospectus. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that Nature’s Miracle will not assert, to the fullest extent possible under applicable law, its rights to these trademarks and trade names.

ii

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed by PubCo (File No. 333-[  ]) with the SEC, constitutes a prospectus of PubCo under Section 5 of the Securities Act, with respect to the issuance of (i) the PubCo Common Stock to Lakeshore’s shareholders, (ii) the PubCo Common Stock to Lakeshore’s rights holders (iii) the PubCo Warrants to Lakeshore’s warrant holders, (iv) the PubCo Common Stock underlying the PubCo Warrants, and (v) the PubCo Common Stock to Nature’s Miracle’s stockholders. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act, with respect to the Extraordinary General Meeting at which Lakeshore’s shareholders will be asked to consider and vote upon the Proposals to approve the Reincorporation, the Charter Proposals, the Merger, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.
WHERE YOU CAN FIND MORE INFORMATION
PubCo has filed this proxy statement/prospectus as part of the registration statement on Form S-4 with the SEC under the Securities Act. The registration statement contains exhibits and other information that are not contained in this proxy statement/prospectus. The descriptions in this proxy statement/prospectus of the provisions of documents filed as exhibits to the registration statement are only summaries of those documents’ material terms. In addition, Lakeshore files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read copies of the registration statement and Lakeshore’s SEC filings over the Internet at the SEC’s website at www.sec.gov.
Information and statements contained in this proxy statement/prospectus, or any annex to this proxy statement/prospectus, are qualified in all respects by reference to the copy of the relevant contract or other annex filed with this proxy statement/prospectus.
All information contained in this proxy statement/prospectus relating to Lakeshore, PubCo and Merger Sub has been supplied by Lakeshore, and all information relating to Nature’s Miracle has been supplied by Nature’s Miracle. Information provided by either of Lakeshore or Nature’s Miracle does not constitute any representation, estimate or projection of the other party.
If you would like additional copies of this proxy statement/prospectus, or if you have questions about the Business Combination, you should contact Lakeshore’s proxy solicitor, Morrow Sodali LLC, at 333 Ludlow Street, 5th Floor, South Tower, Stamford CT 06902, Toll-Free (800) 662-5200 or (203) 658-9400, Email: [LBBB.info@investor.morrowsodali.com].

FREQUENTLY USED TERMS
Unless otherwise stated in this proxy statement/prospectus:
•
“Business Combination” refers to the transactions contemplated by the Merger Agreement.

•
“Closing Date” refers to the date on which the Business Combination is consummated.

•
“Companies Law” refers to the Companies Law (2022 Revision) of the Cayman Islands as the same may be amended from time to time.

•
“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

•
“Extraordinary General Meeting” refers to the meeting of Lakeshore, to be held at 667 Madison Avenue, New York, NY 10065 and utilizing a virtual shareholder meeting format on [  ], 2023 at [  ] Eastern Time, and any adjournments thereof.

•
“initial shareholders” refers to the shareholders of Lakeshore immediately prior to the IPO.

•
“insider shares” refer to 1,725,000 LBBB Ordinary Shares issued to the Sponsor and directors of the Company at a price of approximately $0.014 per share for an aggregate amount of $25,000 prior to the IPO.

•
“IPO” refers to the initial public offering of 6,900,000 units of Lakeshore consummated on March 11, 2022, including the full exercise of the underwriter’s over-allotment option.

•
“LBBB Ordinary Shares” refer to means the ordinary shares of Lakeshore, par value $0.0001 per share.

•
“LBBB Rights” refer to rights to receive one-tenth (1/10) of one (1) LBBB Ordinary Shares upon consummation of Lakeshore’s initial business combination.

•
“LBBB Units” refer to the units of Lakeshore sold in the IPO, each comprising one Lakeshore Ordinary Share, one-half of one Lakeshore Warrant and one Lakeshore Right.

•
“LBBB Warrants” refer to warrants to purchase LBBB Ordinary Shares as contemplated under the Lakeshore Warrant Agreement, with each whole warrant exercisable for one Lakeshore Ordinary Share at an exercise price of $11.50 per whole share.

•
“Loeb” refers to Loeb & Loeb LLP.

•
“LOI” refers to a letter of intent.

•
“Merger Agreement” refers to that certain Agreement and Plan of Merger, dated September 9, 2022, by and among Lakeshore, Merger Sub, Sponsor, Tie (James) Li, as representative of the Lakeshore public shareholders, and Nature’s Miracle, as may be amended from time to time.

•
“Plan of Merger” refers to a plan of merger by and between Lakeshore and PubCo.

•
“PubCo” refers to LBBB Merger Corp. for all times prior to consummation of the Merger, and Nature’s Miracle Holding Inc. for all times after the consummation of the Merger.

•
“PubCo Common Stock” refers to the common stock, par value $0.0001, of PubCo.

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“PubCo Preferred Stock” refers to the preferred stock, par value $0.0001, of PubCo.

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“PubCo’s Proposed Charter” refers to the Second Amended and Restated Certificate of Incorporation, in the form attached to this proxy statement/prospectus as Annex C, which, if approved, would take effect upon the Closing

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“PubCo Warrants” refers to warrants to purchase shares of PubCo Common Stock, with each whole warrant exercisable for one share of PubCo Common Stock.

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“public shareholders” means the holders of the LBBB Ordinary Shares which were sold as part of the IPO, or “public shares,” whether they were purchased in the IPO or in the open market, including any of our initial shareholders to the extent that they purchase such public shares (except that our initial shareholders will not have conversion or tender rights with respect to any public shares they own);

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“Reincorporation” refers to the transaction whereby Lakeshore will reincorporate to the State of Delaware by merging with and into PubCo, with PubCo surviving as the publicly traded entity.

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“Representative” refers to Network 1 Financial Securities, Inc., the representative of the underwriters in the IPO.

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“Securities Act” refers to the Securities Act of 1933, as amended.

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“Sponsor” refers to RedOne Investment Limited, a British Virgin Islands entity that is owned and controlled by Bill Chen, Lakeshore’s chairman and chief executive officer.

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“US Dollars,” “$” and “USD$” refer to the legal currency of the United States.

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“U.S. GAAP” refers to accounting principles generally accepted in the United States.

FORWARD-LOOKING STATEMENTS AND RISK FACTOR SUMMARY
This proxy statement/prospectus contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial conditions, results of operations, earnings outlook and prospects of PubCo, Lakeshore and/or Nature’s Miracle and other statements about the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections titled “Nature’s Miracle’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business of Nature’s Miracle.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements are based on the current expectations of the management of Lakeshore and Nature’s Miracle, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including those relating to:
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the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the agreements related thereto;

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the outcome of any legal proceedings that may be instituted against Lakeshore or Nature’s Miracle following announcement of the transactions;

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the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of Lakeshore, or other conditions to closing in the merger agreement;

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disruption of Nature’s Miracle’s current plans and operations as a result of the announcement of the transactions;

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Nature’s Miracle’s ability to realize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Nature’s Miracle to grow and manage growth profitably following the Business Combination;

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diversion of management attention from ongoing business operations due to the proposed Business Combination;

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costs related to the Business Combination; and

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the possibility that Nature’s Miracle may be adversely affected by other economic, business and/or competitive factors.

The section in this proxy/statement prospectus entitled “Risk Factors” and the other cautionary language discussed in this proxy statement/prospectus provide examples of other risks, uncertainties and potential events that may cause actual developments to differ materially from those expressed or implied by the forward-looking statements, including those relating to:
Risks Related to Nature’s Miracle’s Business and Industry
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Our competitors and potential competitors may develop products and technologies that are more effective or commercially attractive than our products, and we may not successfully develop new products or improve existing products or maintain our effectiveness in reaching consumers through rapidly evolving communication vehicles.

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Negative economic conditions, specifically in the United States and Canada, could adversely affect our business.

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We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability, an ongoing military conflict between Russia and Ukraine, and record inflation, any of which could have a material adverse effect on our business, financial condition and results of operations.

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Our business has experienced an accelerated rate of growth which may be due in part to lifestyle changes in the wake of the COVID-19 pandemic; if so, our recent accelerated rate of growth may not be sustainable.

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Our international operations make us susceptible to the costs and risks associated with operating internationally.

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If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet its reporting obligations or be unable to accurately report its results of operations or prevent fraud, and investor confidence and the market price of our Common Stock may be materially and adversely affected.

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Our limited operating history in CEA industry makes it difficult to accurately forecast our future operating results and evaluate our business prospects.

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Our marketing activities may not be successful.

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We typically do not enter into long term contracts with our customers and all the orders are placed on an as-needed base, and any failure to keep the recurring customers or develop new customers could result in a material adverse impact on our financial performance and business prospects.

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In order to increase our sales and marketing infrastructure, we will need to grow the size of our organization and carefully manage our expanding operations to achieve sustainable growth, and we may experience difficulties in managing this growth.

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Our estimates of the CEA products market opportunity and forecasts of the market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

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We occupy many of our warehouses under long-term leases, and we may be unable to renew our leases at the end of their terms.

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Unanticipated changes in our tax provisions, the adoption of new tax legislation or exposure to additional tax liabilities could affect our profitability and cash flows.

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We may require additional financing to achieve our business goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force us to delay, limit, reduce or terminate our operations and future growth.

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We currently rely on a limited number of distributing centers, and our facility has not been in operation at a commercial capacity yet.

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If product liability lawsuits are brought against us, we may incur substantial liabilities.

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Our top suppliers are principally located in regions that are subject to earthquakes and other natural and man-made disasters.

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Our reliance on a limited base of suppliers for our products may result in disruptions to our business and adversely affect our financial results.

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A significant interruption in the operation of our suppliers’ facilities could impact our capacity to produce products and service our customers, which could adversely affect revenues and earnings.

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If our suppliers are unable to source raw materials in sufficient quantities, on a timely basis, and at acceptable costs, our ability to sell our products may be harmed.

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Disruptions in availability or increases in the prices of raw materials sourced by suppliers could adversely affect our results of operations.

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We may not be able to adequately obtain, maintain, protect or enforce our intellectual property and other proprietary rights that are material to our business.

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We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

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Intellectual property disputes could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

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If our owned trademark is not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Risks Related to Government and Regulation
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Certain state and other regulations pertaining to the use of certain ingredients in growing media could adversely impact us by restricting our ability to sell such products.

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Compliance with, or violation of, environmental, health and safety laws and regulations, including laws pertaining to the use of pesticides, which are commonly used in grow media products, could result in significant costs that adversely impact our reputation, businesses, financial position, results of operations and cash flows.

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Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

General Risk Factors
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We may acquire other greenhouses or other indoor farming manufacturing operations, which may divert our management’s attention and result in additional dilution to our stockholders. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions.

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Our success depends on employing a skilled local labor force, and failure to attract and retain qualified employees could negatively impact our business, results of operations and financial condition.

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Litigation may adversely affect our business, financial condition and results of operations.

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Damage to our reputation or our brand could negatively impact our business, financial condition, and results of operations.

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Members of our board of directors will have other business interests and obligations to other entities.

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Our actual operating results may differ significantly from our guidance.

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We qualify as an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

The Ownership of PubCo’s Securities
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PubCo’s ability to meet the initial and continued listing requirements of Nasdaq;

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concentration of ownership among PubCo’s officers, directors and their affiliates;

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future sales of a substantial number of shares of PubCo Common Stock in the public market;

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Nature’s Miracle’s ability to issue common and preferred stock without further stockholder approval;

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the absence of cash dividends in the future;

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volatility in the trading price of PubCo’s securities;

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analyst coverage of PubCo’s securities; and

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anti-takeover provisions in PubCo’s governing documents.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by the management of Lakeshore, Nature’s Miracle and PubCo prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.
All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to Nature’s Miracle, Lakeshore, PubCo or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, Nature’s Miracle, Lakeshore and PubCo undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS ABOUT
THE BUSINESS COMBINATION AND THE EXTRAORDINARY GENERAL MEETING
Questions and Answers About the Merger
Q:
Why are Lakeshore and Nature’s Miracle proposing to enter into the Business Combination?

A:
Lakeshore is a blank check company formed specifically as a vehicle to effect a merger, capital stock exchange, asset acquisition, share purchase, reorganization, recapitalization or similar business combination with one or more target businesses. In the course of Lakeshore’s search for a Business Combination partner, Lakeshore investigated the potential acquisition of many entities in various industries, including Nature’s Miracle, and concluded that Nature’s Miracle was the best candidate for a Business Combination with Lakeshore. For more details on Lakeshore’s search for a Business Combination partner and the board’s reasons for selecting Nature’s Miracle as Lakeshore’s Business Combination partner, see “Proposal No. 3 The Merger Proposal — Background of the Business Combination” and “Proposal No. 3 The Merger Proposal — Lakeshore’s Board of Director’s Reasons for Approving the Business Combination” included in this proxy statement/prospectus.

Q:
What is the purpose of this document?

A:
Lakeshore and Nature’s Miracle have agreed to the Business Combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. The Merger Agreement also is attached to this proxy statement/prospectus as Annex A, and is incorporated into this proxy statement/prospectus by reference. The Business Combination consists of the Reincorporation and the Merger, each of which is described in this proxy statement/prospectus. Lakeshore’s shareholders are being asked to consider and vote upon a proposal to approve each of the Reincorporation and the Merger. Lakeshore’s shareholders are also being asked to consider and vote upon the Charter Proposals, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Extraordinary General Meeting. You are encouraged to carefully read this proxy statement/ prospectus, including “Risk Factors,” and all the annexes hereto.

Approval of each of the Reincorporation Proposal and the Charter Proposals will require a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. Approval of each of the Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof.
Q:
I am a Lakeshore warrant holder. Why am I receiving this proxy statement/prospectus?

A:
The holders of LBBB Warrants will receive PubCo Warrants entitling them to purchase PubCo Common Stock at a purchase price of $11.50 per share after the closing of the Business Combination. This proxy statement/prospectus includes important information about PubCo and the business of PubCo and its subsidiaries following the closing of the Business Combination. Because holders of PubCo Warrants will be entitled to purchase PubCo Common Stock after the closing of the Business Combination, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q:
Are any of the proposals conditioned on one another?

A:
Yes, the Business Combination is conditioned upon the approval of the Reincorporation Proposal, the Merger Proposal, the Charter Proposals, Nasdaq Proposal, Director Election Proposal and Incentive Plan Proposal. The Charter Proposals, the Nasdaq Proposal, the Director Election Proposal and the

Incentive Plan Proposal are dependent upon the consummation of the Business Combination. It is important for you to note that in the event that either of the Reincorporation Proposal or the Merger Proposal is not approved, or if the Charter Proposals, Nasdaq Proposal, Director Election Proposal or Incentive Plan Proposal are not approved and the applicable condition in the Merger Agreement is not waived, then Lakeshore will not consummate the Business Combination. In the absence of shareholder approval for a further extension, if Lakeshore does not consummate the Business Combination and fails to complete an initial business combination by March 11, 2023 (or until June 11, 2023 as applicable, unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association), Lakeshore will be required to dissolve and liquidate. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.
Q:
When is the Business Combination expected to occur?

A:
Assuming the requisite shareholder approvals are received, Lakeshore expects that the Business Combination will occur as soon as practicable following the Extraordinary General Meeting and no later than [    ], 2023.

Q:
Who will manage PubCo?

A:
The current management team of Nature’s Miracle, including Tie (James) Li, as the Chairman, the Chief Executive Officer (the “CEO”), and the interim Chief Financial Officer (the “CFO”), Zhiyi (Jonathan) Zhang, as the President, Wei (Gavin) Yang, as a Vice President (the ‘‘VP’’), and Varto Levon Doudakian, as a VP. See “PubCo’s Directors and Executive Officers after the Business Combination” in this proxy statement/prospectus.

Q:
What happens if the Business Combination is not consummated?

A:
If the Business Combination is not consummated, Lakeshore may seek another suitable business combination. In the absence of shareholder approval for a further extension, if Lakeshore does not consummate a business combination by March 11, 2023 (or June 11, 2023 as applicable, unless Lakeshore’s time to complete a business combination is extended as provided in Lakeshore’s amended and restated memorandum and articles of association), then pursuant to Lakeshore’s amended and restated memorandum and articles of association, Lakeshore’s officers must take all actions necessary in accordance with the Companies Law to dissolve and liquidate Lakeshore as promptly as reasonably possible. Following dissolution, Lakeshore will no longer exist as a company. In any liquidation, the funds held in the Trust Account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets will be distributed pro-rata to holders of LBBB Ordinary Shares who acquired such shares in Lakeshore’s IPO or in the open market. The estimated consideration that each LBBB Ordinary Share would be paid at liquidation would be approximately $[   ] per share for shareholders based on amounts on deposit in the Trust Account as of [   ], 2023. The closing price of LBBB Ordinary Shares on Nasdaq as of [   ], 2023, was $[   ]. Our initial shareholders and the Sponsor have waived the right to any liquidation distribution with respect to any LBBB Ordinary Shares held by them. There will be no distribution from the Trust Account with respect to the LBBB Warrants, which will expire worthless.

Q:
What happens to the funds deposited in the Trust Account following the Business Combination?

A:
Following the closing of the Business Combination, holders of LBBB Ordinary Shares exercising redemption rights will receive their per share redemption price out of the funds in the Trust Account. The balance of the funds will be released to PubCo and utilized to pay transaction expenses. As of [   ], 2023, there was approximately $[   ] in Lakeshore’s Trust Account. Lakeshore estimates that approximately $[   ] per outstanding share issued in Lakeshore’s IPO will be paid to the public investors exercising their redemption rights. Any funds remaining in the Trust Account after such payments will be used for working capital and other general corporate purposes of the combined company.

Q:
Did Lakeshore’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:
Lakeshore obtained a fairness opinion from Newbridge Securities Corporation in connection with its determination to proceed with the Business Combination and recommendation of the Business Combination to the shareholders. See “Proposal No. 3 — The Merger Proposal — Opinion of Lakeshore’s Financial Advisor” and the opinion (as described below) attached to the joint proxy statement/prospectus as Annex B.

Q:
Do any of Lakeshore’s directors or officers have interests that may conflict with the interests of Lakeshore’s shareholders with respect to the Business Combination?

A:
Lakeshore’s directors and officers may have interests in the Business Combination that are different from your interests as a shareholder.

For example, on February 19, 2021, an aggregate of 1,437,500 LBBB Ordinary Shares were issued to the Sponsor and the directors at a price of approximately $0.017 per share for an aggregate amount of $25,000. We refer to these shares as “insider shares.” In connection with the increase in the size of the IPO, on December 20, 2021, Lakeshore declared a 20% share dividend on each insider share thereby increasing the number of issued and outstanding insider shares to 1,725,000 so as to maintain the number of insider shares at 20% of the outstanding LBBB Ordinary Shares upon the consummation of the IPO, resulting in an effective purchase price per insider share after the share dividend of approximately $0.014. Simultaneously with the closing of the IPO, Lakeshore consummated a private placement with the Sponsor of 351,500 units (the “Private Units”) at a price of $10.00 per Private Unit, generating total proceeds of $3,515,000. Lakeshore’s initial shareholders, officers and directors will not have redemption rights with respect to any LBBB Ordinary Shares owned by them, directly or indirectly, whether acquired prior to the IPO, in the IPO or in the open market. In the absence of shareholder approval for a further extension, if Lakeshore does not consummate the Business Combination or another initial business combination by March 11, 2023 (or until June 11, 2023 as applicable), Lakeshore will be required to dissolve and liquidate and the securities held by its initial shareholders, including the Sponsor, will be worthless because the initial shareholders and the Sponsor have agreed to waive their rights to any liquidation distributions.
Lakeshore’s directors and officers have additional interests that differ from yours as a shareholder. See “Proposal No. 3 — The Merger — Interests of Certain Persons in the Business Combination.”
The exercise of Lakeshore’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in Lakeshore shareholders’ best interests.
Q:
Do any of Nature’s Miracle’s directors or officers have interests that may conflict with the interests of Nature’s Miracle’s other stockholders with respect to the Business Combination?

A:
Nature’s Miracle’s directors and officers may have interests in the Business Combination that are different from the interests of Nature’s Miracle’s other stockholders.

The current management team of Nature’s Miracle, including Tie (James) Li, Zhiyi (Jonathan) Zhang, Wei (Gavin) Yang, and Varto Levon Doudakian, who currently serve as Nature’s Miracle’s Chairman and CEO and interim CFO, President, VP, and VP, respectively, will serve as PubCo’s Chairman and CEO and interim CFO, President, VP, and VP, respectively, following the consummation of the Business Combination, and certain current directors of Nature’s Miracle, will continue as directors of PubCo (assuming that the Director Election Proposal is approved as described in this proxy statement/prospectus). All members of the current management team of Nature’s Miracle will enter into an employment agreement with PubCo providing for increased compensation to him, including a base salary, and performance and discretionary bonuses, the amounts of which are to be decided, as more fully described in “Executive Officer and Director Compensation” below. Additionally, Tie (James) Li, Zhiyi (Jonathan) Zhang, Wei (Gavin) Yang, Wei Deng, and Charles Jourdan Hausman, directors of Nature’s Miracle, will continue as directors of PubCo after the closing of the Business Combination

(assuming that the Director Election Proposal is approved as described in this proxy statement/prospectus). As such, in the future, these directors will receive any cash fees, stock options or stock awards that PubCo’s board of directors determines to pay to its non-executive directors. See “Proposal No. 3 The Merger — Interests of Certain Persons in the Business Combination.”
The exercise of Nature’s Miracle’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in the other Nature’s Miracle stockholders’ best interests.
Q:
Will I experience dilution as a result of the Business Combination?

A:
Prior to the Business Combination, Lakeshore shareholders who hold shares issued in the IPO own approximately [   ]% of the issued and outstanding LBBB Ordinary Shares as of [   ], 2023. After giving effect to the Business Combination, including the issuance of (i) [   ] shares of PubCo Common Stock in the Merger, and (ii) [ ] shares of PubCo Common Stock to Lakeshore shareholders in connection with the Reincorporation (which assumes no Lakeshore shareholders exercise their redemption rights), and further assuming no exercise of the PubCo Warrants, Lakeshore’s current public shareholders will own approximately [    ]% of the issued and outstanding PubCo Common Stock.

Q:
What happens if a substantial number of public shareholders vote in favor of the business combination proposal and exercise their redemption rights?

A:
Lakeshore’s public shareholders may vote in favor of the Business Combination and still exercise their redemption rights, although they are not required to vote for or against the Business Combination, or vote at all, in order to exercise such rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of PubCo stockholders are substantially reduced as a result of redemptions by public shareholders.

If the Business Combination is completed, the immediate per share value of PubCo’s ordinary shares will be significantly reduced when redemptions increase.
The book value per share of PubCo’s ordinary shares after the Business Combination would be $2.17 under the no redemption scenario, $1.73 at 25% redemptions, $1.25 at 50% redemptions, $0.71 at 75% redemptions and $0.10 under the full redemption scenario. Under the full redemption scenario, all the 6,900,000 shares of public shares will be redeemed.
A summary calculation table is as follows:
	Assuming Minimum Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Full Redemptions
Book value per share of PubCo’s ordinary shares after business combination	$2.17	$1.73	$1.25	$0.71	$0.10
Numerator:
Total shareholders’ equity attributable to common stock holders(1)	$72,681,156	$55,147,505	$37,613,855	$20,080,204	$2,546,553
Denominator:
Lakeshore public shares	6,900,000	5,175,000	3,450,000	1,725,000	—
Lakeshore public rights	690,000	690,000	690,000	690,000	690,000
Lakeshore founder shares, private shares and private rights	2,111,650	2,111,650	2,111,650	2,111,650	2,111,650
Former Nature’s Miracle shareholders	23,000,000	23,000,000	23,000,000	23,000,000	23,000,000
Shares issued to underwriter and M&A advisor	836,500	836,500	836,500	836,500	836,500
Total number of shares outstanding	33,538,150	31,813,150	30,088,150	28,363,150	26,638,150

Notes:
(1)
Based on “Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2022”, which assumes the consummation of a business combination.

The trading markets for PubCo Common Stock and PubCo Warrants following the closing of the Business Combination may be less liquid than the markets for LBBB Ordinary Shares and LBBB Warrants were prior to the Business Combination, and PubCo may not be able to meet the listing standards of the Nasdaq or an alternative national securities exchange. In addition, with less funds available from the Trust Account, the capital infusion from the Trust Account into Nature’s Miracle’s business will be reduced and Nature’s Miracle may not be able to fully achieve its business plans or goals.
Q:
Are Nature’s Miracle’s stockholders required to approve the Merger?

A:
Yes.   Nature’s Miracle’s stockholders’ adoption and approval of the Merger Agreement and the Merger is required to consummate the Business Combination. Concurrently with the execution of the Merger Agreement, all of the stockholders of more than 5% of its voting stock Nature’s Miracle entered into support agreements, pursuant to which each such holder agreed to vote in favor of the Business Combination, subject to the terms of such shareholder support agreements. The vote of the Nature’s Miracle stockholders who are party to the support agreements is sufficient to approve the Business Combination, including the Merger. Nature’s Miracle’s stockholders are not required to approve the Reincorporation Proposal or the other Proposals.

Q:
Is the consummation of the Business Combination subject to any conditions?

A:
Yes.   The obligations of each of Lakeshore, Nature’s Miracle, Merger Sub and PubCo to consummate the Business Combination are subject to conditions, as more fully described in “Summary of the Proxy Statement/Prospectus — The Business Combination and the Merger Agreement” in this proxy statement/prospectus.

Q:
Will holders of LBBB Ordinary Shares, LBBB Rights or LBBB Warrants be subject to U.S. federal income tax on the PubCo Common Stock or PubCo Warrants received in the Reincorporation Merger?

A:
As discussed more fully under “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Reincorporation Merger to U.S. Holders of Lakeshore Securities,” the Reincorporation Merger should qualify as a “reorganization” within the meaning of Section 368 of the Code. However, the provisions of the Code that govern reorganizations are complex, and due to the absence of direct guidance on the application of Section 368 to a reincorporation merger of a corporation holding only investment-type assets such as Lakeshore, the qualification of the Reincorporation Merger as an “reorganization” within the meaning of Section 368 of the Code is not entirely clear. If the Reincorporation Merger so qualifies, then a U.S. Holder (as defined below) will be subject to Section 367(b) of the Code and, as a result:

•
a U.S. Holder whose LBBB Ordinary Shares have a fair market value of less than $50,000 on the date of the Reincorporation Merger and who on the date of the Reincorporation Merger owns (actually and constructively) less than 10% of the total combined voting power of all classes of Lakeshore stock entitled to vote and less than 10% of the total value of all classes of Lakeshore stock will generally not recognize any gain or loss and will generally not be required to include any part of Lakeshore’s earnings in income pursuant to the Reincorporation Merger;

•
a U.S. Holder whose LBBB Ordinary Shares have a fair market value of $50,000 or more on the date of the Reincorporation Merger, but who on the date of the Reincorporation Merger owns (actually and constructively) less than 10% of the total combined voting power of all classes of Lakeshore stock entitled to vote and less than 10% of the total value of all classes of Lakeshore stock will generally recognize gain (but not loss) on the exchange of LBBB Ordinary Shares for PubCo Common Stock pursuant to the Reincorporation Merger. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amounts,” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their LBBB Ordinary Shares, provided certain other requirements are satisfied. Lakeshore does not expect to have significant cumulative earnings and profits on the date of the Reincorporation Merger; and
•
a U.S. Holder who on the date of the Reincorporation Merger owns (actually and constructively) 10% or more of the total combined voting power of all classes of Lakeshore stock entitled to vote or 10% or more of the total value of all classes of Lakeshore stock will generally be required to include in income as a dividend the “all earnings and profits amount,” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its LBBB Ordinary Shares, provided certain other requirements are satisfied. Any U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. Lakeshore does not expect to have significant cumulative earnings and profits on the date of the Reincorporation Merger.

Furthermore, even if the Reincorporation Merger qualifies as a “reorganization” within the meaning of Section 368 of the Code, a U.S. Holder of Lakeshore securities may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Lakeshore securities for PubCo securities pursuant to the Reincorporation Merger under the PFIC rules of the Code equal to the excess, if any, of the fair market value of PubCo securities received in the Reincorporation Merger and the U.S. Holder’s adjusted tax basis in the corresponding Lakeshore securities surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Reincorporation Merger, see the discussion in the section titled “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Reincorporation Merger to U.S. Holders of Lakeshore Securities — Passive Foreign Investment Company Status.”
If the Reincorporation Merger does not qualify as a reorganization, then a U.S. Holder that exchanges its Lakeshore securities for PubCo securities will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the PubCo Common Stock and PubCo Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the LBBB Ordinary Shares, LBB Rights and LBBB Warrants exchanged.
For a more detailed discussion of certain U.S. federal income tax consequences of the Reincorporation Merger, see “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Reincorporation Merger to U.S. Holders of Lakeshore Securities” in this proxy statement/consent solicitation statement/prospectus. Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Reincorporation Merger.
Q:
Will holders of LBBB Ordinary Shares or LBBB Warrants be subject to U.S. federal income tax on the PubCo Common Stock or PubCo Warrants received in the Reincorporation?

A:
As discussed more fully under “Material U.S. Federal Income Tax Consequences,” it is intended that the Reincorporation qualify as a “reorganization” within the meaning of Section 368 of the Code. However, the provisions of the Code that govern reorganizations are complex, and due to the absence of direct guidance on the application of Section 368 to a merger of a corporation holding only investment-type assets such as Lakeshore, the qualification of the Reincorporation as an “reorganization” within the meaning of Section 368 of the Code is not entirely clear. If the Reincorporation so qualifies, then a U.S. Holder (as defined below) will be subject to Section 367(b) of the Code and, as a result:

•
a U.S. Holder whose LBBB Ordinary Shares have a fair market value of less than $50,000 on the date of the Reincorporation and who on the date of the Reincorporation owns (actually and constructively) less than 10% of the total combined voting power of all classes of Lakeshore stock entitled to vote and less than 10% of the total value of all classes of Lakeshore stock will generally not recognize any gain or loss and will generally not be required to include any part of Lakeshore’s earnings in income pursuant to the Reincorporation;

•
a U.S. Holder whose LBBB Ordinary Shares have a fair market value of $50,000 or more on the date of the Reincorporation, but who on the date of the Reincorporation owns (actually and constructively) less than 10% of the total combined voting power of all classes of Lakeshore stock entitled to vote and less than 10% of the total value of all classes of Lakeshore stock will generally recognize gain (but not loss) on the exchange of LBBB Ordinary Shares for PubCo Common Stock pursuant to the Reincorporation. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amounts,” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their LBBB Ordinary Shares, provided certain other requirements are satisfied. Lakeshore does not expect to have significant cumulative earnings and profits on the date of the Reincorporation; and

•
a U.S. Holder who on the date of the Reincorporation owns (actually and constructively) 10% or more of the total combined voting power of all classes of Lakeshore stock entitled to vote or 10% or more of the total value of all classes of Lakeshore stock will generally be required to include in income as a dividend the “all earnings and profits amount,” (as defined in Treasury Regulation Section 1.367(b)-2(d))) attributable to its LBBB Ordinary Shares, provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. Lakeshore does not expect to have significant cumulative earnings and profits on the date of the Reincorporation.

Furthermore, even if the Reincorporation qualifies as a “reorganization” within the meaning of Section 368 of the Code, a U.S. Holder of Lakeshore securities may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Lakeshore securities for PubCo securities pursuant to the Reincorporation under the “passive foreign investment company,” or PFIC, rules of the Code equal to the excess, if any, of the fair market value of PubCo securities received in the Reincorporation and the U.S. Holder’s adjusted tax basis in the corresponding Lakeshore securities surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Reincorporation, see the discussion in the section titled “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Reincorporation to U.S. Holders of Lakeshore Securities — Passive Foreign Investment Company Status.”
If the Reincorporation does not qualify as a reorganization, then a U.S. Holder that exchanges its Lakeshore securities for PubCo securities will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the PubCo Common Stock and PubCo Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the LBBB Ordinary Shares and LBBB Warrants exchanged.
Additionally, the Reincorporation may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences”) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s shares of LBBB Ordinary Shares after the Reincorporation.
For a more detailed discussion of certain U.S. federal income tax consequences of the Reincorporation and the Business Combination, see “Material U.S. Federal Income Tax Consequences” in this proxy statement/consent solicitation statement/prospectus. Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Reincorporation or Business Combination.
Questions and Answers About the Extraordinary General Meeting
Q:
What is being voted on at the Extraordinary General Meeting?

A:
Below are the Proposals that Lakeshore’s shareholders are being asked to vote on:

•
The Reincorporation Proposal to approve the Reincorporation;

•
The Charter Proposals to approve the material differences between PubCo’s Proposed Charter and Lakeshore’s amended and restated memorandum and articles of association;

•
The Merger Proposal to approve the Merger;

•
The Nasdaq Proposal to approve by ordinary resolution (i) for purposes of complying with Nasdaq Listing Rule 5635(a) and (b), the issuance of more than 20% of the issued and outstanding LBBB Ordinary Shares and the resulting change in control in connection with the Merger;

•
The Director Election Proposal to approve the appointment of PubCo’s Board of Directors effective as of the closing of the Business Combination in accordance with the Merger Agreement;

•
The Incentive Plan Proposal to approve PubCo’s Incentive Plan; and

•
The Adjournment Proposal to approve the adjournment of the Extraordinary General Meeting if it is determined by the officer presiding over the Extraordinary General Meeting that more time is necessary for Lakeshore to consummate the Business Combination and the other transactions contemplated by the Merger Agreement.

Approval of each of the Reincorporation Proposal and the Charter Proposals will require a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. Approval of each of the Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. As of the record date, [   ] shares held by our initial shareholders including the Sponsor and our officers and directors, or approximately [   ]% of the outstanding LBBB Ordinary Shares, intend to vote in favor of each of the Proposals.
Q:
When and where is the Extraordinary General Meeting?

A:
The Extraordinary General Meeting will take place at 667 Madison Avenue, New York, NY 10065 on [   ], 2023 at [   ].m. Eastern Time, and virtually by means of a teleconference by visiting https://www.cstproxy.com/[   ].

Q:
Who may vote at the Extraordinary General Meeting?

A:
Only holders of record of LBBB Ordinary Shares as of the close of business on [   ], 2023, the record date, may vote at the Extraordinary General Meeting. As of the record date, there were [   ] LBBB Ordinary Shares outstanding and entitled to vote. Please see “The Extraordinary General Meeting — Record Date; Who is Entitled to Vote” for further information.

Q:
What is the quorum requirement for the Extraordinary General Meeting?

A:
Lakeshore shareholders representing a majority of the shares of capital stock issued and outstanding as of the record date and entitled to vote at the Extraordinary General Meeting must be present in person or virtually or represented by proxy in order to hold the Extraordinary General Meeting and conduct business. This is called a quorum. LBBB Ordinary Shares will be counted for purposes of determining the existence of a quorum if the shareholder (i) is present in person or virtually and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, the Extraordinary General Meeting will be adjourned to the next business day at the same time and place or to such other time and place as the directors may determine.

Q:
What vote is required to approve the Proposals?

A:
Approval of each of the Reincorporation Proposal and the Charter Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. Approval of each of the Merger

Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. Under Cayman Islands law, abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and accordingly will have no effect on any of the Proposals.
Q:
How will the initial shareholders vote?

A:
Lakeshore’s initial shareholder, including the Sponsor and our officers and directors, who as of the record date, owned [   ] LBBB Ordinary Shares, or approximately [   ]% of the issued and outstanding LBBB Ordinary Shares, have agreed to vote their respective ordinary shares acquired by them prior to the IPO, any shares they purchase in the open market in or after the IPO, in favor of the Reincorporation Proposal and Merger Proposal and intend to vote such shares in favor of other Proposals.

Q:
What do I need to do now?

A:
We urge you to read carefully and consider the information contained in this proxy statement/ prospectus, including the annexes, and consider how the Business Combination will affect you as a Lakeshore shareholder. You should vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:
Do I need to attend the Extraordinary General Meeting to vote my shares?

A:
No.   You are invited to attend the Extraordinary General Meeting to vote on the Proposals described in this proxy statement/prospectus in person or through the virtual meeting platform. Due to the COVID-19 pandemic, however, we are encouraging our shareholders to attend the Extraordinary General Meeting virtually by means of a teleconference. However, you do not need to attend the Extraordinary General Meeting to vote your LBBB Ordinary Shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card in the pre-addressed postage paid envelope. Your vote is important. We encourage you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q:
Am I required to vote against the Reincorporation and the Merger Proposal in order to have my LBBB Ordinary Shares redeemed?

A:
No.   You are not required to vote against the Reincorporation Proposal and the Merger Proposal, nor do you have to be a holder of LBBB Ordinary Shares as of the record date, in order to have the right to demand that Lakeshore redeem your LBBB Ordinary Shares for cash equal to your pro rata share of the aggregate amount then on deposit in the Trust Account (including interest earned on your pro rata portion of the Trust Account, net of taxes payable). These redemption rights in respect of the LBBB Ordinary Shares are sometimes referred to herein as “redemption rights.” If the Business Combination is not completed, holders of LBBB Ordinary Shares electing to exercise their redemption rights will not be entitled to receive such payments and their LBBB Ordinary Shares will be returned to them.

Q:
How do LBBB shareholders exercise their redemption rights?

A:
If you are a public shareholder and you seek to have your shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern Time on [ ], 2023 (two business days before the Extraordinary General Meeting), that Lakeshore redeem your shares for cash, and (ii) submit your request in writing to Lakeshore’s transfer agent, at the address listed at the end of this section and deliver your shares to Lakeshore’s transfer agent (physically, or electronically using the DWAC (Deposit/Withdrawal At Custodian) system) at least two business days prior to the vote at the Extraordinary General Meeting.

Any corrected or changed written demand of redemption rights must be received by Lakeshore’s transfer agent two business days prior to the Extraordinary General Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the transfer agent at least two business days prior to the vote at the Extraordinary General Meeting.
Public shareholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of LBBB Ordinary Shares as of the record date. Lakeshore is requiring public shareholders who wish to redeem their LBBB Ordinary Shares for a pro rata share of the aggregate amount then on deposit in the Trust Account at the consummation of the Business Combination, less any taxes then due but not yet paid, to either tender their certificates to Lakeshore’s transfer agent or deliver their shares to the transfer agent electronically using DTC’s DWAC System on or before [   ], 2023 (two business days before the Extraordinary General Meeting). In order to obtain a physical certificate, a shareholder’s broker and/or clearing broker, DTC and Lakeshore’s transfer agent will need to act to facilitate this request. It is Lakeshore’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Lakeshore does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical share certificate. While Lakeshore has been advised that it takes a short time to deliver shares through the DWAC System, Lakeshore cannot assure you of this fact. Accordingly, if it takes longer than Lakeshore anticipates for shareholders to deliver their shares, shareholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their LBBB Ordinary Shares.
If you have questions regarding the certification of your position or delivery of your shares, please contact:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, NY 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com
Q:
If I am a holder of warrants, can I exercise redemption rights with respect to my warrants?

A:
No.   Holders of LBBB Warrants will not have redemption rights with respect to such warrants and all warrants will remain outstanding regardless of the number of redemptions. The aggregate fair value of PubCo Warrants that can be retained by redeeming shareholders is approximately $[   ]. The actual market price of the warrants may be higher or lower on the date that warrant holders seek to sell such warrants. Additionally, PubCo cannot assure the holders of PubCo Warrants that they will be able to sell their warrants in the open market as there may not be sufficient liquidity in such securities when warrant holders wish to sell their warrants. Further, while the level of redemptions of public shares will not directly change the value of the warrants because the warrants will remain outstanding regardless of the level of redemptions, as redemptions of public shares increase, the warrant holders who exercises such warrants will ultimately own a greater interest in PubCo because there would be fewer shares outstanding overall. See “Risk Factors — Sales of a substantial number of shares of PubCo’s securities in the public market could cause the price of its securities to fall.”

Q:
How can I vote?

A:
If you were a holder of record of LBBB Ordinary Shares on [   ], 2023, the record date for the Extraordinary General Meeting, you may vote by attending the Extraordinary General Meeting and voting in person or through the virtual meeting platform, or by submitting a proxy by mail so that it is received prior to [   ] a.m., Eastern Time, on [   ], 2023, in accordance with the instructions provided to you under “The Extraordinary General Meeting.” If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee. You should contact your broker, bank or nominee in advance to ensure that votes related to the shares you beneficially own will be properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares. Your broker or bank or other nominee may provide you with a form of voting instruction card (including any telephone or Internet voting instructions) for this purpose. Alternatively, if you wish to attend the Extraordinary General Meeting and vote in person or through the virtual meeting platform, you must obtain a proxy from your broker, bank or nominee.
Q:
If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:
No.   Under applicable rules, your broker, bank or nominee cannot vote your LBBB Ordinary Shares with respect to non-discretionary matters unless you provide instructions on how to vote your shares in accordance with the procedures communicated to you by your broker, bank or nominee. Lakeshore believes the Proposals are non-discretionary and, therefore, your broker, bank or nominee cannot vote your LBBB Ordinary Shares without your voting instructions. If you do not provide instructions with your proxy, your bank, broker or other nominee may submit a proxy card expressly indicating that it is NOT voting your LBBB Ordinary Shares; this indication that a bank, broker or nominee is not voting your LBBB Ordinary Shares is referred to as a “broker non-vote.” Under Cayman Islands law, broker non-votes will be considered present for the purposes of establishing a quorum but will have no effect on any of the Proposals. Because your bank, broker or other nominee can vote your LBBB Ordinary Shares only if you provide voting instructions, it is important that you instruct your broker how to vote.

Q:
What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:
Lakeshore will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the Extraordinary General Meeting. For purposes of approval under Cayman Islands law, an abstention on any Proposal will have no effect on such Proposal.

If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary General Meeting in person or virtually, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting and, if a quorum is present, will have no effect on any of the Proposals.
Q:
May I seek statutory dissenter rights with respect to my LBBB shares?

A:
No.   Dissenter rights are not available to holders of LBBB Ordinary Shares under the Companies Law or under the governing documents of Lakeshore in connection with the Proposals.

Q:
What happens if I sell my LBBB Ordinary Shares before the Extraordinary General Meeting?

A:
The record date for the Extraordinary General Meeting is earlier than the date that the Business Combination is expected to be consummated. If you transfer your LBBB Ordinary Shares after the record date, but before the Extraordinary General Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Extraordinary General Meeting. However, you would not be entitled to receive any shares of PubCo Common Stock following the consummation of the Business Combination because only Lakeshore shareholders at the time of the consummation of the Business Combination will be entitled to receive PubCo Common Stock in connection with the Business Combination. In addition, you will not be entitled to exercise redemption rights.

Q:
Can I change my vote after I have mailed my proxy card?

A:
Yes.   You may change your vote at any time before your proxy is voted at the Extraordinary General Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the Extraordinary General Meeting and casting your vote in person or through the virtual meeting platform or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the Extraordinary General Meeting. If you hold your LBBB Ordinary Shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to our proxy solicitor, Morrow Sodali LLC, at 333 Ludlow Street, 5th Floor, South Tower, Stamford CT 06902, Toll-Free (800) 662-5200 or (203) 658-9400, Email: LBBB.info@investor.morrowsodali.com.
Q:
Should I send in my share certificates now?

A:
Shareholders who do not elect to have their shares redeemed for a pro rata share of the Trust Account need not submit their certificates at this time. If you intend to have your shares redeemed, you should send your certificates or tender your shares electronically no later than two business days before the Extraordinary General Meeting. Please see “The Extraordinary General Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your ordinary shares for cash.

Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
In the event that a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) elects to redeem its LBBB Ordinary Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the LBBB Ordinary Shares under Section 302 of the Internal Revenue Code of 1986, as amended (the “Code”), or is treated as a distribution under Section 301 of the Code and whether Lakeshore would be characterized as a passive foreign investment company (“PFIC”).

Additionally, because the Reincorporation will occur prior to the redemption by U.S. Holders that exercise redemption rights with respect to LBBB Ordinary Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of section 367(b) of the Code and the PFIC rules. The tax consequences of the exercise of redemption rights, including pursuant to Section 367(b) of the Code and the PFIC rules, are discussed more fully below under “Material U.S. Federal Income Tax Consequences.” All holders of LBBB Ordinary Shares considering exercising their redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.
Q:
Will U.S. Holders of Nature’s Miracle common stock be subject to U.S. federal income tax on the PubCo Common Stock or PubCo Warrants received in the Merger?

A. As discussed more fully under “Material U.S. Federal Income Tax Consequences,” it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a). Nature’s Miracle’s obligation to effect the Merger is conditioned on its receipt of an opinion from its tax counsel, [•], to that effect. The opinion will be based on certain assumptions and representations as to factual matters from Nature’s Miracle, Lakeshore, PubCo and Merger Sub, as well as certain covenants by those parties. In addition, the opinion is based on current law and cannot be relied upon if current law changes with retroactive effect. The opinion of counsel is not binding upon the Internal Revenue Service (the “IRS”) or the courts, and there can be no assurance that the IRS or a court will not take a contrary position. Nature’s Miracle and Lakeshore do not intend to request a ruling from the IRS regarding any aspects of the U.S. federal income tax consequences of the Merger. Subject to the qualifications and limitations set forth in “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Nature’s Miracle Securities,” if the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, U.S. Holders of Nature’s Miracle common stock will generally not recognize any gain or loss as a result of the Merger. For more information on the material U.S. federal income tax consequences of the Merger to U.S. Holders of Nature’s Miracle common stock, see “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Nature’s Miracle Securities” in this proxy statement/ prospectus. Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Business Combination.

Q:
Who can help answer my questions?

A:
If you have questions about the Proposals or if you need additional copies of this proxy statement/ prospectus or the enclosed proxy card you should contact Lakeshore’s proxy solicitor at:

[Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower, Stamford CT 06902
Toll-Free (800) 662-5200 or (203) 658-9400
Email: LBBB.info@investor.morrowsodali.com]
You may also obtain additional information about Lakeshore from documents filed with the SEC by following the instructions in “Where You Can Find More Information.”

DELIVERY OF DOCUMENTS TO LAKESHORE’S SHAREHOLDERS
Pursuant to the rules of the SEC, Lakeshore and vendors that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of this proxy statement/prospectus, unless Lakeshore has received contrary instructions from one or more of such shareholders. Upon written or oral request, Lakeshore will deliver a separate copy of this proxy statement/prospectus to any shareholder at a shared address to which a single copy of this proxy statement/ prospectus was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement/prospectus may likewise request that Lakeshore deliver single copies of this proxy statement/prospectus in the future. Shareholders may notify Lakeshore of their requests by contacting our proxy solicitor as follows:
[Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower, Stamford CT 06902
Toll-Free (800) 662-5200 or (203) 658-9400
Email: LBBB.info@investor.morrowsodali.com]

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement/prospectus, including the Merger Agreement and the Plan of Merger attached as Annex A, the PubCo’s Amended and Restated Certificate of Incorporation attached as Annex C and the Incentive Plan attached as Annex E. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights in the Business Combination.
Unless otherwise specified, all share calculations assume no exercise of the redemption rights by Lakeshore’s shareholders.
The Parties to the Business Combination
Lakeshore Acquisition II Corp.
Lakeshore was incorporated in the Cayman Islands on February 19, 2021 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Lakeshore’s efforts to identify a prospective target business is not limited to any particular industry or geographic region except that according to the Company’s amended and restated memorandum and articles of association, Lakeshore will not effectuate its initial Business Combination with a company that is headquartered in the People’s Republic of China (“China”), the Hong Kong Special Administrative Region of China (“Hong Kong”) or the Macau Special Administrative Region of China (“Macau”) or conducts a majority of its operations in China, Hong Kong or Macau.
On February 19, 2021, an aggregate of 1,437,500 LBBB Ordinary Shares were issued to the Sponsor and the directors at a price of approximately $0.017 per share for an aggregate amount of $25,000. In connection with the increase in the size of the IPO, on December 20, 2021, Lakeshore declared a 20% share dividend on each insider share thereby increasing the number of issued and outstanding insider shares to 1,725,000 so as to maintain the number of insider shares at 20% of the outstanding LBBB Ordinary Shares upon the consummation of the IPO, resulting in an effective purchase price per insider share after the share dividend of approximately $0.014.
On March 11, 2022, Lakeshore consummated the IPO of 6,900,000 Lakeshore Units, which includes the full exercise of the over-allotment option by the underwriter in the IPO, at a price of $10.00 per Lakeshore Unit, generating gross proceeds of $69,000,000.
Simultaneously with the closing of the IPO, Lakeshore consummated a private placement with the Sponsor of 351,500 units (the “Private Units”) at a price of $10.00 per Private Unit, generating total proceeds of $3,515,000. Lakeshore’s initial shareholders, officers and directors will not have redemption rights with respect to any LBBB Ordinary Shares owned by them, directly or indirectly, whether acquired prior to the IPO, in the IPO or in the open market.
Upon the consummation of the IPO and the underwriters’ full exercise of the over-allotment option, and associated private placement, $70,035,000 of cash was placed in the Trust Account. This amount equals 6,900,000 LBBB Ordinary Shares subject to possible redemption multiplied by redemption value at the time of the IPO of $10.15 per share. None of the funds held in Trust Account will be released, other than interest income to pay any tax obligations, until the earlier of (i) the consummation of Lakeshore’s initial business combination and (ii) Lakeshore’s failure to consummate a business combination by March 11, 2023.
Lakeshore Units, LBBB Ordinary Shares, LBBB Rights and LBBB Warrants are each quoted on Nasdaq, under the symbols “LBBBU,” “LBBB,” “LBBBR” and “LBBBW,” respectively. Lakeshore Units commenced trading on Nasdaq on March 9, 2022, and LBBB Ordinary Shares, LBBB Rights and LBBB Warrants commenced separate trading on Nasdaq on April 14, 2022.
Nature’s Miracle, Inc.
Nature’s Miracle was incorporated under Delaware law on March 31, 2022 under the name “Nature’s Miracle, Inc.” Nature’s Miracle is a growing agriculture technology company providing services to growers in controlled environment agriculture industry (“CEA”) setting in North America. Nature’s Miracle provides hardware to operate various indoor growing settings, including greenhouse and indoor growing spaces. Through its two wholly-owned subsidiaries, Visiontech Group Inc. (“Visiontech”) and Hydroman, Inc. (“Hydroman”), it provides grow lights as well as other hydroponic products to indoor growers in North America. It is also setting up a manufacturing facility of grow lights in Manitoba, Canada and may set up additional manufacturing and assembly facilities in North America.
Nature’s Miracle’s principal executive offices are located at 4695 MacArthur Court, Suite 1105, Newport Beach, CA 92660, USA, and Nature’s Miracle’s telephone number is (949) 798-6260.
LBBB Merger Corp.
LBBB Merger Corp., or PubCo, was incorporated under Delaware law on August 1, 2022, as a wholly-owned subsidiary of Lakeshore for the purpose of effecting the Business Combination and to serve as the publicly traded parent company of Nature’s Miracle following the Business Combination.
LBBB Merger Sub Inc.
LBBB Merger Sub Inc., or Merger Sub, was incorporated under Delaware law on August 1, 2022, as a wholly-owned subsidiary of PubCo for the purpose of effecting the Business Combination and to serve as the vehicle for, and be subsumed by, Nature’s Miracle pursuant to the Merger.
The Business Combination and the Merger Agreement
The Merger Agreement was entered into by and among Lakeshore, PubCo, Merger Sub, Nature’s Miracle and certain other parties on September 9, 2022. Pursuant to the terms of the Merger Agreement, the Business Combination will be completed through a two-step process consisting of the Reincorporation and the Merger.
The Reincorporation
Lakeshore will reincorporate to Delaware by merging with and into the PubCo, a Delaware corporation and wholly-owned subsidiary of Lakeshore. The separate corporate existence of Lakeshore will cease and PubCo will continue as the surviving corporation and the public entity. At the closing of the Reincorporation, which will occur immediately prior to the Merger, Lakeshore’s outstanding securities will be converted into equivalent securities of PubCo, as follows:
•
each LBBB Unit will be automatically separated into its constituent securities, with each constituent security being automatically converted into a security of PubCo as described in the preceding bullet points;

•
each LBBB Ordinary Share outstanding immediately prior to the Reincorporation (other than any redeemed shares) will be converted automatically into one share of PubCo Common Stock;

•
each LBBB Right outstanding immediately prior to the Reincorporation will be converted automatically into one-tenth of one share of PubCo Common Stock; and

•
each LBBB Warrant outstanding immediately prior to the Reincorporation will be converted automatically into one PubCo Warrant.

Upon the closing of the Reincorporation, assuming none of Lakeshore’s existing public shareholders exercise their redemption rights as discussed herein, [      ] shares of PubCo Common Stock will be issued to Lakeshore shareholders, and [      ] PubCo Warrants will be issued to Lakeshore warrant holders.
The Merger
Immediately after the Reincorporation, Nature’s Miracle will merge with Merger Sub, with Nature’s Miracle surviving and PubCo acquiring 100% of the equity securities of Nature’s Miracle. In exchange for their equity securities, the Nature’s Miracle stockholders will receive an aggregate number of shares of PubCo Common Stock (the “Merger Consideration”) with an aggregate value equal to: (a) two hundred thirty million U.S. dollars ($230,000,000), minus (b) any Closing Net Indebtedness (as defined in the Merger Agreement). The Closing Net Indebtedness as of [           ], 2023 was $[     ], which may be higher or lower than the actual Closing Net Indebtedness immediately after the Closing.
The Merger Consideration otherwise payable to Nature’s Miracle stockholders is subject to the withholding of a number of shares of PubCo Common Stock equal to three percent (3.0%) of the Merger Consideration to be placed in escrow for post-closing adjustments (if any) to the Merger Consideration, in accordance with the terms of the Merger Agreement following the Closing.
Post-Business Combination Ownership and Impact on the Public Float
It is anticipated that, immediately after consummation of the Business Combination, Lakeshore’s shareholders, including the initial shareholders, will own [  ]% of the issued PubCo Common Stock, and Nature’s Miracle’s stockholders will own [  ]% of the issued PubCo Common Stock on a fully diluted basis. These relative percentages assume that (i) none of Lakeshore’s existing public shareholders exercise their redemption rights as discussed herein and (ii) no PubCo Warrants are exercised.
Assuming that (i) Lakeshore’s existing shareholders redeem [     ] LBBB Ordinary Shares and (ii) no PubCo Warrants are exercised, Lakeshore’s shareholders, including the initial shareholders, will own [  ]% of the issued PubCo Common Stock, and Nature’s Miracle’s stockholders will own [  ]% of the issued PubCo Common Stock immediately after consummation of the Business Combination. See “Unaudited Pro Forma Condensed Financial Information” for additional information.
Assuming that (i) Lakeshore’s existing shareholders redeem [     ] LBBB Ordinary Shares, and (ii) the exercise of all Public Warrants, the Sponsor and its affiliates will own [  ]% of the issued PubCo Common Stock, Lakeshore’s public shareholders will own [  ]% of the issued PubCo Common Stock, and Nature’s Miracle’s stockholders will own [  ]% of the issued PubCo Common Stock immediately after consummation of the Business Combination.
If the actual facts are different than these assumptions, the percentage ownership retained by our public shareholders following the business combination will be different. If any of Lakeshore’s existing public shareholders exercise their redemption rights, the anticipated percentage ownership of Lakeshore’s existing shareholders will be reduced. The PubCo Warrants will become exercisable 30 days following the completion of the Business Combination and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.
For more information about the Business Combination, please see “Proposal No. 1 The Reincorporation Proposal” and “Proposal No. 3 The Merger Proposal.” A copy of the Merger Agreement and the Plan of Merger is attached to this proxy statement/prospectus as Annex A.
Board of Directors Following the Business Combination
Effective as of the closing of the Business Combination, the board of directors of PubCo will consist of seven directors, with the identity of six of those individuals and allocation of all individuals among the staggered tiers of the post-business combination company’s board of directors (and the appointment of such persons to committees of the board) to be determined by Nature’s Miracle’s current board of directors, and the remaining individual to be appointed by the Sponsor, subject to Nature’s Miracle’s approval (which approval will not be unreasonably withheld). A majority of the directors will qualify as independent directors under Nasdaq rules. If the nominees identified in this proxy statement/prospectus are elected, Wei (Gavin) Yang, Wei Deng, and Charles Jourdan Hausman will be Class I directors serving until PubCo’s 2023 annual meeting of stockholders; Zhiyi (Jonathan) Zhang and [ ] will be Class II directors serving until PubCo’s 2024 annual meeting of stockholders; Tie (James) Li and [ ] will be Class III directors serving until PubCo’s 2025 annual meeting of stockholders, and in each case, until their successors are elected and qualified. See “PubCo’s Directors and Executive Officers after the Business Combination” for additional information.
Other Agreements Relating to the Business Combination
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement but does not purport to describe all of the terms thereof.

Escrow Agreement
Pursuant to the Merger Agreement, PubCo, Tie (James) Li, as the representative of the Nature’s Miracle stockholders, and an escrow agent will enter into an Escrow Agreement pursuant to which PubCo will deposit a number of shares of PubCo Common Stock equal to three percent (3.0%) of the Merger Consideration in escrow for post-closing adjustments (if any) to the Merger Consideration as contemplated under the Merger Agreement.
Purchaser Support Agreement
In connection with their entry into the Merger Agreement, Lakeshore and Nature’s Miracle entered into the Purchaser Support Agreement, dated as of September 9, 2022 (the “Purchaser Support Agreement”), with the initial shareholders of Lakeshore (the “Supporters”), pursuant to which the Supporters agreed (i) to vote LBBB Ordinary Shares held by them in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereunder, (ii) to not transfer, during the term of the Purchaser Support Agreement, any Lakeshore Common Stock owned by them, and (iii) to not transfer any Lakeshore Common Stock held by them in accordance with the lock-up provisions set forth in Lakeshore’s final prospectus filed with the U.S. Securities and Exchange Commission on March 8, 2022.
Voting and Support Agreement
In connection with their entry into the Merger Agreement, Lakeshore and Nature’s Miracle entered into a Voting and Support Agreement, dated as of September 9, 2022 (the “Voting and Support Agreement”), with certain Company Stockholders, pursuant to which such Company Stockholders agreed, among other things, (i) to vote the Company Stock (as defined in the Merger Agreement) held by them in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereunder, (ii) authorize and approve any amendment to the Company’s Organizational Documents (as defined in the Merger Agreement) that is deemed necessary or advisable by Nature’s Miracle for purposes of effecting the transactions contemplated under the Merger Agreement, and (iii) to not transfer, during the term of the Voting and Support Agreement, any Company Stock owned by them, except as permitted under the terms of the Voting and Support Agreement.
Lock-up Agreement
In connection with their entry into the Merger Agreement, Lakeshore and Nature’s Miracle entered into a Lock-Up Agreement (the “Lock-up Agreement”) with certain Company Stockholders whose names appear on the signature pages thereto (such stockholders, the “Company Holders”), pursuant to which each Company Holder agreed that each such holder will not, during the Lock-up Period (as defined below), offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the shares issued in connection with the Merger (the “Lock-up Shares”), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, whether any of these transactions are to be settled by delivery of any such shares, in cash, or otherwise. As used herein, “Lock-Up Period” means the period commencing on the closing date of the Merger and ending on the earlier of: (i) six months after the Closing; and (ii) with respect to Lock-up Shares not held by a Significant Company Stockholder (as defined in the Merger Agreement) only, if the volume weighted average price of the Lakeshore Common Stock equals or exceeds $12.50 per share for any 20 trading days within any 30 consecutive trading days beginning 90 days after the Closing.
Non-Competition and Non-Solicitation Agreement
At Closing, Lakeshore, Nature’s Miracle and each of Tie (James) Li, Zhiyi (Jonathan) Zhang and Wei (Gavin) Yang (the “Key Management Members”) will enter into non-competition and non-solicitation agreements (the “Non-Competition and Non-Solicitation Agreements”), pursuant to which the Key Management Members and their affiliates will agree not to compete with Lakeshore during the two-year period following the Closing and, during such two-year restricted period, not to solicit employees or customers or clients of such entities. The agreements also contain customary non-disparagement and confidentiality provisions.

Voting Agreement
At Closing, Lakeshore and certain Company Stockholders will enter into a voting agreement (the “Voting Agreement”), pursuant to which, among other things, the Sponsor will be granted a right to nominate a director to the post-business combination board of directors.
Registration Rights Agreement
At Closing, Lakeshore, the Supporters and certain Company Stockholders (collectively, the “Subject Parties”) will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, Lakeshore will be obligated to file a registration statement to register the resale of certain securities of Lakeshore held by the Subject Parties. The Registration Rights Agreement will also provide the Subject Parties with “piggy-back” registration rights, subject to certain requirements and customary conditions.
Employment Agreement with Tie “James” Li
In connection with entry into the Merger Agreement, Lakeshore and Tie “James” Li entered into an Employment Agreement, dated as of September 9, 2022 (the “Employment Agreement”), subject to and effective upon closing of the business combination. Pursuant to the Employment Agreement, Lakeshore agreed to employ Mr. Li as Chief Executive Officer of the post-business combination company. The term of employment is a period of five years, with automatic one-year extensions unless either party gives the other party one-month prior written notice. The Employment Agreement provides for payment of $300,000 per annum in cash compensation and Mr. Li will be eligible to participate in the 2022 Equity Incentive Plan or any other future incentive plan of the post-business combination company, as well as any standard employee benefit plan of the post-business combination company, including, any retirement plan, life insurance plan, health insurance plan and travel/holiday plan. Lakeshore may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, or engages or in any manner participates in any activity which is competitive with or intentionally injurious to the post-business combination company, or any of its affiliates or subsidiaries. Mr. Li may resign at any time with one-month prior written notice. Mr. Li has agreed to hold, both during and after the Employment Agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information.
Redemption Rights
Pursuant to Lakeshore’s amended and restated memorandum and articles of association, Lakeshore’s public shareholders may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding public shares. As of [           ], 2023, this would have amounted to approximately $[      ] per share.
You will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(x) hold public LBBB Ordinary Shares or (y) hold public LBBB Ordinary Shares through LBBB Units and you elect to separate your LBBB Units into the underlying public LBBB Ordinary Shares, LBBB Rights and public LBBB Warrants prior to exercising your redemption rights with respect to the public LBBB Ordinary Shares; and

(ii)
prior to 5:00 p.m., Eastern Time, on [ ], 2023, (a) submit a written request to the transfer agent that Lakeshore redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through the Depository Trust Company, or DTC.

Holders of outstanding LBBB Units must separate the underlying LBBB Ordinary Shares, LBBB Rights and LBBB Warrants prior to exercising redemption rights with respect to the LBBB Ordinary Shares. If LBBB Units are registered in a holder’s own name, the holder must deliver the certificate for its

LBBB Units to the transfer agent with written instructions to separate the LBBB Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the LBBB Ordinary Shares from the LBBB Units.
If a broker, dealer, commercial bank, trust company or other nominee holds LBBB Units for an individual or entity (such individual or entity, the “beneficial owner”), the beneficial owner must instruct such nominee to separate the beneficial owner’s LBBB Units into their individual component parts. The beneficial owner’s nominee must send written instructions by facsimile to the transfer agent. Such written instructions must include the number of LBBB Units to be separated and the nominee holding such LBBB Units. The beneficial owner’s nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant LBBB Units and a deposit of an equal number of LBBB Ordinary Shares and LBBB Warrants. This must be completed far enough in advance to permit the nominee to exercise the beneficial owner’s redemption rights upon the separation of the LBBB Ordinary Shares from the LBBB Units. While this is typically done electronically the same business day, beneficial owners should allow at least one full business day to accomplish the separation. If beneficial owners fail to cause their LBBB Ordinary Shares to be separated in a timely manner, they will likely not be able to exercise their redemption rights.
Any request for redemption, once made, may be withdrawn at any time up to the closing of the Business Combination. Furthermore, if a shareholder delivered his certificate for redemption and subsequently decided, at any time up the closing of the Business Combination, not to elect redemption, he may simply request that the transfer agent return the certificate (physically or electronically).
If a holder exercises its redemption rights, then such holder will be exchanging its public shares for cash and will no longer own shares of the post-Business Combination company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our Transfer Agent in accordance with the procedures described herein. Please see “The Extraordinary General Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.
A redemption payment will only be made in the event that the proposed Business Combination is consummated. If the proposed Business Combination is not completed for any reason, then public shareholders who exercised their redemption rights would not be entitled to receive the redemption payment. In such case, Lakeshore will promptly return the share certificates to the public shareholder.
The Proposals
At the Extraordinary General Meeting, Lakeshore’s shareholders will be asked to vote on the following:
•
the Reincorporation Proposal;

•
the Charter Proposals;

•
the Merger Proposal;

•
the Nasdaq Proposal;

•
the Director Election Proposal;

•
the Incentive Plan Proposal; and

•
the Adjournment Proposal.

Please see “The Extraordinary General Meeting” on page [ ] for more information on the foregoing Proposals.
Voting Securities, Record Date
As of [           ], 2023, the record date, there were [     ] LBBB Ordinary Shares issued and outstanding. Only Lakeshore’s shareholders who hold LBBB Ordinary Shares of record as of the close of business on the record date are entitled to vote at the Extraordinary General Meeting or any adjournment thereof. Approval of each of the Reincorporation Proposal and the Charter Proposals will require a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting. Approval of each of the Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting.
As of the record date, the initial shareholders collectively owned and were entitled to vote [     ] LBBB Ordinary Shares, or approximately [  ]% of Lakeshore’s issued and outstanding shares. With respect to the Business Combination, the initial shareholders including the Sponsor and our officers and directors, which own approximately [  ]% of Lakeshore’s issued and outstanding shares as of the record date, have agreed pursuant to the Purchaser Support Agreement to vote their LBBB Ordinary Shares in favor of the Reincorporation Proposal, the Merger Proposal, and the other Proposals.
At any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material nonpublic information regarding Lakeshore or its securities, the Sponsor, Lakeshore’s officers and directors, Nature’s Miracle or Nature’s Miracle’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire LBBB Ordinary Shares or vote their shares in favor of the business combination proposal or not elect to convert their shares into a pro rata portion of the Trust Account. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the shares entitled to vote at the Extraordinary General Meeting to approve the business combination proposal vote in its favor and that the conditions to the closing of the Business Combination (such as the condition that PubCo Common Stock be listed on the Nasdaq) otherwise will be met, where it appears that such requirements or conditions would otherwise not be met, and to maximize the net proceeds available to PubCo from the Trust Account following the consummation of the Business Combination. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by Lakeshore initial shareholders for nominal value.
Entering into any such arrangements may have a depressive effect on Lakeshore’s ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Extraordinary General Meeting.
No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Lakeshore will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Anticipated Accounting Treatment
The Business Combination will be accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under this method of accounting, Lakeshore will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, Nature’s Miracle’s stockholders are expected to have [ ]% of the voting power of the combined company, Nature’s Miracle will comprise all of the ongoing operations of the combined entity, Nature’s Miracle will comprise a majority of the governing body of the combined company, and Nature’s Miracle’s senior management will comprise all of the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Nature’s Miracle issuing shares for the net assets of Lakeshore, accompanied by a recapitalization. The net assets of Lakeshore will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of Nature’s Miracle.
Regulatory Approvals
The Reincorporation, the Merger and the other transactions contemplated by the Merger Agreement are not subject to any additional material U.S. federal or state regulatory requirements or approvals, or any material regulatory requirements or approvals under the laws of the Cayman Islands.
Dissenter Rights
Dissenter rights are not available to holders of LBBB Ordinary Shares under the Companies Law or under the governing documents of Lakeshore in connection with the Proposals.
Interests of Certain Persons in the Business Combination
Certain of Lakeshore’s directors and executive officers may be deemed to have interests in the transactions contemplated by the Merger Agreement that are different from, or in addition to, those of Lakeshore’s shareholders generally. These interests may present these individuals with certain potential conflicts of interest. Our independent directors reviewed and considered these interests during their evaluation and negotiation of the Business Combination and in unanimously approving, as members of the Lakeshore Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination (as described in the section entitled “Proposal No. 3 — The Merger Proposal — Lakeshore’s Board of Director’s Reasons for Approving the Business Combination” beginning on page [  ]). The Board concluded that the potential benefits that it expected Lakeshore and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination.
Although none of the directors or officers of LBBB, or LBBB’s Sponsor, have an interest in Nature’s Miracle, when Lakeshore shareholders consider the recommendation of Lakeshore’s board of directors in favor of adoption of the Reincorporation Proposal, the Merger Proposal and the other related Proposals, they should keep in mind that Lakeshore’s directors and officers have the following interests in the Business Combination that are different from, or in addition to, their interests as shareholders:
•
If the proposed Business Combination is not completed by March 11, 2023 (or until June 11, 2023 as applicable, unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association), Lakeshore will be required to dissolve and liquidate. In such event, 1,725,000 LBBB Ordinary Shares held by the initial shareholders which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless because the initial shareholders and the Sponsor have agreed to waive their rights to any liquidation distributions. Such shares had an aggregate market value of approximately $[      ] based on the closing price of LBBB Ordinary Shares of $[      ] on Nasdaq as of [      ], 2023.

•
If the proposed Business Combination is not completed by March 11, 2023 (or until June 11, 2023 as applicable, unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association), 351,500 Private Units purchased by the Sponsor for a total purchase price of $3,515,000, will be worthless because the Sponsor has agreed to waive its rights to any liquidation distributions. Such Private Units had an aggregate market value of approximately $[      ] closing price of LBBB Units of $[      ] on Nasdaq as of [           ], 2023.

•
If the proposed Business Combination is not completed by March 11, 2023 (or until June 11, 2023 as applicable, unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association), the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Lakeshore for services rendered or contracted for or products sold to Lakeshore. If Lakeshore consummates a business combination, on the other hand, PubCo will be liable for all such claims.

•
The Sponsor and Lakeshore’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Lakeshore’s behalf, such as identifying and investigating possible business targets and business combinations. However, if the proposed Business Combination is not completed by March 11, 2023 (or until June 11, 2023 as applicable, unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association), they will not have any claim against the Trust Account for reimbursement. Accordingly, Lakeshore may not be able to reimburse these expenses if the Business Combination or another business combination is not completed within the allotted time period. As of the record date, the Sponsor and Lakeshore’s officers and directors and their affiliates had incurred approximately $[      ] of unpaid reimbursable expenses.

•
The Merger Agreement provides for the continued indemnification of Lakeshore’s current directors and officers and the continuation of directors and officers liability insurance covering Lakeshore’s current directors and officers.

•
Lakeshore’s officers and directors (or their affiliates) may make loans from time to time to Lakeshore to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Lakeshore outside of the Trust Account.

•
The initial shareholders will benefit from the completion of a Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate.

•
Given the differential in purchase price that the initial shareholders paid for the founder shares as compared to the price of the LBBB Units sold in the IPO and the substantial number of shares of PubCo Common Stock that will be issued in connection with the Business Combination, the initial shareholders may realize a positive rate of return on such investments even if the public shareholders experience a negative rate of return following the Business Combination.

Because of the existence of these interests, the exercise of Lakeshore’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our shareholders’ best interest. In addition to the foregoing, Lakeshore’s amended and restated memorandum and articles of association excludes the corporate opportunity doctrine, and any other analogous doctrine, from applying to directors and officers of Lakeshore unless such corporate opportunity is offered to a director or officer solely in his or her capacity as a director or officer of Lakeshore and such opportunity is one Lakeshore is legally and contractually permitted to undertake and would otherwise be reasonable for Lakeshore to pursue. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in Lakeshore’s amended and restated memorandum and articles of association did not impact its search for an acquisition target and Lakeshore was not prevented from reviewing any opportunities as a result of such waiver. For example, Lakeshore’s Sponsor and certain members of Lakeshore’s management team and board of directors are on the board of directors and management team of Lakeshore Acquisition II Corp., a special purpose acquisition company that is currently in the process of searching for an acquisition target. Because of the pre- existing duty to Lakeshore, which took priority over the duties owed to Lakeshore Acquisition II Corp., there were no related interests or conflicting duties with respect to Lakeshore’s search for an acquisition target.
In addition, the Nature’s Miracle stockholders should be aware that aside from their interests as stockholders, Nature’s Miracle’s officers and members of Nature’s Miracle’s board of directors have interests in the Business Combination that are different from, or in addition to, those of other Nature’s Miracle stockholders generally. Nature’s Miracle stockholders should take these interests into account in evaluating the Business Combination. These interests include, among other things:
•
The current management team of Nature’s Miracle, including Tie (James) Li, Zhiyi (Jonathan) Zhang, Wei (Gavin) Yang, and Varto Levon Doudakian, who currently serve as Nature’s Miracle’s Chairman and CEO and interim CFO, President, VP, and VP, respectively, will serve as PubCo’s

Chairman and CEO and interim CFO, President, VP, and VP, respectively, following the consummation of the Business Combination, and certain current directors of Nature’s Miracle, will continue as directors of PubCo (assuming that the Director Election Proposal is approved as described in this proxy statement/prospectus). All members of the current management team of Nature’s Miracle will enter into an employment agreement with PubCo providing for increased compensation to him, including a base salary, and performance and discretionary bonuses, the amounts of which are to be decided, as more fully described in “Executive Officer and Director Compensation” below. Additionally, Tie (James) Li, Zhiyi (Jonathan) Zhang, Wei (Gavin) Yang, Wei Deng, and Charles Jourdan Hausman, directors of Nature’s Miracle, will continue as directors of PubCo after the closing of the Business Combination (assuming that the Director Election Proposal is approved as described in this proxy statement/prospectus). As such, in the future, these directors will receive any cash fees, stock options or stock awards that PubCo’s board of directors determines to pay to its non-executive directors.
Recommendations of Lakeshore’s Board of Directors to Lakeshore’s Shareholders
After careful consideration of the terms and conditions of the Merger Agreement, Lakeshore’s board of directors has determined that the Business Combination and the transactions contemplated thereby are fair to and in the best interests of Lakeshore and its shareholders and also concluded that Nature’s Miracle’s fair market value was at least 80% of the balance in Lakeshore’s Trust Account (excluding any taxes payable on the income earned on the Trust Account). In reaching its decision with respect to the Reincorporation and the Merger, Lakeshore’s board of directors reviewed various industry and financial data and the due diligence and evaluation materials provided by Nature’s Miracle. Lakeshore’s board of directors did not obtain a fairness opinion on which to base its assessment. Lakeshore’s board of directors recommends that Lakeshore’s shareholders vote:
•
FOR the Reincorporation Proposal;

•
FOR the Charter Proposals;

•
FOR the Merger Proposal;

•
FOR the Nasdaq Proposal;

•
FOR each of the director nominees in the Director Election Proposal;

•
FOR the Incentive Plan Proposal; and

•
FOR the Adjournment Proposal.

Opinion of Newbridge Securities Corporation
Lakeshore’s board of directors retained Newbridge Securities Corporation (“Newbridge”), to act as a financial advisor to the board in connection with the Business Combination to render to the board an opinion as to the fairness to Lakeshore’s shareholders, from a financial point of view, of the consideration to be paid in the Business Combination. On September 8, 2022, Newbridge delivered a written opinion and final supporting analysis presentation to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid in the Business Combination pursuant to the Merger Agreement is fair to Lakeshore’s shareholders from a financial point of view.
The full text of the written opinion, dated September 8, 2022, of Newbridge, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated by reference herein in its entirety.
See “Proposal No. 3 — The Merger Proposal — Opinion of Lakeshore’s Financial Advisor” on page [  ] of this proxy statement/prospectus for more information.
Risk Factors
In evaluating the Business Combination and the Proposals to be considered and voted on at the Extraordinary General Meeting, you should carefully review and consider the risk factors set forth under

“Risk Factors” beginning on page [  ] of this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) Lakeshore’s ability to complete the Business Combination and (ii) the business, cash flows, financial condition and results of operations of PubCo following consummation of the Business Combination.

SELECTED FINANCIAL INFORMATION OF NATURE’S MIRACLE
The following tables show selected historical consolidated financial data of NMI for the periods ended and as of the dates indicated. The selected historical consolidated statements of operations data of NMI for the years ended December 31, 2021 and 2020 and the historical consolidated balance sheet data at December 31, 2021 and 2020 are derived from NMI’s audited consolidated financial statements included elsewhere in this proxy statement. The selected historical consolidated statements of operations data of NMI for the six months ended June 30, 2022 and 2021 and the historical consolidated balance sheet data at June 30, 2022 are derived from NMI’s unaudited interim consolidated financial statements included elsewhere in this proxy statement. In the opinion of NMI’s management, the unaudited interim consolidated financial statements include all adjustments necessary to state fairly NMI’s financial position at June 30, 2022 and the results of operations for the six months ended June 30, 2022.
The financial information contained in this section relates to NMI, prior to and without giving pro forma effect to the impact of the Business Combination. The results reflected in this section may not be indicative of the results of the post-combination company going forward. See “Selected Unaudited Pro Forma Condensed Combined Financial Information.”
The following selected historical consolidated financial information should be read together with the consolidated financial statements and accompanying notes and “NMI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this proxy statement. The selected historical financial information in this section is not intended to replace NMI’s consolidated financial statements and the related notes. NMI’s historical results are not necessarily indicative of the results that may be expected in the future, and NMI’s results for the six months ended June 30, 2022 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2022 or any other period. **Note: The following weighted average shares of common stock outstanding (basic and diluted) reflect the total shares issued and outstanding when NMI executed Share Exchange Agreements on June 1, 2022 with the shareholders of Visiontech Group, Inc. (“Visiontech”, a California Company) and Hydroman, Inc. (“Hydroman”, a California Company), resulting in the shareholders of Visiontech and Hydroman becoming the shareholders of NMI and NMI becoming the 100% shareholder of Visiontech and Hydroman.
Consolidated Statements of Operations Data
	Year Ended December 31,		Six Months Ended June 30,
	2021	2020	2022	2021
Consolidated Statement of Operations Data:
Revenue	$26,571,227	$10,767,246	$14,061,971	$14,745,190
Cost of Revenue	$21,593,223	$9,734,096	$12,665,194	$11,945,557
Gross Profit	$4,978,004	$1,033,150	$1,396,777	$2,799,633
Total operating expenses	$844,645	$384,205	$464,559	$328,842
Income from operations	$4,133,359	$648,945	$932,218	$2,470,791
Other income (expense)
Interest Income (Expense)	$407	$0	$(70,027)	$(6,164)
Other Income	$36,211	$6,707	$34,505	$5780
Income Before Income Taxes	$4,169,977	$655,652	$896,696	$2,470,407
Income Tax Expenses	$1,167,068	$190,676	$257,490	$691,112
Net income	$3,002,909	$464,976	$639,206	$1,779,295
Basic and diluted earning per share	$0.127	$0.020	$0.027	$0.075
Weighted average shares of common stock outstanding – basic and diluted**	23,600,000	23,600,000	23,600,000	23,600,000

Consolidated Balance Sheet Data
	December 31,
	2021	2020	June 30, 2022
Consolidated Balance Sheet Data:
Cash	$1,404,043	$489,851	$807,807
Total current assets	$16,201,396	$10,472,804	$22,447,161
Total assets	$18,688,084	$11,274,960	$28,855,637
Total liabilities	$15,089,488	$10,719,273	$24,247,643
Total stockholders’ equity	$3,598,596	$555,687	$4,742,793

SELECTED HISTORICAL FINANCIAL INFORMATION OF LAKESHORE
The selected historical condensed income statement data for six months ended June 30, 2022 and for the period from February 19, 2021 (inception) to December 31, 2021 and the selected historical condensed balance sheet data as of June 30, 2022 and as of December 31, 2021 have been derived from Lakeshore’s financial statements included elsewhere in this proxy statement/ prospectus.
The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read carefully the following selected information in conjunction with “Lakeshore’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Lakeshore’s historical financial statements and accompanying footnotes, included elsewhere in this proxy statement/ prospectus.
	For The Six Months Ended June 30, 2022	For the period from February 19, 2021 (Inception) to December 31, 2021
Statements of Operations:
Formation, general and administrative expenses	$203,416	$85,388
Loss from operations	(203,416)	(85,388)
Other income
Interest income on marketable securities held in trust account	99,603	—
Net Loss	$(103,813)	$(85,388)
Basic and diluted weighted average shares outstanding
Redeemable ordinary shares – basic and diluted	4,269,613	—
Non-redeemable ordinary shares – basic and diluted	2,044,602	1,500,000
Basic and diluted net loss per share
Redeemable ordinary shares – basic and diluted	$0.93	$—
Non-redeemable ordinary shares – basic and diluted	$(0.99)	$(0.06)
	As of June 30, 2022	As of December 31, 2021
Balance Sheet Data:
Trust Account	$70,134,603	$—
Total assets	70,438,363	289,612
Total liabilities	2,440,000	350,000
Ordinary shares subject to possible redemption	70,134,603	—
Stockholders’ deficit	(2,136,240)	(60,388)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following selected unaudited pro forma condensed combined financial information is derived from the unaudited pro forma condensed combined balance sheet and statements of operations.
The unaudited pro forma condensed combined balance sheet as of June 30, 2022 combines the unaudited condensed historical balance sheet of Lakeshore as of June 30, 2022 with the unaudited historical condensed consolidated balance sheet of Nature’s Miracle as of June 30, 2022, giving effect to the Business Combination as if it had been consummated as of that date.
The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 combines the unaudited condensed historical statement of operations of Lakeshore for the six months ended June 30, 2022 and the audited historical statement of operations of Lakeshore for the period from February 19, 2021 (inception) through December 31, 2021 with the unaudited historical condensed consolidated statement of operations of Nature’s Miracle for the six months ended June 30, 2022 and the audited historical consolidated statement of operations of Nature’s Miracle for the year ended December 31, 2021, giving effect to the Business Combination as if it had occurred as of January 1, 2021.
Notwithstanding the legal form of the Business Combination, the Business Combination will be accounted for as a reverse recapitalization in accordance with US GAAP. Under this method of accounting, Lakeshore will be treated as the acquired company and Nature’s Miracle will be treated as the acquirer for financial statement reporting purposes.
The historical financial information has been adjusted to give pro forma effect to events that relate to material financing transactions consummated after June 30, 2022 through the date hereof. The pro forma adjustments that are directly attributable to the Business Combination are factually supportable and, with respect to the unaudited pro forma condensed combined statement of operations, are expected to have a continuing impact on the results of the combined company.
The unaudited pro forma condensed combined financial information has been prepared assuming two redemption scenarios as following:
•
Assuming No Redemptions: This scenario assumes that no Lakeshore ordinary shares are redeemed and funds held in trust accounts will be fully retained and released to PubCo at closing;

•
Assuming Full Redemptions: This scenario assumes that all of Lakeshore’s 6,900,000 shares of public shares subject to redemption are redeemed at price of approximately $10.16 per share, resulting in an aggregate payment of $70.1 million out of the trust account.

The pro forma outstanding shares of PubCo’s common stock immediately after the Business Combination under two redemption scenarios (which amounts are based on information as of June 30, 2022, as adjusted for events that relate to material financing transactions consummated after such date through the date hereof) is as follows:
	Pro Forma Combined
	Assuming No Redemptions		Assuming Full Redemptions
	Number of Shares	%	Number of Shares	%
Lakeshore public shares	6,900,000	20.6%	—	0.0%
Lakeshore public rights	690,000	2.1%	690,000	2.6%
Lakeshore founder shares, private shares and private rights	2,111,650	6.3%	2,111,650	7.9%
Former Nature’s Miracle shareholders	23,000,000	68.6%	23,000,000	86.3%
Shares issued to underwriter and M&A advisor	836,500	2.5%	836,500	3.1%
Total shares outstanding	33,538,150	100.0%	26,638,150	100.0%

The historical financial information of Lakeshore was derived from the unaudited condensed financial statements of Lakeshore as of and for the six months ended June 30, 2022 and the audited condensed financial statements of Lakeshore as of December 31, 2021 and for the period from February 19, 2021 (inception) through December 31, 2021, which are included elsewhere in this proxy statement/prospectus. The historical financial information of Nature’s Miracle was derived from the unaudited condensed consolidated financial statements of Nature’s Miracle for the six months ended June 30, 2022 and the audited consolidated financial statements of Nature’s Miracle for the year ended December 31, 2021, included elsewhere in this proxy statement/ prospectus.
The information is only a summary and should be read together with Lakeshore’s and Nature’s Miracle’s audited and unaudited financial statements and related notes, “Unaudited Pro Forma Condensed Combined Financial Information,” “Nature’s Miracle’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Lakeshore’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.
The following selected unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination and the related transactions. The selected unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Lakeshore and Nature’s Miracle have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The Business Combination has not been consummated as of the date of the preparation of these pro forma financial statements and there can be no assurances that the merger will be consummated.
See “Risk Factors” for additional discussion of risk factors associated with the pro forma financial statements.
	Assuming No Redemptions	Assuming Full Redemptions
Selected Unaudited Pro Forma Condensed Combined Statement of Financial Position as of June 30, 2022
Total assets	$96,819,000	$31,684,397
Total liabilities	$24,272,643	$29,272,643
Shareholders’ equity attributable to common stockholders	$72,681,156	$2,546,553
Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Six Months Ended June 30, 2022
Total revenue	$14,061,971	$14,061,971
Cost of revenue	$12,665,194	$12,665,194
Total operating expenses	$667,975	$667,975
Operating income	$728,802	$728,802
Net income	$435,790	$210,790
Net income per share-basic and diluted	$0.01	$0.01
Weighted average shares outstanding-basic and diluted	33,341,252	26,441,252
Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Year Ended December 31, 2021
Total revenue	$26,571,227	$26,571,227
Cost of revenue	$21,593,223	$21,593,223
Total operating expenses	$2,925,033	$2,925,033
Operating income	$2,052,971	$2,052,971
Net income	$922,521	$472,521
Net income per share-basic and diluted	$0.03	$0.02
Weighted average shares outstanding-basic and diluted	33,313,150	26,413,150

COMPARATIVE PER SHARE INFORMATION
The following table sets forth the per share data of Lakeshore on a stand-alone basis for the six months ended June 30, 2022 and for the period from February 19, 2021 (inception) through December 31, 2021, of Nature’s Miracle on a stand-alone basis for the six months ended June 30, 2022 and for the year ended December 31, 2021, and on a pro forma combined basis for the six months ended June 30, 2022 and the year ended December 31, 2021 after giving effect to the Business Combination.
The unaudited pro forma combined per share data has been prepared using two different assumptions regarding the number of public shares as to which the Lakeshore public stockholders exercise their redemption rights: (i) assuming no redemption of Lakeshore ordinary shares, which means all the outstanding redeemable public shares will not be redeemed and (ii) assuming full redemption of Lakeshore ordinary shares, which means all the 6,900,000 shares of public shares subject to redemption are redeemed.
The historical financial information has been adjusted to give pro forma effect to events that relate to material financing transactions consummated after June 30, 2022 through the date hereof and pro forma adjustments that are directly attributable to the Business Combination, are factually supportable and, with respect to the unaudited pro forma condensed combined statement of operations, are expected to have a continuing impact on the results of the combined company.
The pro forma book value information as of June 30, 2022 was computed as if the Business Combination had been completed on June 30, 2022. The pro forma earnings information for the six months ended June 30, 2022 and for the year ended December 31, 2021 is computed as if the Business Combination had been completed on January 1, 2021.
The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus. The information is only a summary and should be read together with Lakeshore’s and Nature’s Miracle’s audited and unaudited financial statements and related notes, “Unaudited Pro Forma Condensed Combined Financial Information,” “Nature’s Miracle’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Lakeshore’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined per share data is presented for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined per share data as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.
	Six Months Ended June 30, 2022
	Nature’s Miracle (Historical)	Lakeshore (Historical)	Assuming No Redemptions Pro Forma Combined(1)	Assuming Full Redemptions Pro Forma Combined(1)
Net income	639,206	(103,813)	435,790	210,790
Stockholders’ equity (deficit) attributable to common stockholders	$4,742,793	$(2,136,240)	$72,681,156	$2,546,553
Ending shares	23,600,000	2,241,500	33,538,150	26,638,150
Weighted average ordinary shares outstanding-basic and diluted	17,503,333	—	33,341,252	26,441,252
Weighted average shares outstanding, redeemable ordinary shares-basic and diluted	—	4,269,613	—	—
Weighted average shares outstanding, non-redeemable ordinary shares-basic and diluted	—	2,044,602	—	—

	Six Months Ended June 30, 2022
	Nature’s Miracle (Historical)	Lakeshore (Historical)	Assuming No Redemptions Pro Forma Combined(1)	Assuming Full Redemptions Pro Forma Combined(1)
Book value (deficit) per share	$0.20	$(0.95)	$2.17	$0.10
Basic and diluted net income per ordinary share	$0.04	$—	$0.01	$0.01
Basic and diluted net income per share, redeemable ordinary shares	$—	$0.93	$—	$—
Basic and diluted net loss per share, non-redeemable ordinary shares	$—	$(1.99)	$—	$—
Cash dividends per share	$—	$—	$—	$—
Pro forma PubCo equivalent per share data(2)
Book value per share			$2.11	$0.10
Basic and diluted net income per ordinary share			$0.01	$0.01
Cash dividends per share			$—	$—
	Year Ended December 31, 2021
	Nature’s Miracle (Historical)	Lakeshore (Historical)	Assuming No Redemptions Pro Forma Combined(1)	Assuming Full Redemptions Pro Forma Combined(1)
Net income (loss)	3,002,909	(85,388)	922,521	472,521
Ending shares	16,284,000	1,500,000	33,313,150	26,413,150
Weighted average ordinary shares outstanding-basic and diluted	16,284,000	1,500,000	33,313,150	26,413,150
Weighted average shares outstanding, redeemable ordinary shares-basic and diluted	—	—	—	—
Weighted average shares outstanding, non-redeemable ordinary shares-basic and diluted	—	—	—	—
Basic and diluted net income per ordinary share	$0.18	$—	$0.03	$0.02
Basic and diluted net income per share, redeemable ordinary shares	$—	$—	$—	$—
Basic and diluted net loss per share, non-redeemable ordinary shares	$—	$(0.06)	$—	$—
Cash dividends per share	$—	$—	$—	$—
Pro forma PubCo equivalent per share data(2)
Basic and diluted net income per ordinary share			$0.03	$0.02
Cash dividends per share			$—	$—

(1)
Refer to Unaudited Pro Forma Condensed Combined Financial Statements beginning on page 159.

(2)
The pro forma PubCo equivalent per share data is calculated by multiplying the pro forma combined data amounts by the exchange ratio of 0.9746 for each share of Nature’s Miracle common stock (which ratio is based information as of June 30, 2022, as adjusted for events that relate to material financing transactions consummated after such date through the date hereof).

SECURITIES AND DIVIDENDS
The LBBB Units, LBBB Ordinary Shares, LBBB Rights and LBBB Warrants are each quoted on the Nasdaq, under the symbols “LBBBU,” “LBBB,” “LBBBR” and “LBBBW,” respectively. Each LBBB Unit consists of one LBBB Ordinary Share, one LBBB Right and one-half of one LBBB Warrant entitling its holder to purchase one ordinary share at a price of $11.50 per whole share. The LBBB Units commenced trading on Nasdaq on March 9, 2022, and LBBB Ordinary Shares, LBBB Rights and LBBB Warrants commenced separate trading on Nasdaq on April 14, 2022. Nature’s Miracle’s securities are not currently publicly traded. We are applying to list the PubCo Common Stock and PubCo Warrants on Nasdaq in connection with the Business Combination.
Lakeshore has not paid any cash dividends on the LBBB Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of a business combination. After the Business Combination, the payment of cash dividends will be dependent upon PubCo’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends subsequent to the Business Combination will be within the discretion of PubCo’s board of directors. It is the present intention of PubCo’s board of directors to retain all earnings, if any, for use in its business operations and, accordingly, PubCo’s board does not anticipate declaring any dividends in the foreseeable future.
As of [  ], 2023, the record date, there were [  ] holders of record of LBBB Units, [      ] holders of record of LBBB Ordinary Shares, [      ] holders of record of LBBB Rights and [      ] holders of record of LBBB Warrants. As of [      ], 2023, the record date, there were [      ] holders of record of Nature’s Miracle Common Stock and [      ] holders of Nature’s Miracle’s preferred stock.

RISK FACTORS
Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus before they decide whether to vote or instruct their vote to be cast to approve the Proposals described in this proxy statement/prospectus. These risks could have a material adverse effect on the business, financial conditioning and results of operations of PubCo, and could adversely affect the trading price of PubCo’s securities following the business combination.
Unless otherwise indicated or the context otherwise requires, references in this section to “Nature’s Miracle,” “we,” “us,” “our,” and other similar terms refer to Nature’s Miracle and its consolidated subsidiaries prior to the Business Combination and to PubCo and its consolidated subsidiaries after giving effect to the Business Combination.
NATURE’S MIRACLE RISK FACTORS
Risk Related to Nature’s Miracle’s Business and Industry
      Our competitors and potential competitors may develop products and technologies that are more effective or commercially attractive than our products, and we may not successfully develop new products or improve existing products or maintain our effectiveness in reaching consumers through rapidly evolving communication vehicles.
Our products compete against national and regional products and private label products produced by various suppliers, many of which are established companies that provide products that perform functions similar to our products. Our competitors may develop or market products that are more effective or commercially attractive than our current or future products. Some of our competitors have substantially greater financial, operational, marketing and technical resources than we do. Moreover, some of these competitors may offer a broader array of products and sell their products at prices lower than ours, and may have greater name recognition. Due to this competition, there is no assurance that we will not encounter difficulties in generating or increasing revenues and capturing market share. In addition, increased competition may lead to reduced prices and/or margins for products we sell. We may not have the financial resources, relationships with key suppliers, technical expertise or marketing, distribution or support capabilities to compete successfully in the future.
Our future success depends, in part, upon our ability to improve our existing products and to develop, manufacture and market new products to meet evolving consumer needs. We cannot be certain that we will be successful in developing, manufacturing and marketing new products or product innovations which satisfy consumer needs or achieve market acceptance, or that we will develop, manufacture and market new products or product innovations in a timely manner. If we fail to successfully develop, manufacture and market new products or product innovations, or if we fail to reach existing and potential consumers, our ability to maintain or grow our market share may be adversely affected, which in turn could materially adversely affect our business, financial condition and results of operations. In addition, the development and introduction of new and products and product innovations require substantial research, development and marketing expenditures, which we may be unable to recoup if such new products or innovations do not achieve market acceptance.
      Negative economic conditions, specifically in the United States and Canada, could adversely affect our business.
Uncertain global economic conditions could adversely affect our business. Negative global economic trends, particularly in the United States and Canada, such as decreased consumer and business spending, high unemployment levels, reduced rates of home ownership and housing starts, high foreclosure rates and declining consumer and business confidence, pose challenges to our business and could result in declining revenues, profitability and cash flow. Although we continue to devote significant resources to support our marketing, unfavorable economic conditions may negatively affect consumer demand for our products. Our most price-sensitive customers may trade down to lower priced products during challenging economic times or if current economic conditions worsen, while other customers may reduce discretionary spending during periods of economic uncertainty, which could reduce sales volumes of our products in favor of our competitors’ products or result in a shift in our product mix from higher margin to lower margin products.
      We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability, an ongoing military conflict between Russia and Ukraine, and record inflation, any of which could have a material adverse effect on our business, financial condition and results of operations.
U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the military conflict between Russia and Ukraine. In February 2022, a full-scale military invasion of Ukraine by Russian troops began. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine has led to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions, which has contributed to record inflation globally. U.S. inflation is at a 40-year high. Because costs rise faster than revenues during the early phase of inflation, we may find that we need to give higher than normal raises to employees, start new employees at higher wage and/or increased cost of employee benefits.
We are continuing to monitor inflation, the situation in Ukraine and global capital markets and assessing its potential impact on our business, including the impact on consumer demand, and on the supply chains and the price of raw materials our suppliers rely on for their manufacture of CEA lightings and other products.
Although, to date, our business has not been materially impacted by the ongoing military conflict between Russian and Ukraine, geopolitical tensions, or record inflation, it is impossible to predict the extent to which our operations will be impacted in the short and long term, or the ways in which such matters may impact our business. The extent and duration of the conflict in Ukraine, geopolitical tensions, record inflation and resulting market disruptions are impossible to predict but could be substantial. Any such disruptions may also magnify the impact of other risks we face.
Our business has experienced an accelerated rate of growth which may be due in part to lifestyle changes in the wake of the COVID-19 pandemic; if so, our recent accelerated rate of growth may not be sustainable.
The COVID-19 pandemic has not adversely affected our business operations. Our revenue was not significantly affected by the COVID-19 pandemic, and a portion of our net sales during this period could be due to pull-through demand for our products due to higher consumption of indoor growing products from individuals spending more time at home due to shelter-in-place measures since the beginning of the COVID-19 pandemic. Our total revenue generated by sales of CEA products increased by approximately 146.77% from fiscal year ended December 31, 2020 to fiscal year ended December 31, 2021. Although uncertainty created by the COVID-19 pandemic remains, we cannot assure you that such growth will continue.
      Our international operations make us susceptible to the costs and risks associated with operating internationally.
We source 100% of our products from suppliers. Our top suppliers include entities in Europe, Asia, and North America. We are also in the process of establishing our first manufacturing center in Canada. Accordingly, we are subject to risks associated with operating in foreign countries, including:
(i)   fluctuations in currency exchange rates;
(ii)   additional costs of compliance with local regulations;
(iii)   in certain countries, historically higher rates of inflation than in the United States;
(iv)   changes in the economic conditions or consumer preferences or demand for our products in these markets;
(v)   restrictive actions by multi-national governing bodies, foreign governments or subdivisions thereof;
(vi)   changes in U.S. and foreign laws regarding trade and investment;

(vii)   less robust protection of our intellectual property and proprietary rights under foreign laws; and
(viii)   difficulty in obtaining distribution and support for our products.
In addition, our operations outside the United States are subject to the risk of new and different legal and regulatory requirements in local jurisdictions, potential difficulties in staffing and managing local operations and potentially adverse tax consequences. The costs associated with operating our continuing international business could adversely affect our results of operations, financial condition and cash flows in the future.
      If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet its reporting obligations or be unable to accurately report its results of operations or prevent fraud, and investor confidence and the market price of our Common Stock may be materially and adversely affected.
Prior to this Business Combination, we have been a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in preparing our consolidated financial statements as of and for the fiscal years ended December 31, 2021 and 2020, we and our independent registered public accounting firm have identified material weaknesses in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board, and other control deficiencies. The material weaknesses identified included (i) a lack of effective risk assessment process; (ii) a lack of effective overall control environment; (iii) a lack of controls over monitoring; (iv) a lack of human resources within finance and accounting functions leading to lack of segregation of duties; (v) a lack of information technology control design and operating effectiveness; (vi) a lack of controls or ineffectively designed controls impacting financial reporting; (vii) an inadequate control over proper revenue recognition and purchase cutoff; (viii) a lack of controls over income tax. Following the identification of the material weaknesses and control deficiencies, we plan to continue to take remedial measures including (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; (iii) engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; and (iv) appointing independent directors, establishing an audit committee, and strengthening corporate governance. However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, and the trading price of our Common Stock, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.
Upon completion of the Business Combination, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our annual report on Form 10-K beginning with our annual report for the fiscal year ending December 31, 2023. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of its internal control over financial reporting. Its management may conclude that its internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with its internal controls or the level at which its controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, after becoming a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

      Our limited operating history in CEA industry makes it difficult to accurately forecast our future operating results and evaluate our business prospects.
We launched our CEA products sales business in 2019 and have since seen rapid growth. We expect we will continue to grow as we seek to expand our indoor grower customer base and explore new market opportunities. However, due to our limited operating history, our historical growth rate may not be indicative of our future performance. The CEA industry in North America is rapidly evolving due to the constant development of technology and the variety of consumer demand. Our future performance may be more susceptible to certain risks than a company with a longer operating history. Many of the factors discussed below could adversely affect our business and prospects and future performance, including:
1.
our ability to maintain, expand, and further develop our relationships with indoor growers customers to meet their increasing demand;

2.
our ability to develop and introduce new CEA products;

3.
the continued growth and development of the CEA industry;

4.
our ability to keep up with the technological developments or new business models of the rapidly evolving CEA industry;

5.
our ability to attract and retain qualified and skilled employees;

6.
our ability to effectively manage our growth; and

7.
our ability to compete effectively with our competitors in the CEA industry.

We may not be successful in addressing the risks and uncertainties listed above, among others, which may materially and adversely affect our business, results of operations, financial condition, and future prospects.
      Our marketing activities may not be successful.
We plan to invest substantial resources in advertising, consumer promotions and other marketing activities to maintain, extend and expand our customer base. There can be no assurance that our marketing strategies will be effective or that the amount we plan to invest in advertising activities will result in a corresponding increase in sales of our products. If our marketing initiatives are not successful, we will have incurred significant expenses without the benefit of higher revenues.
      We typically do not enter into long term contracts with our customers and all the orders are placed on an as-needed base, and any failure to keep the recurring customers or develop new customers could result in a material adverse impact on our financial performance and business prospects.
During the fiscal years 2021 and 2020, we derived a significant percentage of our total revenue from a few customers. Our five largest customers in the fiscal years 2021 and 2020 accounted for 29.0% and 35.8% of our total revenue, respectively. Urban-Gro, Inc had been our top customer during fiscal year 2021, and Dutch Direct (C) had been our top customer during fiscal year 2020, accounting for 11.3% and 8.4% of our revenue, respectively.
Although we do have recurring customers among our top customers, typically we do not enter into long term contracts with our customers and all the orders are placed on an as-needed base. Any failure in keeping the recurring customers or developing new customers may have a material adverse impact on our results of operations.
There are a number of factors, including our performance, that could cause the loss of, or decrease in the volume of customers and business from a customer. We cannot assure you that we will continue to maintain the business cooperation with our current customers at the same level, or at all. The loss of customers and business from one or more of the significant customers, could materially and adversely affect our revenue and profit. Furthermore, if any significant customer terminates its relationship with us, we cannot assure you that we will be able to secure an alternative arrangement with a comparable customer in a timely manner, or at all.
      In order to increase our sales and marketing infrastructure, we will need to grow the size of our organization and carefully manage our expanding operations to achieve sustainable growth, and we may experience difficulties in managing this growth.
As we continue to work to expand our business, we will need to expand the size of our employee base for managerial, operational, sales, marketing, financial and other resources. Future growth would impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, motivate and integrate additional employees. In addition, our management may have to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. Our future financial performance and our ability to continue to grow our operation and compete in the hydroponics industry effectively will depend, in part, on our ability to effectively manage any future growth.
To achieve increased revenue levels, market our products internationally, complete research and develop future products, we believe that we will be required to periodically expand our operations, particularly in the areas of sales and marketing, research and development, manufacturing, and quality assurance. As we expand our operations in these areas, management will face new and increased responsibilities. To accommodate any growth and compete effectively, we must continue to upgrade and improve our information systems, procedures, and controls across our business, as well as expand, train, motivate, and manage our work force. Our future success will depend significantly on the ability of our current and future management to operate effectively. Our personnel, systems, procedures, and controls may not be adequate to support our future operations. If we are unable to effectively manage our expected growth, this could have a material adverse effect on our business, financial condition, and results of operations.
      Our estimates of the CEA products market opportunity and forecasts of the market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.
Market opportunity estimates and growth forecasts, including indoor growing and CEA products markets, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The ongoing COVID-19 pandemic and related economic impact creates additional uncertainty. Variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of customers covered by these market opportunity estimates will purchase our products at all or generate any particular level of revenue for us. Any expansion in our market depends on a number of factors, including the cost and perceived value associated with our products and those of our competitors. Even if the market in which we compete meets the size estimates and growth forecasts, our business could fail to grow at the rate we anticipate, if at all. Our growth is subject to many factors, including success in implementing its business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth, should not be taken as indicative of our future revenue or growth prospects.
      We occupy many of our warehouses under long-term leases, and we may be unable to renew our leases at the end of their terms.
A majority of our warehouses are leased for periods ranging from three to five years, with options to renew for specified periods of time. We believe that our future leases will likely also be long-term and have similar renewal options. If we close or stop fully utilizing a warehouse, we will most likely remain obligated to perform under the applicable lease, which would include, among other things, making the base rent payments, and paying insurance, taxes and other expenses on the leased property for the remainder of the lease term. Our future minimum aggregate rental commitments for leases for warehouses, as of the date of this prospectus, is approximately $1,099,249 for leases. Our inability to terminate a lease when we stop fully utilizing a warehouse or exit a market can have a significant adverse impact on our financial condition, operating results and cash flows.

In addition, at the end of the lease term and any renewal period for a warehouse, we may be unable to renew the lease without substantial additional cost, if at all. If we are unable to renew our warehouse leases, we may close or relocate a warehouse, which could subject us to construction and other costs and risks, which in turn could have a material adverse effect on our business and operating results. Further, we may not be able to secure a replacement warehouse in a location that is as commercially viable, including access to rail service. Having to close a warehouse, even briefly to relocate, could reduce the sales that such warehouse would have contributed to our revenues.
      Unanticipated changes in our tax provisions, the adoption of new tax legislation or exposure to additional tax liabilities could affect our profitability and cash flows.
We are subject to income and other taxes in the United States federal jurisdiction, various local and state jurisdictions, and one foreign jurisdiction. Our effective tax rate in the future could be adversely affected by changes to our operating structure, changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets (such as net operating losses and tax credits) and liabilities, changes in tax laws and the discovery of new information in the course of our tax return preparation process. In particular, the carrying value of deferred tax assets, which are predominantly related to our operations in the United States, is dependent on our ability to generate future taxable income of the appropriate character in the relevant jurisdiction.
From time to time, tax proposals are introduced or considered by the U.S. Congress or the legislative bodies in local, state and foreign jurisdictions that could also affect our tax rate, the carrying value of our deferred tax assets, or our tax liabilities. Our tax liabilities are also affected by the amounts we charge for inventory, services, licenses and funding. We are subject to ongoing tax audits in various jurisdictions. In connection with these audits (or future audits), tax authorities may disagree with our determinations and assess additional taxes. We regularly assess the likely outcomes of our audits in order to determine the appropriateness of our tax provision. As a result, the ultimate resolution of our tax audits, changes in tax laws or tax rates, and the ability to utilize our deferred tax assets could materially affect our tax provision, net income and cash flows in future periods.
      We may require additional financing to achieve our business goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force us to delay, limit, reduce or terminate our operations and future growth.
The CEA products manufacturing and sales business is extremely capital-intensive and we expect to expend significant resources to complete the build-out of our facilities, scale our production capacity, and develop new products. These expenditures are expected to include costs of constructing and commissioning new facilities, costs associated with marketing, working capital, costs of attracting and retaining a skilled local labor force, and costs associated with research and development in support of future commercial opportunities.
We expect that our existing cash and credit available under our loan agreements will be sufficient to fund our planned operating expenses, capital expenditure requirements through at least the next 12 months. However, our operating plan may change because of factors currently unknown, and we may need to seek additional funds sooner than planned, through debt financings or other sources, such as strategic collaborations. Such financings may result in dilution to stockholders, imposition of debt covenants and repayment obligations, or other restrictions that may adversely affect our business. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe that we have sufficient funds for current or future operating plans. There can be no assurance that financing will be available to us on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for us to operate its business or implement our growth plans.
      We currently rely on a limited number of distributing centers, and our facility has not been in operation at a commercial capacity yet.
We currently have two warehouses in California, one warehouse in Pennsylvania, and one warehouse in Texas, as our distribution centers. We are also setting up a facility located in Manitoba Province, Canada for manufacturing and assembling LED grow lights and other type of lights products for indoor growing.

Adverse changes or developments affecting our distributing centers could impair our ability to deliver our products across the North American market. Any shutdown or period of reduced production, which may be caused by regulatory noncompliance or other issues, as well as other factors beyond our control, such as severe weather conditions, natural disaster, fire, power interruption, work stoppage, disease outbreaks or pandemics, equipment failure or delay in supply delivery, would significantly disrupt our ability to deliver our products, meet our contractual obligations, and operate our business in a timely manner.
Our Manitoba facility has not been in commercial operations yet. As a result, our ability to accurately forecast future results of operations is limited and subject to a number of uncertainties, including our ability to plan for and model future growth. In future periods, our revenue growth could slow or decline for a number of reasons, including slowing demand for our products, increasing competition, a decrease in the growth of the overall market, or our failure, for any reason, to take advantage of growth opportunities. In addition, operating equipment for CEA products manufacturing and assembling are costly to replace or repair, and our equipment supply chains may be disrupted in connection with pandemics, such as COVID-19, trade wars or other factors. If any material amount of our machinery were damaged, we would be unable to predict when, if at all, it could replace or repair such machinery or find co-manufacturers with suitable alterative machinery, which could adversely affect our business, financial condition and operating results. If our assumptions regarding these risks and uncertainties and future revenue growth are incorrect or change, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, and our business could suffer.
      If product liability lawsuits are brought against us, we may incur substantial liabilities.
Although there have not been any product liability lawsuits brought against us as of the date of this prospectus, we face a potential risk of product liability as a result of any of the products that we offer for sale. For example, we may be sued if any product we sell allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in: (i) decreased demand for products that we may offer for sale; (ii) injury to our reputation; (iii) costs to defend the related litigation; (iv) a diversion of management’s time and our resources; (v) substantial monetary awards to trial participants or patients; (vi) product recalls, withdrawals or labeling, marketing or promotional restrictions; (vii) a decline in the Combined Company’s stock price. Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop. We do not maintain any product liability insurance. Even if we obtain product liability insurance in the future, we may have to pay amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.
      Our top suppliers are principally located in regions that are subject to earthquakes and other natural and man-made disasters.
Our top suppliers are located in regions susceptible to natural and man-made disasters, such as the United States, the Netherlands, Poland, and southern China, which have experienced either severe flooding, earthquakes, wildfires, extreme weather conditions, or power loss. If there is a major earthquake or any other disaster in a region where one of our top suppliers is located, the ability of the supplier to respond to our request of products could be serverely and negatively influenced. Additionally, the disasters could adversely impact the transportation condition in the region, and our ability to transport products from the supplier to our warehouses in the U.S. could be compromised, which could result in our customers experiencing a significant delay in receiving their CEA products and a decrease in our service levels for a period of time. Any such business interruption could materially and adversely affect our business, financial condition, and results of operations.

      Our reliance on a limited base of suppliers for our products may result in disruptions to our business and adversely affect our financial results.
During the fiscal years 2021 and 2020, the total dollar volume of the transactions between our five largest suppliers and us accounted for 95% and 97% of our total dollar volume of the transactions between all our suppliers and us, respectively.
Although we continue to expand our suppliers base, we continue to rely on a limited number of suppliers for our products. If we are unable to maintain supplier arrangements and relationships, if we are unable to contract with suppliers at the quantity and quality levels needed for our business, or if any of our key suppliers becomes insolvent or experience other financial distress, we could experience disruptions in production, which could have a material adverse effect on our financial condition, results of operations and cash flows.
      A significant interruption in the operation of our suppliers’ facilities could impact our capacity to produce products and service our customers, which could adversely affect revenues and earnings.
Operations at our suppliers’ facilities are subject to disruption for a variety of reasons, including fire, flooding or other natural disasters, disease outbreaks or pandemics, acts of war, terrorism, government shut-downs and work stoppages. A significant interruption in the operation of our suppliers’ facilities, especially for those products manufactured at a limited number of facilities, could significantly impact our capacity to sell products and service our customers in a timely manner, which could have a material adverse effect on our customer relationships, revenues, earnings and financial position.
      If our suppliers are unable to source raw materials in sufficient quantities, on a timely basis, and at acceptable costs, our ability to sell our products may be harmed.
The manufacture of some of our products is complex and requires precise high-quality manufacturing that is difficult to achieve. We may experience difficulties in manufacturing our products on a timely basis and in sufficient quantities. These difficulties have primarily related to difficulties associated with ramping up production of newly introduced products and may result in increased delivery lead-times and increased costs of manufacturing these products. Our failure to achieve and maintain the required high manufacturing standards could result in further delays or failures in product testing or delivery, cost overruns, product recalls or withdrawals, increased warranty costs or other problems that could harm our business and prospects.
In determining the required quantities of our products and the manufacturing schedule, we must make significant judgments and estimates based on historical experience, inventory levels, current market trends and other related factors. Because of the inherent nature of estimates, there could be significant differences between our estimates and the actual amounts of products we require, which could harm our business and results of operations.
      Disruptions in availability or increases in the prices of raw materials sourced by suppliers could adversely affect our results of operations.
We source many of our products from suppliers outside of the United States. The general availability and price of raw materials of those products can be affected by numerous forces beyond our control, including political instability, trade restrictions and other government regulations, duties and tariffs, price controls, changes in currency exchange rates and weather.
A significant disruption in the availability of raw materials sourced by our suppliers for any of our key products could cause increases in the price of products we source from our suppliers, which could adversely affect our ability to manage our cost structure. Market conditions may limit our ability to raise selling prices to offset increases in our product sourcing costs. We may not be able to locate or utilize alternative inputs for certain products in time. For certain inputs, new sources of products may have to be qualified under regulatory standards, which can require additional investment and delay bringing a product to market.

      We may not be able to adequately obtain, maintain, protect or enforce our intellectual property and other proprietary rights that are material to our business.
Our ability to compete effectively depends in part on our rights to our registered trademark, “eFinity”. We have not sought to register every one of our trademarks either in the United States or in every country in which such mark is used. Furthermore, because of the differences in foreign trademark laws, we may not receive the same protection in other countries as we would in the United States with respect to the registered trademark we hold. If we are unable to obtain, maintain, protect and enforce our intellectual property on our trademark, we could suffer a material adverse effect on our business, financial condition and results of operations.
The steps we take to obtain, maintain, protect and enforce our intellectual property right may be inadequate and despite our efforts to protect the right, unauthorized third parties, including our competitors, may use our trademark without our permission. In addition, we cannot guarantee that we have entered into confidentiality agreements with each party that has or may have had access to our know-how and trade secrets. Moreover, our contractual arrangements may be breached or otherwise not effectively prevent disclosure of, or control access to, our intellectual property and confidential information or provide an adequate remedy in the event of an unauthorized disclosure. If we are unable to obtain, maintain, protect or enforce our intellectual property right, we could suffer a material adverse effect on our business, financial condition and results of operations.
Litigation may be necessary to enforce our trademark and protect ourselves against claims by third parties that our products or services infringe, misappropriate or otherwise violate their intellectual property rights or proprietary rights. Any litigation or claims brought by us could result in substantial costs and diversion of our resources and may not be successful, even when our rights have been infringed, misappropriated or otherwise violated. Our efforts to enforce our intellectual property right may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property right, and if such defenses, counterclaims or countersuits are successful, we could lose valuable intellectual property right. Additionally, the mechanisms for enforcement of intellectual property right in foreign jurisdictions may be inadequate.
      We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.
Although we try to ensure that our employees do not use the intellectual property and proprietary rights, including proprietary information or know-how, of others in their work for us, we may be subject to claims that we or these employees have used or disclosed intellectual property or proprietary rights, including trade secrets or other proprietary information, of any such employee’s former employer. We are not aware of any threatened or pending claims related to these matters or concerning agreements with our employees, but in the future litigation may be necessary to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property or proprietary rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.
      Intellectual property disputes could cause us to spend substantial resources and distract our personnel from their normal responsibilities.
Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the value of the Combined Company’s Common Stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent and other intellectual property litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.
      If our owned trademark is not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.
We regard our owned trademark, “eFinity”, as having significant value and as an important factor in the success of our business. Our trademark may be challenged, infringed, circumvented, declared generic or determined to be infringing on or dilutive of other marks. Additionally, at times, competitors may adopt trademarks, trade names or service marks similar to the one we own, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trademark, trade name or service mark infringement claims brought against us. Over the long term, if we are unable to establish name recognition based on our trademark, we may not be able to compete effectively and our business may be adversely affected. Our efforts to enforce or protect our intellectual property and proprietary rights related to our trademark may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our business, financial condition, results of operations and prospects.
Risks Related to Government and Regulation
      Certain state and other regulations pertaining to the use of certain ingredients in growing media could adversely impact us by restricting our ability to sell such products.
One of our product lines is growing media products. This product line includes certain products, such as organic soils that contain ingredients that require the companies that provide us with these products to register the product with certain regulators. The use and disposal of these products in some jurisdictions are subject to regulation by various agencies. A decision by a regulatory agency to significantly restrict the use of such products that have traditionally been used in the cultivation of our products could have an adverse impact on those companies providing us with such regulated products, and as a result, limit our ability to sell these products.
      Compliance with, or violation of, environmental, health and safety laws and regulations, including laws pertaining to the use of pesticides, which are commonly used in grow media products, could result in significant costs that adversely impact our reputation, businesses, financial position, results of operations and cash flows.
International, federal, state, provincial and local laws and regulations relating to environmental, health and safety matters affect us in several ways in light of the ingredients that are used in products included in our growing media product line. In the United States, products containing pesticides generally must be registered with the Environmental Protection Agency (the “EPA”), and similar state agencies before they can be sold or applied. Pesticides are commonly used in grow media products. The failure by one of our partners to obtain or the cancellation of any such registration, or the withdrawal from the marketplace of such pesticides, could have an adverse effect on our businesses, the severity of which would depend on the products involved, whether other products could be substituted and whether our competitors were similarly affected. The pesticides we use are either granted a license by the EPA or exempt from such a license and may be evaluated by the EPA as part of its ongoing exposure risk assessment. The EPA may decide that a pesticide we distribute will be limited or will not be re-registered for use in the United States. We cannot predict the outcome or the severity of the effect on our business of any future evaluations, if any, conducted by the EPA.
In addition, the use of certain pesticide products is regulated by various international, federal, state, provincial and local environmental and public health agencies. Although we strive to comply with such laws and regulations and have processes in place designed to achieve compliance, we may be unable to prevent violations of these or other laws and regulations from occurring. Even if we are able to comply with all such laws and regulations and obtain all necessary registrations and licenses, the pesticides or other products we apply or use, or the manner in which we apply or use them, could be alleged to cause injury to the environment, to people or to animals, or such products could be banned in certain circumstances. The costs of compliance, noncompliance, investigation, remediation, combating reputational harm or defending civil or criminal proceedings, products liability, personal injury or other lawsuits could have a material adverse impact on our reputation, businesses, financial position, results of operations and cash flows.
      Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.
As a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Some foreign companies, including some that may compete with us, may not be subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in countries in which we conduct our business. However, our employees or other agents may engage in conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.
General Risk Factors
      We may acquire other greenhouses or other indoor farming manufacturing operations, which may divert our management’s attention and result in additional dilution to our stockholders. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions.
We may evaluate and consider potential strategic transactions, including acquisitions of greenhouses or other indoor farming manufacturing operations, and other assets in the future.
Any acquisition or business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the business strategy, sales plans, technologies, products, distribution channels, personnel, or operations of the acquired companies, particularly if the key personnel of the acquired company choose not to work for us, their facilities are not easily adapted to work with our technology, or we have difficulty retaining the customers of any acquired business due to changes in ownership, management, customers’ experience with the acquired company prior to acquisition, or otherwise. Acquisitions may also disrupt our business, divert our resources, and require significant management attention that would otherwise be available for development of our existing business. Moreover, the anticipated benefits of any acquisition or business relationship may not be realized or we may be exposed to unknown risks or liabilities.
Negotiating these transactions can be time-consuming, difficult, and expensive, and our ability to complete these transactions may often be subject to approvals that are beyond our control. Consequently, these transactions, even if announced, may not be completed. For one or more of these transactions, we may:
1.
use cash that we may need in the future to operate our business;

2.
encounter difficulties retaining key employees of the acquired company or integrating diverse facility operations or business cultures;

3.
incur large charges or substantial liabilities;

4.
incur additional debt on terms unfavorable to us or that we are unable to repay;

5.
divert our resources to understand and comply with new jurisdictions if such acquired company is in a new country; and/or

6.
become subject to adverse tax consequences, substantial depreciation, or deferred compensation charges.

      Our success depends on employing a skilled local labor force, and failure to attract and retain qualified employees could negatively impact our business, results of operations and financial condition.
Our operations require significant labor, and even if we are able to identify, hire and train our labor force, there is no guarantee that we will be able to retain these employees. Any shortage of labor or lack of regular availability could restrict our ability to operate our facilities profitably, or at all.

In addition, our success and future growth depend largely upon the continued services of our executive officers as well as other key team members. These executives and key team members have been primarily responsible for determining the strategic direction of the business and executing our growth strategy and are integral to our brand, culture and reputation with suppliers and customers in the industry. From time to time, there may be changes in our executive management team or other key team members resulting from the hiring or departure of these personnel. The loss of one or more of executive officers or key team members, or the failure by the executive team and key team members to effectively work together and lead the company, could harm our business. Our earlier growth stage may result in less management depth with less established succession planning than may be found in later-stage companies.
      Litigation may adversely affect our business, financial condition and results of operations.
From time to time in the normal course of our business operations, we may become subject to litigation that may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operation are required. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition and results of operations.
      Damage to our reputation or our brand could negatively impact our business, financial condition, and results of operations.
We must grow the value of our brand to be successful. We intend to develop a reputation based on the high quality of our products, services, and trained personnel, as well as on our particular culture and the experience of our customers with our recommended CEA products solutions. If we do not make investments in areas such as marketing and advertising, as well as personnel training, the value of our brand may not increase or may be diminished. Any incident, real or perceived, regardless of merit or outcome, that adversely affects our brand, such as, but not limited to, accidents from use of our products, or allegations or perceptions of non-compliance or failure to comply with ethical and operational standards, could significantly reduce the value of our brand, expose us to negative publicity, and damage our overall business and reputation.
      Members of our board of directors will have other business interests and obligations to other entities.
None of our independent directors will be required to manage our business as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to us, provided that such activities do not compete with the business of our company or otherwise breach their agreements with us. We are dependent on our directors and executive officers to successfully operate our company. Their other business interests and activities could divert time and attention from operating our business.
      Our actual operating results may differ significantly from our guidance.
From time to time, we provide forward looking estimates regarding its future performance that represent our management’s estimates as of a point in time. These forward-looking statements are based on projections prepared by our management. These projections are not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our independent registered public accountants nor any other independent expert or outside party compiles or examines the projections and, accordingly, no such person expresses any opinion or any other form of assurance on our projections.
Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions and conditions, some of which will change. The principal reason that we provide forward looking information is to provide a basis for our management to discuss its business outlook with stockholders. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions of our forward-looking statements will not materialize or will vary significantly from actual results. Accordingly, our forward-looking statements are only an estimate of what management believes is realizable as of the date of release. Actual results will vary from our forward-looking statements and the variations may be material. In light of the foregoing, investors are urged not to rely upon, or otherwise consider, our guidance in making investment decisions.
      We qualify as an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.
We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements, and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Common Stock that are held by non-affiliates exceeds $700.0 million as of December 31 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock in Lakeshore’s initial public offering of units, consummated on March 11, 2022 (the “IPO”). In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as it is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find our securities less attractive because we will rely on these exemptions, which may result in a less active trading market for our securities.
Risks Related to the Combined Company’s Common Stock
      The Combined Company’s stock price may fluctuate significantly.
The market price of the Combined Company’s common stock may fluctuate widely, depending on many factors, some of which may be beyond our control, including:
•
actual or anticipated fluctuations in our results of operations due to factors related to its business;

•
success or failure of its business strategies;

•
competition and industry capacity;

•
changes in interest rates and other factors that affect earnings and cash flow;

•
its level of indebtedness, its ability to make payments on or service its indebtedness and its ability to obtain financing as needed;

•
its ability to retain and recruit qualified personnel;

•
its quarterly or annual earnings, or those of other companies in its industry;

•
announcements by us or its competitors of significant acquisitions or dispositions;

•
changes in accounting standards, policies, guidance, interpretations or principles;

•
the failure of securities analysts to cover, or positively cover, its common stock after the Business Combination;

•
changes in earnings estimates by securities analysts or its ability to meet those estimates;

•
the operating and stock price performance of other comparable companies;

•
investor perception of the company and its industry;

•
overall market fluctuations unrelated to its operating performance;

•
results from any material litigation or government investigation;

•
changes in laws and regulations (including tax laws and regulations) affecting its business;

•
changes in capital gains taxes and taxes on dividends affecting stockholders; and

•
general economic conditions and other external factors.

Low trading volume for the Combined Company’s common stock, which may occur if an active trading market does not develop, among other reasons, would amplify the effect of the above factors on stock price volatility.
Should the market price of our shares drop significantly, stockholders may institute securities class action lawsuits against us. A lawsuit against the Combined Company could cause the Combined Company to incur substantial costs and could divert the time and attention of its management and other resources.
      Your percentage ownership in the Combined Company may be diluted in the future.
Stockholders’ percentage ownership in the Company may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that the Combined Company will be granting to directors, officers and other employees. We intend to adopt the Incentive Plan, subject to stockholder approval, for the benefit of certain of our current and future employees, service providers and non-employee directors. Such awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of our Common Stock.
From time-to-time, the Combined Company may opportunistically evaluate and pursue acquisition opportunities, including acquisitions for which the consideration thereof may consist partially or entirely of newly-issued shares of Combined Company common stock and, therefore, such transactions, if consummated, would dilute the voting power and/or reduce the value of our common stock.
      An active, liquid trading market for the Combined Company’s common stock may not develop, which may limit your ability to sell your shares.
An active trading market for the Combined Company’s shares of common stock may never develop or be sustained following the consummation of the Business Combination. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither the Combined Company nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of the Combined Company’s common stock. An inactive market may also impair the Combined Company’s ability to raise capital to continue to fund operations by issuing shares and may impair the Combined Company’s ability to acquire other companies or technologies by using the Combined Company’s shares as consideration.
      The issuance of additional shares of common stock or convertible securities may dilute your ownership and could adversely affect the stock price.
From time to time in the future, the Combined Company may issue additional shares of common stock or securities convertible into common stock pursuant to a variety of transactions, including acquisitions. Additional shares of common stock may also be issued upon exercise of outstanding stock options and warrants to purchase common stock. The issuance by us of additional shares of common stock or securities convertible into common stock would dilute your ownership of the Combined Company and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our common stock. Subject to the satisfaction of vesting conditions and the expiration of lockup agreements, shares issuable upon exercise of options will be available for resale immediately in the public market without restriction.
Issuing additional shares of the Combined Company’s capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our common stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. The Combined Company’s decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing, or nature of our future offerings. As a result, holders of the Combined Company’s common stock bear the risk that the Combined Company’s future offerings may reduce the market price of the Combined Company’s common stock and dilute their percentage ownership.
      Future sales, or the perception of future sales, of the Combined Company’s common stock by the Combined Company or its existing stockholders in the public market could cause the market price for the Combined Company’s common stock to decline.
The sale of substantial amounts of shares of the Combined Company’s common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that the Combined Company deems appropriate.
In connection with the Business Combination, all of Nature’s Miracle’s stockholders agreed that, subject to certain exceptions, they will not, during the period beginning at the effective time of the Business Combination and the date that is six months after the date of the Business Combination (subject to early release if PubCo consummates a change of control), directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of any shares of common stock, or any options or warrants to purchase any shares of common stock, or any securities convertible into, exchangeable for, or that represent the right to receive shares of common stock, or any interest in any of the foregoing.
Upon the expiration or waiver of the lock-up described above, shares held by these stockholders will be eligible for resale, subject to, in the case of stockholders who are our affiliates, volume, manner of sale, and other limitations under Rule 144 promulgated under the Securities Act.
In addition, certain of our stockholders will have registration rights under a registration rights agreement to be entered into prior to the Closing pursuant to which we are obligated to register such stockholders’ shares of common stock and other securities that such stockholders may acquire after the Closing. Upon the effectiveness of the applicable registration statement, these shares of common stock will be available for resale without restriction, subject to any lock-up agreement.
In addition, shares of the Combined Company’s common stock issuable upon exercise or vesting of incentive awards under our incentive plans are, once issued, eligible for sale in the public market, subject to any lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144. Furthermore, shares of the Combined Company’s common stock reserved for future issuance under the Incentive Plan may become available for sale in future.
The market price of shares of the Combined Company’s common stock could drop significantly if the holders of the shares described above sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for the Combined Company to raise additional funds through future offerings of shares of the Combined Company’s common stock or other securities.
      If securities or industry analysts publish inaccurate or unfavorable research or reports about the Combined Company’s business, its stock price and trading volume could decline.
The trading market for the Combined Company’s common stock depends, in part, on the research and reports that third-party securities analysts publish about the Combined Company and the industries in which the Combined Company operates. The Combined Company may be unable or slow to attract research coverage and if one or more analysts cease coverage of the Combined Company, the price and trading volume of its securities would likely be negatively impacted. If any of the analysts that may cover the Combined Company change their recommendation regarding the Combined Company’s common stock adversely, or provide more favorable relative recommendations about the Combined Company’s competitors, the price of its common stock would likely decline. If any analyst that may cover the Combined Company ceases covering the Combined Company or fails to regularly publish reports on the Combined Company, the Combined Company could lose visibility in the financial markets, which could cause the price or trading volume of the Combined Company’s common stock to decline. Moreover, if one or more of the analysts who cover the Combined Company downgrades the Combined Company’s common stock, or if the Combined Company’s reporting results do not meet their expectations, the market price of the Combined Company’s common stock could decline.
      The Combined Company may be subject to securities litigation, which is expensive and could divert management attention.
Following the Business Combination, the per share price of the Combined Company’s common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on the Combined Company’s business, financial condition, and results of operations. Any adverse determination in litigation could also subject the Combined Company to significant liabilities.
LAKESHORE RISK FACTORS
Risks Related to Lakeshore’s Business
Lakeshore will be forced to liquidate the Trust Account if it cannot consummate a business combination by March 11, 2023 (or until June 11, 2023 as applicable, unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association), Lakeshore’s public shareholders will receive $10.15 per share and the rights and warrants will expire worthless.
If Lakeshore is unable to complete a business combination by March 11, 2023 (or until June 11, 2023 as applicable, unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association), and is forced to liquidate, the per-share liquidation distribution will be $10.15, plus interest earned on amounts held in trust that have not been used to pay for taxes. Furthermore, there will be no distribution with respect to the LBBB Rights and the LBBB Warrants, which will expire worthless as a result of Lakeshore’s failure to complete a business combination.
You must tender your LBBB Ordinary Shares in order to validly seek redemption at the Extraordinary General Meeting.
In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to Lakeshore’s transfer agent by two business days before the Extraordinary General Meeting, or deliver your LBBB Ordinary Shares to the transfer agent electronically using The Depository Trust Company’s DWAC System, which election would likely be determined based on the manner in which you hold your ordinary shares. The requirement for physical or electronic delivery by two business days before the Extraordinary General Meeting ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.
If third parties bring claims against Lakeshore, the proceeds held in Trust Account could be reduced and the per-share liquidation price received by Lakeshore’s shareholders may be less than $10.15.
Lakeshore’s placing of funds in the Trust Account may not protect those funds from third party claims against Lakeshore. Although Lakeshore has received from many of the vendors, service providers (other than its independent accountants) and prospective target businesses with which it does business executed agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Lakeshore’s public shareholders, they may still seek recourse against the Trust Account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of Lakeshore’s public shareholders. If Lakeshore liquidates the Trust Account before the completion of a business combination and distributes the proceeds held therein to its public shareholders, the Sponsor has agreed that it will be liable to ensure that the proceeds in Lakeshore’s Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Lakeshore for services rendered or contracted for or products sold to Lakeshore, but only if such a vendor or prospective target business does not execute such a waiver. However, Lakeshore cannot assure you that it will be able to meet such obligation. Therefore, the per- share distribution from the Trust Account for Lakeshore shareholders may be less than $10.15 due to such claims.
Additionally, if Lakeshore is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Lakeshore’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, Lakeshore may not be able to return $10.15 to Lakeshore’s public shareholders.
Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, thereby exposing themselves and our company to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable for a fine of $18,292.68 and imprisonment for five years in the Cayman Islands.
If Lakeshore’s due diligence investigation of Nature’s Miracle was inadequate, then Lakeshore shareholders following the Business Combination could lose some or all of their investment.
Even though Lakeshore conducted a due diligence investigation of Nature’s Miracle, it cannot be sure that this diligence uncovered all material issues that may be present inside Nature’s Miracle or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Nature’s Miracle and its business and outside of its control will not later arise.
All of Lakeshore’s officers and directors own LBBB Ordinary Shares, LBBB Rights and LBBB Warrants and will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether the Business Combination is appropriate.
All of Lakeshore’s officers and directors collectively own an aggregate of [ ] LBBB Ordinary Shares, and [ ] Private Units. Such individuals/entities have waived their rights to redeem these shares (including shares underlying the units), or to receive distributions with respect to these shares upon the liquidation of the Trust Account if Lakeshore is unable to consummate a business combination. Accordingly, the LBBB securities purchased by our officers and directors will be worthless if Lakeshore does not consummate a business combination. Based on a market price of $[ ] per LBBB Ordinary Share and $[ ] per LBBB Unit on [ ], 2023, the aggregate value of these shares and units was in excess of $[ ] million. The LBBB Ordinary Shares acquired prior to the IPO, as well as the LBBB Units, will be worthless if Lakeshore does not consummate a business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting Nature’s Miracle as a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in Lakeshore shareholders’ best interest.
Lakeshore is requiring shareholders who wish to redeem their shares in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.
Lakeshore is requiring public shareholders who wish to redeem their LBBB Ordinary Shares to either tender their certificates to Lakeshore’s transfer agent or deliver their shares to the transfer agent electronically using DTC’s DWAC System two (2) business days before the Extraordinary General Meeting. In order to obtain a physical certificate, a shareholder’s broker and/or clearing broker, DTC and Lakeshore’s transfer agent will need to act to facilitate this request. It is Lakeshore’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Lakeshore does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical share certificate. While Lakeshore has been advised that it takes a short time to deliver shares through the DWAC System, Lakeshore cannot assure you of this fact. Accordingly, if it takes longer than Lakeshore anticipates for shareholders to deliver their shares, shareholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their ordinary shares.
Because Lakeshore will require its public shareholders who wish to redeem their ordinary shares in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming shareholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.
If Lakeshore requires public shareholders who wish to redeem their ordinary shares in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not consummated, Lakeshore will promptly return such certificates to its public shareholders. Accordingly, investors who attempted to redeem their ordinary shares in such a circumstance will be unable to sell their securities after the failed acquisition until Lakeshore has returned their securities to them. The market price for Lakeshore’s ordinary shares may decline during this time and you may not be able to sell your securities when you wish to, even while other shareholders that did not seek redemption may be able to sell their securities.
The initial shareholders, including the officers and directors, control a substantial interest in Lakeshore and thus may influence certain actions requiring a shareholder vote.
Lakeshore’s initial shareholders, including the officers and directors, collectively own approximately [ ]% of its issued and outstanding LBBB Ordinary Shares. However, if a significant number of Lakeshore shareholders vote, or indicate an intention to vote, against the Business Combination, Lakeshore’s initial shareholders or the affiliates, could make such purchases in the open market or in private transactions in order to influence the vote. Lakeshore’s initial shareholders or the affiliates have agreed to vote any shares they own in favor of the Business Combination.
Risks Related to the Business Combination
Lakeshore and Nature’s Miracle have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by Nature’s Miracle if the Business Combination is completed or by Lakeshore if the Business Combination is not completed.
Lakeshore and Nature’s Miracle expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, Lakeshore expects to incur approximately $[ ] in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by Nature’s Miracle if the Business Combination is completed or by Lakeshore if the Business Combination is not completed. If the Business Combination is not consummated, Lakeshore may not have sufficient funds to seek an alternative business combination and may be forced to voluntarily liquidate and subsequently dissolve.
In the event that a significant number of LBBB Ordinary Shares are redeemed, the PubCo Common Stock may become less liquid following the Business Combination.
If a significant number of LBBB Ordinary Shares are redeemed, PubCo may be left with a significantly smaller number of stockholders. As a result, trading in the shares of PubCo following the Business Combination may be limited and your ability to sell your shares in the market could be adversely affected.
Lakeshore may waive one or more of the conditions to the Business Combination without resoliciting Lakeshore shareholder approval for the Business Combination.
Lakeshore may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. Lakeshore’s board of directors will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if Lakeshore’s board of directors determines that a waiver is not sufficiently material to warrant resolicitation of Lakeshore shareholders, Lakeshore has the discretion to complete the Business Combination without seeking further shareholder approval. For example, it is a condition to Lakeshore’s obligations to close the Business Combination that there be no restraining order, injunction or other order restricting Nature’s Miracle’s conduct of its business; however, if Lakeshore’s board of directors determines that any such order or injunction is not material to the business of Nature’s Miracle, then Lakeshore’s board of directors may elect to waive that condition and close the Business Combination.
Lakeshore shareholders will experience immediate dilution as a consequence of the issuance of PubCo Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that Lakeshore’s current shareholders have on the management of Lakeshore.
After the Business Combination, assuming (i) minimum redemptions of LBBB Ordinary Shares, (ii) all public and private Rights have been automatically converted to PubCo Shares and (iii) no exercise of the PubCo Warrants, Lakeshore’s shareholders, including the initial shareholders, will own approximately [ ]% of PubCo, and the Nature’s Miracle stockholders will own [ ]% of PubCo. Assuming redemption by holders of [ ] Lakeshore’s outstanding ordinary shares, which assumes the full redemption of LBBB Ordinary Shares after giving effect to payments to redeeming stockholders, Lakeshore’s shareholders, including the initial shareholders, will own approximately [   ]% of PubCo, and Nature’s Miracle stockholders will own approximately [   ]% of PubCo. The minority position of the former Lakeshore’s shareholders will give them limited influence over the management and operations of the post- Business Combination company.
The additional share issuances described below will dilute non-redeeming shareholders’ ownership percentage of PubCo:
•
Lakeshore has 3,450,000 public warrants outstanding, exercisable for 5 years after the closing of the business combination, with an exercise price of $11.50;

•
Lakeshore has 175,750 private warrants outstanding, exercisable for 5 years after the closing of the business combination with certain restrictions, with an exercise price of $11.50;

The ownership percentage of PubCo held by non-redeeming shareholders increases when redemption increases. Assuming all the above potential dilutive sources are realized, and there are no other equity financing events, the resulting ownership percentage of PubCo held by non-redeeming shareholders would be 19% under no redemption scenario, 15% at 25% redemptions, 10% at 50% redemptions, 5% at 75% redemptions and nil under full redemption scenario. Under the full redemption scenario, all the 6,900,000 shares of public shares will be redeemed.

Below is a detailed calculation of the post-Business Combination ownership percentages on a fully- diluted basis:
	Assuming Minimum Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Full Redemptions
% of PubCo’s shares held by non-redeeming shareholders considering all sources of dilutions	19%	15%	10%	5%	0%
Numerator:
Shares held by Non-redeeming public shareholders	6,900,000	5,175,000	3,450,000	1,725,000	—
Denominator:
Shares outstanding immediately after business combination	33,538,150	31,813,150	30,088,150	28,363,150	26,638,150
Shares issued assuming full exercise of Lakeshore’s public warrants	3,450,000	3,450,000	3,450,000	3,450,000	3,450,000
Shares issued assuming full exercise of Lakeshore’s private warrants	175,750	175,750	175,750	175,750	175,750
Total number of shares outstanding considering all dilution sources	37,163,900	35,438,900	33,713,900	31,988,900	30,263,900
Shares outstanding immediately after business combination:
Lakeshore public shares	6,900,000	5,175,000	3,450,000	1,725,000	—
Lakeshore public rights	690,000	690,000	690,000	690,000	690,000
Lakeshore founder shares, private shares and private rights	2,111,650	2,111,650	2,111,650	2,111,650	2,111,650
Former Nature’s Miracle shareholders	23,000,000	23,000,000	23,000,000	23,000,000	23,000,000
Shares issued to underwriter and M&A advisor	836,500	836,500	836,500	836,500	836,500
Total number of shares outstanding	33,538,150	31,813,150	30,088,150	28,363,150	26,638,150
The Reincorporation may be a taxable event for U.S. Holders of LBBB Ordinary Shares, LBBB Rights and LBBB Warrants.
Subject to the limitations and qualifications described in “— Material U.S. Federal Income Tax Consequences,” including the application of the PFIC rules and Section 367(b) of the Code, the Reincorporation may qualify as a “reorganization” within the meaning of Section 368 of the Code and, as a result, a U.S. Holder (as defined below) would not recognize gain or loss on the exchange of LBBB Ordinary Shares, LBBB Rights or the LBBB Warrants for PubCo Common Stock or PubCo Warrants, as applicable, pursuant to the Reincorporation. If the Reincorporation qualifies as a “reorganization” within the meaning of Section 368 of the Code, a U.S. Holder of Lakeshore securities may still recognize gain (but not loss) or be required to include the “all earnings and profits amount” upon the exchange of its Lakeshore securities for PubCo securities pursuant to the Reincorporation under Section 367(b) of the Code.
Alternatively, if the Reincorporation does not qualify as a “reorganization” within the meaning of Section 368 of the Code, then a U.S. Holder that exchanges its LBBB Ordinary Shares, LBBB Rights or LBBB Warrants for the consideration under the Business Combination will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the PubCo Common Stock and PubCo Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the LBBB Ordinary Shares and LBBB Warrants exchanged therefor.
In addition, U.S. Holders of LBBB Ordinary Shares, LBBB Rights and LBBB Warrants may be subject to adverse U.S. federal income tax consequences under the PFIC. Please see “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Reincorporation to U.S. Holders of Lakeshore Securities — Passive Foreign Investment Company Status” for a more detailed discussion with respect to Lakeshore’s potential PFIC status and certain tax implications thereof.
Further, because the Reincorporation will occur immediately prior to the redemption of LBBB Ordinary Shares, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Reincorporation. All U.S. Holders considering exercising redemption rights with respect to their LBBB Ordinary Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Reincorporation and exercise of redemption rights.
Lakeshore may be or may have been a PFIC during a U.S. Holder’s holding period.
If Lakeshore is a PFIC or has been a PFIC during a U.S. Holder’s holding period, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences as a result of the Reincorporation. There is no assurance that Lakeshore is not currently or has not been a PFIC during a U.S. Holder’s holding period. If (a) Lakeshore has been a PFIC for any taxable year during the holding period of a U.S. Holder (and a U.S. Holder of LBBB Ordinary Shares has not made certain elections with respect to its LBBB Ordinary Shares), and (b) PubCo is not a PFIC in the taxable year of the Reincorporation, such U.S. Holder would likely recognize gain (but not loss if the Reincorporation qualifies as a “reorganization” within the meaning of Section 368 of the Code) upon the exchange of LBBB Ordinary Shares and LBBB Warrants as applicable, for PubCo Common Stock or PubCo Warrants pursuant to the Reincorporation. Please see “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Reincorporation to U.S. Holders of Lakeshore Securities — Passive Foreign Investment Company Status” for a more detailed discussion with respect to Lakeshore’s potential PFIC status and certain tax implications thereof.
If the Merger does not qualify as a reorganization under Section 368(a) of the Code, U.S. Holders of Nature’s Miracle common stock may be required to pay substantial U.S. federal income taxes.
Nature’s Miracle’s obligation to effect the Merger is conditioned on its receipt of an opinion from its tax counsel, [•], to the effect that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The opinion will be based on certain assumptions and representations as to factual matters from Nature’s Miracle, Lakeshore, PubCo and Merger Sub, as well as certain covenants by those parties. In addition, the opinion is based on current law and cannot be relied upon if current law changes with retroactive effect. The opinion of counsel is not binding upon the Internal Revenue Service (the “IRS”) or the courts, and there can be no assurance that the IRS or a court will not take a contrary position. Nature’s Miracle and Lakeshore do not intend to request a ruling from the IRS regarding any aspects of the U.S. federal income tax consequences of the Merger. If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then a U.S. Holder that exchanges its Nature’s Miracle common stock for PubCo Common Stock, as applicable, may recognize gain in connection with the Merger and may be subject to substantial U.S. federal income taxes. For more information on the material U.S. federal income tax consequences of the Merger to U.S. Holders of Nature’s Miracle securities, see “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Nature’s Miracle Securities.”
We may be subject to the Excise Tax included in the Inflation Reduction Act of 2022 in the event of a liquidation or in connection with redemptions of our common stock after December 31, 2022.
On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which, among other things, imposes a 1% excise tax on any publicly traded domestic corporation that repurchases its stock after December 31, 2022 (the “Excise Tax”). The Excise Tax is imposed on the fair market value of the repurchased stock, with certain exceptions. Because we will be a Delaware corporation as a result of the Reincorporation, and because our securities will trade on Nasdaq following the date of this prospectus, we will be a “covered corporation” within the meaning of the Inflation Reduction Act following this offering. While not free from doubt, absent any further guidance from Congress, the Excise Tax may apply to any redemptions of our common stock after December 31, 2022, including redemptions in connection with an initial business combination, unless an exemption is available. Issuances of securities in connection with our initial business combination transaction (including any PIPE transaction at the time of our initial business combination) are expected to reduce the amount of the Excise Tax in connection with redemptions occurring in the same calendar year, but the number of securities redeemed may exceed the number of securities issued. In addition, because the Excise tax would be payable by us, and not by the redeeming holder, the mechanics of any required payment of the Excise tax have not been determined. Further, the application of the Excise tax in the event of a liquidation is uncertain. Consequently, the Excise Tax may make a transaction with us less appealing to potential business combination targets. Further, the application of the Excise Tax in the event of a liquidation is uncertain.
Going public through a merger rather than an underwritten offering presents risks to unaffiliated investors. Subsequent to completion of the Business Combination, PubCo may be required to take write-downs or write- offs, restructure its operations, or take impairment or other charges, any of which that could have a significant negative effect on PubCo’s financial condition, results of operations and share price, which could cause you to lose some or all of your investment.
Going public through a merger rather than an underwritten offering, as Nature’s Miracle is seeking to do through the Business Combination, presents risks to unaffiliated investors. Such risks include the absence of a due diligence investigation conducted by an underwriter that would be subject to liability for any material misstatements or omissions in a registration statement. Although Lakeshore has conducted due diligence on Nature’s Miracle’s business, Lakeshore cannot assure you that this due diligence has identified all material issues that may be present in Nature’s Miracle’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Nature’s Miracle’s business and outside of Lakeshore’s and Nature’s Miracle’s control will not later arise. As a result of these factors, PubCo may, following the Business Combination, be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if Lakeshore’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Lakeshore’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on PubCo’s liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about PubCo or its securities. Accordingly, any of Lakeshore’s shareholders who choose to remain shareholders of PubCo following the Business Combination could suffer a reduction in the value of their shares and these shareholders are unlikely to have a remedy for the reduction in value.
Risks Related to Ownership of PubCo’s Securities
Although PubCo expects its shares will be traded on the Nasdaq Global Market, PubCo can provide no assurance that its common stock will meet the Nasdaq initial listing requirements upon consummation of the Business Combination or continue to meet Nasdaq continued listing requirements thereafter. If PubCo fails to comply with the continuing listing standards of Nasdaq, its securities could be delisted.
PubCo expects that its common stock and warrants will be traded on the Nasdaq Global Market under the symbols “NMI”. There can be no assurance, however, that PubCo will meet the initial listing requirements for inclusion of its common stock and warrants on Nasdaq. Although the listing of its common stock on Nasdaq is a condition to the closing of the Business Combination pursuant to the Merger Agreement, Nature’s Miracle may waive this condition to closing. Even if PubCo’s Common Stock and Warrants is listed on Nasdaq at the closing of the Business Combination, PubCo may in the future fail to satisfy the continued listing requirements of Nasdaq, such as the stockholder equity requirements or the minimum closing bid price requirement. In the event it fails to comply with the continued listing requirements of Nasdaq, PubCo can provide no assurance that any action taken by it to restore compliance with listing requirements would prevent its common stock from dropping below the Nasdaq minimum bid price requirement, improve its stockholders’ equity or otherwise prevent future non-compliance with Nasdaq’s continued listing requirements. In such event, Nasdaq would delist PubCo Common Stock. In addition, there can be no assurance that PubCo Warrants will be listed on Nasdaq or another national securities exchange. If PubCo Common Stock or PubCo Warrants are not listed on Nasdaq or another national securities exchange upon consummation of the Business Combination, or if its common stock or warrants are subsequently delisted, it would likely have a negative effect on the price of such securities and would impair your ability to sell or purchase such securities when you wish to do so.
Concentration of ownership among Nature’s Miracle’s existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.
Immediately after the closing of the Business Combination, PubCo anticipates that its directors and executive officers and their affiliates as a group will beneficially own approximately [ ]% of PubCo’s outstanding common stock, assuming no conversions of Lakeshore’s ordinary shares into a pro rata portion of the Trust Account in connection with the Business Combination, or approximately [ ]%, assuming maximum conversions of Lakeshore’s ordinary shares into a pro rata portion of the Trust Account in connection with the Business Combination. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of the PubCo’s certificate of incorporation and any approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.
Sales of a substantial number of shares of PubCo’s securities in the public market could cause the price of its securities to fall.
Immediately after the completion of the Business Combination, PubCo will have approximately [ ] outstanding shares of common stock, assuming no conversions of LBBB Ordinary Shares into a pro rata portion of the Trust Account in connection with the Business Combination, or approximately [ ] outstanding shares of common stock, assuming full conversions of LBBB Ordinary Shares into a pro rata portion of the Trust Account in connection with the Business Combination.
PubCo also will have outstanding warrants to purchase [ ] shares of its common stock, immediately after the completion of the Business Combination, which will remain outstanding regardless of the number of redemptions, including by shareholders that may have redeemed their LBBB Ordinary Shares. Using the closing price of LBBB Warrants on Nasdaq of $[ ], as of [ ], 2023, the aggregate fair value of PubCo Warrants that can be retained by redeeming shareholders is approximately $[ ]. See “Questions and Answers About The Business Combination and the Extraordinary General Meeting — If I am a holder of warrants, can I exercise redemption rights with respect to my warrants?”
These outstanding warrants will become exercisable 30 days following the Closing at an exercise price of $11.50 per share. In addition, [ ] million shares of common stock will be available for future issuance under the Incentive Plan. To the extent such warrants are exercised, or PubCo grants additional stock options or other stock-based awards under the Incentive Plan, additional shares of common stock will be issued, which will result in dilution to the holders of PubCo Common Stock and increase the number of shares eligible for resale in the public market.
Furthermore, although the shares of common stock issued in the Business Combination are subject to lock-up restrictions, as described elsewhere in this proxy statement/prospectus, upon the lapse of these lock-up restrictions, a substantial number of additional shares of common stock will become eligible for resale in the public market.
Sales of a substantial number of shares of common stock or warrants in the public market or the perception that these sales might occur could depress the market price of the common stock and/or warrants and could impair PubCo’s ability to raise capital through the sale of additional equity securities. PubCo is unable to predict the effect that sales may have on the prevailing market price of its common stock and warrants.

The grant and future exercise of registration rights may adversely affect the market price of PubCo’s securities upon consummation of the Business Combination.
Pursuant to a registration rights agreement to be entered into in connection with the Business Combination and which is described elsewhere in this proxy statement/prospectus, certain stockholders will be able to demand that PubCo register their registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that PubCo undertakes. Following the consummation of the Business Combination, PubCo intends to file and maintain an effective registration statement under the Securities Act covering such securities.
The registration of these securities will permit the public resale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of PubCo’s securities post-Business Combination.
PubCo’s amended and restated certificate of incorporation will grant its board the power to issue additional shares of common and preferred stock and to designate series of preferred stock, all without stockholder approval.
PubCo will be authorized to issue [ ] shares of capital stock, of which [ ] shares will be authorized as preferred stock. PubCo’s board of directors, without any action by its stockholders, may designate and issue shares of preferred stock in such series as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights, provided it is consistent with Delaware law.
The rights of holders of our preferred stock that may be issued could be superior to the rights of holders of PubCo Common Stock. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to shares of the common stock. Further, any issuances of additional stock (common or preferred) will dilute the percentage of ownership interest of then current holders of PubCo’s capital stock and may dilute its book value per share.
Neither Nature’s Miracle nor Lakeshore has ever paid cash dividends on its capital stock, and PubCo does not anticipate paying dividends in the foreseeable future.
Neither Nature’s Miracle nor Lakeshore has ever paid cash dividends on any of its capital stock and PubCo currently intends to retain any future earnings to fund the growth of its business. Any determination to pay dividends in the future will be at the discretion of PubCo’s board of directors and will depend on its financial condition, operating results, capital requirements, general business conditions and other factors that the board may deem relevant. As a result, capital appreciation, if any, of its common stock will be the sole source of gain for the foreseeable future.
The trading price PubCo’s securities is likely to be volatile, and you may not be able to sell its securities at or above the price you paid.
PubCo expects the trading price of its common stock and warrants to be volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:
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actual or anticipated fluctuations in operating results;

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failure to meet or exceed financial estimates and projections of the investment community or that PubCo provides to the public;

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issuance of new or updated research or reports by securities analysts or changed recommendations for its stock or the transportation industry in general;

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announcements by PubCo or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

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operating and share price performance of other companies that investors deem comparable to PubCo;

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PubCo’s focus on long-term goals over short-term results;

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the timing and magnitude of PubCo’s investments in the growth of it business;

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actual or anticipated changes in laws and regulations affecting PubCo’s business;

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additions or departures of key management or other personnel;

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disputes or other developments related to PubCo’s intellectual property or other proprietary rights, including litigation;

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PubCo’s ability to market new and enhanced products and technologies on a timely basis;

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sales of substantial amounts of the common stock by executive officers, directors or significant stockholders or the perception that such sales could occur;

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changes in PubCo’s capital structure, including future issuances of securities or the incurrence of debt;

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the impact of the COVID-19 pandemic and the response of governments and business to the pandemic; and

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general economic, political and market conditions.

In addition, the stock market in general, and Nasdaq in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of PubCo’s securities, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against PubCo, could result in substantial costs and a diversion of its management’s attention and resources.
If securities or industry analysts issue an adverse opinion regarding PubCo Common Stock or do not publish research or reports about PubCo, the price and trading volume of its securities could decline.
The trading market for PubCo Common Stock and warrants will depend in part on the research and reports that equity research analysts publish about the company and its business. PubCo does not control these analysts or the content and opinions included in their reports. Securities analysts may elect not to provide research coverage of our company and such lack of research coverage may adversely affect the market price of its common stock and warrants. The price of its common stock and warrants could also decline if one or more equity research analysts downgrade their recommendations with respect to its common stock and warrants, change their price targets, issue other unfavorable commentary or cease publishing reports about PubCo or its business. If one or more equity research analysts cease coverage of the company, PubCo could lose visibility in the market, which in turn could cause the price of its securities to decline.
PubCo may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
Following the Business Combination, PubCo may redeem outstanding PubCo Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants. PubCo will have the ability to redeem outstanding PubCo Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of PubCo Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrant holders. The private warrants have terms and provisions that are identical to those of the warrants being sold as part of the LBBB Units, including with respect to redeemability.
PubCo will not redeem the warrants as described above unless a registration statement under the Securities Act covering the PubCo Common Stock issuable upon exercise of such warrants is effective and a current prospectus relating to the PubCo Common Stock is available throughout the 30-day redemption period. If and when the PubCo Warrants become redeemable by PubCo, PubCo may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding PubCo Warrants could force you (i) to exercise your PubCo Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, to sell your PubCo Warrants at the then-current market price when you might otherwise wish to hold your PubCo Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding PubCo Warrants are called for redemption, is likely to be substantially less than the market value of your PubCo Warrants.
The value received upon exercise of the PubCo Warrants (1) may be less than the value the holders would have received if they had exercised their PubCo Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the PubCo Warrants.
As of [ ], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the last reported sale of price of LBBB Ordinary Shares was $[ ] per share, which is below the threshold required for redemption.
In the event PubCo elects to redeem the PubCo Warrants that are subject to redemption, PubCo will mail the notice of redemption by first class mail, postage prepaid, not less than thirty days prior to the redemption date to the registered holders of the PubCo Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in such manner will be conclusively presumed to have been duly given whether or not the registered holder received such notice, and PubCo is not required to provide any notice to the beneficial owners of such warrants. Additionally, while PubCo is required to provide such notice of redemption, PubCo is not separately required to, and does not currently intend to, notify any holders of when the PubCo Warrants become eligible for redemption. If you do not exercise your PubCo Warrants in connection with a redemption, including because you are unaware that such PubCo Warrants are being redeemed, you would only receive the nominal redemption price for your PubCo Warrants.
Anti-takeover provisions contained in the PubCo’s amended and restated certificate of incorporation and bylaws, and in applicable law, could impair a takeover attempt.
Upon the Closing of the Business Combination, PubCo’s amended and restated certificate of incorporation and bylaws will afford certain rights and powers to its board of directors that could contribute to the delay or prevention of an acquisition that it deems undesirable, including:
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a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of PubCo’s board of directors;

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the ability of PubCo’s board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

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the right of PubCo’s board of directors to elect a director to fill a vacancy created by the expansion of PubCo’s board of directors or the resignation, death or removal of a director, which may prevent stockholders from being able to fill vacancies on PubCo’s board of directors;

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the requirement that a special meeting of stockholders may be called only by the board of directors or the chairman of the board of directors of PubCo, which could delay the ability of PubCo’s stockholders to force consideration of a proposal or to take action, including the removal of directors; and

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the requirement for the affirmative vote of holders of at least 66% of the voting power of all of the then- outstanding shares of the voting stock, voting together as a single class, to amend certain provisions of PubCo’s amended and restated certificate of incorporation or to amend PubCo’s amended and restated bylaws, which may inhibit the ability of an acquiror to effect such amendments to facilitate an unsolicited takeover attempt.

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PubCo also is subject to Section 203 of the Delaware General Corporation Law and other provisions of Delaware law that limit the ability of stockholders in certain situations to effect certain business combinations. Any of the foregoing provisions and terms that has the effect of delaying or deterring a change in control could limit the opportunity for stockholders to receive a premium for their shares of common stock, and could also affect the price that some investors are willing to pay for the common stock.
PubCo’s amended and restated certificate of incorporation will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with PubCo or its directors, officers, employees or stockholders.
PubCo’s amended and restated certificate of incorporation will require, to the fullest extent permitted by law, that derivative actions brought in its name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. These provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Securities Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of PubCo’s capital stock will be deemed to have notice of and consented to the forum provisions in the amended and restated certificate of incorporation. In addition, the amended and restated certificate of incorporation and bylaws will provide that, to the fullest extent permitted by law, claims made under the Securities Act must be brought in federal district court.
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with PubCo or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims and result in increased costs for investors to bring a claim. Alternatively, if a court were to find the choice of forum provision contained in the amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, PubCo may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

THE EXTRAORDINARY GENERAL MEETING
General
We are furnishing this proxy statement/prospectus to Lakeshore shareholders as part of the solicitation of proxies by Lakeshore’s board of directors for use at the Extraordinary General Meeting to be held on [  ], 2023 and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about [  ], 2023 in connection with the vote on the Reincorporation Proposal, the Charter Proposals, the Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Extraordinary General Meeting.
Date, Time and Place
The Extraordinary General Meeting will be held at 667 Madison Avenue, New York, NY 10065 on [  ], 2023 at [  ]:00 a.m. Eastern Time, and virtually by means of a teleconference by visiting https://www.cstproxy.com/[  ].
Purpose of the Extraordinary General Meeting
At the Extraordinary General Meeting, we are asking holders of LBBB Ordinary Shares to approve the following Proposals:
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The Reincorporation Proposal to approve the Reincorporation;

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The Charter Proposals to approve the material differences between PubCo’s proposed charter and PubCo’s amended and restated articles of association;

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The Merger Proposal to approve the Merger;

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The Nasdaq Proposal to approve (i) the issuance of more than 20% of the issued and outstanding LBBB Ordinary Shares and the resulting change in control in connection with the Merger;

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The Director Election Proposal to approve the appointment of PubCo’s Board of Directors effective as of the closing of the Business Combination in accordance with the Merger Agreement;

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The Incentive Plan Proposal to approve PubCo’s Incentive Plan; and

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The Adjournment Proposal to approve the adjournment of the Extraordinary General Meeting if it is determined by the officer presiding over the Extraordinary General Meeting that more time is necessary for Lakeshore to consummate the Business Combination and the other transactions contemplated by the Merger Agreement.

Recommendation of Lakeshore’s Board of Directors
Lakeshore’s board of directors:
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has determined that each of the Reincorporation Proposal, the Charter Proposals, the Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal, are fair to, and in the best interests of, Lakeshore and its shareholders;

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has approved the Reincorporation Proposal, the Charter Proposals, the Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal; and

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recommends that Lakeshore shareholders vote “FOR” each of the Reincorporation Proposal, the Charter Proposals, the Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal.

Lakeshore’s board of directors have interests that may be different from or in addition to your interests as a shareholder. See “Proposal No. 3 The Merger Proposal — Interests of Certain Persons in the Business Combination” in this proxy statement/prospectus for further information.

Record Date; Who is Entitled to Vote
We have fixed the close of business on [  ], 2023, as the record date for determining those Lakeshore shareholders entitled to notice of and to vote at the Extraordinary General Meeting. As of the close of business on the record date, there were [  ] LBBB Ordinary Shares outstanding and entitled to vote. Each holder of LBBB Ordinary Shares is entitled to one vote per share on each of the Proposals.
As of the record date, the initial shareholders including the Sponsor and our officers and directors collectively owned and were entitled to vote [  ] LBBB Ordinary Shares, or approximately [  ]% of Lakeshore’s issued and outstanding shares. With respect to the Business Combination, they have agreed, pursuant to the Purchaser Support Agreement, to vote their LBBB Ordinary Shares in favor of the Reincorporation Proposal, the Merger Proposal, and the other Proposals.
Quorum and Required Vote for the Proposals
A quorum of Lakeshore shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting if a majority of the shares of capital stock issued and outstanding as of the record date and entitled to vote at the Extraordinary General Meeting is represented in person or virtually or by proxy.
Approval of each of the Reincorporation Proposal and the Charter Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. Approval of each of the Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof.
Abstentions and Broker Non-Votes
Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and accordingly will have no effect on any of the Proposals. If you return your proxy card without an indication of how you wish to vote, this will be treated as an abstention and will have no effect on the Reincorporation Proposal, the Merger Proposals or any of the other Proposals. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Reincorporation Proposal, the Merger Proposal or any of the other Proposals.
Voting Your Shares
Each LBBB Ordinary Share that you own as of the record date in your name entitles you to one vote for each Proposal on which such shares are entitled to vote at the Extraordinary General Meeting. Your proxy card shows the number of LBBB Ordinary Shares that you own.
There are two ways to ensure that your LBBB Ordinary Shares are voted at the Extraordinary General Meeting:
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You can cause your shares to be voted by signing and returning the enclosed proxy card. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by Lakeshore’s board of directors, “FOR” the adoption of the Reincorporation Proposal, the Charter Proposals, the Merger Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal. Votes received after a matter has been voted upon at the Extraordinary General Meeting will not be counted.

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You can attend the Extraordinary General Meeting in person or virtually and vote in person or through the virtual meeting platform. Instructions for voting may be found on your proxy card.

However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.
IN ORDER TO REDEEM YOUR SHARES, YOU MUST TENDER YOUR SHARES TO OUR TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES FOR REDEMPTION BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE TENDERED SHARES WILL NOT BE REDEEMED FOR CASH AND WILL BE RETURNED TO THE APPLICABLE SHAREHOLDER. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BROKER OR BANK TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
Revoking Your Proxy
If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
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you may send another proxy card with a later date;

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if you are a record holder, you may notify our proxy solicitor, [Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford CT 06902, Toll-Free (800) 662-5200 or (203) 658-9400], Email: [LBBB.info@investor.morrowsodali.com] in writing before the Extraordinary General Meeting that you have revoked your proxy; or

•
you may attend the Extraordinary General Meeting in person or virtually, revoke your proxy, and vote in person or through the virtual meeting platform, as indicated above.

Who Can Answer Your Questions About Voting Your Shares
If you have any questions about how to vote or direct a vote in respect of your ordinary shares, you may contact our proxy solicitor:
[Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower, Stamford CT 06902
Toll-Free (800) 662-5200 or (203) 658-9400
Email: LBBB.info@investor.morrowsodali.com]
No Additional Matters May Be Presented at the Extraordinary General Meeting
This Extraordinary General Meeting has been called only to consider the approval of the Proposals.
Redemption Rights
Pursuant to Lakeshore’s amended and restated memorandum and articles of association, a holder of LBBB Ordinary Shares has the right to have its public shares redeemed for cash equal to its pro rata share of the Trust Account (net of taxes payable) in connection with the Business Combination.
Public shareholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of LBBB Ordinary Shares as of the record date. Any public shareholder who holds LBBB Ordinary Shares on or before [  ], 2023 (two (2) business days before the Extraordinary General Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

If you are a public shareholder and you seek to have your shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern Time, on [  ], 2023 (two (2) business days before the Extraordinary General Meeting), that Lakeshore redeem your shares into cash; and (ii) submit your request in writing to Lakeshore’s transfer agent, at the address listed at the end of this section and deliver your shares to Lakeshore’s transfer agent physically or electronically using the DWAC system at least two (2) business days prior to the vote at the Extraordinary General Meeting. In order to validly request redemption, you must either make a request for redemption on the proxy card or separately send a request in writing to Lakeshore’s transfer agent. The proxy card or separate request must be signed by the applicable shareholder in order to validly request redemption. A shareholder is not required to submit a proxy card or vote in order to validly exercise redemption rights.
You may tender the LBBB Ordinary Shares for which you are electing redemption by two (2) business days before the Extraordinary General Meeting by either:
•
Delivering certificates representing the LBBB Ordinary Shares to Lakeshore’s transfer agent, or

•
Delivering the LBBB Ordinary Shares electronically through the DWAC system.

Lakeshore shareholders will be entitled to redeem their LBBB Ordinary Shares for a full pro rata share of the Trust Account (currently anticipated to be no less than approximately $[  ] per share) net of taxes payable.
Any corrected or changed written demand of redemption rights must be received by Lakeshore’s transfer agent two (2) business days prior to the Extraordinary General Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the transfer agent at least two (2) business days prior to the vote at the Extraordinary General Meeting.
In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to Lakeshore’s transfer agent or deliver your shares to the transfer agent electronically using The Depository Trust Company’s DWAC System, in each case, two (2) business days before the Extraordinary General Meeting.
Through the DWAC system, this electronic delivery process can be accomplished by contacting your broker and requesting delivery of your shares through the DWAC system. Delivering shares physically may take significantly longer. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC, and Lakeshore’s transfer agent will need to act together to facilitate this request. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $[45] and the broker would determine whether or not to pass this cost on to the redeeming holder. It is Lakeshore’s understanding that Lakeshore shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. Lakeshore does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical share certificate. Lakeshore shareholders who request physical share certificates and wish to redeem may be unable to meet the deadline for tendering their shares before exercising their redemption rights and thus will be unable to redeem their shares.
In the event that a shareholder tenders its shares and decides prior to the consummation of the Business Combination that it does not want to redeem its shares, the shareholder may withdraw the tender. In the event that a shareholder tenders shares and the Business Combination is not completed, these shares will not be redeemed for cash and the physical certificates representing these shares will be returned to the shareholder promptly following the determination that the Business Combination will not be consummated. Lakeshore anticipates that a shareholder who tenders shares for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such shares soon after the completion of the Business Combination.
If properly demanded by Lakeshore public shareholders, Lakeshore will redeem each share into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of [  ], 2023, this would amount to approximately $[  ] per share. If you exercise your redemption rights, you will be exchanging your LBBB

Ordinary Shares for cash and will no longer own the shares. In the absence of shareholder approval for a further extension, if Lakeshore is unable to complete the Business Combination by March 11, 2023 (or until June 11, 2023 as applicable, unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association), it will liquidate and dissolve and public shareholders would be entitled to receive approximately $[  ] per share upon such liquidation.
Holders of outstanding LBBB Units must separate the underlying LBBB Ordinary Shares, LBBB Rights and LBBB Warrants prior to exercising redemption rights with respect to the LBBB Ordinary Shares. If LBBB Units are registered in a holder’s own name, the holder must deliver the certificate for its LBBB Units to the transfer agent with written instructions to separate the LBBB Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the LBBB Ordinary Shares from the LBBB Units.
If a broker, dealer, commercial bank, trust company or other nominee holds LBBB Units for an individual or entity (such individual or entity, the “beneficial owner”), the beneficial owner must instruct such nominee to separate the beneficial owner’s LBBB Units into their individual component parts. The beneficial owner’s nominee must send written instructions by facsimile to the transfer agent. Such written instructions must include the number of LBBB Units to be separated and the nominee holding such LBBB Units. The beneficial owner’s nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant LBBB Units and a deposit of an equal number of LBBB Ordinary Shares and LBBB Warrants. This must be completed far enough in advance to permit the nominee to exercise the beneficial owner’s redemption rights upon the separation of the LBBB Ordinary Shares from the LBBB Units. While this is typically done electronically the same business day, beneficial owners should allow at least one full business day to accomplish the separation. If beneficial owners fail to cause their LBBB Ordinary Shares to be separated in a timely manner, they will likely not be able to exercise their redemption rights.
If you have questions regarding the certification of your position or delivery of your shares, please contact:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, NY 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com
Tendering Ordinary Shares Certificates in connection with Redemption Rights
Lakeshore is requiring Lakeshore public shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to Lakeshore’s transfer agent, or to deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC System, at the holder’s option at least two (2) business days prior to the Extraordinary General Meeting. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker $[45] and it would be up to the broker whether to pass this cost on to the redeeming holder. However, this fee would be incurred regardless of whether Lakeshore requires holders seeking to exercise redemption rights to tender their ordinary shares. The need to deliver ordinary shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.
Any request for redemption, once made, may be withdrawn at any time up to the closing of the Business Combination. Furthermore, if a shareholder delivered his certificate for redemption and subsequently decided, at any time up to the closing of the Business Combination, not to elect redemption, he may simply request that the transfer agent return the certificate (physically or electronically).

A redemption payment will only be made in the event that the proposed Business Combination is consummated. If the proposed Business Combination is not completed for any reason, then public shareholders who exercised their redemption rights would not be entitled to receive the redemption payment. In such case, Lakeshore will promptly return the share certificates to the public shareholder.
Dissenter Rights
Dissenter rights are not available to holders of LBBB Ordinary Shares under the Companies Law or under the governing documents of Lakeshore in connection with the Proposals.
Proxies and Proxy Solicitation Costs
We are soliciting proxies on behalf of Lakeshore’s board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Lakeshore and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement/prospectus and proxy card. Morrow Sodali LLC, a proxy solicitation firm that Lakeshore has engaged to assist it in soliciting proxies, will be paid its customary fee and out-of-pocket expenses.
Lakeshore will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Lakeshore will reimburse them for their reasonable expenses.
If you send in your completed proxy card, you may still vote your shares in person or through the virtual meeting platform if you revoke your proxy before it is exercised at the Extraordinary General Meeting.

PROPOSAL NO. 1
THE REINCORPORATION PROPOSAL
The discussion in this proxy statement/prospectus of the Business Combination, and the principal terms of the Merger Agreement, is subject to, and is qualified in its entirety by reference to, the Merger Agreement. The full text of the Merger Agreement is attached hereto as Annex A, which is incorporated by reference herein.
Purpose of the Reincorporation Proposal
The purpose of the Reincorporation is to establish a Delaware corporation as the parent entity of Nature’s Miracle. As a result of the Reincorporation, Lakeshore shareholders will no longer be shareholders of Lakeshore and (other than Lakeshore shareholders who exercise their redemption rights) will become stockholders of PubCo. The Reincorporation is a condition to the consummation of the Business Combination. Being reincorporated in Delaware will create operational efficiencies for the combined company due to the fact that Nature’s Miracle and its subsidiaries are all located in the United States and a Delaware corporation will provide its stockholders with certain rights not afforded to them by a Cayman Islands exempted company. The Reincorporation will be completed immediately prior to the Business Combination. As part of the Business Combination, PubCo’s corporate name will be changed to “Nature’s Miracle Holding Inc.”
Summary of the Reincorporation
The Merger Agreement was entered into by and among Lakeshore, Merger Sub, Nature’s Miracle and certain other parties on September 9, 2022. Lakeshore will reincorporate to Delaware by merging with and into the PubCo, a Delaware corporation and wholly-owned subsidiary of Lakeshore. The separate corporate existence of Lakeshore will cease and PubCo will continue as the surviving corporation and the public entity. At the closing of the Reincorporation, which will occur immediately prior to the Merger, Lakeshore’s outstanding securities will be converted into equivalent securities of PubCo, as follows:
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Each LBBB Unit will be automatically separated into its constituent securities, with each constituent security being automatically converted into a security of PubCo as described below.

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Each LBBB Ordinary Share, issued and outstanding immediately prior to the effective time of the Reincorporation (other than any redeemed shares), will automatically be cancelled and cease to exist and for each LBBB Ordinary Share, PubCo will issue to each Lakeshore shareholder (other than Lakeshore’s shareholders who exercise their redemption rights in connection with the Business Combination) one validly issued share of PubCo Common Stock, which, unless explicitly stated herein, will be fully paid.

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Each LBBB Right issued and outstanding immediately prior to effective time of the Reincorporation will automatically be converted into one-tenth of one share of PubCo Common Stock.

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Each LBBB Warrant issued and outstanding immediately prior to effective time of the Reincorporation will automatically be converted into a PubCo Warrant to purchase one share of PubCo Common Stock. The PubCo Warrants will have substantially the same terms and conditions as set forth in the LBBB Warrants.

Full Text of the Resolution to be Approved
“RESOLVED, as a special resolution, that:
(a)
Lakeshore Acquisition II Corp. (the “Company”) be authorized to merge with and into LBBB Merger Corp., a Delaware corporation (the “Surviving Company”), so that Surviving Company be the surviving company and all the undertaking, property and liabilities of the Company vest in the Surviving Company by virtue of such merger pursuant to the Companies Law (2021 Revision) of the Cayman Islands;

(b)
the Plan of Merger in the form annexed to the proxy statement/prospectus in respect of the meeting (the “Plan of Merger”) be authorized, approved and confirmed in all respects;

(c)
the Company be authorized to enter into the Plan of Merger;

(d)
the Plan of Merger be executed by any one Director on behalf of the Company and any Director be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands; and

(e)
all actions taken and any documents or agreements executed, signed or delivered prior to or after the date hereof by any Director or officer of the Company in connection with the transactions contemplated hereby be and are hereby approved, ratified and confirmed in all respects.”

Required Vote
Approval of the Reincorporation Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. Adoption of the Reincorporation Proposal is conditioned upon the adoption of the Merger Proposal. It is important for you to note that in the event that either of the Reincorporation Proposal or the Merger Proposal is not approved, then Lakeshore will not consummate the Business Combination.
Recommendation of Lakeshore’s Board of Directors
After careful consideration, Lakeshore’s board of directors determined that the Reincorporation forming part of the Business Combination with Nature’s Miracle is in the best interests of Lakeshore and its shareholders. On the basis of the foregoing, Lakeshore’s board of directors has approved and declared advisable the Business Combination with Nature’s Miracle and recommends that you vote or give instructions to vote “FOR” adoption of the Reincorporation Proposal.

PROPOSAL NO. 2
THE CHARTER PROPOSALS
Overview
Shortly before completion of the Business Combination, we are seeking to adopt PubCo’s Proposed Charter. Upon completion of the Reincorporation Merger, your rights as a security holder of PubCo will be governed by PubCo’s Proposed Charter. The following table sets forth a summary of the material differences between PubCo’s Proposed Charter and Lakeshore’s amended and restated memorandum and articles of association. This summary is qualified by reference to the complete text of PubCo’ Proposed Charter, which we sometimes refer to as the “proposed charter,” a copy of which is attached to this proxy statement/prospectus as Annex C. All shareholders are encouraged to read the proposed charter in its entirety for a complete description of its terms.
Change	Existing Charter	Charter Proposal
Corporate Name (Proposal 2A)	The name of Lakeshore under the existing charter is “Lakeshore Acquisition II Corp.”	PubCo’s proposed charter provides that the name of PubCo will be “Nature’s Miracle, Inc.”
Required Vote to Amend the Charter (Proposal 2B)
The existing charter may be amended by Ordinary Resolution to make alteration to its share capital, including: (a) increase its share capital; (b) consolidate and divide all or any of its share capital; (c) subdivide its existing shares; and (d) cancel any shares that have not been taken.
Subject to the provisions of the Companies Law (2021 Revision) and the provisions of the articles as regards the matters to be dealt with by Ordinary Resolution, the existing charter may be amended by Special Resolution to: (a) change its name; (b) alter or amend the articles; and (c) alter or amend the memorandum.
“Ordinary Resolution” means a resolution passed by a simple majority of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution.
“Special Resolution” has the same meaning as in the Companies Law, being a resolution passed by at least two-thirds of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution.
PubCo’s proposed charter requires, in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by PubCo’s proposed charter, or by any preferred stock designation, the affirmative vote of the holders of a majority in voting power of the stock entitled to vote thereon, to amend, alter, change or repeal any provision of PubCo’s proposed charter, or to adopt any new provision of PubCo’s proposed charter; provided, however, that the affirmative vote of the holders of at least 66% in voting power of the stock entitled to vote thereon shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Article FIFTH (Management), Article SEVENTH (Director’s Personal Lability), Article EIGHTH (Indemnification), Article NINTH (Stockholders Meetings Modality), Article TENTH (Call of Stockholders Meetings), Article TWELFTH (Amending Bylaws), Article THIRTEENTH (Forum Selection and Personal Jurisdiction), and this sentence of PubCo’s proposed charter, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other provision of PubCo’s proposed charter).

Change	Existing Charter	Charter Proposal
Required Vote to Amend the Bylaws (Proposal 2C)	See above “Required Vote to Amend the Charter.”	In PubCo’s proposed charter, the board of PubCo is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the board of PubCo without any action on the part of the stockholders. In addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by PubCo’s proposed charter, or by any preferred stock designation, the Bylaws may also be amended, altered or repealed and new Bylaws may be adopted by the affirmative vote of the holders of at least 66% in voting power of the stock entitled to vote thereon.
Classified Board (Proposal 2D)	The existing charter provides that the Lakeshore board of directors shall be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The number of directors in each class shall be as nearly equal as possible.	PubCo’s proposed charter provides that, subject to the rights of holders of any series of Preferred Stock to elect directors, the board of PubCo shall be and is divided into three classes with only one class of directors being elected in each year. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire board. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected.
Director Election and Director Vacancies (Proposal 2E)
The existing charter provides that the directors may be appointed by Ordinary Resolution.
The directors may appoint any person to be a director, either to fill a vacancy or as an additional director, provided that such appointment does not cause the number of directors to exceed any number fixed by or in accordance with the articles.

Pursuant to Section 216 of the DGCL, directors shall be elected by the affirmative vote of at least a plurality of the total voting power of all the then-outstanding shares of stock of PubCo entitled to vote generally in the election of directors (other than those directors elected by the holders of any series of preferred stock, who shall be elected pursuant to the terms of such preferred stock).
PubCo’s proposed charter provides that newly created directorships (including those created by the board) or any vacancy on the board of directors shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, or by a sole remaining director and shall not be filled by the stockholders.

Change	Existing Charter	Charter Proposal
Director Removal (Proposal 2F)	A director may be removed from office (a) by Ordinary Resolution or (b) by all of the other directors (being not less than two in number) either by a resolution passed by all of the other directors at a meeting duly convened and held in accordance with the articles or by a resolution in writing signed by all of the other directors.	PubCo’s proposed charter provides that any director or the entire board of PubCo may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66% in voting power of the stock entitled to vote thereon.
Special Meetings (Proposal 2G)	The existing charter provides that any director may call a meeting of members, subject to the notice requirements specified in the existing charter.	PubCo’s proposed charter provides that special meetings may only be called at any time by the majority of the whole board of PubCo, the Chairman of the board, or the chief executive officer of PubCo.
Stockholder Actions by Written Consent (Proposal 2H)	Any Ordinary or Special Resolution of shareholders and any other action that may be taken by the shareholders at a meeting may also be taken by a resolution consented to in writing, without the need for any notice, by all shareholders who would have been entitled to attend and vote at a meeting called for the purpose of passing such a resolution or taking any other action.	PubCo ‘s proposed charter provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders called in accordance with the Bylaws and may not be effected by written consent in lieu of a meeting.
Forum Selection (Proposal 2I)	The existing charter does not contain any provisions adopting an exclusive forum for certain shareholder litigation.	PubCo’s proposed charter provides that the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, federal district court for the District of Delaware, shall be the sole and exclusive forum for certain actions and claims. For certain claims made under federal securities law, the claim must be brought in federal district court.
Removal of Blank Check Company Provisions (Proposal 2J)	The existing charter contains various provisions applicable only to blank check companies.	The proposed charter does not include provisions applicable only to blank check companies.
Reasons for Proposed Charter Amendments
Corporate Name (Proposal 2A)
Proposal 2A provides that the name of PubCo will be “Nature’s Miracle, Inc.” We believe that our corporate name should reflect the merger with Nature’s Miracle, Inc. and align with our operating business after the Business Combination.
Required Vote to Amend the Charter (Proposal 2B)
At present, certain provisions of our existing charter relating to alteration of capital may be amended by Ordinary Resolution, and certain provisions of our existing charter regarding changing our name, altering or amending our articles of association, altering or amending our memorandum and reducing our share capital or any capital redemption reserve fund may be amended by Special Resolution.

Proposal 2B provides that a majority in voting power of the stock entitled to vote thereon, to amend, alter, change or repeal any provision of PubCo’s proposed charter, or to adopt any new provision of PubCo’s proposed charter; provided, however, that the affirmative vote of the holders of at least 66% in voting power of the stock entitled to vote thereon shall be required to amend, alter, change or repeal, or adopt provisions relating to management, director’s personal liability, indemnification, stockholders meetings modality, call of stockholders meetings, amending bylaws, forum selection and personal jurisdiction.
We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the board of directors was cognizant of the potential for certain stockholders to beneficially own a significant percentage of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages any person seeking control to negotiate with the board of directors to reach terms that are appropriate for all stockholders.
Required Vote to Amend the Bylaws (Proposal 2C)
At present, certain provisions of our existing charter relating to alteration of capital may be amended by Ordinary Resolution, and certain provisions of our existing charter regarding changing our name, altering or amending our articles of association, altering or amending our memorandum and reducing our share capital or any capital redemption reserve fund may be amended by Special Resolution.
Proposal 2C provides that the bylaws of PubCo may be adopted, amended, and repealed by either the affirmative vote of a majority of the board of PubCo without any action on the part of the stockholders or the affirmative vote of the holders of at least 66% in voting power of the stock entitled to vote thereon.
We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the board of directors was cognizant of the potential for certain stockholders to beneficially own a significant percentage of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages any person seeking control to negotiate with the board of directors to reach terms that are appropriate for all stockholders.
Classified Board (Proposal 2D)
Under our existing charter, the board of directors is divided into three classes. Similarly, Proposal 2D provides that PubCo’s board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. We believe that the classification of our board of directors will encourage stability in leadership following the Business Combination. We also believe that such classification will assure desirable continuity in policy following the Business Combination.
Director Election and Director Vacancies (Proposal 2E)
At present, our existing charter provides that the directors may be appointed by Ordinary Resolution. Our existing charter also provides that the directors may appoint any person to be a director, either to fill a vacancy or as an additional director, provided that such appointment does not cause the number of directors to exceed any number fixed by or in accordance with the articles.
Proposal 2E provides that directors shall be elected by the affirmative vote of at least a plurality of the total voting power of all the then-outstanding shares of our stock entitled to vote generally in the election of directors (other than those directors elected by the holders of any series of preferred stock, who shall be elected pursuant to the terms of such preferred stock). Proposal 2E further provides that newly created directorships (including those created by the board) or any vacancy on the board of directors shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, or by a sole remaining director.
We believe that these voting requirements are appropriate at this time to promote diversity on the board of directors and to encourage stability in leadership and continuity in policy following the Business Combination.

Director Removal (Proposal 2F)
At present, the existing charter provides that a director may be removed from office (a) by Ordinary Resolution or (b) by all of the other directors (being not less than two in number) either by a resolution passed by all of the other directors at a meeting duly convened and held in accordance with the articles or by a resolution in writing signed by all of the other directors. Because PubCo’s board of directors is classified, directors may only be removed for cause under the DGCL.
Proposal 2F provides that any director or the entire board of PubCo may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66% in voting power of the stock entitled to vote thereon.
We believe that applying a supermajority voting requirement to removal with “cause” is appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the board of directors was cognizant of the potential for certain stockholders to beneficially own a significant percentage of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages any person seeking control to negotiate with the board of directors to reach terms that are appropriate for all stockholders.
Special Meetings (Proposal 2G)
At present, our existing charter provides that any director may call a meeting of members, subject to the notice requirements specified in the existing charter. Proposal 2G provides that special meetings of the stockholders of PubCo may be called only by the majority of the whole board of PubCo, the Chairman of the board, or the chief executive officer of PubCo. We believe this achieves a reasonable balance between enhancing stockholder rights and adequately protecting the long-term interests of PubCo and its stockholders.
Stockholder Actions by Written Consent (Proposal 2H)
Under the existing charter, a resolution (including a Special Resolution) in writing signed by or on behalf of all of the shareholders then entitled to receive notice of and to attend and vote at general meetings shall be as valid and effective as if the resolution had been passed at a general meeting duly convened and held.
Proposal 2H provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.
Restricting the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend PubCo’s organizational documents, outside of a duly called special or annual meeting of the stockholders. Further, we believe restricting stockholders’ ability to act by written consent will reduce the time and effort the board of directors and management would need to devote to stockholder proposals, which time and effort could distract PubCo’s board of directors and management from other important company business.
Forum Selection (Proposal 2I)
Our existing charter does not contain an exclusive forum provision for shareholder litigation.
Proposal 2I provides the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, federal district court for the District of Delaware, shall be the sole and exclusive forum for certain actions and claims. For certain claims made under federal securities law, the claim must be brought in federal district court.
This amendment is intended to assist PubCo in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. We believe that the Delaware courts are best suited to address disputes involving such matters given that PubCo will be incorporated in Delaware, Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes to accelerate the timeline of legal decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and PubCo with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. In addition, this amendment is intended to promote judicial fairness and avoid conflicted results, as well as make PubCo’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.
Removal of Blank Check Company Provisions (Proposal 2J)
Our existing charter contains various provisions applicable only to blank check companies. Proposal 2J eliminates certain provisions related to our status as a blank check company, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve PubCo and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and we believe it is the most appropriate period for PubCo following the Business Combination. In addition, certain other provisions in our existing charter require that proceeds from PubCo’s IPO be held in the trust account until a business combination or liquidation has occurred. These provisions cease to apply once the Business Combination is consummated.
Full Text of the Resolution to be Approved
“RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of the Company currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as “Annex C.”
Required Vote
Approval of the Charter Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. The Business Combination is conditioned upon approval of the Charter Proposals, and the Charter Proposals are dependent upon the approval and completion of the Business Combination. If the Business Combination is not approved or completed, this proposal will have no effect even if approved by our shareholders.
Recommendation of Lakeshore’s Board of Directors
After careful consideration, Lakeshore’s board of directors determined that the material differences between Lakeshore’s amended and restated memorandum and articles of association and PubCo’s proposed charter, to which Lakeshore’s shareholders will become subject as part of the Reincorporation Merger, are in the best interests of Lakeshore’s and its shareholders. On the basis of the foregoing, Lakeshore’s board of directors has approved and declared advisable such material differences and recommends that you vote or give instructions to “FOR” the special resolutions approving each of the Charter Proposals.

PROPOSAL NO. 3
THE MERGER PROPOSAL
The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Merger Agreement, is subject to, and is qualified in its entirety by reference to, the Merger Agreement. The full text of the Merger Agreement is attached hereto as Annex A, which is incorporated by reference herein.
General Description of the Merger
The Merger and Merger Consideration
Immediately after the Reincorporation, Nature’s Miracle will merge with Merger Sub, with Nature’s Miracle surviving and PubCo acquiring 100% of the equity securities of Nature’s Miracle. In exchange for their equity securities, the Nature’s Miracle stockholders will receive an aggregate number of shares of PubCo Common Stock with an aggregate value equal to: (a) two hundred thirty million U.S. dollars ($230,000,000), minus (b) any Closing Net Indebtedness (as defined in the Merger Agreement). The Closing Net Indebtedness as of [ ], 2023 was $[ ], which may be higher or lower than the actual Closing Net Indebtedness immediately after the Closing.
The Merger Consideration otherwise payable to Nature’s Miracle stockholders is subject to the withholding of a number of shares of PubCo Common Stock equal to three percent (3.0%) of the Merger Consideration to be placed in escrow for post-closing adjustments (if any) to the Merger Consideration, in accordance with the terms of the Merger Agreement following the Closing.
Maxim Group, the financial advisor to Lakeshore will receive fees in connection with the Business Combination of an estimated $4,300,000 in cash or 430,000 shares of PubCo Common Stock. The financial advisor introduced Lakeshore to Nature’s Miracle, assisted with the structure of the transaction, and provided advice on the transaction process to Lakeshore.
In addition a deferred underwriting commission of $0.35 per public LBBB Unit sold in the IPO, totaling $2,415,000 will be payable to the representative underwriter from the amounts held in the Trust Account solely in the event that Lakeshore completes a business combination, without accrued interest. In the event that there is insufficient funds in the Trust Account at close of the business combination, payment will either be all in shares or in shares plus cash. In the event that Lakeshore does not close a business combination, the representative underwriter forfeits its right to receive the commission.
Effective as of the closing of the Business Combination, the board of directors of PubCo will consist of seven directors, with the identity of six of those individuals and allocation of all individuals among the staggered tiers of the post-business combination company’s board of directors (and the appointment of such persons to committees of the board) to be determined by Nature’s Miracle’s current board of directors, and the remaining individual to be appointed by the Sponsor, subject to Nature’s Miracle’s approval (which approval will not be unreasonably withheld). If the nominees identified in this proxy statement/prospectus are elected, Wei (Gavin) Yang, Wei Deng, and Charles Jourdan Hausman will be Class I directors serving until PubCo’s 2023 annual meeting of stockholders; Zhiyi (Jonathan) Zhang and [ ] will be Class II directors serving until PubCo’s 2024 annual meeting of stockholders; and Tie (James) Li and [ ] will be Class III directors serving until PubCo’s 2025 annual meeting of stockholders, and in each case, until their successors are elected and qualified. See “PubCo’s Directors and Executive Officers after the Business Combination” for additional information.
Under PubCo’s proposed charter, the authorized share capital of post-closing company is 100,000,000 shares of common stock, par value of $0.0001 per share, and 1,000,000 shares of preferred stock, par value
$0.0001 per share. For more information about the Certificate of Incorporation, please see the sections titled “Proposal No. 2 The Charter Proposals.”
It is anticipated that, immediately after consummation of the Business Combination, Lakeshore’s shareholders, including the initial shareholders, will own [ ]% of the issued PubCo Common Stock, and

Nature’s Miracle’s stockholders will own [ ]% of the issued PubCo Common Stock. These relative percentages assume that (i) none of Lakeshore’s existing public shareholders exercise their redemption rights as discussed herein and (ii) no PubCo Warrants are exercised. If any of Lakeshore’s existing public shareholders exercise their redemption rights, the anticipated percentage ownership of Lakeshore’s existing shareholders will be reduced. You should read “Summary of the Proxy Statement/Prospectus — The Business Combination and the Merger Agreement” and “Unaudited Pro Forma Condensed Combined Financial Statements” for further information.
Representations and Warranties
In the Merger Agreement, Nature’s Miracle makes certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Merger Agreement) relating to, among other things: (a) proper corporate organization of Nature’s Miracle and its subsidiaries and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) capital structure; (d) subsidiaries; (e) required consents and approvals; (f) non-contravention; (g) financial information; (h) absence of certain changes or events; (i) compliance with laws; (j) company permits; (k) litigation; (l) material contracts; (m) intellectual property; (n) taxes and returns; (o) ownership of real property and personal property; (p) employment and labor matters; (q) benefit plans; (r) environmental matters; (s) transactions with related persons; (t) insurance; (u) customers and suppliers; (v) certain business practices; (w) finders and brokers; (x) independent investigation; (y) information supplied; (z) disclosure matters; (aa) that Nature’s Miracle is not an investment company; and (bb) other customary representations and warranties.
Lakeshore and Merger Sub (collectively “Purchaser Parties”) make certain representations and warranties relating to, among other things: (a) proper corporate organization and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents; (c) governmental approvals; (d) non-contravention; (e) capital structure; (f) SEC filing requirements and financial statements; (g) absense of certain changes; (h) compliance with laws; (i) taxes and returns; (l) employees and employee benefit plans; (m) properties; (n) properties; (o) material agreements; (p) transactions with affiliates; (q) merger sub activities; (r) finders and brokers; (s) ownership of stockholder merger consideration; (t) certain business practices; (u) insurance; (v) Trust Account; (w) independent investigation; (x) indebtedness; (y) litigation; (z) that Lakeshore is not an investment company; and (aa) other customary representations and warranties.
Conduct Prior to Closing; Covenants
Each of Nature’s Miracle and Lakeshore has agreed to, and cause its subsidiaries to, operate the business in the ordinary course, consistent with past practices, prior to the closing of the transactions (with certain exceptions) and not to take certain specified actions without the prior written consent of the other party.
The Merger Agreement also contains covenants providing for:
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each party providing access to their books and records and providing information relating to their respective business to the other party, its legal counsel and other representatives;

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Nature’s Miracle delivering the financial statements required by Lakeshore to make applicable filings with the SEC;

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Lakeshore timely filing all of its public filings with the SEC and otherwise complying with applicable securities laws and using its reasonable best efforts prior to the Closing to maintain the listing of its units, ordinary shares and warrants on Nasdaq;

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the key personnel of Nature’s Miracle entering into certain confidentiality and non-solicitation agreements and employment agreements; and

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The parties will not solicit, initiate, encourage or continue discussions with any third party with respect to any transaction other than the transactions contemplated or permitted by the Merger Agreement.

Conditions to Closing
General Conditions
Consummation of the transactions contemplated by the Merger Agreement is conditioned on, among other things, (i) the absence of any order or provisions of any applicable law prohibiting the transactions or preventing the transactions; (ii) Lakeshore and Nature’s Miracle receiving approval from their respective shareholders to the transactions, (iii) the PubCo Common Stock having been approved for listing on Nasdaq, and (iv) the SEC having declared this proxy statement/prospectus effective.
Nature’s Miracle’s Conditions to Closing
The obligations of Nature’s Miracle to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:
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the Purchaser Parties complying with all of their obligations under the Merger Agreement in all material respects;

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the representations and warranties of the Purchaser Parties being true on and as of the closing date of the transactions, other than as would not reasonably be expected to have a Material Adverse Effect (as defined below); and

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there having been no Material Adverse Effect to the Purchaser Parties.

Purchaser Parties’ Conditions to Closing
The obligations of Purchaser Parties to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above in the first paragraph of this section, are conditioned upon each of the following, among other things:
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Nature’s Miracle and its subsidiaries complying with all of the obligations under the Merger Agreement in all material respects;

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the representations and warranties of Nature’s Miracle and its subsidiaries being true on and as of the closing date of the transactions, other than as would not reasonably be expected to have a Material Adverse Effect; and

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there having been no Material Adverse Effect to Nature’s Miracle’s business.

“Material Adverse Effect” when used in connection with Nature’s Miracle or the Purchaser Parties, as the case may be, means any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations, or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such person or any of its subsidiaries on a timely basis to consummate the transactions contemplated by Merger Agreement or other documents related thereto to which it is a party or bound or to perform its obligations thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such person or any of its subsidiaries do business; changes, conditions or effects that generally affect the industries in which such person or any of its subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such person and its subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such person and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi) with respect to Lakeshore, the consummation and effects of shareholder redemptions in connection with the Business Combination (or any redemption in connection with the extension of the time period permitted for Lakeshore to complete its initial business combination under Lakeshore’s organizational documents); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)  – (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such person or any of its subsidiaries compared to other participants in the industries in which such person or any of its subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Lakeshore, the amount of shareholder redemptions in connection with the Business Combination (or any redemption in connection with the extension of the time period permitted for Lakeshore to complete its initial business combination under Lakeshore’s organizational documents) or the failure to obtain approval of the Proposals shall not be deemed to be a Material Adverse Effect on or with respect to Lakeshore.
Indemnification
The Merger Agreement does not provide for indemnification obligations for any party. All representations and warranties contained in the Merger Agreement will terminate as of the closing date.
Termination
The Merger Agreement may be terminated and/or abandoned at any time prior to the closing, whether before or after approval of the proposals being presented to Lakeshore’s shareholders, by:
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either Lakeshore or Nature’s Miracle, if the Closing has not occurred by June 11, 2023 (the “Outside Date”), provided that no material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement will have occurred or have been made;

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either Lakeshore or Nature’s Miracle, if a governmental authority of competent jurisdiction will have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order or other action has become final and non-appealable;

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Lakeshore, if Nature’s Miracle has breached any representation, warranty, agreement or covenant contained in the Merger Agreement, such that the conditions to Lakeshore’s obligations to close would not be met, and such breach has not been cured within the earlier of (A) twenty (20) days following the receipt by Nature’s Miracle of a notice describing such breach and (B) the Outside Date;

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Nature’s Miracle, if Lakeshore has breached any representation, warranty, agreement or covenant contained in the Merger Agreement, such that the conditions to Nature’s Miracle’s obligations to close would not be met, and such breach has not been cured within the earlier of (A) twenty (20) days following the receipt by Lakeshore a notice describing such breach and (B) the Outside Date;

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Lakeshore, if there will have been a Material Adverse Effect on Nature’s Miracle’s business taken as a whole following the date of the Merger Agreement which is uncured for at least ten (10) business days after written notice of such Material Adverse Effect is provided by Lakeshore to Nature’s Miracle;

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either Nature’s Miracle or Lakeshore, if the Merger Agreement, the plan of merger or the transactions fail to be authorized or approved by Lakeshore shareholders;

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Lakeshore, if the stockholders of Nature’s Miracle do not approve the Merger Agreement and the transactions contemplated thereunder;

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Lakeshore, if the closing conditions under the Merger Agreement have been satisfied or waived and Lakeshore has confirmed by written notice that it is willing and able to consummate the Closing, and Nature’s Miracle will have failed to consummate such transactions within ten (10) business days after such notice; or

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Nature’s Miracle, if the closing conditions under the Merger Agreement have been satisfied or waived and Nature’s Miracle has confirmed by written notice that it is willing and able to consummate the Closing, and Lakeshore will have failed to consummate such transactions within ten (10) business days after such notice.

Other Agreements Relating to the Business Combination
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement but does not purport to describe all of the terms thereof.
Escrow Agreement
Pursuant to the Merger Agreement, PubCo, Tie (James) Li, as the representative of the Nature’s Miracle stockholders, and an escrow agent will enter into an Escrow Agreement pursuant to which PubCo will deposit a number of shares of PubCo Common Stock equal to three percent (3.0%) of the Merger Consideration in escrow for post-closing adjustments (if any) to the Merger Consideration as contemplated under the Merger Agreement.
Purchaser Support Agreement
In connection with their entry into the Merger Agreement, Lakeshore and Nature’s Miracle entered into the Purchaser Support Agreement, dated as of September 9, 2022 (the “Purchaser Support Agreement”), with the initial shareholders of Lakeshore (the “Supporters”), pursuant to which the Supporters agreed (i) to vote the LBBB Ordinary Shares held by them in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereunder, (ii) to not transfer, during the term of the Purchaser Support Agreement, any PubCo Common Stock owned by them, and (iii) to not transfer any PubCo Common Stock held by them in accordance with the lock-up provisions set forth in Lakeshore’s final prospectus filed with the U.S. Securities and Exchange Commission on March 8, 2022.
Voting and Support Agreement
In connection with their entry into the Merger Agreement, PubCo and Nature’s Miracle entered into a Voting and Support Agreement, dated as of September 9, 2022 (the “Voting and Support Agreement”), with certain Nature’s Miracle stockholders, pursuant to which such Nature’s Miracle stockholders agreed, among other things, (i) to vote the Company Stock (as defined in the Merger Agreement) held by them in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereunder, (ii) authorize and approve any amendment to the Company’s Organizational Documents (as defined in the Merger Agreement) that is deemed necessary or advisable by Nature’s Miracle for purposes of effecting the transactions contemplated under the Merger Agreement, and (iii) to not transfer, during the term of the Voting and Support Agreement, any Company Stock owned by them, except as permitted under the terms of the Voting and Support Agreement.
Lock-up Agreement
In connection with their entry into the Merger Agreement, PubCo and Nature’s Miracle entered into a Lock-Up Agreement, dated as of September 9, 2022 (the “Lock-up Agreement”) with certain Nature’s Miracle stockholders whose names appear on the signature pages thereto (such stockholders, the “Company Holders”), pursuant to which each Company Holder agreed that each such holder will not, during the Lock-up Period (as defined below), offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the shares issued in connection with the Business Combination (the “Lock-up Shares”) (other than certain shares issued in connection with the conversion of subordinated debt), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, whether any of these transactions are to be settled by delivery of any such shares, in cash, or otherwise. As used herein, “Lock-Up Period” means the period commencing on the closing date of the Merger and ending on the earlier of: (i) six months after the Closing; and (ii) with respect to Lock-up Shares not held by a Significant Company Stockholder (as defined in the Merger Agreement) only, if the volume weighted average price of PubCo Common Stock equals or exceeds $12.50 per share for any 20 trading days within any 30 consecutive trading days beginning 90 days after the Closing.
Non-Competition and Non-Solicitation Agreement
At the Closing, PubCo, Nature’s Miracle and each of the Key Management Members will enter into the Non-Competition and Non-Solicitation Agreements, pursuant to which the Key Management Members and their affiliates will agree not to compete with PubCo during the two-year period following the Closing and, during such two-year restricted period, not to solicit employees or customers or clients of such entities. The agreements also contain customary non-disparagement and confidentiality provisions.
Registration Rights Agreement
At closing, PubCo, Lakeshore’s initial shareholders and certain existing stockholders of Nature’s Miracle will enter into a registration rights agreement to provide for the registration of the PubCo Common Stock received by them in the Merger and the Reincorporation, pursuant to which, among other things, PubCo will be obligated to file a registration statement to register the resale of certain securities of Lakeshore held by the subject parties. The Registration Rights Agreement will also provide the subject parties with “piggy-back” registration rights, subject to certain requirements and customary conditions.
Interests of Certain Persons in the Business Combination
Certain of Lakeshore’s directors and executive officers may be deemed to have interests in the transactions contemplated by the Merger Agreement that are different from, or in addition to, those of Lakeshore’s shareholders generally. These interests may present these individuals with certain potential conflicts of interest. Our independent directors reviewed and considered these interests during their evaluation and negotiation of the Business Combination and in unanimously approving, as members of the Lakeshore Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination (as described in the section entitled “Proposal No. 3 — The Merger Proposal — Lakeshore’s Board of Director’s Reasons for Approving the Business Combination” beginning on page [ ]). The Board concluded that the potential benefits that it expected Lakeshore and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination.
Although none of the directors or officers of LBBB, or LBBB’s Sponsor, have an interest in Nature’s Miracle, when Lakeshore shareholders consider the recommendation of Lakeshore’s board of directors in favor of adoption of the Reincorporation Proposal, the Merger Proposal and the other related Proposals, they should keep in mind that Lakeshore’s directors and officers have the following interests in the Business Combination that are different from, or in addition to, their interests as shareholders:
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If the proposed Business Combination is not completed March 11, 2023 (or until June 11, 2023 as applicable, unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association), Lakeshore will be required to dissolve and liquidate. In such event, 1,725,000 LBBB Ordinary Shares held by the initial shareholders which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless because the initial shareholders and the Sponsor have agreed to waive their rights to any liquidation distributions. Such shares had an aggregate market value of approximately $[ ] based on the closing price of LBBB Ordinary Shares of $[ ] on Nasdaq as of [ ], 2023.

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If the proposed Business Combination is not completed by March 11, 2023 (or until June 11, 2023 as applicable, unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association), 351,500 Private Units purchased by the Sponsor for a total purchase price of $3,515,000, will be worthless because the initial shareholders have agreed to waive their rights to any liquidation distributions. Such Private Units had an aggregate market value of approximately $[ ] closing price of LBBB Units of $[ ] on Nasdaq as of [ ], 2023.

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If the proposed Business Combination is not completed by March 11, 2023 (or until June 11, 2023 as applicable, unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association), the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Lakeshore for services rendered or contracted for or products sold to Lakeshore. If Lakeshore consummates a business combination, on the other hand, PubCo will be liable for all such claims.
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The Sponsor and Lakeshore’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Lakeshore’s behalf, such as identifying and investigating possible business targets and business combinations. However, if the proposed Business Combination is not completed by March 11, 2023 (or until June 11, 2023 as applicable, unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association), they will not have any claim against the Trust Account for reimbursement. Accordingly, Lakeshore may not be able to reimburse these expenses if the Business Combination or another business combination is not completed within the allotted time period. As of the record date, the Sponsor and Lakeshore’s officers and directors and their affiliates had incurred approximately $[      ] of unpaid reimbursable expenses.

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The Merger Agreement provides for the continued indemnification of Lakeshore’s current directors and officers and the continuation of directors and officers liability insurance covering Lakeshore’s current directors and officers.

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Lakeshore’s officers and directors (or their affiliates) may make loans from time to time to Lakeshore to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Lakeshore outside of the Trust Account.

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The initial shareholders will benefit from the completion of a Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate.

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Given the differential in purchase price that the initial shareholders paid for the founder shares as compared to the price of the LBBB Units sold in the IPO and the substantial number of shares of PubCo Common Stock that will be issued in connection with the Business Combination, the initial shareholders may realize a positive rate of return on such investments even if the public shareholders experience a negative rate of return following the Business Combination.

Because of the existence of these interests, the exercise of Lakeshore’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and, in our shareholders’ best interest. In addition to the foregoing, Lakeshore’s amended and restated memorandum and articles of association excludes the corporate opportunity doctrine, and any other analogous doctrine, from applying to directors and officers of Lakeshore unless such corporate opportunity is offered to a director or officer solely in his or her capacity as a director or officer of Lakeshore and such opportunity is one Lakeshore is legally and contractually permitted to undertake and would otherwise be reasonable for Lakeshore to pursue. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in Lakeshore’s amended and restated memorandum and articles of association did not impact its search for an acquisition target and Lakeshore was not prevented from reviewing any opportunities as a result of such waiver. For example, Lakeshore’s Sponsor and certain members of Lakeshore’s management team and board of directors are on the board of directors and management team of Lakeshore Acquisition II Corp., a special purpose acquisition company that is currently in the process of searching for an acquisition target. Because of the pre- existing duty to Lakeshore, which took priority over the duties owed to Lakeshore Acquisition II Corp., there were no related interests or conflicting duties with respect to Lakeshore’s search for an acquisition target.
In addition, the Nature’s Miracle stockholders should be aware that aside from their interests as stockholders, Nature’s Miracle’s officers and members of Nature’s Miracle’s board of directors have interests in the Business Combination that are different from, or in addition to, those of other Nature’s Miracle stockholders generally. Nature’s Miracle stockholders should take these interests into account in evaluating the Business Combination. These interests include, among other things:

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The current management team of Nature’s Miracle, including Tie (James) Li, Zhiyi (Jonathan) Zhang, Wei (Gavin) Yang, and Varto Levon Doudakian, who currently serve as Nature’s Miracle’s Chairman and CEO and interim CFO, President, VP, and VP, respectively, will serve as PubCo’s Chairman and CEO and interim CFO, President, VP, and VP, respectively, following the consummation of the Business Combination, and certain current directors of Nature’s Miracle, will continue as directors of PubCo (assuming that the Director Election Proposal is approved as described in this proxy statement/prospectus). All members of the current management team of Nature’s Miracle will enter into an employment agreement with PubCo providing for increased compensation to him, including a base salary, and performance and discretionary bonuses, the amounts of which are to be decided, as more fully described in “Executive Officer and Director Compensation” below. Additionally, Tie (James) Li, Zhiyi (Jonathan) Zhang, Wei (Gavin) Yang, Wei Deng, and Charles Jourdan Hausman, directors of Nature’s Miracle, will continue as directors of PubCo after the closing of the Business Combination (assuming that the Director Election Proposal is approved as described in this proxy statement/prospectus). As such, in the future, these directors will receive any cash fees, stock options or stock awards that PubCo’s board of directors determines to pay to its non-executive directors.

Anticipated Accounting Treatment
The Business Combination will be accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under this method of accounting, Lakeshore will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, Nature’s Miracle’s stockholders are expected to have [ ]% of the voting power of the combined company, Nature’s Miracle will comprise all of the ongoing operations of the combined entity, Nature’s Miracle will comprise a majority of the governing body of the combined company, and Nature’s Miracle’s senior management will comprise all of the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Nature’s Miracle issuing shares for the net assets of Lakeshore, accompanied by a recapitalization. The net assets of Lakeshore will be stated at historical cost. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of Nature’s Miracle.
Regulatory Approvals
The Reincorporation, the Merger and the other transactions contemplated by the Merger Agreement are not subject to any additional material U.S. federal or state regulatory requirements or approvals, or any material regulatory requirements or approvals under the laws of the Cayman Islands.
Background of the Business Combination
Lakeshore was incorporated in Cayman Islands as a blank check company in February 2021 whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities.
On March 11, 2022, Lakeshore sold 6,900,000 units at a price of $10.00 per public unit in the IPO, generating gross proceeds of $69,000,000 to Lakeshore, including the full exercise of the underwriter’s overallotment option. Each unit consisted of one ordinary share, one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one ordinary share at a price of $11.50 per share, and one right that entitles the holder thereof to receive one-tenth (1/10) of one ordinary share upon consummation of an initial business combination. Each whole warrant will become exercisable 30 days after the completion of an initial business combination and will expire on the fifth anniversary of our completion of an initial business combination, or earlier upon redemption or liquidation.
Simultaneously with the closing of the IPO and over-allotment units, Lakeshore completed a private sale of 351,500 units to the sponsor, RedOne Investment Ltd at a purchase price of $10.00 per unit, generating gross proceeds of $3,515,000 to Lakeshore. The private units are identical to the units sold in the IPO, except that the private warrants are not redeemable so long as they are held by the purchaser or its permitted transferees. Additionally, the holders of the private units have agreed (A) to vote the shares underlying their private units in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to Lakeshore’s amended and restated certificate of incorporation with respect to Lakeshore’s activities prior to the consummation of a merger unless Lakeshore provides dissenting public shareholders with the opportunity to convert their public shares in connection with any such vote, (C) not to convert any shares underlying the private units into the right to receive cash from the Trust Account in connection with a shareholder vote to approve an initial business combination or a vote to amend the provisions of Lakeshore’s amended and restated certificate of incorporation relating to shareholders’ rights or pre-business combination activity or sell their shares to Lakeshore in connection with a tender offer Lakeshore engages in and (D) that the shares underlying the private units shall not participate in any liquidating distribution upon winding up if a business combination is not consummated. The purchasers have also agreed not to transfer, assign or sell any of the private units or underlying securities (except to transferees that agree to the same terms and restrictions) until the completion of an initial business combination.
Lakeshore paid an up-front underwriting discount of $1,380,000, 2% of the gross offering proceeds, to the underwriter at the closing of the IPO and over-allotment, with an additional fee of $2,415,000, or 3.5% of the gross offering proceeds, payable upon Lakeshore’s completion of its initial business combination as a commission under the Underwriting Agreement. The deferred commission will become payable to the underwriter from the amounts held in the Trust Account solely in the event Lakeshore completes its initial business combination. In the event that Lakeshore does not close its initial business combination, the underwriter has waived its right to receive the deferred commission. The underwriter is not entitled to any interest accrued on the deferred commission. Network 1 Financial Securities Inc. and Maxim Group LLC acted as the underwriters of the IPO.
A total net proceeds of $70,035,000 was placed in a US-based trust account at Morgan Stanley Wealth Management, maintained by Continental Stock Transfer & Trust Company, acting as trustee.
Immediately after the closing of the IPO and over-allotment on March 11, 2022, the officers and directors of Lakeshore began to contact potential targets for a business combination. In addition, Lakeshore was contacted by a number of individuals and entities with respect to business combination opportunities. The transactional criteria for Lakeshore’s management team included: (1) target is focusing on leading-edge technologies and applications; (2) target has prototypes, gone through the piloting process and is ready for production or market application; (3) target has landmark customers and revenue is growing; and (4) the market for the sector and subsector itself is large.
Between March 11, 2022 and July 15, 2022, Lakeshore reviewed approximately 48 potential merger targets and submitted 6 preliminary proposals to certain of these potential targets, including Nature’s Miracle Inc. (“NMI”). Lakeshore did not provide formal proposals to the other 42 potential targets primarily due to concern with the viability of the potential target business, unresponsiveness of the management team, valuation expectations of the potential target being higher than Lakeshore believed was appropriate, the technology being too early-stage, or a management team that was insufficiently experienced with the US capital markets. The Lakeshore team held frequent discussions regarding various targets during this period both internally and externally with potential target management teams, and held meetings with sector professionals and experts. No discussions regarding a potential merger target were held prior to Lakeshore’s IPO.
With regard to the five targets with which Lakeshore submitted proposals but did not pursue a business combination:
Target One:   Target One was headquartered in the US, and it was introduced to Lakeshore by an investment advisor engaged by the target. It was a leading private company focusing on LED technology. On March 15, 2022, Lakeshore held a conference call with Target One’s management team to discuss a potential transaction. Lakeshore had a few follow-up calls with Target One’s CEO from March 16 to 25, 2022. Lakeshore sent a proposal on March 26, 2022 to Target One. The proposal included a pre-transaction enterprise value of US$150 million and a proposed structure that would have issued 14 million new shares to the shareholders of Target One and assumed its net debt of $10 million, resulting in Target One’s shareholders owning 60.50% of the outstanding shares in the combined company post — merger, assuming no redemptions by Lakeshore’s shareholders. On April 30, 2022, Lakeshore received a response that the target was going to pursue other alternatives.

Target Two:   Target Two was introduced to Lakeshore by a financial advisor engaged by the target. It is a leading private company in the US focusing on artificial intelligence technology. On March 16, 2022, Lakeshore held a conference call with Target Two’s management team to discuss a potential transaction. Lakeshore had many follow-up calls with Target Two’s management team, controlling shareholder and the company’s financial advisor from March 17 to March 28, 2022. Lakeshore presented a proposal on March 29, 2022. The proposal included a pre-transaction equity valuation of US$150 million and a proposed structure that would have issued 15 million new shares to the shareholders of Target Two, resulting in Target Two’s shareholders owning 62.13% of the outstanding shares in the post-merger company, assuming no redemptions by Lakeshore’s shareholders. After this, both sides communicated over the course of about three months. Target Two had consulted a couple of PCAOB audit firms, and both said that they could not get the audits done within 6 months since Target Two’s financial records were not well managed in prior fiscal years. Considering Lakeshore’s time constraints, on June 29, 2022, Lakeshore informed Target Two’s financial advisor that Lakeshore will pursue other targets, and discussions with Target Two came to an end.
Target Three:   Target Three was introduced to Lakeshore on March 25, 2022 by a financial advisor engaged by the target. It is a leading private company in the US focusing on surveillance systems. The Lakeshore team had a few conference calls with Target Three management from March 25 to April 4, 2022. On April 21, 2022, Lakeshore proposed a total consideration of US$500 million, consisting of the issuance of 48.5 million shares of the combined company and the assumption of $15 million in debt in order to acquire its 100% equity interest. However, Target Three had no substantive response to the proposal and decided to pursue alternative financings, so discussions with Target Three came to an end.
Target Four:   Target Four was introduced to Lakeshore on April 4, 2022 by an investment bank who was engaged by the target. It is a leading private company in Europe focusing on fund management. The Lakeshore team had a few conference calls with Target Four’s management from April 4 to April 21, 2022. On April 22, 2022, Lakeshore proposed a total consideration of US$326 million, consisting of the issuance of 30 million shares of the combined company and the assumption of $26 million of debt in order to acquire its 100% equity interest. However, on April 27, 2022, the investment bank notified Lakeshore that Target Four had decided to pursue alternative financings, so discussions with Target Four ceased.
Target Five:   Target Five was introduced to Lakeshore on March 18, 2022 by a financial advisor who was engaged by the target. It is a leading private company in Canada focusing on mobile payment. The Lakeshore team had a few conference calls with Target Five’s management from March 21 to April 18, 2022. On April 19, 2022, Lakeshore proposed a total consideration of US$225 million, consisting of the issuance of 22.5 million shares of the combined company in order to acquire its 100% equity interest. Lakeshore and Target Five communicated a few times from April 19 to June 21, 2022. However, on June 21, 2022, the advisor of Target Five had notified Lakeshore that the company had decided to pursue other opportunities so the discussions with Target Five came to an end.
The Background of Lakeshore’s Interaction with NMI
On June 24, 2022, Maxim Group LLC (“Maxim”) was engaged by Lakeshore as M&A Advisor and Placement Agent. On June 28, 2022, Maxim introduced NMI to Lakeshore.
On July 2, 2022, Lakeshore signed a non-disclosure agreement with NMI. NMI’s CEO James Li presented NMI’s company introduction and financial projections to Lakeshore. The table below summarizes financial projections provided as of that date. On the same day, NMI granted data room accesses to the Lakeshore team. Lakeshore, Maxim and Loeb & Loeb LLP, Lakeshore’s counsel, started due diligence on or around that date and it continued until the Merger Agreement was signed.

	Unaudited Actual		Projected
In US$	2020	2021	2022	2023	2024	2025	2026
TOTAL REVENUES	10,643,777	27,040,202	60,030,916	127,668,585	220,382,241	325,677,317	421,670,441
Growth %		154%	122%	113%	73%	48%	29%
GROSS PROFIT	1,789,937	7,465,500	16,567,748	42,647,941	61,716,036	93,134,360	125,618,489
Gross Margin %	17%	28%	28%	33%	28%	29%	30%
NET INCOME	585,986	4,722,291	9,381,409	24,819,078	37,775,483	59,500,697	81,117,336
EBITDA	664,616	4,981,841	12,872,032	35,237,794	51,296,596	78,928,411	107,850,222
On July 4, 2022, Lakeshore’s CEO, Bill Chen, had a call with representatives of Maxim to discuss the opportunity of a merger with NMI.
On July 5, 2022, Mr. Chen had a call with Mr. Li and representatives of Maxim, to discuss the intent and terms of cooperation. Later in the day, Lakeshore sent a draft letter of intent (LOI) to NMI contemplating a merger at an enterprise value of $230 million. Lakeshore’s team continued to review the data room and analyze the financial model.
On July 7, 13, and 14, 2022, there were calls between Lakeshore and NMI to negotiate the terms of LOI. The major terms discussed included minimum cash requirement and transaction costs, and finally both parties agreed that there is no minimum cash requirement to be fixed in the LOI; however, both parties agreed to work together and try best to complete project financings and PIPE as needed. For the transaction costs both parties agreed to bear its own costs in the merger process, and at the merger closing the combined company will pay the remaining balances.
On July 15, 2022, Lakeshore and NMI signed an LOI. The key terms of LOI included an enterprise value of $230 million, with consideration consisting of the issuance of up to 23 million common shares, subject to adjustment of net debt at closing.
On July 19, 2022, Mr. Chen, Mr. Li, and representatives of Maxim had a face-to-face meeting in Manhattan to officially kick off the transaction documentation process in parallel with the due diligence process. Lakeshore and NMI also decided to launch a working group weekly meeting process starting on Monday July 25 to coordinate the transaction team.
From July 25 through September 6, 2022, Lakeshore and NMI had routine working team weekly calls including Mr. Chen, Mr. Li, along with representatives of Maxim, Loeb & Loeb LLP, Hunter Taubman Fischer & Li LLC (“HTFL” as legal counsel of NMI), MaloneBailey LLP (as auditor of NMI), and representative of PryorCashman (as counsel of Maxim). In this period, there were a few major negotiation points, including the proposed debt financing and capital expenditures. Both parties agreed that NMI could initiate debt financing for its projects (“Project Financing”); however, at merger closing the total consideration of $230 million will be adjusted for any net indebtedness incurred. Both parties further agreed that for any single debt incurred over $2.5 million, and any debt in the aggregate that would bring the total over $10 million, would need the approval of Lakeshore. Both parties also agreed that the capital expenditure thresholds for each project would be $2.5 million and $10 million in aggregate in the absence of an approval by Lakeshore.
On August 29, 2022, Lakeshore signed an engagement letter with Newbridge Securities Corp. (“NSC”) for its services in rendering a fairness opinion for the proposed transaction with NMI.
On September 2, 2022, NMI revised its financial projections from fiscal 2022 through 2026 by reducing its annual revenue projection an average of 0.7%, as shown below in the section of “Summary of NMI Financial Analysis”.
On September 2, 2022, Lakeshore decided to engage Kroll Associates for D&O background check services on the directors and officers of NMI. The engagement letter with Kroll was signed on September 6, 2022. On September 15, 2022, Lakeshore received a preliminary report from Kroll Associates that the subjects under review had no adverse information found. On September 30, 2022, Lakeshore received the final report from Kroll Associates which confirmed that subjects under review had no adverse information found.
On September 8, 2022, Lakeshore held a board meeting to discuss the transaction with NMI. Newbridge Securities Corp. presented its fairness opinion analysis to the Lakeshore board members. Lakeshore board unanimously approved the Merger Agreement. Newbridge Securities Corp. subsequently delivered its final fairness opinion to Lakeshore board, stating that the Consideration is fair, from a financial point of view to Lakeshore’s shareholders. See the summary of the fairness opinion below and the fairness option included with this proxy statement/prospectus as Annex B.
On September 9, 2022, Lakeshore and NMI signed the Merger Agreement.
On September 12, 2022, Lakeshore issued a press release and filed a Current Report on Form 8-K to announce the signing of the Merger Agreement.
The parties have continued and expect to continue regular discussions regarding the execution and timing of the Business Combination and any Transaction Financing and to take actions and exercise their respective rights under the Merger Agreement to facilitate the completion of the Business Combination.
Background of Lakeshore’s Advisors
Maxim Group LLC (“Maxim”) is a full-service investment banking firm and was a co-underwriter of the IPO in March 2022. Maxim is serving as the sole M&A advisor and placement agent for Lakeshore’s business combination with NMI.
Newbridge Securities Corporation (“Newbridge”) is a full-service investment banking firm. Newbridge is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Lakeshore selected Newbridge to act as its financial advisor in connection with the business combination on the basis of Newbridge’s experience in similar transactions and its reputation in the investment community.
Lakeshore’s Board of Director’s Reasons for Approving the Business Combination
Lakeshore’s board of directors reviewed various industry and financial data, materials presented by NMI, public data disclosed by other providers. The following were significant positive aspects to a transaction with NMI:
•
NMI is a well-established, growing agricultural technology company providing services to growers in Controlled Environment Agriculture (“CEA”) settings in North America. From 2020 to 2026, its compounding annual growth rate is estimated to be approximately 69% approximately which is much higher than the sector average of about 6% and its average gross margin is estimated to be approximately 27% approximately which is very good as well;

•
CEA, as an indoor technology-based approach towards cultivating crops under optimal growing conditions, is rapidly expanding due in large part to growing consumer demand for low-environmental-impact food, local food systems, and improved accessibility to high-quality produce with shorter supply chains.

•
CEA, compared to traditional farming, requires 90% less water but yields up to 30 times more over to the same land area, which are increasingly important given water shortages, high energy costs and geopolitical conflicts. This sector has great growth potential.

•
NMI provides hardware to operate various indoor growing settings including greenhouse, vertical farming and indoor-growing spaces. The hardware includes grow lights, hydroponic products, among others;

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NMI has developed a robust pipeline to build commercial scale greenhouses in US and Canada to meet growing needs of fresh and local vegetable products; and

•
NMI is also in the process of setting up its first manufacturing footprint in North America with its growlight assembly plant in Manitoba Canada and is expecting to set up additional manufacturing facilities in North America.

The proposed Business Combination between Lakeshore and NMI is expected to accelerate NMI’s development and improve its competitiveness in the marketplace.
Lakeshore’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including but not limited to the following:
•
Closing conditions — To successfully close the Business Combination is hinging on conditions that are not under the control of Lakeshore.

•
Benefits not realized — There are potential risks that the benefits of the Business Combination may not be realized within the timeframe as expected.

•
Shareholder vote — There is a risk that current Lakeshore shareholders may not provide sufficient votes necessary to affect the Business Combination.

•
Liquidation of Lakeshore — The risks and costs to Lakeshore if the Business Combination is not completed by June 11, 2023.

•
Other risk factors — Other risks associated with the Business Combination, and the business of NMI itself as described in the section “Risk Factors.”

In addition to considering the factors described above, Lakeshore’s board of directors also considered that some shareholders of Lakeshore may have different interests in the Business Combination from those of officers and directors. All of the independent members of Lakeshore’s board of directors, David Sherman, Jon Montgomery, and Mingyu Li, reviewed and considered these interests during the decision-making process, and finally unanimously approved the Merger Agreement.
Lakeshore’s board of directors also concluded that the potential benefits that it expected Lakeshore and its shareholders to achieve as a result of the Business Combination with NMI outweighed the potential risks associated with the Business Combination. Accordingly, Lakeshore’s board of directors unanimously determined that the Merger Agreement and the Business Combination were advisable, fair to, and in the best interest of Lakeshore and its shareholders.
While Lakeshore’s board of directors recommends a vote FOR the Business Combination and each of the other proposals, Lakeshore’s board of directors has interests that may be different from, or in addition to your interests as a shareholder. Please see the description of these conflicts on page [ ] of this proxy statement/prospectus.
Summary of NMI Financial Analysis
Lakeshore and NMI do not as a practice make public projections as to future revenue, earnings or other results. However, Lakeshore is including the summary below of certain NMI historical and internal, unaudited prospective financial information from NMI’s management’s projections received on September 2, 2022, solely because that information was made available to the Lakeshore Board in connection with its evaluation of the Business Combination. Inclusion of summary information regarding the financial forecasts in this proxy statement/prospectus is not intended to influence your decision whether to vote for the Business Combination.

	Unaudited Actual		Projected
In US$	2020	2021	2022	2023	2024	2025	2026
TOTAL REVENUES	10,643,777	27,040,202	59,670,816	126,918,485	218,982,141	322,977,217	417,670,341
Growth %		154%	121%	113%	73%	47%	29%
GROSS PROFIT	1,789,937	7,465,500	15,584,396	42,117,476	60,658,618	91,030,684	122,469,181
Gross Margin %	17%	28%	26%	33%	28%	28%	29%
NET INCOME	585,986	4,722,291	8,657,561	24,445,217	37,017,962	57,982,912	78,823,478
EBITDA	664,616	4,981,841	12,602,037	34,675,299	50,246,601	76,903,416	104,850,227
The accompanying unaudited NMI historical and prospective financial information in this section was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation and presentation of prospective financial information, but, in the view of NMI’s management, was prepared on a reasonable basis, reflects the best then-currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance, in each case at the time such information was provided to the Lakeshore Board, which may be different from the information currently available at the time of filing this proxy statement/prospectus. As such, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.
The following is a summary of the financial analyses prepared by Lakeshore’s management and reviewed by Lakeshore’s board of directors in connection with the valuation of NMI. The summary set forth below does not purport to be a complete description of the financial analysis performed or factors considered by us nor does the order of the financial analysis described represent the relative importance or weight given to those financial analyses by Lakeshore’s board of directors. We may have deemed various assumptions more or less probable than other assumptions, so the valuations implied by the analysis summarized below should not be taken to be our view of the actual value of NMI.
In order to fully understand the financial analysis, the data must be read together with the text of the summary, as the data alone does not constitute a complete description of the financial analysis performed by Lakeshore. Considering the data below without considering all financial analysis or factors or the full narrative description of such analysis or factors, including the methodologies and assumptions underlying such analysis or factors, could create a misleading or incomplete view of the processes underlying Lakeshore’s financial analysis and the recommendations of its board of directors.
The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties set forth under “Risk Factors” and “Forward-Looking Statements and Risk Factor Summary” contained elsewhere in this proxy statement/ prospectus. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of NMI or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this proxy statement/ prospectus should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.
In performing its analysis, Lakeshore first looked at the potential market size and growth opportunity from top-down aspects. Based on estimations from certain published studies, the global commercial greenhouse market which consists of, among other things, automation, management & analytics, lighting, and grow media was valued at $50 billion in 2021 and is projected to reach $76 billion by 2030.
In connection with its analysis, NMI provided Lakeshore with its internally prepared projections of revenue growth through 2026, as described below, which were prepared by NMI on July 2, 2022. These projections were prepared by NMI solely for internal use, are subjective in many respects and are therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or security holders. You are cautioned not to rely on the forecasts in making a decision regarding the Business Combination, as the projections may be materially different than actual results.
This information should be read in conjunction with “NMI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the audited financial statements of NMI included elsewhere in this proxy statement.
Lakeshore used 2023E EBITDA projection and following comparables to analyze the valuation of NMI:
Given that NMI generated revenue in various enterprise service segments, Lakeshore selected public comparable companies listed in the United States public market, and in several related service segments, including hydroponics & indoor farming equipment and agriculture farming technology & solution. Because none of the selected companies is exactly the same as NMI, Lakeshore believed that it was inappropriate to, and therefore did not rely solely on the quantitative results of the selected public company analysis. Accordingly, Lakeshore also made qualitative judgments, based on its experience and professional judgment, concerning differences between the operational, business and/or financial characteristics of NMI and the selected companies to provide a context in which it considered the results of the quantitative analysis.
Lakeshore considered certain financial and operating data for publicly traded companies that Lakeshore deemed relevant for analysis. The selected companies and their financial metrics were:
	Market Cap	Enterprise Value	EBITDA ($US Million)	EV/EBITDA
	($US million)	($US million)	2023E	2023E
Hydroponics & Indoor Farming Equipment
The Scotts Miracle-Gro Company	$3,389	$7,120	$579	12.3x
GrowGeneration Corp.	$267	$251	$(2)	N/M
Hydrofram Holdings Group, Inc.	$135	$283	$7	42.3x(1)
iPower Inc.	$31	$53	$8	6.3x
Mean				9.3x
Median				9.3x
Agriculture Farming Technology & Solution
AppHarvest, Inc.	$290	$415	$(52)	N/M
Kalera Public Limited Company	$43	$136	$(29)	N/M
Urban-gro, Inc.	$39	$17	$(0)	N/M
Agrify Corporation	$17	$46	$(20)	N/M
AgriForce Growing Systems Ltd.	$30	$34	$2	18.6x
Mean				18.6x
Median				18.6x
Blended Mean & Median Average (Sector weighting adjusted)				11.9x

(1)
Outliers (bold and italicized) have been excluded

Each service segment contains public companies with operating characteristics and business model resembling certain element of NMI’s business. Lakeshore mainly focused on Enterprise value (EV) to EBITDA as the key valuation metric. Lakeshore also assigned segment weightings based on NMI’s expected EBITDA mix in 2023. Lakeshore then applied a band of the average and the median as the lower and upper bounds of the EV/EBITDA multiple range of each service segment, adjusted by segment weighting, to derive a segment weighted EV/EBITDA multiple range for public comparable companies to be used to benchmark against NMI’s 2023 projected EV/EBITDA multiple.

By assessing a group of public comparable companies, Lakeshore derived a sector weighted average EV/EBITDA multiple of 11.9x. Compared to the Company’s pro-forma Enterprise Value relative to FY 2023 projected EBITDA which is 7.7x, it represents 35.6% discount to market pricing metrics for comparable companies in the relevant industries and sectors.
In terms of reviewing the financial projections and its underlying assumptions, we reviewed assumptions in the context of historical performance and business model to assess the viability of NMI’s projections. Historically, NMI has achieved strong topline growth, generating a 154% increase from 2020 to 2021. The hydroponics & indoor farming equipment businesses are counter-cyclical and customers need to maintain their agricultural equipment regardless of economic condition. In addition, NMI is aggressively expanding its agriculture farming technology & solutions business segments which are expected to grow at a faster pace than hydroponics & indoor farming equipment businesses. In addition, the controlled environment agriculture industry is expanding in North America. Thus, with existing business arrangements with NMI’s customers, as well as by acquiring new clients, NMI has the ability to quickly convert some of its consulting revenue into a recurring revenue model.
Based on NMI’s historical performance and parameters used in the assumptions, Lakeshore and Lakeshore’s board of directors believe NMI’s projections are reasonable, considering (i) NMI’s leading position in hydroponics & indoor farming equipment industry, (ii) NMI’s continuing growth in the agriculture farming technology & solutions business, which has higher margin than hydroponics & indoor farming equipment business, (iii) NMI’s ability to capitalize on the growth of environmental controlled farming and maintain its growth trajectory, and (iv) NMI’s development of commercial-scale greenhouses in North America for fresh and local vegetable products.
	Forcasted EBITDA in 2023 ($US, million)	EV/EBITDA Valuation Multiples	Implied Market Valuation
1, Hydroponics & Indoor Farming Equipment	$25	9.3x	$234
Agriculture Farming Technology & Solution	$10	18.6x	$179
Total	$35		$413
Implied Market Valuation Multiple			11.9x
NMI’s Valuation Agreed with Lakeshore for the Merger Transaction (USD, million)
NMI’s Pre-money Value			$323
NMI’s Enterprise Value			$266
NMI’s Valuation Multiple			7.7x
NMI’s Pro Forma Trading Discount (Premium)			35.6%
Given the revenue multiple discounts to the publicly traded comparable companies, Lakeshore’s management and its board of directors believe the purchase price to be fair to Lakeshore shareholders. The analysis was prepared by Lakeshore management based on its judgment. The analysis above should not be deemed determinative of fact and of future results. This analysis reflects the best currently available estimates and presents to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of NMI.
Opinion of Lakeshore’s Financial Advisor
Generally
Lakeshore retained Newbridge to act as its financial advisor in connection with the proposed Business Combination. Newbridge, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Lakeshore selected Newbridge to act as its financial advisor in connection with the proposed Business Combination on the basis of Newbridge’s experience in similar transactions and its reputation in the investment community.
On September 8, 2022, at a meeting of the Board held to evaluate the Business Combination, Newbridge delivered to the Board an oral opinion, which was confirmed by delivery of a written opinion, dated September 8, 2022, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, the Consideration is fair, from a financial point of view, to Lakeshore’s shareholders.
The full text of Newbridge’s written opinion to Lakeshore’s board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B hereto and is incorporated by reference herein in its entirety. The following summary of Newbridge’s opinion is qualified in its entirety by reference to the full text of the opinion. Newbridge delivered its opinion to the Board for the benefit and use of the Board (in its capacity as such) in connection with and for purposes of its evaluation of the Business Combination from a financial point of view. Newbridge’s opinion also does not address the relative merits of the proposed Business Combination as compared to any alternative business strategies or transactions that might exist for Lakeshore, or the underlying business decision of Lakeshore whether to proceed with those business strategies or transactions.
In connection with rendering its opinion, Newbridge, among other things:
•
Considered their assessment of general economic, market and financial conditions as well as their experience in connection with similar transactions, and business and securities valuations generally;

•
Reviewed drafts of the Business Combination Agreements related to the Business Combination;

•
Reviewed Lakeshore’s publicly available historical financial results, as well as certain publicly available information concerning the trading of, and the trading market for, the ordinary shares of Lakeshore since its IPO in March 2022;

•
Reviewed publicly available financial information of Lakeshore filed with the U.S. Securities & Exchange Commission, including its Form 10-Qs, and certain reports on material events filed on Forms 8-K between March 14th, 2022, through September 8th, 2022;

•
Reviewed a financial model of NMI with historical and future financial projections (including potential revenue growth, EBITDA and net income margins) provided by Lakeshore’s management team;

•
Performed a Discounted Cash Flow analysis layered onto Lakeshore’s financial model;

•
Performed a Public Company Comparable analysis of similar companies to NMI in the “Specialty Agriculture Equipment” sector to derive the Enterprise Value / EBITDA multiples;

•
Performed Comparable Precedent M&A Transaction analysis of similar companies to NMI in the “Specialty Agriculture Equipment” sector to derive the Enterprise Value / EBITDA multiples;

•
Conducted discussions with NMI’s management team to better understand NMI’s recent business history, and near-term financials; and

•
Performed such other analyses and examinations, as we deemed appropriate.

Newbridge also considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria which it deemed relevant. In conducting its review and arriving at its opinion, Newbridge did not independently verify any of the foregoing information and Newbridge assumed and relied upon such information being accurate and complete in all material respects, and Newbridge further relied upon the assurances of management of Lakeshore that they are not aware of any facts that would make any of the information reviewed by Newbridge inaccurate, incomplete or misleading in any material respect. In addition, Newbridge has not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, if any, of Lakeshore, nor has Newbridge been furnished with any such valuation or appraisal. In addition, Newbridge has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of Lakeshore.

The issuance of Newbridge’s opinion was approved by an authorized internal committee of Newbridge. Newbridge’s opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to it on, the date thereof. Newbridge expressed no opinion as to the underlying valuation, future performance or long-term viability of Lakeshore and its successors. Further, Newbridge expressed no opinion as to what the value of the shares of Common Stock actually will be when the Business Combination is consummated or the prices at which shares of Common Stock will trade at any time. It should be understood that, although subsequent developments may affect Newbridge’s opinion, Newbridge does not have any obligation to update, revise or reaffirm its opinion and has expressly disclaimed any responsibility to do so.
Summary of Financial Analyses
The following represents a brief summary of the material financial analyses reviewed by the Board and performed by Newbridge in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Newbridge, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Newbridge. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Newbridge.
The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, this summary does not purport to be a complete description of the analyses performed by Newbridge or of its presentation provided to Lakeshore’s board of directors on September 8, 2022.
The order in which these analyses are presented below, and the results of those analyses, should not be taken as an indication of the relative importance or weight given to these analyses by Newbridge or Lakeshore’s board of directors. Except as otherwise noted, the following quantitative information, to the extent it is based on market data, is based on market data as it existed on or before September 7, 2022, and is not necessarily indicative of current market conditions. Financial information of NMI is valued as of September 8, 2022, as provided by NMI’s management, which includes the changes in the revenue. All analyses conducted by Newbridge were going-concern analyses and Newbridge expressed no opinion regarding the liquidation value of any entity.
Valuation Analyses Summary
Based on its analysis of the Business Combination and the equity value of NMI, the equity values derived from the different analyses that Newbridge used showed a range between $254.4 million to $271.5 million on average. The consideration to be paid by Lakeshore of $230.0 million is below the valuation ranges in Newbridge’s analyses.
This range is based on the following:
• The midpoint of the Discounted Cash Flow Analysis
• The comparative values of recent M&A transactions involving similar companies
• The comparative values of public specialty agricultural equipment companies
Comparable Public Company Analysis
Newbridge analyzed the current market valuations of comparable publicly listed companies (“peers”). Obtaining a meaningful valuation result from this method depends on ensuring a good level of comparability between NMI and its peers.
To calculate the equity value of the operating business, Newbridge first obtained the median Enterprise Value / EBITDA multiples from four (4) comparable public companies identified by Newbridge and applied it to NMI’s midpoint of 2022E and 2023E EBITDA. The public company comparables were selected using the following criteria: (i) companies with significant North American operations and (ii) which generated the majority of their revenues from the specialty agricultural equipment sector. The median valuation multiples of such comparable public companies were approximately 11.0x in 2022E and 12.0x in 2023E. The midpoint of these two EV/EBITDA multiples were used and multiplied by the midpoint of the 2022E and 2023E EBITDA to obtain an Enterprise value. The debt was removed from Enterprise Value and cash was added back and the Implied Equity Value using this analysis was $271.5M.
The table below summarizes certain observed historical and projected financial performance and trading multiples of the selected public companies were sourced from S&P Capital IQ data.
Comparable Public Company Analysis
($ in millions, except per share data)	9/7/2022	Balance Sheet			Income Statement
	Symbol	Stock Price	Market Capitalization	Enterprise Value	Revenue			EBITDA			Net Income
Company Name					LTM	2022E	2023E	LTM	2022E	2023E	LTM	2022E	2023E
Specialty Agricultural Equipment
The Scotts Miracle-Gro Company	NYSE:SMG	$57.61	$3,191.9	$6,923.2	$4,168.2	$3,950.5	$4,108.0	$559.7	$550.9	$578.8	$461.6	$423.2	$442.5
GrowGeneration Corp.	NASDAQ:GRWG	$4.50	$273.6	$257.4	$359.4	$270.0	$283.5	$(0.9)	$(14.4)	$(1.9)	$(17.8)	$(38.3)	$(29.0)
Hydrofarm Holdings Group, Inc.	NASDAQ:HYFM	$2.93	$132.1	$279.7	$443.1	$338.0	$351.3	$3.6	$(17.7)	$6.7	$(32.3)	$(45.9)	$(20.1)
iPower Inc.	NASDAQ:IPW	$1.00	$29.6	$51.5	$72.0	$78.3	$94.8	$4.1	$5.5	$8.4	$4.0	$5.2	$8.0
		EBITDA Margins & Debt Ratios			Income Statement
	Symbol	LTM EBITDA Margin	2022 EBITDA Margin	Net Debt / LTM EBITDA	EV / Revenue			EV / EBITDA			P / E
Company Name					LTM	2022E	2023E	LTM	2022E	2023E	LTM	2022E	2023E
Specialty Agricultural Equipment
The Scotts Miracle-Gro Company	NYSE:SMG	13.4%	13.9%	0.1x	1.7x	1.8x	1.7x	12.4x	12.6x	12.0x	NM	13.4x	12.5x
GrowGeneration Corp.	NASDAQ:GRWG	-0.3%	-5.3%	0.0x	0.7x	1.0x	0.9x	NM	NM	NM	NM	NM	NM
Hydrofarm Holdings Group, Inc.	NASDAQ:HYFM	0.8%	-5.2%	0.0x	0.6x	0.8x	0.8x	78.0x	NM	41.8x	NM	NM	NM
iPower Inc.	NASDAQ:IPW	5.8%	7.0%	0.2x	0.7x	0.7x	0.5x	12.4x	9.5x	6.2x	27.5x	NM	NM
				MEDIAN	0.7x	0.9x	0.9x	12.4x	11.0x	12.0x	27.5x	NM	NM
The comparable public company analysis uses data from comparable guideline companies to develop a measure of current value for NMI. The theory underlying the comparable public companies’ valuation is that companies in the same industry with similar operating characteristics should have certain valuation benchmarks in common. The goal of the analysis is to develop a premise for relative value, which when coupled with other valuation approaches, presents a foundation for determining a range of values for NMI.
Precedent Transaction Company Analysis
Newbridge analyzed the last approximately three years of M&A transaction data in the Specialty Agricultural Equipment sector to find similar transactions where the targets being acquired most resembled NMI. The universe of transactions where there were similarities to NMI, and where financial data was recorded for the Business Combination value was generally limited, as is usually the case versus Public Comparables.
The criteria used for the selected transactions were those in which the targets most resembled NMI transaction, and included:
•
targets that were in the Specialty Agricultural Equipment sector;

•
targets that had corporate headquarters in US, Canada, or Europe; and

•
where the identified EV/EBITDA multiple was known.

Newbridge obtained the median Enterprise Value / EBITDA multiples from this dataset and multiplied by the mid-point of the 2022E and 2023E EBITDA to obtain an Enterprise Value. The debt was removed from Enterprise Value and cash was added back and the Implied Equity Value using this analysis was $254.4 million.
The comparable M&A transaction analysis examines the values that acquirers have previously placed on comparable companies in a merger or acquisition in order to develop a measure of current value for NMI.
Discounted Cash Flow Analysis
The Discounted Cash Flow Analysis (the “DCF Analysis”) approach is a valuation technique that provides an estimation of the value of a business based on the cash flows that a business can be expected to generate. The DCF Analysis begins with an estimation of the annual cash flows the subject business is expected to generate over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then converted to their present value equivalents using a rate of return appropriate for the risk of achieving the projected cash flows. The present value of the estimated cash flows are then added to the present value equivalent of the residual/terminal value of the business at the end of the discrete projection period to arrive at an estimate of value.
Newbridge performed a DCF Analysis of the estimated future unlevered free cash flows attributable to NMI for the fiscal years of 2022 through 2031. In applying the DCF Analysis, Newbridge relied on the financial projections prepared by NMI that estimated certain revenue growth rates, as well as EBITDA and Net Income margins. While Newbridge has reviewed the financial projections to determine the reasonableness of the financial model’s assumptions, neither Newbridge, Lakeshore or NMI can guarantee that the milestones in the model can be achieved in the timeframes suggested.
The Net Present Value of Cash Flows were discounted using a discount rate of 22.0% and a Growth in Perpetuity rate of 1.0%.
Newbridge determined that the middle of the range of the discounted cash flow values was $269.6M.
Newbridge did not provide any independent examination, analysis or investigation with respect to any of the assumptions or financial information included in the projections. Newbridge does not express any opinion or imply any form of assurance with respect to the projections and does not assume any responsibility for any of the assumptions underlying the projections.
It should be noted that the WACC does not take into consideration the specific company risks such as the failure of NMI to raise capital and bankruptcy. Accordingly, NMI’s true WACC may be higher when taking into consideration the risks of default and negative operating profit history of the business which would have the effect of reducing the enterprise value range.
Miscellaneous
The discussion set forth above is a summary of the material financial analyses presented by Newbridge to Lakeshore’s board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by Newbridge in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Newbridge believes that its analyses summarized above must be considered as a whole. Newbridge further believes that selecting portions of its analyses and the factors considered, or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Newbridge’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.
In performing its analyses, Newbridge considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Lakeshore. The estimates of the future performance of Lakeshore in or underlying Newbridge’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Newbridge’s analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Newbridge’s view of the actual values of the Common Stock.
Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, related party transactions, going private transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, and valuations for corporate and other purposes. Newbridge in the future may provide financial advisory or investment banking services to Lakeshore, NMI or their respective affiliates and may receive compensation for the rendering of these services. During the past two years, (i) Lakeshore has not engaged Newbridge to provide, and Newbridge has not provided, investment banking, financial advisory or other financial services to Lakeshore unrelated to the Business Combination for which Lakeshore has paid or expects to pay fees to Newbridge and (ii) neither Newbridge nor any of its affiliates have provided investment banking services or other financial services to NMI or its affiliates unrelated to the Business Combination for which Newbridge and its affiliates have received, or may receive, compensation.
Conclusion
The values derived from the different analyses that Newbridge used show a range between $254.4 million to $271.5 million. The Consideration to be paid by Lakeshore of $230 million is below the range of valuation ranges of the Analyses.
Based on its analysis, it is Newbridge’s opinion that, the Consideration is fair, from a financial point of view to Lakeshore’s shareholders.
The type and amount of consideration payable in the Business Combination was determined through negotiations between Lakeshore and NMI, and was approved by Lakeshore’s board of directors. The decision to enter into the Merger Agreement was solely that of Lakeshore’s board of directors. As described above, Newbridge’s opinion and analyses was only one of many factors considered by Lakeshore’s board of directors in its evaluation of the Business Combination and should not be viewed as determinative of the views of Lakeshore’s board of directors or management with respect to the Business Combination.
Fees and Expenses
As compensation for Newbridge’s services in connection with the rendering of its opinion to Lakeshore’s board of directors, Lakeshore agreed to pay Newbridge a fee of $150,000. $60,000 of the fee was paid upon delivery of the opinion and the remaining $90,000 is payable upon consummation of the Business Combination. No portion of Newbridge fee is refundable or contingent upon the conclusion reached in the opinion. Lakeshore has also agreed to indemnify Newbridge against certain liabilities and other items that may arise out of Lakeshore’s engagement of Newbridge. The Lakeshore board of directors did not limit Newbridge in any way in the investigations it made or the procedures it followed in rendering its opinion.
Satisfaction of 80% Test
Nasdaq rules require that any business combination that Lakeshore closes has a fair market value of at least 80% of the amount held in the Trust Account (such requirement, the “80% test”). At signing of the Merger Agreement, the Trust Account had approximately $70,345,003.32 in it, 80% of which would be $56,276,002.60. Lakeshore will pay NMI’s stockholders 23 million shares of its common stock to acquire NMI except for other considerations, which, based on the closing price of Lakeshore’s common stock on the day prior to announcement of the transaction ($10.02 per share) was valued in excess of $230 million. Since the $230 million being paid was determined to be fair by Lakeshore’s board of directors and well in excess of 80% of the amount in the Trust Account, Lakeshore’s board of directors determined that Nasdaq’s 80% test was satisfied.

Full Text of the Resolution to be Approved
“RESOLVED, as an ordinary resolution, that the merger of LBBB Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, with and into Nature’s Miracle, Inc., a Delaware corporation, be confirmed, adopted, approved and ratified in all respects.”
Required Vote
Approval of the Merger Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. Adoption of the Merger Proposal is conditioned upon the adoption of the Reincorporation Proposal. It is important for you to note that in the event that either of the Reincorporation Proposal or the Merger Proposal is not approved, then Lakeshore will not consummate the Business Combination.
Recommendation of Lakeshore’s Board of Directors
After careful consideration, Lakeshore’s board of directors has determined that the Acquisition Merger forming part of the Business Combination with Nature’s Miracle is fair to and in the best interests of Lakeshore and its shareholders and also concluded that Nature’s Miracle’s fair market value satisfied the 80% test. On the basis of the foregoing, Lakeshore’s board of directors has approved and declared advisable the Business Combination with Nature’s Miracle and recommends that you vote or give instructions to vote “FOR” the Merger Proposal. Lakeshore’s directors have interests that may be different from, or in addition to your interests as a shareholder. See “Proposal No. 3 The Merger Proposal — Interests of Certain Persons in the Acquisition” in this proxy statement/prospectus for further information.

PROPOSAL NO. 4
THE NASDAQ PROPOSAL
We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), and (b). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control.
Pursuant to the Merger Agreement, based on Lakeshore’s current capitalization, we anticipate that we will issue to the Nature’s Miracle’s stockholders as consideration in the Merger, [ ] shares of PubCo Common Stock. Because the number of shares of PubCo Common Stock we anticipate issuing as consideration in the Merger (1) will constitute more than 20% of our outstanding common stock and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of Lakeshore, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (b).
Effect of Proposal on Current Stockholders
If the Nasdaq Proposal is adopted, Lakeshore would issue shares representing more than 20% of the outstanding shares of our common stock in connection with the Business Combination. The issuance of such shares would result in significant dilution to Lakeshore’s shareholders and would afford such shareholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of Lakeshore. If the Nasdaq Proposal is adopted, it is anticipated that, immediately after consummation of the Business Combination, Lakeshore’s shareholders, including the initial shareholders, will own [ ]% of the issued PubCo Common Stock on a fully diluted basis, and Nature’s Miracle’s stockholders will own [ ]% of the issued PubCo Common Stock on a fully diluted basis. These relative percentages assume that (i) none of Lakeshore’s existing public shareholders exercise their redemption rights as discussed herein and (ii) no PubCo Warrants are exercised. These percentages also do not take into account any equity awards that may be issued under the Incentive Plan following the Business Combination.
If the Nasdaq Proposal is not approved and we consummate the Business Combination on its current terms, PubCo would be in violation of Nasdaq Listing Rule 5635(a) and (b), which could result in the delisting of Lakeshore securities from the Nasdaq Global Market. If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:
•
a limited availability of market quotations for our securities;

•
reduced liquidity with respect to our securities;

•
a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

•
a limited amount of news and analyst coverage for the post-transaction company; and

•
a decreased ability to issue additional securities or obtain additional financing in the future.

It is a condition to the obligations of Lakeshore and Nature’s Miracle to close the Business Combination that our common stock remain listed on the Nasdaq Global Market. As a result, if the Nasdaq Proposal is not adopted, the Business Combination may not be completed.

Full Text of the Resolution to be Approved
“RESOLVED, as an ordinary resolution, that for purposes of complying with Nasdaq Listing Rule 5635(a) and (b), the issuance of more than 20% of the issued and outstanding LBBB Ordinary Shares of the Company and the resulting change in control in connection with the Merger be confirmed, adopted, approved and ratified in all respects.”
Required Vote
Approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. The Business Combination Proposal is conditioned on the Nasdaq Proposal, and the Nasdaq Proposal is dependent upon the approval and completion of the Business Combination. If the Business Combination is not approved or completed, this proposal will have no effect even if approved by our shareholders.
Recommendation of Lakeshore’s Board of Directors
Lakeshore’s board of directors recommends a vote “FOR” adoption of the Nasdaq Proposal.

PROPOSAL NO. 5
THE DIRECTOR ELECTION PROPOSAL
Overview
Effective as of the closing of the Business Combination, the board of directors of PubCo will consist of seven directors, six of whom will be designated by Nature’s Miracle’s current board of directors, and one of whom will be designated by Sponsor. Nature’s Miracle’s board of directors has recommended Tie (James) Li, Zhiyi (Jonathan) Zhang, Wei (Gavin) Yang, Wei Deng, Charles Jourdan Hausman, and [•], and Sponsor has recommended [•], to serve on PubCo’s board of directors effective as of the closing of the Business Combination.
At the Extraordinary General Meeting, Lakeshore’s shareholders are being asked to appoint Wei (Gavin) Yang, Wei Deng, and Charles Jourdan Hausman as Class I directors serving until PubCo’s 2023 annual meeting of stockholders; Zhiyi (Jonathan) Zhang and [•] as Class II directors serving until PubCo’s 2024 annual meeting of stockholders; and Tie (James) Li and [•] as Class III directors serving until PubCo’s 2025 annual meeting of stockholders; and in each case, until their successors are duly elected and qualified, or until their earlier resignation, removal or death. See “PubCo’s Directors and Officers After the Business Combination” of this proxy statement/prospectus for more information.
If the Business Combination is consummated, each of the existing directors of Lakeshore will resign from the board of Lakeshore upon the closing of the Business Combination.
Full Text of the Resolution to be Approved
“RESOLVED, as an ordinary resolution, that Wei (Gavin) Yang, Wei Deng, and Charles Jourdan Hausman as Class I directors serving until PubCo’s 2023 annual meeting of stockholders; Zhiyi (Jonathan) Zhang and [•] as Class II directors serving until PubCo’s 2024 annual meeting of stockholders; and Tie (James) Li and [•] as Class III directors serving until PubCo’s 2025 annual meeting of stockholders; and in each case, effective as of the closing of the Business Combination in accordance with the Merger Agreement.”
Required Vote
The appointment of each director nominee requires an ordinary resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of holders of a majority of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. The Director Election Proposal is dependent upon the approval and completion of the Business Combination. If the Business Combination is not approved or completed, this proposal will have no effect even if approved by our shareholders.
Recommendation of Lakeshore’s Board of Directors
Lakeshore’s board of directors recommends a vote “FOR” the appointment of each of the director nominees in the Director Election Proposal.

PROPOSAL NO. 6
THE INCENTIVE PLAN PROPOSAL
The Incentive Plan was adopted by Nature’s Miracle’s board on September 1, 2022. The purpose of the Incentive Plan is to further align the interests of eligible participants with those of Nature’s Miracle’s stockholders by providing long-term incentive compensation opportunities tied to the performance of the PubCo Common Stock. Nature’s Miracle’s management believes that, to be successful, its employees need to think like owners. Consistent with this philosophy, its equity program will be broad-based to provide it with a competitive advantage in its efforts to hire and retain top talent. In order to make grants of equity in accordance with the compensation philosophy adopted Nature’s Miracle’s board’s compensation committee, the board has approved and is asking you to approve the Incentive Plan.
Overview
In connection with the Business Combination, Lakeshore’s shareholders are also being asked to approve and adopt the Nature’s Miracle, Inc. Equity Incentive Plan (the “New Nature’s Miracle Equity Incentive Plan”).
The New Nature’s Miracle Equity Incentive Plan will provide for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock or equity-related cash-based awards. Directors, officers and other employees of New Nature’s Miracle and its subsidiaries, as well as others performing consulting or advisory services for New Nature’s Miracle, will be eligible for grants under the New Nature’s Miracle Equity Incentive Plan.
The purpose of the New Nature’s Miracle Equity Incentive Plan is to enhance New Nature’s Miracle’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to New Nature’s Miracle by providing these individuals with equity ownership opportunities, and to encourage profitability and growth through short-term and long-term incentives that are consistent with New Nature’s Miracle’s objectives. Equity awards are intended to motivate high levels of performance and align the interests of New Nature’s Miracle’s directors, employees and consultants with those of its stockholders by giving directors, employees and consultants the perspective of an owner with an equity stake in New Nature’s Miracle and providing a means of recognizing their contributions to the success of New Nature’s Miracle. Lakeshore’s board of directors and management believe that equity awards are necessary to remain competitive in the industry and are essential to recruiting and retaining highly qualified individuals who will help New Nature’s Miracle meet its goals.
Set forth below is a summary of the material terms of the New Nature’s Miracle Equity Incentive Plan, which is qualified in its entirety by the text of the New Nature’s Miracle Equity Incentive Plan, a copy of which is attached hereto as Annex E. For further information about the New Nature’s Miracle Equity Incentive Plan, we refer you to the complete copy of the New Nature’s Miracle Equity Incentive Plan. As of [•], 2022, the record date for the Special Meeting, the closing price per share of Lakeshore’s Common Stock on Nasdaq was $[•].
Summary of the Material Features of the New Nature’s Miracle Equity Incentive Plan
Eligibility.   Incentive Stock Options (the “ISOs”) may be granted only to employees. All other awards may be granted to employees, consultants and non-employee directors; provided such consultants and non-employee directors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction.
Shares Available for Issuance.   The Plan provides for the future issuance of shares of Nature’s Miracle common stock, representing 10% of the number of shares of Nature’s Miracle common stock outstanding following the Business Combination (after giving effect to the Redemption). The Plan also provides for an annual increase on January 1 for each of the first ten (10) calendar years during the term of the Plan by the lesser of (a) Five percent (5%) of all classes of the Company’s common stock outstanding on each December 31 immediately prior to the date of increase or (b) such number of Shares determined by the Board. Generally, shares of Nature’s Miracle reserved for awards under the New Nature’s Miracle Equity Incentive Plan that lapse or are forfeited will be added back to the share reserve available for future awards. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Shares used to pay the exercise price of an Award or withheld to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan.
At all times the Company will reserve and keep available a sufficient number of Shares as will be required to satisfy the requirements of all outstanding Awards granted under the Plan. No more than 2,300,000 Shares shall be issued pursuant to the exercise of ISOs under the Plan.
Stock Options.   Stock options granted under the New Nature’s Miracle Equity Incentive Plan may either be incentive stock options, which are intended to satisfy the requirements of Section 422 of the Code, or non-qualified stock options (the “NSOs”), which are not intended to meet those requirements. ISOs may only be granted to employees of Nature’s Miracle and its affiliates, and with respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NSOs. Non-qualified options may be granted to employees, directors and consultants of Nature’s Miracle and its affiliates. The Exercise Price of an Option will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant, and the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant.
Award agreements for stock options include rules for exercise of the stock options after termination of service. Options may not be exercised unless they are vested, and no option may be exercised after the end of the term set forth in the award agreement. Generally, stock options will be exercisable for three months after termination of service for any reason other than death, disability or cause, and for one year after termination of service on account of death or total and permanent disability, but will not be exercisable if the termination of service was due to cause.
Restricted Stock.   Restricted stock is common stock that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a “restricted period” during which the grantee must satisfy certain time or performance-based vesting conditions. If the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock is forfeited. During the restricted period, the holder of restricted stock has the rights and privileges of a regular stockholder, except that generally dividend equivalents may accrue but will not be paid during the restricted period, and the restrictions set forth in the applicable award agreement apply. For example, the holder of restricted stock may vote the restricted shares, but he or she may not sell the shares until the restrictions are lifted.
Restricted Stock Units.   Restricted stock units are phantom shares that vest in accordance with terms and conditions established by the plan administrator and when the applicable restrictions lapse, the grantee will be entitled to receive a payout in cash, shares or a combination thereof based on the number of restricted stock units as specified in the award agreement. Dividend equivalents may accrue but will not be paid prior to and only to the extent that, the restricted stock unit award vests. The holder of restricted stock units does not have the rights and privileges of a regular stockholder, including the ability to vote the restricted stock units.
Other Stock-Based Awards and Performance-Based Awards.   The Plan also authorizes the grant of other types of stock-based compensation including, but not limited to stock appreciation rights and stock bonus awards. The plan administrator may award such stock-based awards subject to such conditions and restrictions as it may determine. We may grant an award conditioned on satisfaction of certain performance criteria. Any dividends or dividend equivalents payable or credited to a participant with respect to any unvested performance-based award will be subject to the same performance goals as the shares or units underlying the performance-based award.
Plan Administration.   Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan, except, however, the Board will establish the terms for the grant of an Award to Non-Employee Directors. Awards granted to

Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act). In accordance with the provisions of the New Nature’s Miracle Equity Incentive Plan, the plan administrator determines the terms of awards, including, which employees, directors and consultants will be granted awards, the number of shares subject to each award, the vesting provisions of each award, the termination or cancellation provisions applicable to awards, and all other terms and conditions upon which each award may be granted in accordance with the New Nature’s Miracle Equity Incentive Plan.
Corporate Transactions.   In the event of a Corporate Transaction any or all outstanding Awards may be (a) continued by the Company, if the Company is the successor entity; or (b) assumed or substituted by the successor corporation, or a parent or subsidiary of the successor corporation, for substantially equivalent Awards. The successor corporation may also issue, as replacement of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor corporation refuses to assume, substitute or replace any Award, then notwithstanding any other provision in this Plan to the contrary, each such Award shall become fully vested and, as applicable, exercisable and any rights of repurchase or forfeiture restrictions thereon shall lapse, immediately prior to the consummation of the Corporate Transaction. Performance Awards not assumed or substituted pursuant to the foregoing shall be deemed earned and vested at 100% of target level, unless otherwise indicated pursuant to the terms and conditions of the applicable Award Agreement.
The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged. In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Substitute Awards will not reduce the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in a calendar year.
In the event of a Corporate Transaction, the vesting of all Awards granted to Non-Employee Directors will accelerate and such Awards will become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.
Amendment and Termination.   The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan provided that no amendment requiring stockholder approval that is approved by the Board shall be effective until the approval of the stockholders of the Company is obtained, and provided that a Participant’s Award will continue to be governed by the version of this Plan then in effect at the time such Award was granted. No termination or amendment of the Plan or any outstanding Award may adversely affect any then outstanding Award without the consent of the Participant, unless such termination or amendment is necessary to comply with applicable law, regulation or rule.
Duration of Plan.   The Plan will expire by its terms on August 31, 2032 (ten years from the date the Plan is adopted).
Federal Income Tax Considerations
The material federal income tax consequences of the issuance and exercise of stock options and other awards under the New Nature’s Miracle Equity Incentive Plan, based on the current provisions of the Code and regulations, are as follows. Changes to these laws could alter the tax consequences described below. This summary assumes that all awards granted under the New Nature’s Miracle Equity Incentive Plan are exempt from or comply with, the rules under Section 409A of the Code related to nonqualified deferred compensation.
Incentive Stock Options:   Incentive stock options are intended to qualify for treatment under Section 422 of the Code. An incentive stock option does not result in taxable income to the optionee or deduction to Nature’s Miracle at the time it is granted or exercised, provided that no disposition is made by the optionee of the shares acquired pursuant to the option within two years after the date of grant of the option nor within one year after the date of issuance of shares to the optionee (the “ISO holding period”). However, the difference between the fair market value of the shares on the date of exercise and the option price will be an item of tax preference includible in “alternative minimum taxable income” of the optionee. Upon disposition of the shares after the expiration of the ISO holding period, the optionee will generally recognize long term capital gain or loss based on the difference between the disposition proceeds and the option price paid for the shares. If the shares are disposed of prior to the expiration of the ISO holding period, the optionee generally will recognize taxable compensation, and Nature’s Miracle will have a corresponding deduction, in the year of the disposition, equal to the excess of the fair market value of the shares on the date of exercise of the option over the option price. Any additional gain realized on the disposition will normally constitute capital gain. If the amount realized upon such a disqualifying disposition is less than fair market value of the shares on the date of exercise, the amount of compensation income will be limited to the excess of the amount realized over the optionee’s adjusted basis in the shares.
Non-Qualified Options:   Options otherwise qualifying as incentive stock options, to the extent the aggregate fair market value of shares with respect to which such options are first exercisable by an individual in any calendar year exceeds $100,000, and options designated as non-qualified options will be treated as options that are not incentive stock options. A non-qualified option ordinarily will not result in income to the optionee or deduction to Nature’s Miracle at the time of grant. The optionee will recognize compensation income at the time of exercise of such non-qualified option in an amount equal to the excess of the then value of the shares over the option price per share. Such compensation income of optionees may be subject to withholding taxes, and a deduction may then be allowable to Nature’s Miracle in an amount equal to the optionee’s compensation income. An optionee’s initial basis in shares so acquired will be the amount paid on exercise of the non-qualified option plus the amount of any corresponding taxable compensation income. Any gain or loss as a result of a subsequent disposition of the shares so acquired will be capital gain or loss.
Stock Grants:   With respect to stock grants under the New Nature’s Miracle Equity Incentive Plan that result in the transfer of shares that are not subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary compensation income equal to the fair market value of shares received. Nature’s Miracle generally will be entitled to a deduction in an amount equal to the ordinary compensation income recognized by the grantee. With respect to stock grants involving the transfer of shares that are subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of the shares received at the first time the shares are not subject to a substantial risk of forfeiture. A grantee may elect to be taxed at the time of receipt of shares rather than upon lapse of the substantial risk of forfeiture, but if the grantee subsequently forfeits such shares, the grantee would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which they previously paid tax. The grantee must file such election with the Internal Revenue Service within 30 days of the receipt of the restricted shares. Nature’s Miracle generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.
Restricted Stock Units:   The grantee recognizes no income until vested shares are issued pursuant to the terms of the grant. At that time, the grantee must generally recognize ordinary compensation income equal to the fair market value of the shares received. Nature’s Miracle generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.
New Plan Benefits
Grants under the New Nature’s Miracle Equity Incentive Plan will be made at the discretion of the plan administrator or other delegated persons, and we cannot determine at this time either the persons who will receive awards under the New Nature’s Miracle Equity Incentive Plan or the amount or types of any such awards. The value of the awards granted under the New Nature’s Miracle Equity Incentive Plan will depend on a number of factors, including the fair market value of the Nature’s Miracle common stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

Interests of Certain Persons in this Proposal
Lakeshore’s directors and executive officers may be considered to have an interest in the approval of the New Nature’s Miracle Equity Incentive Plan because they may in the future receive awards under the New Nature’s Miracle Equity Incentive Plan. Nevertheless, the board of directors believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the New Nature’s Miracle Equity Incentive Plan.
Registration with the SEC
If the New Nature’s Miracle Equity Incentive Plan is approved by shareholders and becomes effective, Nature’s Miracle is expected to file a registration statement on Form S-8 registering the shares reserved for issuance under the New Nature’s Miracle Equity Incentive Plan after becoming eligible to use such form.
Equity Compensation Plan Information
Lakeshore did not maintain, or have any securities authorized for issuance under, any equity compensation plans as of [•], 2022.
Interest of Directors and Executive Officers in the Incentive Plan
PubCo’s officers and directors after the Business Combination, some of whom are directors and officers of Nature’s Miracle, will be eligible to receive awards under the Incentive Plan if it is approved by a majority of Lakeshore’s shareholders at the Extraordinary General Meeting. In addition, the Incentive Plan provides that neither the company nor any member of a committee administering the Incentive Plan will be liable for any action or determination made in good faith with respect to the Incentive Plan or any award thereunder. Accordingly, PubCo’s officers and directors after the Business Combination have a substantial interest in the approval of the Incentive Plan Proposal.
Full Text of the Resolution to be Approved
“RESOLVED, as an ordinary resolution, the Equity Incentive Plan attached to this proxy statement/prospectus as Annex C be confirmed, adopted, approved and ratified in all respects.”
Required Vote
Approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. The Business Combination Proposal is conditioned upon the Incentive Plan Proposal, and the Incentive Plan Proposal is dependent upon the approval and completion of the Business Combination. If the Business Combination is not approved or completed, this proposal will have no effect even if approved by Lakeshore’s shareholders.
Recommendation of Lakeshore’s Board of Directors
Lakeshore’s board of directors recommends a vote “FOR” adoption of the Incentive Plan Proposal.

PROPOSAL NO. 7
THE ADJOURNMENT PROPOSAL
Purpose of the Adjournment Proposal
If it is determined by the officer presiding over the Extraordinary General Meeting that more time is necessary for Lakeshore to consummate the Business Combination and the other transactions contemplated by the Merger Agreement, the presiding officer may adjourn the Extraordinary General Meeting to a later date, or dates. In no event will Lakeshore seek adjournment which would result in soliciting of proxies, having a shareholder vote, or otherwise consummating a business combination after March 11, 2023 (or until June 11, 2023 as applicable, unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association). The purpose of the adjournment proposal is to provide more time to consummate the Business Combination. The presiding officer may present the adjournment proposal if Lakeshore is unable to consummate the Business Combination for any reason.
In addition to an adjournment of the Extraordinary General Meeting upon approval of an adjournment proposal, Lakeshore’s board of directors is empowered to postpone the meeting at any time prior to the meeting being called to order. In such event, Lakeshore will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.
If an adjournment proposal is presented to the Extraordinary General Meeting and is not approved by Lakeshore’s shareholders, Lakeshore may not be able to adjourn the Extraordinary General Meeting to a later date if Lakeshore is unable to consummate the Business Combination (because either the Reincorporation, the Merger or any other matter presented at the Extraordinary General Meeting is not approved or the conditions to consummating the Business Combination have not been met). In such event, the Business Combination would not be completed.
Full Text of the Resolution to be Approved
“RESOLVED, as an ordinary resolution, that in the event the chairman of the Extraordinary General Meeting determines that more time is necessary for Lakeshore to consummate the Business Combination and the other transactions contemplated by the Merger Agreement, the adjournment of the Extraordinary General Meeting to a date and time to be confirmed by the chairman of the Extraordinary General Meeting be confirmed, adopted, approved and ratified in all respects.”
Required Vote
Approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding LBBB Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary General Meeting or any adjournment thereof. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.
Recommendation of Lakeshore’s Board of Directors
Lakeshore’s board of directors recommends a vote “FOR” adoption of the Adjournment Proposal.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general discussion of the material U.S. federal income tax consequences (i) of the Reincorporation to U.S. Holders (defined below) of LBBB Ordinary Shares, LBBB Rights and LBBB Warrants (collectively, the “Lakeshore securities”), (ii) of the Merger to U.S. Holders of Nature’s Miracle common stock (the “Nature’s Miracle securities”), (iii) of the ownership and disposition of PubCo Common Stock and PubCo Warrants (collectively, the “PubCo securities”) received in the Business Combination to U.S. Holders and Non-U.S. Holders and (iv) of the exercise of redemption rights by holders of Lakeshore securities that are U.S. Holders.
This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a holder as a result of the Business Combination or as a result of the ownership and disposition of PubCo securities. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, U.S. state and local, or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Lakeshore securities, Nature’s Miracle securities or PubCo securities.
Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.
No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.
This summary is limited to considerations relevant to holders that hold Lakeshore securities or Nature’s Miracle securities and, after the completion of the Business Combination, PubCo securities, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:
•
banks or other financial institutions, underwriters, or insurance companies;

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traders in securities who elect to apply a mark-to-market method of accounting;

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real estate investment trusts and regulated investment companies;

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tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax- deferred accounts;

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expatriates or former long-term residents of the United States;

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subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

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dealers or traders in securities, commodities or currencies;

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grantor trusts;

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persons subject to the alternative minimum tax;

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U.S. persons whose “functional currency” is not the U.S. dollar;

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persons who received LBBB Ordinary Shares or Nature’s Miracle common stock through the issuance of restricted stock under an incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

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persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding LBBB Ordinary Shares or Nature’s Miracle common stock, or, after the Business Combination, the issued PubCo Common Stock (excluding treasury shares);

•
holders holding Lakeshore securities or Nature’s Miracle securities, or, after the Business Combination, PubCo securities, as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction;

•
controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

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the Sponsor or its affiliates.

As used in this proxy statement/consent solicitation statement/prospectus, the term “U.S. Holder” means a beneficial owner of Lakeshore securities or Nature’s Miracle securities, and, after the Business Combination, PubCo securities received in the Business Combination, that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

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a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

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an estate the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of Lakeshore securities or Nature’s Miracle securities, and, after the Business Combination, PubCo securities received in the Business Combination, that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.
If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Lakeshore securities or Nature’s Miracle securities, and, after the completion of the Business Combination, PubCo securities received in the Business Combination, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partner and the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the Business Combination and the subsequent ownership and disposition of PubCo securities received in the Business Combination.
Because LBBB Units will be separated into their component parts immediately prior to the consummation of the Business Combination, a beneficial owner of a LBBB Unit should be treated as the owner of the underlying component Lakeshore securities for U.S. federal income tax purposes. The discussion below with respect to Lakeshore securities should also apply to holders of LBBB Units (as the deemed owner of the underlying component Lakeshore securities).
THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REINCORPORATION, MERGER, OWNERSHIP AND DISPOSITION OF PUBCO COMMON STOCK AND PUBCO WARRANTS AND THE EXERCISE OF REDEMPTION RIGHTS. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF LAKESHORE SECURITIES, NATURE’S MIRACLE SECURITIES OR PUBCO SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR

AUTHORITY MAY BE AVAILABLE. HOLDERS OF LAKESHORE SECURITIES OR NATURE’S MIRACLE SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF PUBCO SECURITIES AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.
U.S. Holders
U.S. Federal Income Tax Consequences of the Reincorporation to U.S. Holders of Lakeshore Securities
If the Reincorporation Qualifies as a Reorganization
General U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of the Reincorporation to U.S. Holders will depend primarily on whether the Reincorporation qualifies as a reorganization within the meaning of Section 368 of the Code (a “Reorganization”). The Reincorporation should qualify as a Reorganization. However, the provisions of the Code that govern reorganizations are complex, and due to the absence of direct guidance on the application of Section 368 to a reincorporation merger of a corporation holding only investment-type assets such as Lakeshore, the qualification of the Reincorporation as a Reorganization is not entirely clear. U.S. Holders should be aware that Lakeshore has not requested and, following the Reincorporation, PubCo does not intend to request a ruling from the IRS with respect to the U.S. federal income tax treatment of the Reincorporation. There can be no assurance that the IRS will not take a contrary position to views expressed herein or that a court will not agree with a contrary position of the IRS.
If the Reincorporation qualifies as a Reorganization and subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Status,” and the discussion below regarding the effect of Section 367 of the Code, a U.S. Holder that exchanges its Lakeshore securities pursuant to the Reincorporation should not recognize gain or loss on the exchange of Lakeshore securities for PubCo securities. The aggregate adjusted tax basis of a U.S. Holder in the PubCo Common Stock received as a result of the Reincorporation should equal the aggregate adjusted tax basis of the LBBB Ordinary Shares surrendered in the exchange, and the aggregate adjusted tax basis in the PubCo Warrants received as a result of such exchange should equal the aggregate adjusted tax basis of the LBBB Warrants surrendered in the exchange, in each case increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below). A U.S. Holder’s holding period for the PubCo securities received in the exchange should include the holding period for the Lakeshore securities surrendered in the exchange.
Because the Reincorporation will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to LBBB securities, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Reincorporation. All holders considering exercising redemption rights with respect to their public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Reincorporation and exercise of redemption rights.
Effect of Section 367 of the Code to U.S. Holders of LBBB Ordinary Shares
Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as a Reorganization. When it applies, Section 367 imposes U.S. federal income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) generally will apply to U.S. Holders that exchange LBBB Ordinary Shares (but not the LBBB Warrants) for PubCo Common Stock as part of the Reincorporation. Because the Reincorporation will occur immediately prior to the redemption of holders that exercise redemption rights with respect to LBBB Ordinary Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Reincorporation.

A.   U.S. Holders Who Own 10 Percent or More of the Voting Power or Value of Lakeshore
A U.S. Holder that on the day of the Reincorporation beneficially owns (directly, indirectly or constructively) (i) ten percent (10%) or more of the total combined voting power of all classes of Lakeshore stock entitled to vote or (ii) ten percent (10%) or more of the total value of shares of all classes of Lakeshore stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the LBBB Ordinary Shares it directly owns, within the meaning of Treasury Regulation Section 1.367(b)-2(d). Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of Lakeshore securities entitled to vote or 10% or more of the total value of shares of all classes of Lakeshore securities for U.S. federal income tax purposes, and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
A U.S. Shareholder’s earnings and profits amount with respect to its LBBB Ordinary Shares is the net positive earnings and profits of the corporation (as determined under Treasury Regulation Section 1.367(b)-2(d)(2)) attributable to the LBBB Ordinary Shares (as determined under Treasury Regulation Section 1.367(b)-2(d)(3)) but without regard to any gain that would be realized on a sale or exchange of such LBBB Ordinary Shares.
Accordingly, under Treasury Regulation Section 1.367(b)-3(b)(3), a U.S. Shareholder will be required to include in income as a deemed dividend the earnings and profits amount (as defined in Treasury Regulation Section 1.367(b)-2(d)) with respect to its LBBB Ordinary Shares as a result of the Reincorporation. Any such U.S. Shareholder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. See “—Passive Foreign Investment Company Status” for a discussion of whether the amount of inclusion under Section 367(b) of the Code should be reduced by amounts required to be taken into account by a Non- Electing Shareholder (as defined below) under the proposed Treasury regulations under Section 1291(f) of the Code.
B.   U.S. Holders Who Own Less Than 10 Percent of the Voting Power and Value of Lakeshore
A U.S. Holder that on the day of the Reincorporation beneficially owns (directly, indirectly or constructively) LBBB Ordinary Shares with a fair market value of $50,000 or more but less than (i) ten percent (10%) of the total combined voting power of all classes of Lakeshore stock entitled to vote and (ii) ten percent (10%) of the total value of shares of all classes of Lakeshore stock must either recognize gain with respect to the Reincorporation or, in the alternative, elect to recognize the “all earnings and profits” amount, in each case as described below.
Unless a U.S. Holder makes the “all earnings and profits election” as described below, such holder generally must recognize gain (but not loss) with respect to PubCo Common Stock received in exchange for its LBBB Ordinary Shares pursuant to the Reincorporation. Any such gain would be equal to the excess of the fair market value of such PubCo Common Stock received over the U.S. Holder’s adjusted tax basis in the LBBB Ordinary Shares surrendered in exchange therefor. Subject to the PFIC rules discussed below, such gain would be capital gain, and should be long-term capital gain if the U.S. Holder held the LBBB Ordinary Shares for longer than one year.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the earnings and profits amount attributable to its LBBB Ordinary Shares under Section 367(b). There are, however, strict conditions for making this election, as enumerated in the Treasury regulations.
U.S. Holders are strongly urged to consult with their own tax advisors regarding whether to make this election and if the election is determined to be advisable, the appropriate filing requirements with respect to this election. See “— Passive Foreign Investment Company Status” for a discussion of whether the amount of inclusion under Section 367(b) of the Code should be reduced by amounts required to be taken into account by a Non-Electing Shareholder (as defined below) under the proposed Treasury regulations under Section 1291(f) of the Code.
A U.S. Holder (who is not a U.S. Shareholder) that beneficially owns (directly, indirectly or constructively) LBBB Ordinary Shares with a fair market value of less than $50,000 would not be required to recognize any gain or loss or include any part of the earnings and profits amount in income under Section 367(b) of the Code in connection with the Reincorporation, for federal income tax purposes.
If the Reincorporation Does Not Qualify as a Reorganization
If the Reincorporation fails to qualify as a Reorganization, and subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Status,” a U.S. Holder that exchanges its Lakeshore securities for PubCo securities in the Reincorporation will recognize gain or loss equal to the difference between (i) fair market value of the PubCo securities received and (ii) the U.S. Holder’s adjusted tax basis in the Lakeshore securities exchanged therefor. A U.S. Holder’s aggregate tax basis in the PubCo securities received will be the fair market value of the PubCo securities on the date of the Reincorporation. The U.S. Holder’s holding period for the PubCo securities received pursuant to the Reincorporation will begin on the day after the date of the Reincorporation.
Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period for the Lakeshore securities exceeds one year at the time of the Reincorporation. Long-term capital gains recognized by non-corporate U.S. Holders, including individuals, currently are subject to reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations under the Code. Any such gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss.
U.S. Holders should consult their own tax advisors as to the particular consequences to them of the exchange of Lakeshore securities for PubCo securities pursuant to the Reincorporation, the qualification of the Reincorporation as a Reorganization, and the application of Section 367(b) to the Reincorporation.
Passive Foreign Investment Company Status
Even if the Reincorporation qualifies as a Reorganization, the Reincorporation may be a taxable event to U.S. Holders of Lakeshore securities under the PFIC provisions of the Code, to the extent that Section 1291(f) of the Code applies. Because Lakeshore is a blank check company with no current active operating business, based upon the composition of its income and assets, and upon a tentative review of its financial statements, Lakeshore believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2021, and will likely be considered a PFIC for its current taxable year which ends as a result of the Reincorporation.
A.   Definition and General Taxation of a PFIC
A non-U.S. corporation will be classified as a PFIC for any taxable year (a) if at least 75% of its gross income consists of passive income, such as dividends, interest, rents and royalties (except for rents and royalties earned in the active conduct of a trade or business), and gains on the disposition of property that produces such income, or (b) if at least 50% of the fair market value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce, or are held for the production of, passive income (including for these purposes its pro rata share of the gross income and assets of any corporation (and, if certain proposed Treasury Regulations are applied, partnerships) in which it is considered to own at least 25% of the interest, by value). The determination of whether a foreign corporation is a PFIC is made annually.
If Lakeshore is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Lakeshore securities and, in the case of LBBB Ordinary Shares, the U.S. Holder did not make either (a) a timely qualified election fund (“QEF”) election under Section 1295 of the Code for Lakeshore’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) LBBB Ordinary Shares or (b) a QEF election along with a “purging election,” both of which are discussed further below, such holder generally will be subject to special rules with respect to:
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any gain recognized by the U.S. Holder on the sale or other disposition of Lakeshore securities; and

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any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the LBBB Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the LBBB Ordinary Shares).

Under these rules,
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the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Lakeshore securities;

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the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Lakeshore’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income;

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the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

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the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if Lakeshore is determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above with respect to its LBBB Ordinary Shares by making a timely QEF election (or a QEF election along with a purging election), as described below. Pursuant to the QEF election, a U.S. Holder will be required to include in income its pro rata share of Lakeshore’s net capital gain (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, whether or not distributed, in the taxable year of the U.S. Holder in which or with which Lakeshore’s taxable year ends.
B.   Impact of PFIC Rules on Certain U.S. Holders
The impact of the PFIC rules on a U.S. Holder of Lakeshore securities will depend on whether the U.S. Holder has made a timely and effective election to treat Lakeshore as a QEF, for Lakeshore’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) LBBB Ordinary Shares, or if the U.S. Holder made an effective QEF election along with a “purging election,” as discussed below. A U.S. Holder’s ability to make an effective QEF election with respect to Lakeshore is contingent upon, among other things, the provision by Lakeshore of certain information that would enable the U.S. Holder to make and maintain a QEF election. If Lakeshore determines it is a PFIC for any taxable year, it will endeavor to provide to a U.S. Holder upon request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that Lakeshore will have timely knowledge of its status as a PFIC in the future or of the required information to be provided. A U.S. Holder of a PFIC that made a timely and effective QEF election for Lakeshore’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) LBBB Ordinary Shares, or that made a QEF election along with a purging election, as discussed below, is hereinafter referred to as an “Electing Shareholder.” A U.S. Holder of a PFIC that did not make a timely and effective QEF election for Lakeshore’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) LBBB Ordinary Shares, or that did not make a QEF election along with a purging election, is hereinafter referred to as a “Non-Electing Shareholder.”
As indicated above, if a U.S. Holder of LBBB Ordinary Shares has not made a timely and effective QEF election with respect to Lakeshore’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) LBBB Ordinary Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its LBBB Ordinary Shares for their fair market value on the “qualification date.” The qualification date is the first day of Lakeshore’s tax year in which Lakeshore qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held LBBB Ordinary Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its LBBB Ordinary Shares by the amount of the gain recognized and will also have a new holding period in the LBBB Ordinary Shares for purposes of the PFIC rules.
A U.S. Holder may not make a QEF election with respect to its LBBB Warrants. As a result, if a U.S. Holder of LBBB Warrants sells or otherwise disposes of such rights (including for this purpose exchanging the LBBB Warrants for PubCo Warrants in the Reincorporation), any gain recognized will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if Lakeshore were a PFIC at any time during the period the U.S. Holder held the LBBB Warrants.
U.S. Holders that hold (or are deemed to hold) stock of a foreign corporation that qualifies as a PFIC may instead elect to annually mark such stock to its market value if such stock is regularly traded on a national securities exchange that is registered with the SEC or certain foreign exchanges or markets of which the IRS has approved (a “mark-to-market election”). The Nasdaq Stock Market currently is considered to be an exchange that would allow a U.S. Holder to make a mark-to-market election. U.S. Holders are urged to consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to their LBBB Ordinary Shares under their particular circumstances.
C.   Effect of PFIC Rules on the Reincorporation
Even if the Reincorporation qualifies as a Reorganization, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC (including rights to acquire stock of a PFIC) must recognize gain notwithstanding any other provision of the Code. No final Treasury regulations are in effect under Section 1291(f). Proposed Treasury regulations under Section 1291(f), (the “Proposed Regulations”) were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, the Proposed Regulations would require taxable gain recognition by a Non-Electing Shareholder with respect to its exchange of Lakeshore securities for PubCo securities in the Reincorporation if Lakeshore were classified as a PFIC at any time during such U.S. Holder’s holding period in Lakeshore securities. Any such gain would be treated as an “excess distribution” made in the year of the Reincorporation and subject to the special tax and interest charge rules discussed above under “— Definition and General Taxation of a PFIC.” In addition, the Proposed Regulations would provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the Proposed Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) requires the shareholder to recognize gain or include an amount in income as a distribution under Section 301 of the Code, the gain realized on the transfer is taxable as an excess distribution under Section 1291 of the Code, and the excess, if any, of the amount to be included in income under Section 367(b) over the gain realized under Section 1291 is taxable as provided under Section 367(b). See “— U.S. Federal Income Tax Consequences of the Reincorporation to U.S. Holders of Lakeshore Securities — Effect of Section 367 of the Code to U.S. Holders of LBBB Ordinary Shares.” The Proposed Regulations should not apply to an Electing Shareholder with respect to its LBBB Ordinary Shares for which a timely QEF election, a QEF election along with a purging election, or mark-to-market election is made.
An Electing Shareholder may, however, be subject to the rules discussed below under the section entitled “— U.S. Federal Income Tax Consequences of the Reincorporation to U.S. Holders of Lakeshore Securities — Effect of Section 367 of the Code to U.S. Holders of LBBB Ordinary Shares.” In addition, as discussed above, since a QEF election cannot be made with respect to LBBB Warrants, the Proposed Regulations should apply to cause gain recognition under the PFIC rules on the exchange of LBBB Warrants for PubCo Warrants pursuant to the Reincorporation. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.
The rules dealing with PFICs and with the QEF election and purging election (or a mark-to-market election) are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of Lakeshore securities should consult its own tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.
U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Nature’s Miracle Securities
Nature’s Miracle and Lakeshore intend that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The obligation of Nature’s Miracle to effect the Merger is conditioned on Nature’s Miracle’s receipt of an opinion from Nelson Mullins Riley & Scarborough LLP, to the effect that, for U.S. federal income tax purposes, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

Nature’s Miracle does not currently intend to waive this opinion condition to its obligation to complete the Merger. If Nature’s Miracle waives this opinion condition after the registration statement of which this joint proxy statement/consent solicitation statement/prospectus forms a part is declared effective by the SEC, and if the U.S. federal income tax consequences of the Merger have materially changed, Nature’s Miracle will recirculate this proxy statement/consent solicitation/prospectus and resolicit the votes of Nature’s Miracle stockholders.
This opinion of counsel does not address any state, local or foreign tax consequences of the Merger. It is based on certain assumptions and representations as to factual matters from Nature’s Miracle, Lakeshore, PubCo and Merger Sub, as well as certain covenants by those parties. In addition, the opinion is based on current law and cannot be relied upon if current law changes with retroactive effect. The opinion of counsel is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position. Nature’s Miracle and Lakeshore do not intend to request a ruling from the IRS about any aspects of the U.S. federal income tax consequences of the Merger. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated, the opinion cannot be relied upon and the U.S. federal income tax consequences of the Merger could differ from those described below.
Subject to the qualifications and limitations set forth herein, U.S. Holders of Nature’s Miracle common securities will generally not recognize any gain or loss as a result of the Merger. Pursuant to the Merger, U.S. Holders of Nature’s Miracle common stock will receive shares of PubCo Common Stock in exchange for their shares of Nature’s Miracle common stock. Generally, each U.S. Holder’s tax basis in the shares of PubCo Common Stock received in the Merger will be the same as his, her or its tax basis in the shares of Nature’s Miracle common stock surrendered in the Merger in exchange therefor. The holding period of the shares of PubCo Common Stock received in the Merger by the U.S. Holder will include the holding period of the shares of Nature’s Miracle common stock surrendered in the Merger in exchange therefor.
In addition, pursuant to the Merger Agreement, U.S. Holders of Nature’s Miracle common stock may receive contingent consideration in the form of additional shares of PubCo Common Stock under certain circumstances. Any additional shares of PubCo Common Stock received by U.S. Holders pursuant to the Merger Agreement are expected to be viewed as contingent consideration in the Merger and should generally be received on a tax-free basis in the manner described above. However, the treatment of contingent consideration received in a “reorganization” within the meaning of Section 368(a) of the Code, including a U.S. Holder’s tax basis in any shares of PubCo Common Stock received as contingent consideration, is unclear under current law, and there can be no assurance that the IRS will not take a contrary position to that described herein or that a court will not agree with a contrary position of the IRS in the event of litigation. Additionally, under Code Section 483, a portion of the value of any shares of PubCo Common Stock received by a U.S. Holder as contingent consideration will be treated as interest for U.S. federal income tax purposes that must be accounted for in accordance with the holder’s regular method of accounting. The amount of imputed interest is equal to the excess of (1) the fair market value of the shares of PubCo Common Stock, if any, received as contingent consideration over (2) the present value of such amount as of the effective time, discounted at the applicable federal rate in effect at the effective time. A U.S. Holder’s tax basis in any shares of PubCo Common Stock received as contingent consideration will be increased by the amount treated as imputed interest.
All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of the Merger, including the potential receipt of contingent consideration, under such holder’s particular circumstances.
U.S. Federal Income Tax Consequences of Ownership and Disposition of PubCo Common Stock
The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of PubCo Common Stock to U.S. Holders who receive such PubCo Common Stock pursuant to the Business Combination
Distributions on PubCo Common Stock
The gross amount of any distribution on shares of PubCo Common Stock that is made out of PubCo’s current or accumulated profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Any such dividends paid to corporate U.S. Holders generally will qualify for a dividends received deduction (pursuant to which a portion of the dividend may be deducted) if the requisite holding period is satisfied. Subject to applicable requirements and limitations, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the preferential tax rate accorded to long-term capital gains.
Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividends. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. To the extent that the amount of any distribution made by PubCo on the PubCo Common Stock exceeds PubCo’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction (but not below zero)in the adjusted basis of the U.S. Holder’s shares of PubCo Common Stock, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of Shares of PubCo Common Stock.”
Sale, Exchange, Redemption or Other Taxable Disposition of Shares of PubCo Common Stock
A U.S. Holder will generally recognize gain or loss on any sale, exchange, or other taxable disposition of PubCo Common Stock, including on a redemption that is treated as a sale or exchange under Section 302 of the Code, in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such PubCo Common Stock. Any gain or loss recognized by a U.S. Holder on a taxable disposition of PubCo Common Stock will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in the PubCo Common Stock exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains recognized by non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of PubCo Common Stock will generally be treated as U.S. source gain or loss.
Exercise or Lapse of a PubCo Warrant
Except as discussed below with respect to the cashless exercise of a PubCo Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a share of PubCo Common Stock on the exercise of a PubCo Warrant for cash. A U.S. Holder’s tax basis in a share of PubCo Common Stock received upon exercise of the PubCo Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the PubCo Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a share of PubCo Common Stock received upon exercise of the PubCo Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrants and will not include the period during which the U.S. Holder held the PubCo Warrants. If a PubCo Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the PubCo Warrant.
The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the PubCo Common Stock received would equal the holder’s basis in the PubCo Warrant exercised therefor. If the cashless exercise were treated as not being a gain realization event, a U.S. Holder’s holding period in the PubCo Common Stock would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the PubCo Common Stock would include the holding period of the PubCo Warrant exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised PubCo Warrants treated as surrendered to pay the exercise price of the PubCo Warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the PubCo Common Stock that would have been received with respect to the surrendered warrants in a regular exercise of the PubCo Warrants and (ii) the sum of the U.S. Holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. Holder’s tax basis in the PubCo Common Stock received would equal the U.S. Holder’s tax basis in the PubCo Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. Holder’s holding period for the PubCo Common Stock would commence on the date following the date of exercise (or possibly the date of exercise) of the PubCo Warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of PubCo Warrants.
Certain U.S. Federal Income Tax Consequences to U.S. Holders of Exercising Redemption Rights
In the event that a U.S. Holder elects to redeem its LBBB Ordinary Shares (which will be exchanged for shares of PubCo Common Stock in the Reincorporation) for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale or exchange of the PubCo Common Stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code with respect to the U.S. Holder. If the redemption qualifies as a sale or exchange of the PubCo Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the PubCo Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the PubCo Common Stock redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. However, it is unclear whether the redemption rights with respect to the PubCo Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirement. The deductibility of capital losses is subject to limitations.
If the redemption does not qualify as a sale or exchange of PubCo Common Stock, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Lakeshore’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the PubCo Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the PubCo Common Stock. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the preferential tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the PubCo Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of PubCo Common Stock treated as held by the U.S. Holder (including any PubCo Common Stock constructively owned by the U.S. Holder as a result of owning PubCo Warrants) relative to all of the PubCo Common Stock outstanding both before and after the redemption. The redemption of LBBB Ordinary Shares generally will be treated as a sale or exchange of the PubCo Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Lakeshore or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only PubCo Common Stock actually owned by the U.S. Holder, but also PubCo Common Stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities, including those in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include PubCo Common Stock which could be acquired pursuant to the exercise of the PubCo Warrants. In order to meet the substantially disproportionate test, the percentage of Lakeshore’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of the PubCo Common Stock must be less than 80% of the percentage of Lakeshore’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption, (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding PubCo Common Stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including through constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of stock of Lakeshore entitled to vote. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the PubCo Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the PubCo Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other PubCo Common Stock. The redemption of the PubCo Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Lakeshore. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Lakeshore will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.
If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution.
After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed ordinary shares will be added to the U.S. Holder’s adjusted tax basis in its remaining PubCo Common Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its PubCo Warrants or possibly in other PubCo Common Stock constructively owned by it. Shareholders who hold different blocks of PubCo Common Stock (generally, shares of Lakeshore purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
Because the Reincorporation will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to LBBB Ordinary Shares, U.S. Holders exercising such redemption rights, will be deemed to have exchanged their LBBB Ordinary Shares for shares of PubCo Common Stock and be subject to the potential tax consequences of Section 367(b) of the Code and the tax rules relating to PFICs as a result of the Reincorporation (as discussed further above).
All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of a redemption of all or a portion of their PubCo Common Stock pursuant to an exercise of redemption rights.
Non-U.S. Holders
Tax Consequences for Non-U.S. Holders of Owning and Disposing of PubCo Common Stock
Distributions on PubCo Common Stock
Distributions of cash or property to a Non-U.S. Holder in respect of PubCo Common Stock received in the Reincorporation will constitute dividends for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds the Company’s current and accumulated earnings and profits, the excess will be treated first as a tax free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in the PubCo Common Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “— Gain on Disposition of PubCo Common Stock.”
Dividends paid to a Non-U.S. Holder of PubCo Common Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A Non-U.S. Holder of PubCo Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the PubCo Common Stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.
A Non-U.S. Holder of PubCo Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim or refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.
Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Securities
Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the taxable disposition of PubCo Common Stock generally will not be subject to U.S. federal income tax unless:
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the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. Holder);

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the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating183 days or more in the taxable year of the disposition, and certain other conditions are met; or

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PubCo is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and, generally, in the case where PubCo Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or indirectly, more than5% of such Shares, as applicable, at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the Shares disposed of. There can be no assurance that PubCo Common Stock will be treated as regularly traded on an established securities market for this purpose.

An individual Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.
The Company does not believe it is and does not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.
Exercise or Lapse of a PubCo Warrant
The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a PubCo Warrant, or the lapse of a PubCo Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “— U.S. Holders —  Exercise or Lapse of a PubCo Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described under “— Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Securities,” above for a Non-U.S. Holder’s gain on the sale or other disposition of PubCo securities.
Information Reporting and Backup Withholding
PubCo must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.
A Non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of PubCo Common Stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.
Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including PubCo securities) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which PubCo securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, PubCo securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of PubCo Common Stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including PubCo securities), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in PubCo securities.

BUSINESS OF NATURE’S MIRACLE
Unless otherwise indicated or the context otherwise requires, references in this section to “Nature’s Miracle,” “we,” “us,” “our,” and other similar terms refer to Nature’s Miracle and its consolidated subsidiaries prior to the Business Combination and to PubCo and its consolidated subsidiaries after giving effect to the Business Combination.
Introduction
We are a growing agriculture technology company providing CEA hardware products to growers in the controlled environment agriculture industry setting in North America. We provide hardware to design, build and operate various indoor growing settings, including greenhouse and indoor growing spaces. Through our two wholly-owned subsidiaries, Visiontech Group Inc. (“Visiontech”) and Hydroman, Inc. (“Hydroman”), we provide grow lights as well as grow media products to indoor growers in North America. We are setting up our first manufacturing center of grow lights in Manitoba, Canada and are expecting to set up additional manufacturing and assembly facilities in North America. We have developed a robust customer base in the U.S. and Canada aiming to meet consumers’ growing needs of fresh and local vegetable products. Although we currently only provide our customers with CEA hardware products, our goal is to offer turnkey solutions to our customers by providing design, construction and hardware installment services in the future. We primarily serve the North American market and in the fiscal year ended December 31, 2021 achieved revenues of approximately $26.6 million and gross profit of approximately $5.0 million as compared to revenues of approximately $10.8 million and a gross profit of $1.0 million in the fiscal year ended December 31, 2020.
CEA refers to an indoor, technology-based approach to cultivating crops under optimal growing conditions. It includes the vertical farming sector and the indoor cultivation of an ever-increasing range of specialty crops for a range of applications from food to health. Vertical farming refers to the use of an artificial light environment instead of sunlight to ensure the healthy and effective growth of plants. Vertical farming has become increasingly popular during the COVID 19 pandemic as supply chain disruptions and labor shortages feed fears over global food security. As a result, it has also become a demand driver for hydroponic products, which are used in the farming of plants using soilless growing media and often artificial lighting in a controlled indoor or greenhouse environment.
Through CEA, growers can be more efficient with physical space, water and resources, while enjoying year-round and more rapid growth cycles as well as more predictable and abundant grow yields, when compared to other traditional growing methods.
We currently use four warehouses across the U.S. and are in the process of setting up a new manufacturing facility in Canada.
Our Industry is Large and Rapidly Growing
Our principal industry opportunity is in CEA indoor and greenhouse farming equipment and supplies, which generally includes grow light systems, growing media and nutrients systems. The CEA industry is rapidly expanding, in large part due to growing consumer demand for low-environmental-impact food, local food systems, and improved accessibility to high-quality produce with shorter supply chains.
The following chart illustrates the projected expansion of the global CEA market according to FutureCIO, a third-party industry information provider:

Greenhouse farming is an increasingly significant and growing component of the expansive global commercial agriculture sector. The commercial greenhouse market was valued at approximately $50 billion in 2021 and is projected to reach approximately $76 billion by 2030, according to FutureCIO.
We believe that the growth in the wholesale distribution of greenhouse equipment and supplies is driven by a broad array of factors including:
Acceleration of CEA Indoor Farming Adoption
The commercial agriculture industry is increasingly adopting more advanced agricultural technologies to improve productivity and operations. The benefits of CEA indoor farming include:
(i)   Greater product safety, quality and consistency;
(ii)   More reliable, climate-agnostic year-round crop supply from multiple, faster harvests per year as opposed to a single, large harvest with outdoor cultivation;
(iii)   Lower risk of crop loss from pests (and subsequently lower need for pesticides) and plant disease;
(iv)   Lower required water and pesticide use compared to conventional farming, offering incremental benefits in the form of reduced chemical runoff and lower labor requirements; and
(v)   Potentially lower operating expenses from resource-saving technologies such as high-efficiency light-emitting diode (the “LED”) lights, precision nutrient and water systems and automation.
The implementation of CEA indoor farming continues to increase globally, driven by these factors and growth in fruit and vegetable cultivation, consumer horticulture and the continued adoption of vertical cultivation.
Increased Focus on Environmental, Social, and Governance (“ESG”) Issues
We believe that the growth and change in our end markets are driven in part by various ESG trends aimed at conserving resources and improving the transparency and security of our food supply chain. Overall, indoor farming has superior performance characteristics in terms of selected key ESG performance criteria compared to traditional agriculture:
(i)   More efficient land usage;
Indoor farming can increase crop yields per square foot and reduce the amount of land needed to grow crops. Certain types of greenhouses can yield 20 times the yield per acre than conventional farming, according to the U.S. Department of Agriculture.

(ii)   More efficient freshwater usage;
Indoor farming allows water to be managed and recycled within a closed-loop system and therefore generally requires less water than traditional outdoor farming. In some cases, indoor farming can grow plants using ten times less water than soil farming, according to the U.S. National Park Service.
(iii)   Decreased use of fertilizer and pesticides;
In indoor farming, there is less demand for pesticide application, and growers can use fewer pesticides and apply pesticides more precisely than in traditional outdoor farming.
(iv)   Reduced carbon emissions;
Indoor farming brings large-scale farming operations closer to the end user, shortening the transport distance for ready-to-use crops.
(v)   Reduced food waste;
Indoor farming brings food production closer to the end user and makes the time between production and consumption shorter, the product spoilage, damage and waste are reduced.
(vi)   Chemical runoff prevention; and
Due to the closed-loop nature of indoor farming systems, it significantly reduces the risk of chemical runoff, which is often more difficult to control in traditional outdoor farming.
(vii)   Supports organic farming.
Indoor farming is ideal for organic farming, and consumer demand for organic farming is increasing.
COVID-19
The COVID-19 pandemic (“COVID-19”) has led to significant changes in consumer sentiment and behavior, which has changed the dynamics of the indoor farming industry. COVID-19 has reinforced consumer concerns about food safety and transparency in food production around the world. Indoor farming offers a more sustainable and safer alternative to traditional outdoor farming, bringing food grown closer to where it is finally consumed, thereby reducing supply chain-related risks and food waste. We believe that this increased focus on food security and sustainable sourcing will benefit our industry in the long term.
Our Core Competitive Strengths
Our Products
We are a global provider of equipment for the CEA industry. Our suppliers are grow light original equipment manufacturers in Asia, Europe, and North America. To reduce lead time and save logistic time and cost, we are in the process of setting up our first manufacturing and assembling facility for grow lights, which is located at the Manitoba province, Canada. Our goal is to provide our consumers with fully integrated end-to-end turnkey solutions for cultivation facilities with an emphasis on cost and efficiency.
We offer both innovative, branded products supported by a registered trademark, “eFinity”, and distribute third-party products. Our product offerings span grow lights and growing media. The followings are representative of our market-leading products across key greenhouse products.
(i)   Lighting Products
a)   LED Fixtures
Our LED fixtures products are full-spectrum LED and are suitable for full-term plant growth indoor and greenhouse cultivation, from the vegetative stage to the higher-light-requiring bloom and finishing stages all year round.

The explanations of the measurements we used below are as follows:
PPF and μmol/s
Photosynthetic Photon Flux (“PPF”) density measures the amount of micromoles of photons striking a square meter per second (“μmol/s”).
Full daylight sun at noon in the summer is around 2000 μmol/s. What the plants actually need for growing, however, is likely to be much less than that.
μmol/J
The industry standard for measuring grow light efficiency is micromole per joule (“μmol/J”). It means that for every joule of electrical energy (joule = watt * second) a certain number of photon micromoles are produced.
Highly efficient LED grow lights range from 1.5 μmol/j and up, and the number is constantly improving. For high pressure sodium (“HPS”) lights, the numbers are around 1.7 μmol/j.
Product Name	Description of Product	Key Features	Market
eFinity SUPERSTAR S-840W INDOOR LED	High light output/low heat generation and ideal spectrum for effective growth throughout the year
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Full Spectrum LED light fixture for all stages

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PPF 2520 μmol/s

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Efficacy 3.0 μmol/J

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Dimmability from 0 to 100%

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Controllable

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Certified with Electrical Testing Laboratories (“ETL”), and DLC Qualified Products Lists (“DLC”) listed

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5-year warranty on ballast

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50,000 hour warranty on LEDs

North America
eFinity 2100 PRO 780W 1:1 DIRECT REPLACEMENT GREENHOUSE/INDOOR LED	Deep Penetrating 1:1 LED Fixture for Replacing 1000W HPS Lights and Fitting Seamlessly in Existing HPS Layouts for Greenhouses or Indoor Cultivation
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Full Spectrum LED light fixture for all stages

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PPF 2128 umol/s

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Efficacy 2.8 μmol/J

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Dimmability from 0 to 100%

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Controllable

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Samsung and Osram LED chips

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Certified with ETL, DLC listed

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5-year warranty on ballast

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50,000 hour warranty on LEDs

North America

Product Name	Description of Product	Key Features	Market
eFinity SUPERSTAR GenIII 660W W/ FAR-RED & UVA BOOSTER TO 720W INDOOR LED	Versatile Adjustable and High PPF & Efficacy Heavy-Duty Full Spectrum 8-bar Indoor LED Grow Light Fixture with both Far Red and UVA Booster for All Stages
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Full Spectrum LED light fixture for all stages

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PPF 2088 μmol/s

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Efficacy 2.9 μmol/J

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Certified with the ETL/DLC mark and IP66 rating

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Plug and play installation, high PPF with less heat to help grow better

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Designed for commercial growers, full cycle spectra for rapid growth and complete plant development

North America
XT 780 TOPLIGHTING
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Compact Design

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Maximizes Sunlight Use

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Energy saving, high efficiency, low maintenance cost

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Light also available with dimmable control

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Hanger design and fast connect plug for easy installation

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1:1 Replacement HPS

PPF: μmol/s 2496
Power consumption: W 780
Dimensions: μmol/J 3.2
Efficiency: mm L740*W330*H105
Weight: kg 15.5
Input voltage: VAC 277-480
Power factor: >0.9
Rated Average Lifetime: hrs L90>50000H
Ingress protection rating: IP66
Approval marks: DLC, Underwriter Laboratories (“UL”)/CSA
Accessories: Hanger
Lighting angle: 120°
Warranty: 5yr
North America
XI 150 INTERLIGHT
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Aluminum material to dissipate heat

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Patented rotating design with 270 degree manual turn angle IP66

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Energy saving, high efficiency, low maintenance cost

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Red and blue light can be controlled separately

		PPF: μmol/s 450 Power consumption: W 150 Efficiency: μmol/J 3.0 Dimensions: mm L2418*W130*H116 Weight: kg 5.45 Input voltage: VAC 300-400 Power factor: >0.9	North America

Product Name	Description of Product	Key Features	Market
	• Hanger design and fast connect plug for easy installation • Top light and inter light dual purpose • The number of serial connections can be customized	Rated Average Lifetime: hrs L90>50000H Ingress protection rating: IP66 Approval marks: DLC, UL/CSA Accessories: Hanger/Wirerope Lighting angle: Max.270° Warranty: 5yr
b)   HPS and CMH Fixtures
Our HPS and Ceramic Metal Halide (“CMH”) fixtures function as agricultural artificial lighting and are suitable for flower stages indoor and greenhouse cultivation.
Product Name	Description of Product	Key Features	Market
eFinity BLACK SERIES 1000W DE HPS CLOSED REFLECTOR	The Industry’s Defacto Standard HPS Light Fixture for Virtually Every Major Brand
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Dimmable

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Controllable

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96% reflection rate w/ replaceable reflector

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Includes 1 efinity high frequency 400V DE bulb which produces 10% to 25% more output than traditional HPS bulbs and is the only DE bulb w/built-in Igniter

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efinity DE bulb warranty: 10,000 hours

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Completely sealed housing w/ RJ11 plug

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9ft German Wieland power connection

North America
eFinity BLACK SERIES 315W CMH	The Industry’s Highest Efficiency/Lowest Frequency, Daisy-Chainable, Controllable, and Dimmable CMH Grow Light Fixture
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Daisy chain up 8 units

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Runs GreenPower CDM-T 315W Lamps

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No acoustic resonance

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Low Frequency, High Efficiency electronic ballast

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Lower harmonic distortion

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High output and improved spectrum

North America

Product Name	Description of Product	Key Features	Market
• Driver efficiency at full power: 95-96%
XT 1000	• Compact aluminum housing • Reflector Design (Alanod Germany) with Miro Silver Design • Wieland Connector — Easy Plug and Play • Voltage available — 277V, 347V, 400V and 480V
Lamp output: μmol/s 2180
Power consumption: W 1040
Dimensions: mm L232*W189*602
Weight: kg 4.38
Input voltage: VAC 277-400
Power factor: >0.99
Rated Average Lifetime: hrs Lamp:10000H
Ingress protection rating: IP65
Approval marks: UL/CSA,ETL
Accessories: Hanger
Lighting angle: 120°
Warranty: 3yr — Fixtures; 10,000 Hrs Bulbs
North America
XTD 1000
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Compact aluminum housing

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Reflector Design (Alanod Germany) with Miro Silver Design

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Reflector is easy to remove

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Wieland Connector — Easy Plug and Play

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Voltage available — 277V, 347V, 400V and 480V

Lamp output: μmol/s 2180
Power consumption: W 1040
Dimensions: mm L255*W275.5*H582
Weight: kg 4.3
Input voltage: VAC 277-400
Power factor: >0.99
Rated Average Lifetime: hrs Lamp:10000H
Ingress protection rating: IP65
Approval marks: UL/CSA,ETL
Accessories: Hanger
Lighting angle: 120°
Warranty: 3yr — Fixtures; 10,000 Hrs Bulbs
North America

c)   Electronic Ballasts and Control Box
The purpose of a lighting ballast is to regulate both the line voltage and the current supplied to a light bulb during its several phases of operation. A control box provides the ability to automate control of both the level and the cycle of your lighting fixtures according to the users’ specific needs, while greatly reducing energy consumption.
Product Name	Description of Product	Key Features	Market
eFinity MASTER CONTROLLER LED, HPS, & CMH	Two Channel Master Controller with Capacity for up to 75 efinity Fixtures per Channel
KEY FEATURES
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Auto-dim at set temperature.

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Auto-shutdown at set temperature.

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Sunrise / sunset period.

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Easy and safe installation.

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Protected against short-circuits.

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Double temperature safety features.

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Suitable for all efinity / Megaphoton HPS/ CMH/LED fixtures with controller ports.

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Maximum Number of lighting fixtures: 150 units.

North America

(i)
Grow Media Products

Cultiwool is our main supplier for grow media products. Cultiwool has many years of experience developing rockwool products in the Netherlands and is preferred by some of the largest industrial propagators in the world. We believe that the quality of their newest rockwool cubes is currently the best on the market. Our rockwool cubes feature Cultiwool’s unique Plant COMFORT fibre structure with the following characteristics: Cultiwool Blocks have an optimum air/water ratio for healthy root growth and allow for great continued rooting thanks to the extremely even distribution of water and electrical conductivity (“ EC”). These blocks have an excellent water absorption and (re)saturation rate and feature the exclusive Plant Comfort fibre structure which has a lower density of resistance during rooting with no loss of firmness. All blocks except the 3x3x3 also have the Optiplus feature, which is a unique design on the underside of the block allowing for excess water to drain away easily.
Product Name	Description of Product	Key Features	Market
Cultiwool 6” X 6” X 6”	Block Stonewool Cubes with Optidrain, with one hole, Hydroponics Grow Media
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Superb air to water ratio

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A fibre structure that holds water longer

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Less resistance for the roots to grow in, resulting in stronger roots

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Encourages faster initial rooting

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Guaranteed firmness

North America

Product Name	Description of Product	Key Features	Market
CULTIWOOL SLAB 6” X 36” X 3”
X-fibre slabs are unique for their optimum water distribution and excellent EC-control not only within one slab but also between slabs. This creates a root environment with outstanding control and with far better and much more even growth and root distribution. Slabs are 36” long and are available in several different widths.
		• Superb air to water ratio • A fibre structure that holds water longer • Less resistance for the roots to grow in, resulting in stronger roots • Encourages faster initial rooting	North America
Dutch Plantin 5 GALLON GROW BAG
OUR GROW BAGS:
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are 100% organic

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have low sodium and chloride levels thanks to our innovative production process

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are stable, so they can be used for many years, even for different crops

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maintain a high air percentage throughout the entire cultivation period

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have excellent moisture-retaining properties

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make bad soil quality and soil diseases a thing of the past

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need a lot less fertilizer than soil

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are easy to irrigate

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allow you to save considerable amounts of fresh water, which is becoming scarcer all over the world

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last but not least, they contribute to a better world

		• Premium. Coco mat made of a layer of coco chips covered with coco pith • Optima. Mixture of coco pith and coco chips • Classic. 100% coco pith	North America
Experienced Management Team with Proven Track Record
Our management team possesses significant public market experience with a strong track record.
Tie “James” Li is our founder, Chairman, CEO, and interim CFO. He is a successful entrepreneur and has been involved with multiple investments in the areas of clean energy, agriculture and biotech industry. He has been instrumental with a number of going-public transactions on Nasdaq and NYSE over the last twenty years. Along with three other partners, he launched a $200 million SPAC (China Hydroelectric Corporation) in 2006. China Hydroelectric Corporation, where Mr. Li served as CFO, President and CEO, successfully consolidated the small hydroelectric space in China and was the largest small hydroelectric company listed on NYSE. Mr. Li started his career with Citigroup in the investment banking unit in New York City in 1998. Mr. Li graduated from Columbia University Graduate School of Business in New York with an MBA in 1998. He completed his Bachelor of Science degree in accounting from Brooklyn College. He is a Chartered Financial Analyst and a Certified Public Accountant.
Zhiyi “Jonathan” Zhang is our President. He is also the founder of Visiontech. He has extensive contacts and a working relationship within the indoor growing community in North America. He also has over twenty years of experience in the lighting industry. Over the last ten years, Mr. Zhang has built Visiontech and its associated brand “eFinity” as a premier grow light brand in the indoor growing community. He obtained his College Diploma of Maritime Study from Tianjin Maritime College in 1989.
Wei “Gavin” Yang is our VP and the founder of Hydroman. Before founding Hydroman in 2020, he was a vice president at Megaphoton, Inc., a leading manufacturer of grow lights in China. Megaphoton. Inc. has provided private-label to U.S. and Canadian market for over ten years. Prior to this experience, he was the director in charge of business development at Yaolai International Entertainment Company in Beijing. Mr. Yang graduated from China Geology University in Beijing.
Varto Levon Doudakian is currently our VP and a seasoned professional with over twenty years of experience in the agricultural industry. Previously, Mr. Doudakian led the sales team for North American sales and has been responsible for the strategic direction, vision, growth, and performance of the premier grow light brand “eFinity”. He obtained his College Diploma of technician from Citrus College in 2000.
Logistics Network Throughout North America
Our two wholly owned subsidiaries, Visiontech and Hydroman, are global suppliers of CEA equipment. Through these two subsidiaries, we currently operate though a total of four warehouses in the U.S., and are in the process of setting up our first manufacturing and assembling facility located in the Manitoba Province, Canada.
Our Growth and Productivity Strategies
Through the following strategies, we aim to capitalize on the growth of the market we operate in.
Capitalizing on Rapidly Growing Markets
Our customers benefit from the macroeconomic factors driving the growth of indoor and greenhouse agriculture, including the expanded adoption of indoor and greenhouse agriculture by commercial growers and consumers. As the world’s population grows and urbanizes, indoor and greenhouse agriculture is increasingly being used to meet the demand for food crops. We expect to capitalize on this favorable growth trends by continuing to expand our operations in North America.
Expanding our Branded Product Offering
We currently offer innovative, branded products supported by one registered trademark, “eFinity.” We are expanding the breadth of our product range by continuously developing our own brands. Our branded products provided over 75% of our total revenue in the fiscal year 2021. Our core competency in new product innovation lies in grow lights, and we are strengthening research and development in other product categories to expand the value of our brand portfolio and further improve profit margins.
Sales
Volumes of Sales and Revenues
Our revenues in the years 2021 and 2020 were primarily generated from the sales of our CEA products, through two of our subsidiaries, Hydroman and Visiontech. These products include LED fixtures, DE HPS fixtures, electronic ballast, and greenhouse hardware. The total volume of such sales in the years 2021 and 2020 were 26,571,227 and 10,767,246, respectively.
Customers
Through our subsidiaries, we primarily sell CEA products directly to wholesale CEA distributors who, in turn, supply-sell the products to other wholesalers and retailers across the U.S. and Canada. Below is the revenue generated from our top 5 customers and the percentages compared to our total consolidated revenues, during the years ended December 31, 2021, and 2022, respectively:
Nature’s Miracle Top 5 Customers for 2020 and 2021
	Sales	Percentage	Total Revenue
For 2020
Dutch Direct (C)	$902,950	8.39%
Sunland Hydroponics-Eagle Rock	$704,287	6.54%
Jungle Performance Brands	$688,793	6.40%
Desert Bloom	$610,392	5.67%
URBAN-GRO, INC.	$212,598	1.97%
Top 5 Total for 2020	$3,119,020	28.97%	$10,767,246
For 2021
URBAN-GRO, INC	$2,990,935	11.26%
Justice Grown	$2,837,559	10.68%
Tryke Companies	$1,276,586	4.80%
Elevated Equipment Supply	$1,273,349	4.79%
Green Coast Hydroponics	$1,130,716	4.26%
Top 5 Total for 2021	$9,509,145	35.79%	$26,571,227
We have a diverse customer base that includes wholesalers and retailers. We make a significant amount of our sales to a relatively small number of customers. These customers represent an essential part of the distribution chain of our products.
Lighting
We have 30 different product offerings within our lighting product line.
Our leading products in this product line are the eFinity lighting products, which are also our branded products. We believe our eFinity lighting products outperform the competition in terms of efficiency and quality and therefore provide superior reliability and lighting uniformity compared to our competitors. The LED lighting product lines have what we believe is a higher performance level at a lower cost than current leading lighting products from our competitors.
Growing Media
We have two different product offerings within our growing media product lines.
Our leading products in this product line is the Cultiwool product line. Each one of our growing media products enables the agricultural products on which they are used to maximize crop quality and yields.
Suppliers and Manufacturers
Currently, both our branded products and distributed products are obtained from our suppliers.
As of the date of this proxy/prospectus, our branded products are sourced from four different suppliers. Quality control is a critical priority for our team charged with ensuring the supply of the products from our suppliers. We seek to ensure the highest level of quality control for our products through routine factory visits, spot testing, and continual, ongoing supplier due diligence.
Our distributed products are sourced from over twelve different suppliers. We are constantly tracking current and future market trends and reviewing offerings of new suppliers.
Based on our knowledge and communication with our suppliers, we believe some of our suppliers sell directly to the retail market or our wholesale customers.
Large Established Distribution Infrastructure
We currently have four warehouses in the U.S., and are in the process of setting up our first assembling facility which will be located in Manitoba Province, Canada.
All of our products sourced from our suppliers are either transported to our customers directly or to our warehouses first by free on board (“FOB”) shipping. Products shipped from our warehouses to our customers are transported mainly by third party carriers on an as-needed basis. As such, we are subject to damages that may occur to these goods when they are in transit to customers or our warehouses. Should substantial damage incur while goods are in transit, we could experience a significant loss of revenue, inventory and incur significant out of pocket expenses associated with destruction of the damaged goods which could cause a significant loss from operations and reduction in cash flow. We have not obtained insurance coverage for goods, either the ones that are shipped direct import to our customers whose shipping terms are FOB shipping point, or the ones in transit to our warehouses.
Competition
The industries we operate in are highly competitive and fragmented. We have many competitors of varying sizes, including national wholesale distributors and manufacturers of indoor gardening supplies, as well as smaller regional competitors operating in many of the areas where we compete. Some of our competitors and potential competitors may have greater capital resources, facilities, and product line diversity.
Competitive factors in our industry include product quality, brand awareness, consumer loyalty, product variety, product performance, value, reputation, price, and advertising. We believe that we are currently able to compete effectively on each of these factors.
Government Regulation
Although there are no national government regulations related to the sale of hydroponic equipment, some products included in our growing media lines are subject to certain registration requirements of certain U.S. state regulators and federal regulations. We have obtained or are exempt from the necessary licenses to sell products in our growing media product lines.
Our grow media product line includes organic soils that contain ingredients that require companies that supply us with these products to register the products with certain regulatory agencies. In some jurisdictions, the use and disposal of these products are regulated by various agencies. A decision by a regulatory agency to substantially restrict the use of such products may adversely affect companies that supply us with such regulated products, thereby limiting our ability to sell those products.
Laws and regulations related to the environment, health, and safety impact us in many ways because of the ingredients used in the products included in our growing media products lines. In the U.S., products containing pesticides generally must be registered with the Environmental Protection Agency (the “EPA”) and similar state agencies before they can be sold or used. The failure of one of our partners to obtain or cancel any such registrations, or to withdraw such pesticides from the market, could adversely affect our business, the severity of which will depend on the products involved, whether other products can be substituted, and whether our competitors are similarly affected. The pesticides in our growing media products are either licensed or exempt from such licenses by the EPA, which may be assessed by the EPA as part of its ongoing exposure risk assessment. The EPA may decide that the pesticides in our growing media products will be restricted or not re-registered for use in the U.S. We cannot predict the outcome of any future assessments, if any, by the EPA or the severity of the impact on our business.

In addition, the use of certain pesticide products is regulated by various international, federal, state, provincial, and local environmental and public health agencies. Although we strive to comply with such laws and regulations and have processes in place designed to achieve compliance, we may be unable to prevent violations of these or other laws and regulations from occurring. Even if we are able to comply with all such laws and regulations and obtain all necessary registrations and licenses, the pesticides or other products we apply or use, or the manner in which we apply or use them, could be alleged to cause injury to the environment, to people or to animals, or such products could be banned in certain circumstances.
Intellectual Property
We currently own one registered trademark, “eFinity,” which was first used and in commerce on February 1, 2015 and registered with the United Stated Patent and Trademark Office under Zhiyi (Jonathan) Zhang’s personal name on January 30, 2018, Ser.No. 87-362,113, subject to a renewal and a filing of declaration of use between every 9th and 10th-year period calculated from the registration date. The mark consists of standard characters without claim to any particular font style, size or color. The trademark is classified as CLASS 9: Fluorescent lamp ballasts; lighting ballasts; Electrical power distribution and switch management equipment, namely, power distribution panels, electric switches, and electrical controllers. The trademark was assigned to Visiontech, our wholly owned subsidiary, by Zhiyi (Jonathan) Zhang, pursuant to the Intellectual Property Asset Purchase and Assignment Agreement between Visiontech and Zhiyi (Jonathan) Zhang dated September 8, 2022. Our branded products under the name “eFinity” provided over 65% of our total revenue in the year 2021.
Research and Development
We currently do not have any research and development centers yet. However, we plan to invest in research and development to improve our products, manufacturing processes, packaging, and delivery systems in the future.
Employees
Our continued success depends on management implementing effective human resource initiatives in order to recruit, develop and retain key employees. Currently, we employ 19 employees, including 18 full-time employees and one part-time employees. We also work with two independent contractors. None of our employees are subject to collective bargaining agreements, and we have had no labor-related work stoppages. We strive to foster an innovative and team-oriented culture and view our human capital resources and initiatives as an ongoing priority.
Seasonality
We experience limited seasonality due to the year-round utilization of indoor farming supplies and products.
Facilities
We have over 56,699 square feet of warehouses under leases in strategic locations, including four warehouses in the U.S. Our headquarters is located in California.
To reduce lead time and save logistic time and cost, we are setting up our first manufacturing and assembly facility in North America, which is located at the Manitoba province, Canada, with total size of over 3000 square feet, for grow light manufacturing and assembly.
We believe that our existing facilities are adequate for our needs at this time, although we do plan to open new distribution centers in the future to meet anticipated demand resulting from overall market growth.
Insurance
Our insurance policies currently include policies that cover business owners liability, workers compensation and employers liability, commercial general liability, and commercial property and business personal property risks, protecting us against certain risks of loss consistent with the exposures associated with the nature and scope of our operations. Our policies are generally subject to certain deductibles, limits and policy terms and conditions.
Legal Proceedings
From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. We are currently not aware of any legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition, or operating results.
History and Corporate Structure
Our predecessor company, Nature’s Miracle Incorporated (“NM Cayman”), was founded in February 2021 in the Cayman Islands. In March 2022, we incorporated Nature’s Miracle, Inc. in Delaware (“Nature’s Miracle”), seeking to expand our business further in the U.S., with NM Cayman being a shareholder of Nature’s Miracle. In restructuring our organizational structure, in May 2022, Nature’s Miracle acquired 100% shares of Hydroman and 100% shares of Visiontech. In July 2022, Nature’s Miracle (California), Inc. was incorporated in California as a wholly owned subsidiary of Nature’s Miracle. In August 2022, Nature’s Miracle acquired 100% of the shares of Photon Technology (Canada) Ltd. (“Photon,”) a newly formed corporation in Canada. The chart below depicts our current organizational structure:

NATURE’S MIRACLE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following Management’s Discussion and Analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere herein. The Management’s Discussion and Analysis (“MD&A”) contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements in this form. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors.
Historical results may not indicate future performance. Our forward-looking statements reflect our current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those contemplated by these statements. We undertake no obligation to publicly update or revise any forward-looking statements, including any changes that might result from any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Furthermore, we cannot guarantee future results, events, levels of activity, performance, or achievements. Unless otherwise indicated or the context otherwise requires, references in this section to “Nature’s Miracle,” “we,” “us,” “our,” and other similar terms refer to Nature’s Miracle and its consolidated subsidiaries prior to the Business Combination and to PubCo and its consolidated subsidiaries after giving effect to the Business Combination.
Proposed Business Combination Transaction
The Merger Agreement was entered into by and among Lakeshore, PubCo, Merger Sub, Nature’s Miracle and certain other parties on September 9, 2022. Pursuant to the terms of the Merger Agreement, the Business Combination will be completed through a two-step process consisting of the Reincorporation and the Merger.
The Reincorporation
Lakeshore will reincorporate to Delaware by merging with and into the PubCo, a Delaware corporation and wholly-owned subsidiary of Lakeshore. The separate corporate existence of Lakeshore will cease and PubCo will continue as the surviving corporation and the public entity. At the closing of the Reincorporation, which will occur immediately prior to the Merger, Lakeshore’s outstanding securities will be converted into equivalent securities of PubCo, as follows:
•
each LBBB Unit will be automatically separated into its constituent securities, with each constituent security being automatically converted into a security of PubCo as described in the preceding bullet points;

•
each LBBB Ordinary Share outstanding immediately prior to the Reincorporation (other than any redeemed shares) will be converted automatically into one share of PubCo Common Stock;

•
each LBBB Right outstanding immediately prior to the Reincorporation will be converted automatically into one-tenth of one share of PubCo Common Stock; and

•
each LBBB Warrant outstanding immediately prior to the Reincorporation will be converted automatically into one PubCo Warrant.

Upon the closing of the Reincorporation, assuming none of Lakeshore’s existing public shareholders exercise their redemption rights as discussed herein, [    ] shares of PubCo Common Stock will be issued to Lakeshore shareholders, and [     ] PubCo Warrants will be issued to Lakeshore warrant holders.

The Merger
Immediately after the Reincorporation, Nature’s Miracle will merge with Merger Sub, with Nature’s Miracle surviving and PubCo acquiring 100% of the equity securities of Nature’s Miracle. In exchange for their equity securities, the Nature’s Miracle stockholders will receive an aggregate number of shares of PubCo Common Stock (the “Merger Consideration”) with an aggregate value equal to: (a) two hundred thirty million U.S. dollars ($230,000,000), minus (b) any Closing Net Indebtedness (as defined in the Merger Agreement). The Closing Net Indebtedness as of [           ], 2023 was $[     ], which may be higher or lower than the actual Closing Net Indebtedness immediately after the Closing.
The Merger Consideration otherwise payable to Nature’s Miracle stockholders is subject to the withholding of a number of shares of PubCo Common Stock equal to three percent (3.0%) of the Merger Consideration to be placed in escrow for post-closing adjustments (if any) to the Merger Consideration, in accordance with the terms of the Merger Agreement following the Closing.
Overview
Nature’s Miracle is a growing agriculture technology company providing products to indoor growers in a CEA (Controlled Environment Agriculture) setting in North America.
We focus on the greenhouse and cultivation industry and aim at providing the integrated greenhouse solutions, including grow lights and grow media for vertical farming and multiple growing system.
We operate through two subsidiaries in California, Visiontech and Hydroman. Visiontech is known for the brand “eFinity” and provides high-efficiency and high-quality grow lights, grow media, fixtures and other related equipment; Hydroman supplies commercial greenhouse developers and owners with professional lighting technology and equipment for more than 600 customers as of the date of this proxy/prospectus. We are committed to being the leading provider of commercial greenhouse infrastructure, providing greenhouse fully controlled environmental system, operations consulting services, equipment, and construction to assist our customers succeed in the marketplace.
Trends and Expectations
The following factors have been important to our business and we expect them to impact our results of operations and financial condition in future periods:
Product and Brand Development
We plan to increase investments in product and brand development. We actively evaluate and pursue acquisitions of product brand names and improvements on existing products.
COVID-19 Pandemic
We are continuing to closely monitor the impact of the COVID-19 pandemic on our business, results of operations and financial results. The situation surrounding the COVID-19 pandemic remains fluid and the full extent of the positive or negative impact of the COVID-19 pandemic on our business will depend on certain developments including the length of time that the outbreak continues, the impact on consumer activity and behaviors and the effect on our customers, employees, suppliers, and stockholders, all of which are uncertain and cannot be predicted. See “Risk Factors” beginning on page [42] for additional details. Our focus remains on promoting the health, safety and financial security of our employees and serving our customers. As a result, we have taken a number of precautionary measures, including implementing social distancing and enhanced cleaning measures in our facilities, suspending all non-essential travel, transitioning certain of our employees to working-from-home arrangements, reimbursing certain employee technology purchases, providing emergency paid time off and targeted hourly pay increases and developing no contact delivery methods.
In an effort to contain or slow the COVID-19 pandemic, authorities across the world have implemented various measures, some of which have been subsequently rescinded or modified, including travel bans, stay-at-home orders and shutdowns of certain businesses. We anticipate that these actions and the global health crisis caused by the COVID-19 pandemic, including any resurgences, will continue to negatively impact global economic activity. While the COVID-19 pandemic has not had a material adverse impact on our operations to date and we believe the long-term opportunity that we see for shopping online remains unchanged, it is difficult to predict all of the positive or negative impacts the COVID-19 pandemic will have on our business.
In the short term, we have continued to see increased sales and order activity in the market since the COVID-19 pandemic. In order to keep up with the increased orders, we have hired and are continuing to hire additional personnel. However, much is unknown and accordingly the situation remains dynamic and subject to rapid and possibly material change. We will continue to actively monitor the situation and may take further actions that alter our business operations as may be required by federal, state, local or foreign authorities, or that we determine are in the best interests of our customers, employees, suppliers, stockholders and communities.
Regulatory Environment
Unless otherwise indicated or the context otherwise requires, references in this section to “Nature’s Miracle,” “we,” “us,” “our,” and other similar terms refer to Nature’s Miracle and its consolidated subsidiaries prior to the Business Combination and to PubCo and its consolidated subsidiaries after giving effect to the Business Combination.
RESULTS OF OPERATIONS
For the six months ended June 30, 2022 and 2021
The following table presents certain unaudited condensed consolidated and combined statement of operations information and presentation of that data as a percentage of change from period to period.
	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021	Variance
Revenue	$14,061,971	14,745,190	-4.63%
Cost of revenue	$12,665,194	11,945,557	6.02%
Gross profit	$1,396,777	2,799,633	-50.11%
Selling, general and administrative expenses	$464,559	328,842	41.27%
Operating income	$932,218	2,470,791	-62.27%
Other expenses	$(35,522)	(384)	9150.52%
Income before income taxes	$896,696	2,470,407	-63.70%
Income tax expenses	$257,490	691,112	-62.74%
Net income	$639,206	1,779,295	-64.08%
Gross profit % of revenues	9.93%	18.99%
Net income % of revenues	4.55%	12.07%
Revenue
Revenue for the six months ended June 30, 2022 decreased 4.63% to $14,061,971 as compared to $14,745,190 for the six months ended June 30, 2021. Revenue decreased slightly because of increasing competition in the grow lights market.
Costs of Revenue
Costs of revenue for the six months ended June 30, 2022 increased 6.02% to $12,665,194 as compared to $11,945,557 for the six months ended June30, 2021. Costs of revenue increased mostly because of increasing shipping and warehouse charges.
Gross Profit
Gross profit was $1,396,777 for the six months ended June 30, 2022 as compared to $2,799,633 for the six months ended June 30, 2021. The gross profit ratio also decreased to 9.93% for the six months ended June 30, 2022 from 18.99% for the six months ended June 30, 2021. The decrease was due to an increase in shipping and delivery cost.

Selling, General and Administrative Expenses
Selling, general and administrative expenses for the six months ended June 30, 2022 increased 41.27% to $464,559 as compared to $328,842 for the six months ended June 30, 2021. The increase was mainly due to increase in lease expenses associated with new warehouse leases and increase in payroll expenses with more employees hired.
Other Expense
Other expenses consists of net interest expense, investment loss, and other non-operating income. Other expenses for the six months ended June 30, 2022 was $35,522 as compared to other expenses of $384 for the six months ended June 30, 2021. The increase in other income was mainly due to an increase in interest expenses and investment loss, offset by an increase in sublease income.
Net Income
Net income for the six months ended June 30, 2022 was $639,206 as compared to net income of $1,779,295 for the six months ended June 30, 2021, representing an decrease of $1,140,089. The decrease in net income for the six months ended June 30, 2022 as compared to that of 2021 was primarily due to lower margin on the products sold and higher operating expenses.
For the years ended December 31, 2021 and 2020
The following table presents certain combined statement of operations information and presentation of that data as a percentage of change from year to year.
	Year Ended December 31, 2021	Year Ended December 31, 2020	Variance
Revenue	$26,571,227	10,767,246	146.78%
Cost of revenue	$21,593,223	9,734,096	121.83%
Gross profit	$4,978,004	1,033,150	381.83%
Selling, general and administrative expenses	$844,645	384,205	119.84%
Operating income	$4,133,359	648,945	536.94%
Other income	$36,618	6,707	445.97%
Income before income taxes	$4,169,977	655,652	536.00%
Income tax expenses	$1,167,068	190,676	512.07%
Net income	$3,002,909	464,976	545.82%
Gross profit % of revenues	18.73%	9.60%
Net income % of revenues	11.30%	4.32%
Revenue
Revenue for the fiscal year ended December 31, 2021 increased 146.78% to $26,571,227 as compared to $10,767,246 for the fiscal year ended December 31, 2020. The increased revenue mainly resulted from the combination of Visiontech and Hydroman as Hydroman started it business in second half of fiscal year 2020. In addition, the grow lights industry experienced a fast growth in 2021.
Costs of Revenue
Costs of revenue for the fiscal year ended December 31, 2021 increased 121.83% to $21,593,223 as compared to $9,734,096 for the fiscal year ended December31, 2020. The increase was due to the combination of Visiontech and Hydroman and the increase in sales.
Gross Profit
Gross profit was $4,978,004 for the year ended December 31, 2021 as compared to $1,033,150 for the year ended December 31, 2020. The gross profit ratio also increased to 18.73% for the year ended December 31,

2021from 9.60% for the year ended December 31, 2020. The increase was due to the fast growth of the industry and goods were sold in a relatively higher price.
Selling, General and Administrative Expenses
Selling, general and administrative expenses for the year ended December 31, 2021increased 119.84% to $844,645 as compared to $384,205 for the year ended December31, 2020 The increase was mainly due to the combination of Visiontech and Hydroman and an increase in rental expenses and overall operating activities.
Other Income
Other income consists of net interest expense and other non-operating income. Other income for our fiscal year ended December 31, 2021was $36,618 as compared to other income of $6,707 for the year ended December 31, 2020. The increase was mainly due to an increase in sub-lease income.
Net Income
Net income for the fiscal year ended December 31, 2021 was $3,002,909 as compared to net income of $464,976 for the year ended December 31, 2020, representing an increase of $2,537,933. The increase in net income for our fiscal year 2021compared to that of 2020 was primarily due to the combination of Visiontech and Hydroman and the increase in gross profit margin.
LIQUIDITY AND CAPITAL RESOURCES
Sources of Liquidity
During the years ended December 31, 2021 and 2020, we primarily funded our operations with cash and cash equivalents generated from operations. We had cash and cash equivalents of $1,404,043 as of December 31, 2021, representing a $914,192 increase from $489,851 of cash as of December 31, 2020. The cash increase was primarily the result of the increase in net cash provided by operating activities.
As of June 30, 2022, we had cash and cash equivalents of $807,807, representing a $596,236 decrease from $1,404,043 of cash as of December 31, 2021. The cash decrease was primarily the result of the decrease in net cash provided by operating activities and cash used in investing activities. Based on our current operating plan, and despite the current uncertainty resulting from the COVID-19 pandemic, we believe that our existing cash and cash equivalents, cash flows from operations and available funds under our credit facility will be sufficient to finance our operations through at least the next twelve months.
Working Capital
As of June 30 2022, December 31, 2021 and 2020, our working capital was $4,554,939, $4,418,035 and $525,593, respectively. The historical seasonality in our business during the year can cause cash and cash equivalents, inventory, and accounts payable to fluctuate, and the reverse merger of Nature’s Miracle Inc. and the consolidation of Upland 858 LLC, resulting in changes in our working capital.
Cash Flows
Operating Activities
Net cash used in operating activities was $490,253 for the six months ended June 30, 2022 and net cash provided by operating activities as $725,313 for the six months ended June 30, 2021. The increase in use of cash in operating activities resulted from the increased shipping expenses, rent expenses, payroll expenses and slower cash collection.
Net cash provided by operating activities for the years ended December 31, 2021 and 2020 was $2,145,785 and $466,213, respectively. The increase was the result of a combination of increase in operating income and the higher balance of accounts payable and other liabilities due to temporary, favorable payment terms granted by our vendors, as well as improvements in cash management.

Investing Activities
For the six months ended June 30, 2022 and 2021, net cash used in investing activities was primarily for the purchase of property and equipment of $4,310,064 and $48,775, respectively. Cash used in the six months ended June 30, 2022 was mainly related to the purchase of a warehouse.
For the years ended December 31, 2021 and 2020, net cash used in investing activities was primarily the result of loan to related parties of $1,174,060 and $146,000, respectively, which are mainly related to the loan to Upland 858 LLC and Agri Life Enterprises LTD.
Financing Activities
Net cash provided by financing activities was $2,965,829 and $40,000, respectively, for the six months ended June 30, 2022 and 2021. The main reason for the increase in net cash provided was primarily a result of proceeds from commercial loan funding of $3,000,000 from Bank of The West.
Net cash provided by financing activities was $18,041 and $100,000, respectively, for the years ended December 31, 2021 and 2020. The main reason for the increase in net cash provided was primarily a result of less contribution from shareholders and the repayments on auto loans.
June 2022 Share Exchange Agreement
On June 1, 2022, Nature’s Miracle Inc. entered into share exchange agreements with Visiontech, Hydroman and their owners.
Pursuant to Hydroman Share Exchange Agreement, Nature’s Miracle Inc. issued 6,844,000 shares of common stock at par value of $0.00001 per share to Hydroman’s owners in exchange for 100% of the equity interest of Hydroman.
Pursuant to Visiontech Share Exchange Agreement, Nature’s Miracle Inc. issued 9,440,000 shares of common stock at par value of $0.00001 per share to Visiontech’s owners in exchange for 100% of the equity interest of Visiontech.

OFF-BALANCE SHEET ARRANGEMENTS
We do not have any off-balance sheet arrangements (as that term is defined in Item 303 of Regulation S-K) that are reasonably likely to have a current or future material effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
We prepare our consolidated and combined financial statements in accordance with accounting principles generally accepted in the United States, or GAAP and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”). The preparation of consolidated and combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated and combined financial statements and accompanying notes. Actual results could differ from those estimates. In some cases, changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ materially from our estimates. To the extent that there are material differences between these estimates and actual results, our financial condition and results of operations will be affected. We base our estimates on experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. We refer to accounting estimates of this type as critical accounting policies, which we discuss further below. While our significant accounting policies are more fully described in Note 2 to our audited consolidated and combined financial statements, we believe that the following accounting policies are critical to the process of making significant judgments and estimates in the preparation of our audited consolidated and combined financial statements.
Revenue recognition
The Company has adopted Accounting Standards Codification (“ASC”) 606 since its inception on March 31, 2022 and recognizes revenue from product sales revenues, net of promotional discounts and return allowances, when the following revenue recognition criteria are met: a contract has been identified, separate performance obligations are identified, the transaction price is determined, the transaction price is allocated to separate performance obligations and revenue is recognized upon satisfying each performance obligation. The Company transfers the risk of loss or damage upon shipment, therefore, revenue from product sales is recognized when it is delivered to or picked up by the customer. Return allowances, which reduce product revenue by the Company’s best estimate of expected product returns, are estimated using historical experience.
The Company evaluates the criteria of ASC 606 — Revenue Recognition Principal Agent Considerations in determining whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. Generally, when the Company is primarily responsible for fulfilling the promise to provide a specified good or service, the Company is subject to inventory risk before the good or service has been transferred to a customer and the Company has discretion in establishing the price, revenue is recorded at gross.
Payments received prior to the delivery of goods to customers or picked up by the customers are recorded as deposit in transit.
The Company periodically provides incentive offers to its customers to encourage purchases. Such offers include current discount offers, such as percentage discounts off current purchases and other similar offers. Current discount offers, when accepted by the Company’s customers, are treated as a reduction to the purchase price of the related transaction.
Sales discounts are recorded in the period in which the related sale is recognized. Sales return allowances are estimated based on historical amounts and are recorded upon recognizing the related sales. Shipping and handling costs are recorded as selling expenses.
Inventory
Inventory consists of finished goods ready for sale and is stated at the lower of cost or market. The Company value its inventory using the weighted average costing method. The Company’s policy is to include as a part of cost of goods sold any freight incurred to ship the product from its vendors to warehouses. Outbound freight costs related to shipping costs to customers are considered period costs and reflected in selling, general and administrative expenses. The Company regularly review inventory and consider forecasts of future demand, market conditions and product obsolescence.
If the estimated realizable value of the inventory is less than cost, the Company makes provisions in order to reduce its carrying value to its estimated market value. The Company also reviews inventory for slow moving and obsolescence and records allowance for obsolescence.
Leases
On its inception date, March 31, 2022, the Company adopted ASC 842 — Leases (“ASC 842”), which requires lessees to record right-of-use, or ROU, assets and related lease obligations on the balance sheet, as well as disclose key information regarding leasing arrangements.
ROU assets represent our right to use an underlying asset for the lease terms and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company generally uses its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Lease expense for lease payments is recognized on a straight-line basis over the lease term.
Business Combination
In June 2022, we entered into a share exchange agreement with Visiontech Group, Inc., (“Visiontech”) a California corporation, and Zhiyi (Jonathan) Zhang, Varto Levon Doudakian, Yang (Eric) Wei, and Darin Carpenter, who collectively own all the issued and outstanding shares of Visiontech; the Company agreed to issue 5,871,680 shares of common stock to Zhiyi (Jonathan) Zhang, 2,293,920 shares of common stock to Varto Levon Doudakian, 1,019,520 shares of common stock to Yang (Eric) Wei, and 254,880 shares of common stock to Darin Carpenter (collectively referred to as “Visiontech Exchange Shares”), par value $0.00001 per share, in exchange for 100% of the equity interest of Visiontech.
In June 2022, we entered into a share exchange agreement with Hydroman Inc. (“Hydroman”), and Wei (Gavin) Yang and Xueying Wang, who collectively own all the issued and outstanding shares of Hydroman; the Company agreed to issue 6,206,800 shares of common stock to Wei (Gavin) Yang, and 637,200 shares of common stock to Xueying Wang (collectively referred to as “Hydroman Exchange Shares”), par value $0.00001 per share, in exchange for 100% of the equity interest of Hydroman.
Commitments and Contingencies
In the normal course of business, the Company is subject to certain contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and specific facts and circumstances of each matter.
Earnings per share
Basic earnings per share are computed by dividing net income attributable to holders of common stock by the weighted average number of common stock outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if securities to issue common stock were exercised.
Recently issued accounting pronouncements
In August 2020, the FASB issued ASU 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40)”.

This ASU reduces the number of accounting models for convertible debt instruments and convertible preferred stock. As well as amend the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. In addition, this ASU improves and amends the related EPS guidance. This standard is effective for the Company on July 1, 2022, including interim periods within those fiscal years. Adoption is either a modified retrospective method or a fully retrospective method of transition. The Company is currently assessing the impact the new guidance will have on our consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes. The update is intended to simplify the current rules regarding the accounting for income taxes and addresses several technical topics including accounting for franchise taxes, allocating income taxes between a loss in continuing operations and in other categories such as discontinued operations, reporting income taxes for legal entities that are not subject to income taxes, and interim accounting for enacted changes in tax laws. The new standard is effective for fiscal years beginning after December 15, 2020; however, early adoption is permitted. The Company does not expect the adoption of this standard have a material impact on the consolidated and combined financial statements.
The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated and combined financial position, statements of operations and cash flows.

LAKESHORE’S BUSINESS
Overview
Lakeshore is a Cayman Islands exempted company formed on February 19, 2021 for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities, which we refer to as a “target business.” Our efforts to identify a prospective target business are not limited to a particular industry or geographic location except that according to Lakeshore’s amended and restated memorandum and articles of association, we will not effectuate our initial business combination with a company that is headquartered in the People’s Republic of China (“China”), the Hong Kong Special Administrative Region of China (“Hong Kong”) or the Macau Special Administrative Region of China (“Macau”) or conducts a majority of its operations in China, Hong Kong or Macau.
Offering Proceeds Held in Trust
On June 15, 2021, Lakeshore consummated the IPO of 6,9000,000 LBBB Units at $10.00 per LBBB Unit, including the full exercise of the underwriter’s overallotment option, generating gross proceeds of $69,000,000. Each LBBB Unit consists of one LBBB Ordinary Share, one LBBB Right and one-half of one LBBB Warrant. Simultaneously with the closing of the IPO, Lakeshore consummated the sale of 351,500 Private Units at $10.00 per Private Unit, in a private placement to the Sponsor, generating gross proceeds of $3,515,000.
Upon the consummation of the IPO and the underwriters’ exercise of the over-allotment option, and associated private placement, $70,035,000 of cash was placed in the Trust Account with Continental Stock Transfer & Trust Company acting as trustee (“Continental”). None of the funds held in trust will be released from the Trust Account, other than interest income to pay any tax obligations, until the earlier of (i) the consummation of Lakeshore’s initial business combination and (ii) our failure to consummate a business combination by March 11, 2023.
Lakeshore will have until 12 months from the closing of the IPO, or March 11, 2023, to consummate its initial business combination. In addition, if Lakeshore anticipates that it may not be able to consummate its initial business combination within 12 months, the Sponsor may, but is not obligated to, extend the period of time to consummate a business combination one time by an additional three months (for a total of up to 15 months to complete a business combination), provided that, pursuant to the terms of the Articles of Association and the Investment Management Trust Agreement between Lakeshore and Continental Stock Transfer & Trust Company, the only way to extend the time available for Lakeshore to consummate its initial business combination in the absence of a definitive agreement is for the Sponsor, upon five days’ advance notice prior to the applicable deadline, to deposit into the Trust Account US$690,000 (US $0.10 per public LBBB Ordinary Share), on or prior to the date of the applicable deadline.
If Lakeshore is unable to consummate its initial business combination by March 11, 2023, or until June 11, 2023 as applicable, unless such date is extended as provided in Lakeshore’s amended and restated memorandum and articles of association, Lakeshore will, as promptly as reasonably possible but not more than five business days thereafter, redeem the public shares for a pro rata portion of the funds held in the Trust Account and as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and Lakeshore’s board of directors, liquidate and dissolve, subject to Lakeshore’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the warrants will be worthless.
Business Combination Activities
On September 9, 2022, Lakeshore entered into the Merger Agreement, which provides for the Business Combination, with Nature’s Miracle, PubCo, Merger Sub and certain other person. Pursuant to the terms of the Merger Agreement, Lakeshore will merge with and into PubCo resulting in all Lakeshore’s shareholders becoming PubCo’s stockholders. Concurrently therewith, Merger Sub will merge with and into Nature’s Miracle, resulting in PubCo acquiring 100% of the issued and outstanding equity securities of Nature’s Miracle.

In the absence of shareholder approval for a further extension, if the Business Combination is not consummated by March 11, 2023, Lakeshore will distribute the proceeds held in the Trust Account to its public shareholders, liquidate and dissolve.
Redemption Rights
At any general meeting called to approve an initial business combination, any public shareholder (whether they are voting for or against such proposed business combination or not voting at all) will be entitled to demand that his, her or its ordinary shares be redeemed for a pro rata portion of the amount then in the Trust Account (currently anticipated to be no less than approximately $[   ] per LBBB Ordinary Share for Lakeshore shareholders) net of taxes payable.
The initial shareholders, including the Sponsor, do not have redemption rights with respect to any ordinary shares owned by them, directly or indirectly.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 20% or more of the ordinary shares sold in the IPO without Lakeshore’s prior written consent. However, Lakeshore would not be restricting its shareholders’ ability to vote all of their shares (including all shares held by those shareholders that hold more than 20% of the shares sold in the IPO) for or against the initial business combination.
Liquidation if no business combination
If Lakeshore is unable to complete its initial business combination within 12 months from the closing of the IPO (or 15 months, as applicable), Lakeshore will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of ordinary shares and Lakeshore’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the company, subject (in the case of (ii) and (iii) above) to Lakeshore’s obligations to provide for claims of creditors and the requirements of applicable law.
In connection with Lakeshore’s redemption of 100% of its issued and outstanding public shares for a portion of the funds held in the Trust Account, each public shareholder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to Lakeshore and less up to $50,000 for liquidation expenses. Holders of LBBB Rights and LBBB Warrants will receive no proceeds in connection with the liquidation with respect to such LBBB Rights and LBBB Warrants, which will expire worthless.
The holders of the insider shares and Private Units will not participate in any redemption distribution with respect to their insider shares or Private Units, until all of the claims of any redeeming shareholders and creditors are fully satisfied (and then only from funds held outside the Trust Account).
If Lakeshore is unable to conclude its initial business combination and it expends all of the net proceeds of the IPO not deposited in the Trust Account, without taking into account any interest earned on the Trust Account, Lakeshore expects that the initial per-share redemption price will be approximately $10.15. The proceeds deposited in the Trust Account could become subject to claims of Lakeshore’s creditors that are in preference to the claims of Lakeshore’s shareholders. In addition, if Lakeshore is forced to file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against Lakeshore that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in Lakeshore’s bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of Lakeshore’s shareholders. Therefore, the actual per-share redemption price may be less than approximately $10.15.
Lakeshore will pay the costs of liquidating the Trust Account from the up to $50,000 of interest earned on the funds held in the Trust Account that is available to Lakeshore for liquidation expenses.

Facilities
Lakeshore maintains its principal executive offices at 667 Madison Avenue, New York, NY 10065. Such space, utilities and secretarial and administrative services are provided to Lakeshore by the Sponsor. Lakeshore pays $10,000 per month to the Sponsor. Lakeshore considers the current office space adequate for its current operations.
Employees
Lakeshore currently has one executive officer (its Chief Executive Officer and Chief Financial Officer). He is not obligated to devote any specific number of hours to Lakeshore matters but intends to devote as much of his time as he deems necessary to Lakeshore’s affairs until Lakeshore has completed its initial business combination. The amount of time he will devote in any time period will vary based on whether a target business has been selected for Lakeshore’s initial business combination and the stage of the business combination process Lakeshore is in. Lakeshore does not intend to have any full time employees prior to the consummation of its initial business combination.
COMPLIANCE AND LEGAL PROCEEDINGS
LAKESHORE MAY BE INVOLVED IN LEGAL PROCEEDINGS IN THE ORDINARY COURSE OF BUSINESS FROM TIME TO TIME. TO DATE, NEITHER LAKESHORE NOR ITS OFFICERS OR DIRECTORS WERE INVOLVED IN ANY LITIGATION, ARBITRATION OR ADMINISTRATIVE PROCEEDINGS WHICH COULD HAVE A MATERIAL ADVERSE IMPACT ON LAKESHORE’S BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS. AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, LAKESHORE IS NOT AWARE OF ANY PENDING OR THREATENED LITIGATION, ARBITRATION OR ADMINISTRATIVE PROCEEDINGS AGAINST IT OR ITS OFFICERS OR DIRECTORS WHICH MAY HAVE A MATERIAL AND ADVERSE IMPACT ON ITS BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

LAKESHORE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion should be read in conjunction with Lakeshore’s financial statements and the notes thereto contained in this proxy statement/prospectus. References to “we,” “us,” “our” or the “Company” are to Lakeshore Acquisition II Corp., except where the context requires otherwise.
Overview
Lakeshore was formed on February 19, 2021 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses. Lakeshore’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region. Lakeshore intends to utilize cash derived from the proceeds of its IPO in effecting its initial business combination.
Lakeshore is an emerging growth company and, as such, is subject to all of the risks associated with emerging growth companies.
Lakeshore presently has no revenue. All activities for the period from February 19, 2021 (inception) through June 30, 2022 relate to the formation and the IPO and seeking a target business. Lakeshore will have no operations other than the active solicitation of a target business with which to complete a business combination, and will not generate any operating revenue until after its initial business combination, at the earliest. Lakeshore will have non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO.
On March 11, 2022, Lakeshore consummated the IPO of 6,900,000 Public Units, which includes the full exercise of the over-allotment option by the underwriter in the IPO, at a price of $10.00 per Public Unit, generating gross proceeds of $69,000,000. Simultaneously with the closing of the IPO, Lakeshore consummated the sale of 351,500 Private Units, at a price of $10.00 per Private Unit, in a private placement to the Sponsor, generating gross proceeds of $3,515,000.
Upon the consummation of the IPO and the underwriters’ partial exercise of the over-allotment option, and associated private placement, $70,035,000 of cash was placed in the Trust Account. This amount equals 6,900,000 LBBB Ordinary Shares subject to possible redemption multiplied by redemption value of $10.15 per share.
As indicated in the accompanying unaudited condensed financial statements, as of June 30, 2022, Lakeshore had $263,760 in cash held outside its Trust Account available for working capital purposes.
Lakeshore cannot assure you that its plans to complete an initial business combination will be successful. If Lakeshore is unable to complete its initial business combination within 12 months (or 15 months as applicable) from the date of the IPO, Lakeshore will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of LBBB Ordinary Shares and Lakeshore’s board of directors, liquidate and dissolve. In the event of liquidation, the holders of the founder shares and Private Units will not participate in any redemption distribution with respect to their founder shares or Private Units, until all of the claims of any redeeming shareholders and creditors are fully satisfied (and then only from funds held outside the Trust Account).
Results of Operations
Lakeshore’s entire activity from February 19, 2021 (inception) up to the consummation of the IPO was in preparation for the IPO. Since the IPO, Lakeshore’s activity has been limited to the evaluation of business combination candidates, and Lakeshore will not be generating any operating revenues until the closing and completion of its initial business combination. Lakeshore expects to generate small amounts of non-operating income in the form of interest income on cash and marketable securities held in Trust Account. Lakeshore will incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the six months ended June 30, 2022, Lakeshore had a net loss of $103,813. Lakeshore incurred $203,416 of general and administrative expenses and earned $99,603 of interest income from investments in our Trust Account.
For the period from February 19, 2021 (inception) to June 30, 2021, Lakeshore had a net loss of $21,574, which consisted of $21,574 in formation, general and administrative expenses.
Liquidity and Capital Resources
As of June 30, 2022, Lakeshore had $263,760 in cash held outside its Trust Account available for working capital purposes.
Prior to the consummation of the IPO, Lakeshore’s liquidity needs had been satisfied through a payment from the Sponsor of $25,000 for the founder shares, the loan under an unsecured promissory note from the Sponsor of $500,000. The promissory note from the Sponsor was converted into part of the subscription of $3,515,000 private placement on March 11, 2022.
Upon the consummation of the IPO and underwriter’s full exercise of over-allotment option on March 11, 2022, and associated private placement, $70,035,000 of cash was placed in the Trust Account. As of June 30, 2022, an aggregate of $70,134,603 was held in the Trust Account in money market funds that invest in cash, U.S. Treasury Bills, notes, and other obligations issued or guaranteed as to principal and interest by the U.S. Treasury.
In order to meet its working capital needs following the consummation of the IPO, Lakeshore’s initial shareholders, officers and directors or their affiliates may, but are not obligated to, loan Lakeshore funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each working capital loan would be evidenced by a promissory note and would either be paid upon consummation of Lakeshore’s initial business combination, without interest, or, at the lender’s discretion, up to certain amount of the working capital loan may be converted upon consummation of Lakeshore’s business combination into additional private units at a price of $10.00 per unit. If Lakeshore does not complete a business combination, the working capital loan will only be repaid with funds not held in the Trust Account and only to the extent available (see Note 5 to Lakeshore’s unaudited financial statements contained herein). To date, there were no amounts outstanding under any working capital loans.
Based on the foregoing, Lakeshore’s management believes that Lakeshore will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a business combination or one year from this filing. Over this time period, Lakeshore will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the business combination.
If Lakeshore’s estimates of the costs of undertaking due diligence and negotiating its initial business combination are less than the actual amount necessary to do so, Lakeshore may have insufficient funds available to operate its business prior to our initial business combination. Moreover, Lakeshore may need to obtain additional financing either to consummate its initial business combination or because Lakeshore becomes obligated to convert a significant number of the public shares upon consummation of Lakeshore’s initial business combination, in which case Lakeshore may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, Lakeshore would only consummate such financing simultaneously with the consummation of its initial business combination. Following its initial business combination, if cash on hand is insufficient, Lakeshore may need to obtain additional financing in order to meet its obligations.
Lakeshore performed an assessment on its ability to continue as a going concern in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. There is no assurance that Lakeshore will be able to consummate the initial business combination within 12 months (or 15 months, as applicable) from the date of the IPO. In the event that Lakeshore fails to consummate business combination within the required period, it will face mandatory liquidation and dissolution subject to certain obligations under applicable laws or regulations. This uncertainty raises substantial doubt about its ability as a going concern one year from the date the financial statement is issued. No adjustments have been made to the carrying amounts of assets or liabilities regarding the possibility of Lakeshore not continuing as a going concern, as a result of failing to consummate business combination within 12 months (or 15 months, as applicable) from the date of the IPO. Management plans to continue its efforts to consummate a business combination within 12 months (or 15 months, as applicable) from the date of the IPO.
Critical Accounting Policies
The preparation of the unaudited condensed financial statements contained herein in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements. Actual results could differ from those estimates.
Offering Costs Associated with the IPO
Offering costs consist of underwriting, legal, accounting, registration and other expenses incurred through the balance sheet date that are directly related to the IPO. As of March 11, 2022, offering costs totaled $5,614,686. The amount was consisted of $1,380,000 of underwriting commissions, $2,415,000 of deferred underwriting commissions, and $1,819,686 of other offering costs (which includes $1,262,250 of representative shares, as described in Note 8 to the unaudited financial statements of Lakeshore contained herein). The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs were charged to shareholders’ equity upon the completion of the IPO. Lakeshore allocates offering costs between public shares, public warrants and public rights based on the estimated fair values of them at the date of issuance. Accordingly, $5,109,364 was allocated to public shares and was charged to temporary equity, and a sum of $505,322 was allocated to public warrants and public rights, and was charged to shareholders’ equity.
Ordinary Shares Subject to Possible Redemption
Lakeshore accounts for its ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Lakeshore’s public shares feature certain redemption rights that are considered to be outside of Lakeshore’s control and subject to occurrence of uncertain future events. Lakeshore recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals to zero. Accordingly, as of June 30, 2022, LBBB Ordinary Shares subject to possible redemption are presented at redemption value of $10.16 per share as temporary equity, outside of the shareholders’ equity section of Lakeshore’s balance sheet.
Net Income (Loss) per Share
Lakeshore complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, Lakeshore first considered the undistributed income (loss) allocable to both the redeemable shares and non-redeemable shares and the undistributed income (loss) is calculated using the total net loss less any dividends paid. Lakeshore then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the public shareholders.
For the six months ended June 30, 2022 and for the period from February 19, 2021 (inception) to June 30, 2021, Lakeshore did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of Lakeshore. As a result, diluted loss per share is the same as basic loss per share for the period presented. The calculation of diluted loss per share does not consider the effect of the warrants issued in connection with the IPO and the private placement since the exercise of warrants are contingent on the occurrence of future events.
Warrants
Lakeshore evaluates the public and private warrants as either equity-classified or liability-classified instruments based on an assessment of the warrants’ specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. Pursuant to such evaluation, both public and private warrants are classified in shareholders’ equity.
Recent Accounting Standards
Lakeshore’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.
Off-Balance Sheet Arrangements
Lakeshore has no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2022. Lakeshore does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. Lakeshore has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual Obligations
Underwriting Agreement
A deferred underwriting commission of $0.35 per Public Unit sold, totaling $2,415,000 will be payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a business combination, without accrued interest. In the event that Lakeshore does not close a business combination, the representative underwriter forfeits its right to receive the commission.
Registration Rights
The initial shareholders will be entitled to registration rights with respect to their initial shares, as well as the holders of the Private Units and holders of any securities issued to Lakeshore’s initial shareholders, officers, directors or their affiliates in payment of working capital loans or extension loans made to Lakeshore, will be entitled to registration rights with respect to the Private Units (and underlying securities), pursuant to an agreement signed on the effective date of the IPO. The holders of such securities are entitled to demand that Lakeshore register these securities at any time after Lakeshore consummates a business combination. In addition, the holders have certain “piggy-back” registration rights on registration statements filed after Lakeshore’s consummation of a business combination.
Quantitative and Qualitative Disclosures about Market Risk
Lakeshore is not subject to any market or interest rate risk. The net proceeds of the IPO held in the Trust Account may be invested in U.S. government treasury bills, notes or bonds with a maturity of 185 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

JOBS Act
On April 5, 2012, the JOBS Act was signed into law. Lakeshore qualifies as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. Section 102(b)(1) of the JOBS Act permits emerging growth companies to delay complying with new or revised financial accounting standards that do not yet apply to private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act). The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Lakeshore has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Lakeshore, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Lakeshore’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Related Party Transactions
Founder Shares
On February 19, 2021, 1,437,500 LBBB Ordinary Shares were issued to the Sponsor at a price of approximately $0.017 per share for an aggregate amount of $25,000. In connection with the increase in the size of the offering, on December 20, 2021, Lakeshore declared a 20% share dividend on each founder share thereby increasing the number of issued and outstanding founder shares to 1,725,000 (up to 225,000 of which are subject to forfeiture) so as to maintain the number of founder shares at 20% of the outstanding ordinary shares upon the consummation of this offering, resulting in an effective purchase price per founder share after the share dividend of approximately $0.014. The per share purchase price of the founder shares was determined by dividing the amount of cash contributed to the company by the aggregate number of founder shares issued. The number of founder shares issued was determined based on the expectation that the founder shares would represent 20% of the outstanding shares after this offering (not including the shares issued to the underwriter at closing or the shares underlying the private placement units). Since the over-allotment option has been fully exercised, the 225,000 founder shares were no longer subject to forfeiture on March 11, 2022.
Administrative Service Fee
Lakeshore has agreed, commencing on the signing of the engagement letter with the underwriter on May 6, 2021, to pay the Sponsor a monthly fee of up to $10,000 up to the consummation of business combination, for Lakeshore’s use of its personnel and other administrative resources. Since inception through June 30, 2022, Lakeshore had paid an aggregate of $138,000 to the Sponsor.
Related Party Loans
On May 11, 2021, Lakeshore issued a $300,000 principal amount unsecured promissory note to the Sponsor, On January 31, 2022, Lakeshore issued a $100,000 principal amount unsecured promissory note to the Sponsor, On March 7, 2022, Lakeshore issued a $100,000 principal amount unsecured promissory note to the Sponsor, and Lakeshore had received such amounts as of issuance dates. The notes are non-interest bearing, and due after the date on which this offering is consummated or Lakeshore determines to abandon this offering. On March 11, 2022, the $500,000 loan was converted into part of the subscription of $3,515,000 private placement at a price of $10.00 per unit. The promissory notes were canceled and no amounts were owed under the notes.
In order to meet its working capital needs following the consummation of the IPO, Lakeshore’s initial shareholders, officers and directors or their affiliates may, but are not obligated to, loan Lakeshore funds, from time to time or at any time, in amount they deem reasonable in their sole discretion. Each working capital loan would be evidenced by a promissory note and would either be paid upon consummation of

Lakeshore’s initial business combination, without interest, or, at the lender’s discretion, up to $500,000 of the working capital loan may be converted upon consummation of Lakeshore’s business combination into additional Private Units at a price of $10.00 per unit. If Lakeshore does not complete a business combination, the working capital loan will only be repaid with funds not held in the Trust Account and only to the extent available. As of June 30, 2022, there were no working capital loans outstanding.
Lakeshore has entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in its amended and restated memorandum and articles of association.
Other than reimbursement of any out-of-pocket expenses incurred in connection with activities on Lakeshore’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to the Sponsor, officers or directors, or to any of their respective affiliates, prior to or with respect to Lakeshore’s initial business combination (regardless of the type of transaction that it is). Lakeshore’s independent directors review on a quarterly basis all payments that were made to the Sponsor, Lakeshore’s officers, directors or Lakeshore’s or their affiliates and will be responsible for reviewing and approving all related party transactions as defined under Item 404 of Regulation S-K, after reviewing each such transaction for potential conflicts of interests and other improprieties. Total reimbursement paid to the Sponsor, officers or directors amounted to $18,341 from February 19, 2021 (Inception) to June 30, 2022. The balance amount was nil at June 30, 2022.
After Lakeshore’s initial business combination, members of its management team who remain with the company may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to Lakeshore’s shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a general meeting held to consider the initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.
All ongoing and future transactions between Lakeshore and any member of its management team or his or her respective affiliates will be on terms believed by Lakeshore at that time, based upon other similar arrangements known to the company, to be no less favorable to Lakeshore than are available from unaffiliated third parties. It is Lakeshore’s intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to Lakeshore than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to us than with an unaffiliated third party, Lakeshore would not engage in such transaction.
Lakeshore is not prohibited from pursuing an initial business combination with a company that is affiliated with Lakeshore’s initial shareholders, officers or directors. In the event Lakeshore seeks to complete an initial business combination with a target that is affiliated with its initial shareholders, officers or directors, Lakeshore, or a committee of independent directors, would obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that the initial business combination is fair to the company (or shareholders) from a financial point of view.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The unaudited pro forma condensed combined financial statements are based on Lakeshore’s historical financial statements for the six months ended June 30, 2022 and for the period from February 19, 2021 (inception) through December 31, 2021 and Nature’s Miracle’s historical consolidated financial statements for the six months ended June 30, 2022 and for the year ended December 31, 2021, adjusted to give effect to the Business Combination.
The unaudited pro forma condensed combined balance sheet as of June 30, 2022 combines the unaudited condensed historical balance sheet of Lakeshore as of June 30, 2022 with the unaudited historical condensed consolidated balance sheet of Nature’s Miracle as of June 30, 2022, giving effect to the Business Combination, as if it had been consummated as of that date.
The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 combines the unaudited historical condensed statement of operations of Lakeshore for the six months ended June 30, 2022 and the audited historical statement of operations of Lakeshore for the period from February 19, 2021 (inception) through December 31, 2021 with the unaudited historical condensed consolidated statement of operations of Nature’s Miracle for the six months ended June 30, 2022 and the audited historical consolidated statement of operations of Nature’s Miracle for the year ended December 31, 2021, giving effect to the Business Combination, as if it had occurred as of January 1, 2021.
Notwithstanding the legal form of the Business Combination, the Business Combination will be accounted for as a reverse recapitalization in accordance with US GAAP. Under this method of accounting, Lakeshore will be treated as the acquired company and Nature’s Miracle will be treated as the acquirer for financial statement reporting purposes.
The historical financial information has been adjusted to give pro forma effect to events that relate to material financing transactions consummated after June 30, 2022 through the date hereof. The pro forma adjustments that are directly attributable to the Business Combination are factually supportable and, with respect to the unaudited pro forma condensed combined statement of operations, are expected to have a continuing impact on the results of the combined company.
The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.
The unaudited pro forma condensed combined financial information is for illustrative purposes only.
The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Lakeshore and Nature’s Miracle have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma condensed combined financial information has been prepared assuming two redemption scenarios as following:
•
Assuming No Redemptions:   This scenario assumes that no Lakeshore ordinary shares are redeemed and funds held in trust accounts will be fully retained and released to PubCo at closing;

•
Assuming Full Redemptions:   This scenario assumes that all of Lakeshore’s 6,900,000 shares of public shares subject to redemption are redeemed at price of approximately $10.16 per share, resulting in an aggregate payment of $70.1 million out of the trust account.

The pro forma outstanding shares of PubCo ordinary shares immediately after the Business Combination under two redemption scenarios (which amounts are based on information as of June 30, 2022, as adjusted for events that relate to material financing transactions consummated after such date through the date hereof) is as follows:

	Pro Forma Combined
	Assuming No Redemptions		Assuming Full Redemptions
	Number of Shares	%	Number of Shares	%
Lakeshore public shares	6,900,000	20.6%	—	0.0%
Lakeshore public rights	690,000	2.1%	690,000	2.6%
Lakeshore founder shares, private shares and private rights	2,111,650	6.3%	2,111,650	7.9%
Former Nature’s Miracle shareholders	23,000,000	68.6%	23,000,000	86.3%
Shares issued to underwriter and M&A advisor	836,500	2.5%	836,500	3.1%
Total shares outstanding	33,538,150	100.0%	26,638,150	100.0%
The historical financial information of Lakeshore was derived from the unaudited condensed financial statements of Lakeshore as of and for the six months ended June 30, 2022 and the audited condensed financial statements of Lakeshore as of December 31, 2021 and for the period from February 19, 2021 (inception) through December 31, 2021, which are included elsewhere in this proxy statement/prospectus. The historical financial information of Nature’s Miracle was derived from the unaudited condensed consolidated financial statements of Nature’s Miracle for the six months ended June 30, 2022 and the audited consolidated financial statements of Nature’s Miracle for the year ended December 31, 2021, included elsewhere in this proxy statement/ prospectus.
The information is only a summary and should be read together with Lakeshore’s and Nature’s Miracle’s audited and unaudited financial statements and related notes, “Nature’s Miracle’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Lakeshore’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.
The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination and the related transactions. The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.
The Business Combination has not been consummated as of the date of the preparation of these pro forma financial statements and there can be no assurances that the merger will be consummated. See “Risk Factors” for additional discussion of risk factors associated with the pro forma financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet As of June 30, 2022
			Assuming No Redemptions Scenario			Assuming Full Redemptions Scenario
	Nature’s Miracle (Historical)	Lakeshore (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Additional Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
ASSETS
Cash and cash equivalents	$807,807	$263,760	$70,134,603	A	$68,731,170	$(70,134,603)	C	$3,596,567
			(2,475,000)	D		5,000,000	H
Accounts receivable, net	10,223,326	—	—		10,223,326	—		10,223,326
Inventories, net	10,114,450	—	—		10,114,450	—		10,114,450
Short-term investment	184,507	—	—		184,507	—		184,507
Prepayments and other current assets	1,117,071	40,000	—		1,157,071	—		1,157,071
Marketable Securities held in Trust Account	—	70,134,603	(70,134,603)	A	—	—		—
Total current assets	22,447,161	70,438,363	(2,475,000)		90,410,524	(65,134,603)		25,275,921
Loan receivable – related parties	146,000	—	—		146,000	—		146,000
Security deposit – related parties	500,000	—	—		500,000	—		500,000
Right-of-use assets	1,220,396	—	—		1,220,396	—		1,220,396
Property and equipment, net	4,542,080	—	—		4,542,080	—		4,542,080
Total assets	$28,855,637	$70,438,363	$(2,475,000)		$96,819,000	$(65,134,603)		$31,684,397
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$13,484,753	$—	$—		$13,484,753	$—		$13,484,753
Accounts payable – related parties	4,116,496	—	—		4,116,496	—		4,116,496
Other payables	144,634	—	—		144,634	—		144,634
Accrued liabilities	302,165	25,000	—		327,165	—		327,165
Operating lease liabilities – current	460,968	—	—		460,968	—		460,968
Current portion of long – term debt	95,191	—	—		95,191	—		95,191
Tax accrual	1,443,379	—	—		1,443,379	—		1,443,379
Deferred income	432,488	—	—		432,488	—		432,488
Deferred underwriting fee payable	—	2,415,000	(2,415,000)	F	—	—		—
Total current liabilities	20,480,074	2,440,000	(2,415,000)		20,505,074	—		20,505,074
Long-term debt, net of current portion	2,977,695	—	—		2,977,695	—		2,977,695
Operting lease liabilities, net of current portion	789,874	—	—		789,874	—		789,874
Potential financing or shareholders’ commitments	—	—	—		—	5,000,000	H	5,000,000
Total liabilities	24,247,643	2,440,000	(2,415,000)		24,272,643	5,000,000		29,272,643
Commitments and contingencies
Common stock subject to possible redemption	—	70,134,603	(70,134,603)	B	—	—		—
Stockholders’ equity
Ordinary shares, $0.0001 par value	—	224	—		224	—		224
New issuance of ordinary shares, 0.0001 par value	—	—	690	B	3,057	(690)	C	2,367
			2,300	E
			24	F
			43	G
Nature’s Miracle common stock, $0.00001 par value	236	—	(236)	E	—	—		—
Additional paid-in capital	598,903	—	70,133,913	B	70,529,221	(70,133,913)	C	395,308
			(480,000)	D
			(2,064)	E
			2,414,976	F
			4,299,957	G
			(4,300,000)	G
			(2,136,464)	I
Retained earnings (Accumulated deficit)	4,143,654	(2,136,464)	2,136,464	I	2,148,654	—		2,148,654
			(1,995,000)	D
Shareholders’ equity attributable to common stockholders	4,742,793	(2,136,240)	70,074,603		72,681,156	(70,134,603)		2,546,553
Non-controlling interest	(134,799)	—	—		(134,799)	—		(134,799)
Total liabilities and stockholders’ equity	$28,855,637	$70,438,363	$(2,475,000)		$96,819,000	$(65,134,603)		$31,684,397
See accompanying notes to the unaudited pro forma combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations For the Six Months Ended June 30, 2022
			Assuming No Redemptions Scenario			Assuming Full Redemptions Scenario
	Nature’s Miracle (Historical)	Lakeshore (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Additional Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Revenue
Revenue	$14,061,971	$—	$—		$14,061,971	$—		$14,061,971
Revenue – Related Parties	—	—	—		—	—		—
Cost of Revenue	12,665,194	—	—		12,665,194	—		12,665,194
Gross Profit	1,396,777	—	—		1,396,777	—		1,396,777
Operating Expenses
Selling, general and administrative	464,559	203,416	—		667,975	—		667,975
Total operating expenses	464,559	203,416	—		667,975	—		667,975
Income (loss) from operations	932,218	(203,416)	—		728,802	—		728,802
Other income (expense)
Interest income (expenses)	(70,027)	99,603	(99,603)	EE	(70,027)	(225,000)	BB	(295,027)
Investment loss	(15,493)	—	—		(15,493)	—		(15,439)
Other non-operating income (expenses)	49,998	—	—		49,998	—		49,998
Total other income (expense)	(35,522)	99,603	(99,603)		(35,522)	(225,000)		(260,522)
Income (loss) before income taxes	896,696	(103,813)	(99,603)		693,280	(225,000)		468,280
Income taxes expense	257,490	—	—		257,490	—		257,490
Net income (loss)	$639,206	$(103,813)	$(99,603)		$435,790	$(225,000)		$210,790
Less: Net loss attributable to non-controlling interest	(115,852)	—	—		(115,852)	—		(115,852)
Net income attributable to common shareholders	755,058	(103,813)	(99,603)		551,642	(225,000)		326,642
Net income per share, basic and diluted	$0.04				$0.01			$0.01
Weighted average shares outstanding, basic and diluted	17,503,333		31,296,650	CC	33,341,252	(6,900,000)	DD	26,441,252
Net income per share, redeemable ordinary shares-basic and diluted		$0.93
Weighted average shares outstanding, redeemable ordinary shares-basic and diluted		4,269,613
Net loss per share, non-redeemable ordinary shares-basic and diluted		$(1.99)
Weighted average shares outstanding, non-redeemable ordinary shares-basic and diluted		2,044,602
See accompanying notes to the unaudited pro forma combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2021
			Assuming No Redemptions Scenario			Assuming Full Redemptions Scenario
	Nature’s Miracle (Historical)	Lakeshore (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Additional Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Revenue
Revenue	$26,408,481	$—	$—		$26,408,481	$—		$26,408,481
Revenue – Related Parties	162,746	—	—		162,746	—		162,746
Cost of Revenue	21,593,223	—	—		21,593,223	—		21,593,223
Gross Profit	4,978,004	—	—		4,978,004	—		4,978,004
Operating Expenses
Selling, general and administrative	844,645	85,388	1,995,000	AA	2,925,033	—		2,925,033
Total operating expenses	844,645	85,388	1,995,000		2,925,033	—		2,925,033
Income (loss) from operations	4,133,359	(85,388)	(1,995,000)		2,052,971	—		2,052,971
Other income (expense)
Interest income ( expenses)	407	—	—		407	(450,000)	BB	(449,593)
Other non-operating income (expenses)	36,211	—	—		36,211	—		36,211
Total other income (expense)	36,618	—	—		36,618	(450,000)		(413,382)
Income (loss) before income taxes	4,169,977	(85,388)	(1,995,000)		2,089,589	(450,000)		1,639,589
Income taxes expense	1,167,068	—	—		1,167,068	—		1,167,068
Net income (loss)	$3,002,909	$(85,388)	$(1,995,000)		$922,521	$(450,000)		$472,521
Net income per share, basic and diluted	$0.18				$0.03			$0.02
Weighted average shares outstanding, basic and diluted	16,284,000		31,813,150	CC	33,313,150	(6,900,000)	DD	26,413,150
Net loss per share, non-redeemable ordinary shares-basic and diluted		$(0.06)
Weighted average shares outstanding, non-redeemable ordinary shares-basic and diluted		1,500,000
See accompanying notes to the unaudited pro forma combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.   Basis of Presentation
The Business Combination will be accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, Lakeshore will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on Nature’s Miracle’s stockholders being expected to comprise 68.6% or 86.3% of the voting power of PubCo under the two redemption scenarios, respectively, directors appointed by Nature’s Miracle constituting [six] of the [seven] members of the PubCo’s board of directors, Nature’s Miracle’s operations prior to the acquisition comprising the only ongoing operations of PubCo, and Nature’s Miracle’s senior management comprising all of the senior management of PubCo.
Accordingly, for accounting purposes, the financial statements of PubCo will represent a continuation of the financial statements of Nature’s Miracle with the Business Combination treated as the equivalent of Nature’s Miracle issuing stock for the net assets of Lakeshore, accompanied by a recapitalization. The net assets of Lakeshore will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Nature’s Miracle in future reports of PubCo.
The unaudited pro forma condensed combined balance sheet as of June 30, 2022 gives pro forma effect to the Business Combination and the other events contemplated by the Merger Agreement as if they had been consummated on June 30, 2022. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 and for the six months ended June 30, 2022 give pro forma effect to the Business Combination and the other transactions contemplated by the Merger Agreement as if they had been consummated on January 1, 2021.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:
•
the (a) historical audited financial statements of Lakeshore as of December 31, 2021 and for the period February 19, 2021 (inception) through December 31, 2021 and (b) historical unaudited condensed financial statements of Lakeshore as of and for the six months ended June 30, 2022;

•
the (a) historical audited consolidated financial statements of Nature’s Miracle as of and for the year ended December 31, 2021 and (b) historical unaudited condensed consolidated financial statements of Nature’s Miracle as of and for the six months ended June 30, 2022; and

•
other information relating to Lakeshore and Nature’s Miracle contained in this proxy statement/ prospectus, including the Merger Agreement and the description of certain terms thereof set forth under Proposal No. 1 — The Reincorporation Merger Proposal and Proposal No. 3 — The Acquisition Merger Proposal.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.
One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the closing of the Business Combination are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to PubCo’s retained earnings or additional paid-in capital, and are assumed to be either cash settled or settled in shares. Please refer to Note 2 (D) and (G).
2.   Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2022
The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2022 are as follows:

(A)
Reflects the liquidation and reclassification of $70,134,603 of cash and marketable securities held in the Trust Account to cash and cash equivalents that becomes available for general use by PubCo following the Closing.

(B)
Reflects the reclassification of Lakeshore ordinary shares subject to possible redemption to permanent equity immediately prior to the Closing.

(C)
Represents the full redemption scenario in which 6,900,000 shares of Lakeshore public ordinary shares are redeemed at a redemption price of approximately $10.16 per share.

(D)
Represents the total preliminary estimated direct and incremental transaction costs that will be paid in cash of $2,475,000, prior to, or concurrent with, the Closing. The estimated transaction costs that will be paid in cash include directors and officers insurance for Lakeshore, and the fees of legal counsel, auditor, SEC registration, trust account, proxy services, and printing, etc. An aggregate of $1,995,000 that directly related to Lakeshore, are recorded as a reduction of retained earnings. An aggregate of $480,000 are recorded as a reduction of additional paid-in capital.

(E)
Reflects the issuance of 23,000,000 shares of PubCo’s ordinary shares in exchange for Nature’s Miracle’s common stock at the Closing. The amount is allocated to ordinary shares at $0.0001 per share, and the difference between historical book value of Nature’s Miracle’s common stock and the amount allocated to ordinary shares are then charged to additional paid-in capital. The PubCo’s new shares are issued at $10.00 per share. In addition, based on Merger Agreement, the aggregate number of shares of PubCo issued to Nature’s Miracle’s common stock holders will be adjusted as an aggregate value of $230,000,000 net of any Closing Net Indebtedness (as defined in the Merger Agreement), and then divided by $10.00 per share. This effect is not adjusted in the Pro Forma statements.

(F)
Reflects the settlement of $2,415,000 deferred underwriters’ commission to Lakeshore’s IPO underwriters, which accounts for 3.5% of total proceeds of Lakeshore’s initial public offering and was reflected as a liability of Lakeshore as of June 30, 2022, by issuing 241,500 of PubCo’s new shares at $10.00 per share. The amount is allocated to ordinary shares at $0.0001 per share and the rest to additional paid-in capital.

(G)
Reflects the settlement of $4,300,000 underwriters’ commission to the Business Combination advisor, by issuing 430,000 shares of PubCo’s new shares at $10.00 per share. The amount is allocated to ordinary shares at $0.0001 per share and the rest to additional paid-in capital. This amount is also deemed as transaction cost and causes a direct reduction of additional paid-in capital.

(H)
Reflects a potential financing transaction of $5,000,000 associated with the Business combination under the full redemption scenario in order to reach practical cash balance. It may be in the form of shareholders’ loan, third party loan, convertible, equity financing, or a combination of these financing transactions. It is assumed as a shareholder loan or third party loan bearing an average interest rate of 9% annually for these pro forma financial statements. Please refer to Note 2 (BB).

(I)
Reflects the elimination of Lakeshore’s historical retained earnings.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2021
The adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 are as follows:
(AA)
Represents the increase in general expenses caused by transaction costs to be paid in cash that directly related to Lakeshore, which amount to $1,995,000. Please refer to Note 2 (D).

(BB)
Reflects the increase in interest expenses for potential financing transactions in associated with the Business Combination under the full redemption scenario. It is assumed as a shareholder loan or third party loan with principal amount of $5,000,000, and bearing an average annual interest rate of 9% for these pro forma financial statements. Please refer to Note 2 (H). In addition, the potential interest income generated from cash and cash equivalents under no redemption scenario are not considered in these pro forma statements.
(CC)
Represents the increase in the weighted average shares in connection with the issuance for the following transactions, which are weighted as if they had been issued for the entire period:

Increase of ordinary shares	Assuming No Redemptions No. of shares	Assuming Full Redemptions No. of shares
Lakeshore public shares	6,900,000	—
Lakeshore public rights	690,000	690,000
Lakeshore private shares and private rights	386,650	386,650
Former Nature’s Miracle shareholders	23,000,000	23,000,000
Shares issued to underwriter and M&A advisor	836,500	836,500
Total	31,813,150	24,913,150

(DD)
Represents the decrease of ordinary shares in the event of full redemptions.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Six months Ended June 30, 2022
The adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 are as follows:
(BB)
Reflects the increase in interest expenses for potential financing transactions in associated with the Business combination under the full redemption scenario. It is assumed as a shareholder loan or third party loan with principal amount of $5,000,000, and bearing an average annual interest rate of 9% for these pro forma financial statements. Please refer to Note 2 (H). In addition, the potential interest income generated from cash and cash equivalents under no redemption scenario are not considered in these pro forma statements.

(CC)
Represents the increase in the weighted average shares in connection with the issuance for the following transactions, which are weighted as if they had been issued for the entire period:

Increase of ordinary shares	Assuming No Redemptions No. of shares	Assuming Full Redemptions No. of shares
Lakeshore public shares	6,900,000	—
Lakeshore public rights	690,000	690,000
Lakeshore private rights	35,150	35,150
Former Nature’s Miracle shareholders	23,000,000	23,000,000
Shares issued to underwriter and M&A advisor	671,500	671,500
Total	31,296,650	24,396,650

(DD)
Represents the decrease of ordinary shares in the event of full redemptions.

(EE)
Represents the elimination of interest income related to the investments held in the Lakeshore Trust Account.

3.   Net Income per Share
Net income per share is calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination and other related events, assuming such additional shares were outstanding since January 1, 2021. As the Business Combination is being reflected as if it had occurred as of January 1, 2021, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes the shares issued in connection with the Business Combination have been outstanding for the entire periods presented. Under the full redemptions scenario, the Ordinary Shares assumed to be redeemed by Lakeshore public stockholders are eliminated as of January 1, 2021.
The unaudited pro forma condensed combined financial information has been prepared assuming no redemptions scenario and full redemptions scenario.
	Assuming No Redemptions Scenario		Assuming Full Redemptions Scenario
	Year Ended December 31, 2021	Six months Ended June 30, 2022	Year Ended December 31, 2021	Six months Ended June 30, 2022
Pro forma net income	$922,521	$435,790	$472,521	$210,790
Weighted average shares outstanding – basic and diluted	33,313,150	33,341,252	26,413,150	26,441,252
Net income per share – basic and diluted	$0.03	$0.01	$0.02	$0.01
Weighted average shares outstanding – basic and diluted
Lakeshore redeemable public shares	6,900,000	6,900,000	—	—
Lakeshore public rights	690,000	690,000	690,000	690,000
Lakeshore founder shares, private shares and private rights	1,886,650	1,929,246	1,886,650	1,929,246
Former Nature’s Miracle shareholders	23,000,000	23,000,000	23,000,000	23,000,000
Shares issued to underwriter and M&A advisor	836,500	822,006	836,500	822,006
Total	33,313,150	33,341,252	26,413,150	26,441,252

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
AFTER THE BUSINESS COMBINATION
Executive Officers and Directors after the Business Combination
Upon consummation of the Business Combination, the business and affairs of the combined company will be managed by or under the direction of its board of directors. Nature’s Miracle and Lakeshore are currently evaluating potential director nominees and executive officer appointments, but expect that the directors and executive officers of the combined company upon consummation of the Business Combination will include the following individuals:
Name	Age	Position
Tie (James) Li	54	Chairman, CEO, interim CFO, and Director
Zhiyi (Jonathan) Zhang	53	President and Director
Wei (Gavin) Yang	41	Vice President and Director
Varto Levon Doudakian	45	Vice President
Charles Jourdan Hausman	52	Independent Director
Wei Deng	59	Independent Director
[•]	[•]	Independent Director
[•]	[•]	Independent Director
Background of Directors and Executive Officers
Tie (James) Li will serve as Chairman, CEO, interim CFO, and Director of New Nature’s Miracle following the Business Combination. Tie (James) Li is a successful entrepreneur and has been involved with multiple investments in the areas of clean energy, agriculture and biotech industry. He has been instrumental with a number of going-public transactions on Nasdaq and NYSE over the last twenty years. Along with three other partners, he launched a $200 million SPAC (China Hydroelectric Corporation) in 2006. China Hydroelectric Corporation, where Mr. Li served as CFO, President and CEO, successfully consolidated the small hydroelectric space in China and was the largest small hydroelectric company listed on NYSE. Mr. Li started his career with Citigroup in the investment banking unit in New York City in 1998. Mr. Li graduated from Columbia University Graduate School of Business in New York with an MBA in 1998. He completed his Bachelor of Science degree in accounting from Brooklyn College. He is a Chartered Financial Analyst and a Certified Public Accountant.
Mr. Li’s history managing and operating Nature’s Miracle, as well as his extensive industry knowledge, qualify him to serve on the board of New Nature’s Miracle.
Zhiyi (Jonathan) Zhang will serve as President and Director of New Nature’s Miracle following the Business Combination. Mr. Zhang is also the founder of Visiontech. He has extensive contacts and a working relationship within the indoor growing community in North America. He also has over twenty years of experience in the lighting industry. Over the last ten years, he has built Visiontech and its associated brand “eFinity” as a premier grow light brand in the indoor growing community. He obtained his College Diploma of Maritime Study from Tianjin Maritime College in 1989.
Mr. Zhang’s history managing and operating Nature’s Miracle, as well as his extensive industry knowledge, qualify him to serve on the board of New Nature’s Miracle.
Wei (Gavin) Yang will serve as VP and Director of New Nature’s Miracle following the Business Combination. Mr. Yang is also the founder of Hydroman. Before founding Hydroman in 2020, he was a vice president at Megaphoton, Inc., a leading manufacturer of grow light in China. Megaphoton. Inc. has provided private-label to U.S. and Canadian market for over ten years. Prior to this experience, he was the director in charge of business development at Yaolai International Entertainment Company in Beijing. He graduated from China Geology University in Beijing.
Mr. Yang’s industry knowledge qualifies him to serve on the board of New Nature’s Miracle.

Varto Levon Doudakian will serve as VP of New Nature’s Miracle following the Business Combination. Mr. Doudakian is a seasoned professional with over twenty years of experience in the agricultural industry. Previously, Vic led the sales team for North American sales and has been responsible for the strategic direction, vision, growth, and performance of the premier grow light brand “eFinity”. He obtained his College Diploma of technician from Citrus College in 2000.
Mr. Doudakian’s history managing and operating Nature’s Miracle, as well as his extensive industry knowledge, qualify him to serve as the VP of New Nature’s Miracle.
Charles Jourdan Hausman will serve as Director of New Nature’s Miracle following the Business Combination. Mr. Hausman is the CEO of K. Mizra, LLC (the “K.Mizra”) which he founded in 2019. Since its founding, K. Mizra has focused on acquiring high-value, high-quality patents with a global reach. Prior to forming K. Mizra, Mr. Hausman specialized in IP enforcement and monetization at a number of companies. Beginning at the Recording Industry Association of America, Mr. Hausman was Deputy Director at the Motion Picture Association of America (MPAA) where he further expanded the intellectual property rights of movie studios. Following the MPAA, Mr. Hausman worked at Philips Intellectual Property and Standards Group. Following his time at Philips, Mr. Hausman worked as a worldwide program manager for a Pool licensing consortium known as One-Red. Following One-Red, Mr. Hausman worked for a Non-Practicing Entity known as Sisvel Group. At Sisvel Group, Mr. Hausman served as President of US operations. Mr. Hausman oversaw the administration of multiple litigations and licensing programs while at Sisvel Group. Mr. Hausman graduated with a Bachelor of Science in Management from Tulane University, A.B. Freeman School of Business and a Juris Doctor from Southwestern University School of Law. He is admitted to California Bar Association in 1996.
Mr. Hausman’s history of managing, as well as his extensive IP enforcement knowledge, qualify him to serve on the board of New Nature’s Miracle.
Wei Deng will serve as Director of New Nature’s Miracle following the Business Combination. Mr. Deng has 28 years of professional experience in the finance industry and Real Estate investment field with operating expertise in general business management and Private Equity Fund management. He currently serves as the President of Century Bridge Capital, a private equity real estate investment firm headquartered in Dallas, Texas. Prior to this job, he was representing the Asian Real Estate fund of The Carlyle Group and was responsible for direct investments across all property types (Office, Retail, Residential, and Hotel/Serviced Apartments) in China. Mr. Deng graduated with a Bachelor of Finance and a Master of Finance from Tsing Hua University, a Master of Economics from the State University of New York at Binghamton, and a Master of Engineering and Public Policy from Carnegie-Mellon University.
Mr. Deng’s history of managing, as well as his extensive finance industry knowledge, qualify him to serve on the board of New Nature’s Miracle.
Family Relationships
There are no familial relationships among the NMI’s nominated directors and executive officers.
Board Composition
The combined company’s business and affairs will be organized under the direction of PubCo’s board of directors. We anticipate that the board of directors will consist of seven members upon consummation of the Business Combination. Tie (James) Li will serve as Chairman of the Board. The primary responsibilities of the board of directors will be to provide oversight, strategic guidance, counseling, and direction to PubCo’s management. The board of directors will meet on a regular basis and additionally as required.
In accordance with PubCo’s amended and restated certificate of incorporation, the board of directors will be divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. If nominees identified in this proxy statement/prospectus are elected as directors, PubCo anticipates the directors will be assigned to the following classes:
•
Class I will consist of Wei (Gavin) Yang, Wei Deng, and Charles Jourdan Hausman, whose terms will expire at PubCo’s 2023 annual meeting of stockholders to be held after consummation of the Business Combination;

•
Class II will consist of Zhiyi (Jonathan) Zhang and [•], whose terms will expire at PubCo’s 2024 annual meeting of stockholders to be held after consummation of the Business Combination; and

•
Class III will consist of Tie (James) Li and [•], whose terms will expire at PubCo’s 2025 annual meeting of stockholders to be held after consummation of the Business Combination.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the board of directors of PubCo may have the effect of delaying or preventing changes in PubCo’s control or management.
Director Independence
As a result of its common stock being listed on the Nasdaq following consummation of the Business Combination, PubCo will adhere to the listing rules of the Nasdaq in affirmatively determining whether a director is independent. PubCo’s board of directors has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Upon consummation of the Business Combination, the PubCo’s board is expected to determine that each of the directors other than Tie (James) Li, Zhiyi (Jonathan) Zhang, and Wei (Gavin) Yang will qualify as independent directors as defined under the listing rules of the Nasdaq, and PubCo’s board will consist of a majority of independent directors, as defined under the rules of the SEC and Nasdaq Listing Rules relating to director independence requirements. In addition, PubCo will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, the compensation committee, and the nominating and corporate governance committee, as discussed below.
Board Oversight of Risk
Upon the consummation of the Business Combination, one of the key functions of the combined company’s board of directors will be informed oversight of its risk management process. The board of directors does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, PubCo’s board of directors will be responsible for monitoring and assessing strategic risk exposure and PubCo’s audit committee will have the responsibility to consider and discuss the combined company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. PubCo’s compensation committee will also assess and monitor whether PubCo’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Board Committees
Effective upon the consummation of the Business Combination, PubCo will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The PubCo’s board of directors will adopt a written charter for each of these committees, which will comply with the applicable requirements of current Nasdaq Listing Rules. Copies of the charters for each committee will be available on the investor relations portion of Nature’s Miracle’s website upon consummation of the Business Combination. The composition and function of each committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations.
Audit Committee
Upon consummation of the Business Combination, the members of the audit committee are expected to be Mr. [•] (Chair), Mr. [•], and Mr. [•]. PubCo’s board of directors is expected to determine that each of the members of the audit committee will be an “independent director” as defined by, and will meet the other requirements of, the Nasdaq Listing Rules applicable to members of an audit committee and Rule 10A-3(b)(i) under the Exchange Act, including that each member of the audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the board of directors examined each audit committee member’s scope of experience and the nature of their prior and current employment. The audit committee will meet on at least a quarterly basis. Both the combined company’s independent registered public accounting firm and management intend to periodically meet privately with PubCo’s audit committee.
The audit committee will assist the board of directors in monitoring the integrity of the combined company’s financial statements, its compliance with legal and regulatory requirements, and the independence and performance of its internal and external auditors. The audit committee’s principal functions will include:
•
reviewing PubCo’s annual audited financial statements with management and Nature’s Miracle’s independent auditor, including major issues regarding accounting principles, auditing practices and financial reporting that could significantly affect financial statements;

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reviewing quarterly financial statements with management and the independent auditor, including the results of the independent auditor’s reviews of the quarterly financial statements;

•
recommending to PubCo’s board of directors the appointment of, and continued evaluation of the performance of, independent auditors;

•
approving the fees to be paid to the independent auditor for audit services and approving the retention of independent auditors for non-audit services and all fees for such services;

•
reviewing periodic reports from the independent auditor regarding the auditor’s independence, including discussion of such reports with the auditor;

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reviewing the adequacy of the overall control environment, including internal financial controls and disclosure controls and procedures; and

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reviewing with our management and legal counsel legal matters that may have a material impact on financial statements or compliance policies and any material reports or inquiries received from regulators or governmental agencies.

Audit Committee Financial Expert
The PubCo’s board of directors is expected to determine that Mr. [•] qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq Listing Rules. In making this determination, it is expected that the PubCo’s board of directors will consider Mr. [•]’s formal education, training, and previous experience in financial roles.
Compensation Committee
Upon consummation of the Business Combination, the members of the compensation committee are expected to be Mr. [•] (Chair), Mr. [•], and Mr. [•]. PubCo’s board of directors is expected to determine that each of the members will be an “independent director” as defined by the Nasdaq Listing Rules applicable to members of a compensation committee. The board of directors is expected to determine that each of the members of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy the independence requirements of the Nasdaq. The compensation committee will meet from time to time to consider matters for which approval by the committee is desirable or is required by law.
The compensation committee is responsible for establishing the compensation of senior management, including salaries, bonuses, termination arrangements, and other executive officer benefits as well as director compensation. The compensation committee also administers Nature’s Miracle’s equity incentive plans. The compensation committee may also, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the Nasdaq and the SEC.
Nominating and Corporate Governance Committee
Upon consummation of the Business Combination, the members of the nominating and corporate governance committee are expected to be Mr. [•] (Chair), Mr. [•] and Mr. [•]. PubCo’s board of directors is expected to determine that each of the members will be an “independent director” as defined by the Nasdaq Listing Rules applicable to members of a nominating committee. The nominating and corporate governance committee will meet from time to time to consider matters for which approval by the committee is desirable or is required by law.
The nominating and corporate governance committee will be responsible for overseeing the selection of persons to be nominated to serve on PubCo’s board of directors. The nominating and corporate governance committee also will be responsible for developing a set of corporate governance policies and principles and recommending to PubCo’s board of directors any changes to such policies and principles.
Guidelines for Selecting Director Nominees
The nominating committee will consider persons identified by its stockholders, management, investment bankers and others. The guidelines for selecting nominees, which are specified in the nominating and corporate governance committee charter, generally provide that persons to be nominated:
•
should have demonstrated notable or significant achievements in business, education or public service;

•
should possess the requisite intelligence, education and experience to make a significant contribution to PubCo’s board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•
should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on PubCo’s board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee will not distinguish among nominees recommended by stockholders and other persons.
Code of Ethics
PubCo will adopt a new code of ethics that applies to all of its directors, officers and employees. Upon consummation of the Business Combination a copy of Nature’s Miracle’s code of ethics will be available on its website. Nature’s Miracle also intends to disclose future amendments to, or waivers of, its code of ethics, as and to the extent required by SEC regulations, on its website.
Compensation Committee Interlocks and Insider Participation
None of the members of the compensation committee was at any time one of Nature’s Miracle’s officers or employees. None of Nature’s Miracle’s executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of PubCo’s board of directors or compensation committee.
Shareholder and Interested Party Communications
Prior to the consummation of the Business Combination, Lakeshore’s board of directors did not provide a process for shareholders or other interested parties to send communications to Lakeshore’s board of directors because management believed that it was premature to develop such processes given the limited liquidity of Lakeshore’s ordinary shares at that time. However, following the Business Combination, stockholders and interested parties may communicate with PubCo’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Nature’s Miracle, Inc., 4695 MacArthur Court, Room 1105, Newport Beach, CA 92660, USA. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.
Limitations of Liability and Indemnification of Directors and Officers
The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. PubCo’s amended and restated certificate of incorporation will limit the liability of our directors to the fullest extent permitted by Delaware law.
PubCo proposes to purchase director and officer liability insurance to cover liabilities its directors and officers may incur in connection with their services to the combined company, including matters arising under the Securities Act. PubCo’s amended and restated certificate of incorporation and by-laws also will provide that PubCo will indemnify its directors and officers to the fullest extent permitted by Delaware law. PubCo’s amended and restated by-laws will further provide that PubCo will indemnify any other person whom it has the power to indemnify under Delaware law. In addition, PubCo intends to enter into customary indemnification agreements with each of our officers and directors.
There is no pending litigation or proceeding involving any of PubCo’s directors, officers, employees or agents in which indemnification will be required or permitted. PubCo is not aware of any threatened litigation or proceedings that may result in a claim for such indemnification.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling the combined company, PubCo has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CURRENT DIRECTORS, EXECUTIVE OFFICERS AND
CORPORATE GOVERNANCE OF LAKESHORE
Current Directors and Executive Officers of Lakeshore
Lakeshore’s current directors and executive officers, their ages and positions are as follows:
Name	Age	Position
Bill Chen	56	Chief Executive Officer, Chief Financial Officer and Chairman
H. David Sherman	73	Independent Director
Mingyu (Michael) Li	38	Independent Director
Jon M. Montgomery	72	Independent Director
Below is a summary of the business experience of each Lakeshore’s current executive officers and directors:
Deyin (Bill) Chen has been Lakeshore’s Chief Executive Officer and Chief Financial Officer since February 24, 2021, and has also been Lakeshore’s Chairman since March 2022. He has also been serving as the Chief Executive Officer and the Chairman of Lakeshore Acquisition I Corp. (Nasdaq: LAAA) since January 2021 and June 2021, respectively. Mr. Chen has a mixed background of engineering, finance, and operation management across industries and continents. Mr. Chen has been an independent advisor for merger and acquisition and equity transactions since August 2015. From February 2020 until March 2021, Mr. Chen has served as a Special Advisor for Newborn Acquisition Corp. (NASDAQ:NBAC), a special purpose acquisition company that completed a business combination with Nuvve Corporation in March 2021. Since May 2017, Mr. Chen has served as Chief Executive Officer of Shanghai Renaissance Investment Management Co. Ltd., a licensed private equity firm in China that he founded. From March 2014 to August 2015, Mr. Chen served as Executive Vice President of Sanpower Group, a private conglomerate based in China, where he was in charge of cross-border merger and acquisition and post-merger integration. From January 2011 to January 2014, Mr. Chen served as Vice President of Strategy and Global Investment of JA Solar, a vertically integrated solar products manufacturing company based in China. From February 2005 to October 2010, Mr. Chen served as a Partner of BDO Capital Advisors and its affiliates in China with a focus on cross-border merger and acquisition and equity transactions. From June 2001 to August 2004, Mr. Chen served as a Senior Business Advisor to Capgemini, a consulting company based in Toronto Canada. From November 2000 to May 2001, Mr. Chen served as a Senior Financial Analyst in IBM Global Services in Toronto Canada. From December 1997 to November 2000, Mr. Chen served as a Staff Accountant in the General Accounting Department of Ashland Inc. Prior to his career in accounting and finance, Mr. Chen was an engineer and project manager in China from July 1987 to August 1993.
H. David Sherman, MBA, DBA, CPA has been one of Lakeshore’s independent directors since March 2022. He has also been serving as a member of the board of directors of Lakeshore Acquisition I Corp. (Nasdaq: LAAA) since June 2021. Since 1985, Dr. Sherman has been a professor at Northeastern University, specializing in, among other areas, financial and management accounting, global financial statement analysis and contemporary accounting issues. Since January 2014, Professor Sherman has served as Trustee and Chair of the Finance Committee for the American Academy of Dramatic Arts, the oldest English language acting school in the world. Since July 2010, he has also served as a Board member and Treasurer for D-Tree International, a non-profit organization that develops and supports electronic clinical protocols to enable health care workers worldwide to deliver high quality care. Since September 2019, Dr. Sherman has served as an independent board member for Newborn Acquisition Corp. (NASDAQ:NBAC). Dr. Sherman previously served on the board and as audit committee chair for Dunxin Financial Holdings Ltd. (AMEX:DXF), a financial service company, Kingold Jewelry Inc. (NASDAQ: KGJI), a designer and manufacturer of gold jewelry related products, China HGS Real Estate Inc. (NASDAQ: HGSH), a real estate company, Agfeed Corporation, a manufacturing company of agricultural products, and China Growth Alliance, Ltd., a business acquisition company formed to acquire an operating business in China. Dr. Sherman was previously on the faculty of the Sloan School of Management at Massachusetts Institute of Technology (MIT) and also, among other academic appointments, held an adjunct professorship at Tufts Medical School and was a visiting professor at Harvard Business School (2015). From 2004 to 2005,

Dr. Sherman was an Academic Fellow at the U.S. Securities and Exchange Commission in the Division of Corporate Finance’s Office of Chief Accountant. Dr. Sherman is a Certified Public Accountant and previously practiced with Coopers & Lybrand. Dr. Sherman’s research has been published in management and academic journals including Harvard Business Review, Sloan Management Review, Accounting Review and European Journal of Operations Research.
Mingyu (Michael) Li has been one of Lakeshore’s independent directors since March 2022. Since August 2019, Mr. Li has served as Chief Executive Officer of Horizon Capital, a private equity firm focusing renewable and AI-driven manufacturing. In Horizon Capital, he has led a number of private equity fundraisings, managed advisory business for cross-border M&A. From January 2014 to January 2019, Mr. Li served as a Senior Partner at Hejun Capital, a private equity firm specializing in providing capital operation system solutions to high-growth enterprises. Hejun Capital was selected as the best private equity institution by Chinaventure for 2016. During his tenure in Hejun Capital, Mr. Li led two M&A transactions and post-merger integration projects involving listed companies in the media sector. From January 2012 to January 2013, Mr. Li served as the Director of Investment Banking in China Minsheng Bank, a leading commercial bank in China, where he was responsible for investment banking and financing needs of large energy companies. From April 2009 to December 2011, Mr. Li participated a few private equity fundraisings in real estate sector in China. From February 2007 to March 2009, Mr. Li began his career with Hejun Consulting, the largest comprehensive consulting company then in China. During his tenure at Hejun Consulting, Mr. Li was responsible for strategic consulting, M&A, and led or participated in more than 20 consulting projects.
Jon M. Montgomery has been one of Lakeshore’s independent directors since March 2022. Mr. Montgomery is managing director at Meredith Financial Group Inc., a financial management and advisory firm located in New York City. He has served as an independent director of Nuvve Holding Corp. (NVVE.NASDAQ) since March 19, 2021. From 2010 to 2014, he was managing partner at project finance advisory firm AGlobal Partners LLC where he assisted in arranging long-term, limited-recourse financing for private investments in renewable energy, telecommunications, mining & metals, PPPs, and other infrastructure projects in emerging and other international markets. He also advised clients on foreign direct investments, including those utilizing development finance institutions, export credit agencies, and political risk insurers. In addition, Mr. Montgomery has more than 25 years of marketing consulting and market research experience, informing and guiding clients’ branding, communications, segmentation and innovation challenges across a range of industries, particularly in the information technology, telecommunications, financial services, CPG, pharmaceutical, and retail sectors. He is experienced in applying model-based quantitative analysis, particularly choice-based modeling, to solving competitive problems. Previously, from 1996 to 2010, Mr. Montgomery co-founded Hudson Group Inc. in New York, a research-based marketing consultancy. He also held prior positions as executive vice president at Marketing Strategy & Planning Inc./Synovate, and vice president at Hase Schannen Research Associates Inc. Mr. Montgomery holds a M.B.A. from Northeastern University and a B.A. from the University of California, Berkeley. Since 2000 he has been Adjunct Faculty in Marketing at the University of Georgia. We believe Mr. Montgomery is well-qualified to serve as a member of the board due to his investment banking, structuring and strategic expertise, his contacts in emerging and other international markets and his extensive experience in marketing and market research.
Director Independence
Nasdaq requires that a majority of Lakeshore’s board of directors must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.
The independent directors on Lakeshore’s board of directors are Mingyu (Michael) Li, David Sherman and Jon M. Montgomery. Lakeshore’s independent directors have regularly scheduled meetings at which only independent directors are present. Any affiliated transactions will be on terms no less favorable to Lakeshore than could be obtained from independent parties. Any affiliated transactions must be approved by a majority of Lakeshore’s independent and disinterested directors.

Board Committees
Lakeshore’s board of directors has a standing audit committee, nominating committee and compensation committee. The independent directors oversee director nominations. Each audit committee and compensation committee has a charter, which was filed with the SEC as exhibits to the Registration Statement on Form S-1 on January 28, 2022.
Audit Committee
The Audit Committee represents and assists the Board in the oversight and monitoring of: Lakeshore’s accounting and financial reporting processes and the audits of Lakeshore’s financial statements; the integrity of Lakeshore’s financial statements; Lakeshore’s internal accounting and financial controls; and Lakeshore’s compliance with legal and regulatory requirements, and the independent auditors’ qualifications, independence and performance.
The members of the Audit Committee are Mingyu (Michael) Li, David Sherman and Jon M. Montgomery, each of whom is an independent director under Nasdaq listing standards. David Sherman is the Chairperson of the audit committee.
Financial Experts on Audit Committee
The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under Nasdaq listing standards. Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.
In addition, Lakeshore must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. Each member of the audit committee is financially literate and Lakeshore’s board of directors has determined that David Sherman qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
Compensation Committee
The Compensation Committee reviews annually Lakeshore’s corporate goals and objectives relevant to the officers’ compensation; evaluates the officers’ performance in light of such goals and objectives; determines and approves the officers’ compensation level based on this evaluation; makes recommendations to the Board regarding approval, disapproval, modification, or termination of existing or proposed employee benefit plans; makes recommendations to the Board with respect to officer compensation; and administers Lakeshore’s incentive-compensation plans and equity-based plans. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as it may deem appropriate in its sole discretion. The chief executive officer of Lakeshore may not be present during voting or deliberations of the Compensation Committee with respect to his compensation. Lakeshore’s executive officers do not play a role in suggesting their own salaries. Neither Lakeshore nor the Compensation Committee has engaged any compensation consultant who has a role in determining or recommending the amount or form of executive or director compensation.
Notwithstanding the foregoing, as indicated above, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing shareholders, including our directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
The members of the Compensation Committee are Mingyu (Michael) Li, David Sherman and Jon M. Montgomery, each of whom is an independent director under Nasdaq listing standards. David Sherman is the Chairperson of the Compensation Committee.

Director Nominations
Lakeshore established a nominating committee of the board of directors, which consists of Mingyu (Michael) Li, David Sherman and Jon M. Montgomery, each of whom is an independent director under Nasdaq’s listing standards. David Sherman is the chair of the nominating committee. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on Lakeshore’s board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.
Guidelines for Selecting Director Nominees
The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:
•
should have demonstrated notable or significant achievements in business, education or public service;

•
should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•
should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The Nominating Committee will consider a number of qualifications relating to management and leadership experience, background, integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires Lakeshore’s executive officers, directors and persons who beneficially own more than 10% of a registered class of Lakeshore’s equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Lakeshore’s ordinary shares and other equity securities. These executive officers, directors, and greater than 10% beneficial owners are required by SEC regulation to furnish Lakeshore with copies of all Section 16(a) forms filed by such reporting persons.
Code of Ethics
Lakeshore adopted a code of conduct and ethics applicable to its directors, officers and employees in accordance with applicable federal securities laws. The code of ethics codifies the business and ethical principles that govern all aspects of Lakeshore’s business.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION
Lakeshore Named Executive Officer and Director Compensation
No executive officer or director of Lakeshore has received any cash compensation for services rendered to the company. No compensation of any kind, including finders, consulting or other similar fees, will be paid to any of Lakeshore’s existing initial shareholders, including its directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Lakeshore’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than Lakeshore’s board of directors and audit committee, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.
After the completion of Lakeshore’s initial business combination, any directors or members of Lakeshore’s management team who remain with the combined company may be paid consulting, management or other fees from the combined company. Any compensation to be paid to Lakeshore’s executive officers or directors will be determined by a compensation committee constituted solely of independent directors.
Lakeshore is not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.
Nature’s Miracle Named Executive Officer and Director Compensation
This section discusses material components of the compensation programs for Nature’s Miracle’s executive officers who are named in the “Summary Compensation Table” below. In 2021, Nature’s Miracle’s “named executive officers” and their positions were as follows:
•
Zhiyi (Jonathan) Zhang, current President of Nature’s Miracle, rendered services as Chief Executive Officer to Visiontech in 2021; and

•
Varto Levon Doudakian, current VP Nature’s Miracle, rendered services as VP to Visiontech in 2021.

This discussion may contain forward-looking statements that are based on Nature’s Miracle’s current plans, considerations, expectations, and determinations regarding future compensation programs.
Summary Compensation Table
The following table contains information pertaining to the compensation of Nature’s Miracle’s named executives for the year ended December 31, 2021.
Name and Position	Year	Salary ($)	Executive Performance Plan Compensation ($)	Commission Plan ($)	Total ($)
Zhiyi (Jonathan) Zhang	2021	91,000	N/A	N/A	91,000
CEO of Visiontech
Varto Levon Doudakian	2021	110,500	N/A	N/A	110,500
VP of Visiontech
Narrative to Executive Compensation Table
Salaries
Nature’s Miracle’s named executives receive a base salary to compensate them for services rendered to Nature’s Miracle. The base salary payable to each named executive provides a fixed compensation component commensurate with the executive’s skill, experience, role and responsibilities. For 2021, the base salaries for Mr. Zhang and Mr. Doudakian were $84,000, and $110,500, respectively.
Retirement Plans
Nature’s Miracle is in the process of setting up a 401(k) plan for its employees, including named executives, who satisfy certain eligibility requirements. Nature’s Miracle’s named executives will be eligible to participate in its 401(k) plan on the same terms as other eligible employees. Nature’s Miracle believes that providing a 401(k) plan enhances the desirability of its executive compensation package, and further incentivizes its employees, including named executives, to perform.
Employee Benefits
All of Nature’s Miracle’s eligible employees, including named executives, may participate in its health and benefits plans, including:
•
Medical, dental and vision benefits;

•
Flexible spending accounts;

•
Life insurance;

•
Short and long-term disability insurance.

Nature’s Miracle believes the aforementioned benefits are necessary and appropriate to providing a competitive compensation package to eligible employees, including named executives.
Nature’s Miracle Executive Officer and Director Compensation Following the Business Combination
Following the consummation of the Business Combination, PubCo intends to develop an executive compensation program and a director compensation program, each of which will be designed to align compensation with the combined company’s business objectives and the creation of stockholder value, while enabling PubCo to attract, retain, incentivize and reward individuals who contribute to the long-term success of the combined company.
Employment Agreements
In connection with the Merger Agreement and effective upon the Closing, New Nature’s Miracle will enter into employment agreements with Tie (James) Li, the CEO and interim CFO, Zhiyi (Jonathan) Zhang, the President, Wei (Gavin) Yang, a VP, and Varto Levon Doudakian, a VP.
The executives’ employment agreements provide for “at will” employment until terminated by the executive or New Nature’s Miracle. The employment agreements may be terminated: by New Nature’s Miracle upon death or disability, or with or without cause; by the executive with or without good reason; or terminated by mutual agreement. New Nature’s Miracle may, at any time, without notice or remuneration, terminate the employment for cause; executive may terminate the employment with a 1-month prior written notice or a 1-month salary in lieu of notice, or by approval of the board. Mr. Li, Mr. Zhang, Mr. Yang, and Mr. Doudakian, will be entitled to receive an annual base salary of $300,000, $200,000, $200,000, and $50,000 respectively.
Director Compensation
For fiscal year 2021, Nature’s Miracle did not provide cash compensation or equity grants to its directors, however all of the directors are reimbursed for their reasonable out-of-pocket expenses related to their services as a member of the Nature’s Miracle board of directors. In connection with the Business Combination, New Nature’s Miracle intends to approve and implement a non-employee director compensation policy, which will provide each independent director with $50,000 director fee and $100,000 worth of stock award.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding (i) the actual beneficial ownership of Lakeshore’s ordinary shares as of [  ], 2023, prior to consummation of the Business Combination, and (ii) the estimated beneficial ownership of shares of PubCo Common Stock, immediately following the consummation of the Business Combination, by:
•
each person known by Lakeshore to be the beneficial owner of more than 5% of Lakeshore’s outstanding ordinary shares on [  ], 2023 or estimated by Lakeshore to be the beneficial owner of more than 5% of shares of PubCo Common Stock immediately following the consummation of the Business Combination;

•
each of Lakeshore’s current executive officers and directors;

•
all of Lakeshore’s current executive officers and directors as a group;

•
each person who will become an executive officer or a director of PubCo immediately following the consummation of the Business Combination; and

•
all of the executive officers and directors of PubCo as a group immediately following the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
At any time prior to the annual meeting, during a period when they are not then aware of any material nonpublic information regarding Lakeshore or its securities, the Sponsor, Lakeshore’s officers and directors, Nature’s Miracle or Nature’s Miracle’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire LBBB Ordinary Shares or vote their shares in favor of the business combination proposal or not elect to convert their shares into a pro rata portion of the Trust Account. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the shares entitled to vote at the annual meeting to approve the business combination proposal vote in its favor and that the conditions to the closing of the Business Combination (such as the condition that PubCo Common Stock be listed on the Nasdaq) otherwise will be met, where it appears that such requirements or conditions would otherwise not be met, and to maximize the net proceeds available to PubCo from the Trust Account following the consummation of the Business Combination. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by Lakeshore initial shareholders for nominal value.
Entering into any such arrangements may have a depressive effect on Lakeshore’s ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the annual meeting.
No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Lakeshore will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The percentage of beneficial ownership of LBBB Ordinary Shares before the Business Combination set forth in the table below is calculated based on [    ] LBBB Ordinary Shares outstanding as of [    ], 2023.

The amount of beneficial ownership does not reflect the PubCo Common Stock issuable upon exercise of Lakeshore’s warrants, as such warrants may not be exercisable within 60 days.
The percentage of beneficial ownership of PubCo Common Stock after the Business Combination assuming that no holder of Lakeshore’s public shares exercises redemption rights, is calculated based on [    ] shares to be issued in respect of LBBB Ordinary Shares outstanding as of [    ], 2023. The amount and percentage of beneficial ownership of PubCo Common Stock for each individual or entity after the Business Combination includes shares of common stock issuable upon exercise of PubCo Warrants, as such warrants will become exercisable 30 days following the consummation of the Business Combination.
The percentage of beneficial ownership of PubCo Common Stock after the Business Combination assuming that maximum number of Lakeshore’s public shares are redeemed, is calculated based on [    ] shares to be issued in respect of LBBB Ordinary Shares outstanding as of [    ], 2023. The amount and percentage of beneficial ownership of PubCo Common Stock for each individual or entity after the Business Combination includes shares of common stock issuable upon exercise of PubCo Warrants, as such warrants will become exercisable 30 days following the consummation of the Business Combination.
Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all LBBB Ordinary Shares and PubCo Common Stock beneficially owned by them.
	Pre-Business Combination		Post-Business Combination
			Assuming No Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owner(1)	Number of Shares	% of Class	Number of Shares of Common Stock	% of Class	Number of Shares of Common Stock	% of Class
Bill Chen(1)(2)	2,046,500	22.39%	2,081,650	6.21%	2,081,650	7.81%
H. David Sherman(1)	20,000	*	20,000	*	20,000	*
Mingyu (Michael) Li(1)	5,000	*	5,000	*	5,000	*
Jon M. Montgomery(1)	5,000	*	5,000	*	5,000	*
Space Summit Capital LLC(3)	599,000	6.55%	599,000	*	599,000	*
RedOne Investment Limited(2)	2,076,500	22.72%	2,111,650	6.30%	2,111,650	7.93%
All directors and executive officers prior to the Business Combination as a group (4 individuals)	2,076,500	22.72%	2,111,650	6.30%	2,111,650	7.93%
Tie (James) Li(4)(5)			6,520,578	19.44%	6,520,578	24.48%
Wei (Gavin) Yang(5)			6,049,000	18.04%	6,049,000	22.71%
Zhiyi (Jonathan) Zhang(6)			5,722,400	17.06%	5,722,400	21.48%
Varto Levon Doudakian(6)			2,235,600	6.67%	2,235,600	8.39%
Yang (Eric) Wei(5)			993,600	*	993,600	*
Xueying Wang(5)			621,000	*	621,000	*
Wei Deng(7)			609,500	*	609,500	*
Darin Carpenter(5)			248,322	*	248,322	*
Nature’s Miracle Inc. (Cayman Islands)(8)			6,520,578	19.44%	6,520,578	24.48%
All directors and executive officers post-Business Combination as a group (5 individuals)			21,137,078	63.02%	21,137,078	79.35%

*
Less than 1%.

(1)
The business address of each of the individuals is c/o Lakeshore Acquisition II Corp.,
667 Madison Avenue, New York, NY 10065.

(2)
Bill Chen owns and controls RedOne Investment Limited. The beneficial ownership of RedOne Investment Limited after the Business Combination includes 351,500 shares of PubCo common stock issuable upon conversion of the LBBB Rights included in the Private Units and 175,750 shares of PubCo common stock issuable upon exercise of PubCo warrants.

(3)
Information above is based on the Schedule 13G filed by Space Summit Capital LLC (“Space Summit”) on March 10, 2022. Keith Fleischmann is the Managing Member of Space Summit, and its business address is 15455 Albright Street, Pacific Palisades, CA 90272.

(4)
Tie (James) Li owns and controls Nature’s Miracle Inc. (Cayman Islands) and indirectly holds 6 ,690,600 shares, representing 28.4% of common stock of Nature’s Miracle, Inc. through Nature’s Miracle Inc. (Cayman Islands). Tie (James) Li will serve as Chief Executive Officer, interim CFO, and Director of PubCo after the Business Combination.

(5)
The business address of each of the individuals is c/o Nature’s Miracle, Inc., 4695 MacArthur Court, Suite 1105, Newport Beach, CA 92660, USA.

(6)
The business address of each of the individuals is 858 N Central Ave, Upland, CA 91786, USA.

(7)
The business address of Wei Deng is 903A German Center Diplomatic Tower, Chao Yang, Beijing, PRC.

(8)
The business address of Nature’s Miracle Inc. (Cayman Islands) is 4695 MacArthur Court, Suite 1105, Newport Beach, CA 92660, USA

Lakeshore’s initial shareholders, including the Sponsor, beneficially own approximately [  ]% of Lakeshore’s issued and outstanding LBBB Ordinary Shares as of [  ], 2023. Because of this ownership block, such individuals may be able to effectively exercise control over all matters requiring approval by Lakeshore’s shareholders, including the election of directors and approval of significant corporate transactions other than approval of its initial business combination.

CERTAIN TRANSACTIONS
Certain Transactions of Lakeshore
Founder Shares
On February 19, 2021, 1,437,500 shares of the LBBB Ordinary Shares were issued to the Sponsor at a price of approximately $0.017 per share for an aggregate amount of $25,000. In connection with the increase in the size of the offering, on December 20, 2021, Lakeshore declared a 20% share dividend on each founder share thereby increasing the number of issued and outstanding founder shares to 1,725,000 (up to 225,000 of which are subject to forfeiture) so as to maintain the number of founder shares at 20% of the outstanding ordinary shares upon the consummation of this offering, resulting in an effective purchase price per founder share after the share dividend of approximately $0.014. The per share purchase price of the founder shares was determined by dividing the amount of cash contributed to the company by the aggregate number of founder shares issued. The number of founder shares issued was determined based on the expectation that the founder shares would represent 20% of the outstanding shares after this offering (not including the shares issued to the underwriter at closing or the shares underlying the private placement units). Since the over-allotment option has been fully exercised, the 225,000 founder shares were no longer subject to forfeiture on March 11, 2022.
Administrative Service Fee
Lakeshore has agreed, commencing on the signing of the engagement letter with the underwriter on May 6, 2021, to pay the Sponsor a monthly fee of up to $10,000 up to the consummation of business combination, for Lakeshore’s use of its personnel and other administrative resources. Since inception through June 30, 2022, Lakeshore had paid an aggregate of $138,000 to the Sponsor.
Related Party Loans
On May 11, 2021, Lakeshore issued a $300,000 principal amount unsecured promissory note to the Sponsor, On January 31, 2022, Lakeshore issued a $100,000 principal amount unsecured promissory note to the Sponsor, On March 7, 2022, Lakeshore issued a $100,000 principal amount unsecured promissory note to the Sponsor, and Lakeshore had received such amounts as of issuance dates. The notes are non-interest bearing, and due after the date on which this offering is consummated or Lakeshore determines to abandon this offering. On March 11, 2022, the $500,000 loan was converted into part of the subscription of $3,515,000 private placement at a price of $10.00 per unit. The promissory notes were canceled and no amounts were owed under the notes.
In order to meet its working capital needs following the consummation of the IPO, Lakeshore’s initial shareholders, officers and directors or their affiliates may, but are not obligated to, loan Lakeshore funds, from time to time or at any time, in amount they deem reasonable in their sole discretion. Each working capital loan would be evidenced by a promissory note and would either be paid upon consummation of Lakeshore’s initial business combination, without interest, or, at the lender’s discretion, up to $500,000 of the working capital loan may be converted upon consummation of Lakeshore’s business combination into additional Private Units at a price of $10.00 per unit. If Lakeshore does not complete a business combination, the working capital loan will only be repaid with funds not held in the Trust Account and only to the extent available. As of June 30, 2022, there were no working capital loans outstanding.
Lakeshore has entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in Lakeshore’s amended and restated memorandum and articles of association.
Other than reimbursement of any out-of-pocket expenses incurred in connection with activities on Lakeshore’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to the Sponsor, officers or directors, or to any of their respective affiliates, prior to or with respect to Lakeshore’s initial business combination (regardless of the type of transaction that it is). Lakeshore’s independent directors review on a quarterly basis all payments that were made to the Sponsor, Lakeshore’s officers, directors or Lakeshore’s or their affiliates and are responsible for reviewing and approving all related party transactions as defined under Item 404 of Regulation S-K, after reviewing each such transaction for potential conflicts of interests and other improprieties. Total reimbursement paid to the Sponsor, officers or directors amounted to $[  ] from February 19, 2021 (Inception) to June 30, 2022. The balance amount was [  ] at June 30, 2022.
After Lakeshore’s initial business combination, members of its management team who remain with the company may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to Lakeshore’s shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to Lakeshore’s shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a general meeting held to consider the initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.
All ongoing and future transactions between Lakeshore and any member of its management team or his or her respective affiliates will be on terms believed by Lakeshore at that time, based upon other similar arrangements known to the company, to be no less favorable to Lakeshore than are available from unaffiliated third parties. It is Lakeshore’s intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to Lakeshore than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to us than with an unaffiliated third party, Lakeshore would not engage in such transaction.
Lakeshore is not prohibited from pursuing an initial business combination with a company that is affiliated with Lakeshore’s initial shareholders, officers or directors. In the event Lakeshore seeks to complete an initial business combination with a target that is affiliated with its initial shareholders, officers or directors, Lakeshore, or a committee of independent directors, would obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that the initial business combination is fair to the company (or shareholders) from a financial point of view.
Lakeshore has entered into a registration rights agreement with respect to the founder shares and Private Units, among other securities, which is described under the heading “Principal Shareholders — Registration Rights.”
Certain Transactions of Nature’s Miracle
In addition to the support agreements, the lock-up agreements, the purchase and option agreement and the stockholder agreement described in the “Proposal No. 3 — The Acquisition Merger Proposal” above, Nature’s Miracle is party to the following transactions in which related parties of Nature’s Miracle have a material interest:
Registration Rights Agreement
At the Closing, Lakeshore, certain initial shareholders of Lakeshore, and certain of Nature’s Miracle stockholders (collectively, the “Subject Parties”) will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, Lakeshore (and its successors) will be obligated to file a registration statement to register the resale of certain securities of Lakeshore held by the Subject Parties. The Registration Rights Agreement will also provide the Subject Parties with “piggy-back” registration rights, subject to certain requirements and customary conditions. The form of Registration Rights Agreement is attached as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.
Voting and Support Agreement
In connection with their entry into the Merger Agreement, Lakeshore and Nature’s Miracle entered into a Voting and Support Agreement, dated as of September 9, 2022 (the “Voting and Support Agreement”), with certain Nature’s Miracle stockholders, pursuant to which such Nature’s Miracle stockholders agreed, among other things, (i) to vote the Company Stock (as defined in the Merger Agreement) held by them in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereunder, (ii) authorize and approve any amendment to Nature’s Miracle’s Organizational Documents (as defined in the Merger Agreement) that is deemed necessary or advisable by Nature’s Miracle for purposes of effecting the transactions contemplated under the Merger Agreement, and (iii) to not transfer, during the term of the Voting and Support Agreement, any Company Stock owned by them, except as permitted under the terms of the Voting and Support Agreement.
Non-Competition and Non-Solicitation Agreement
At the Closing, Lakeshore, Nature’s Miracle and Tie (James) Li will enter into non-competition and non-solicitation agreements (the “Non-Competition and Non-Solicitation Agreements”), pursuant to which the Tie (James) Li and his affiliates will agree not to compete with Lakeshore during the two-year period following the Closing and, during such two-year restricted period, not to solicit employees or customers or clients of such entities. The agreements also contain customary non-disparagement and confidentiality provisions.
Indemnification Agreements
It is anticipated that the board of directors of New Nature’s Miracle will, in connection with consummating the Business Combination, approve and direct New Nature’s Miracle to enter into customary indemnification agreements with the persons intended to serve as directors and executive officers of New Nature’s Miracle following the Business Combination.
Employment Agreements and Other Transactions with Executive Officers
Nature’s Miracle has entered into employment agreements and offer letter agreements with certain of its executive officers. See the section entitled “Executive Officer and Director Compensation — Nature’s Miracle Executive Officer and Director Compensation Following the Business Combination.”
Related Party Transactions Policy Following the Business Combination
Upon consummation of the Business Combination, it is anticipated that the new Nature’s Miracle board of directors will adopt a written Related Party Transactions Policy that sets forth New Nature’s Miracle’s policies and procedures regarding the identification, review, consideration and oversight of “related party transactions.” For purposes of the policy only, a “related party transaction” is any financial transaction, arrangement or relationship in which (a) the Company or one of its subsidiaries is a participant, and (b) any Related Person has or will have a direct or indirect material interest.
A “related party” is a director (including a nominee), senior manager, 5% shareholder, primary business affiliation, and immediate family member of a director or senior manager, or of a 5% shareholder if such shareholder is a natural person, and any individual (other than a tenant or an employee) sharing the household of such person.
The board shall be responsible for the review, approval or ratification of the following related party transactions: any related party transaction in which a director, an immediate family member of a director, a 5% shareholder, or if such 5% shareholder is a natural person, an immediate family member of such 5% shareholder has a material interest. any related party transaction with a value of $ 1,000,000 or more in which a senior manager or an immediate family member of a senior manager has a material interest. No director shall participate in any discussion or approval of a related party transaction for which he or she or any member of his or her immediate family member is a related person, except that the director shall provide all material information concerning the related party transaction to the board.
Employment of senior managers, certain transactions with other companies, ordinary course transactions, transactions where all shareholders receive proportional benefits, shall be deemed to be pre-approved or ratified, even if the aggregate amount involved exceeds $ 1,000,000 shall not require review or approval by the board.

The board shall take into account, among other factors it deems appropriate, whether the related party transaction is entered into on terms no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances; the results of an appraisal, if any; whether there was a bidding process and the results thereof; review of the valuation methodology used and alternative approaches to valuation of the transaction; and the extent of the Related Person’s interest in the transaction.
Related Party Policy of PubCo
PubCo’s code of ethics will require it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as any financial transaction, arrangement or relationship in which (a) the Company or one of its subsidiaries is a participant, and (b) any Related Person has or will have a direct or indirect material interest. A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.
PubCo’s board of directors, pursuant to its written related party transactions policy, will be responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. All ongoing and future transactions between PubCo and any of its officers and directors or their respective affiliates will be on terms believed by PubCo to be no less favorable to it than are available from unaffiliated third parties. Such transactions will require prior approval by PubCo’s board of directors. PubCo will not enter into any such transaction unless its board of directors determines that the terms of such transaction are no less favorable to PubCo than those that would be available to PubCo with respect to such a transaction from unaffiliated third parties. Additionally, PubCo will require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

SHARES ELIGIBLE FOR FUTURE SALE
The proposed amended and restated certificate of incorporation of PubCo authorizes a total number of shares of all classes of stock of [  ] shares, consisting of (i) [100,000,000] shares of common stock, par value $0.0001 per share, and (ii) [1,000,000] shares of preferred stock, par value $0.0001 per share.
All of the PubCo Common Stock issued in connection with the Reincorporation will be freely transferable by persons other than by PubCo’s “affiliates” without restriction under the Securities Act, but will be subject to the lock-up agreements and other restrictions detailed below. The PubCo Common Stock issued in the Merger will also be registered at the Closing, but will be subject to the lock-up agreements described below. Sales of substantial amounts of shares of PubCo Common Stock in the public market could adversely affect prevailing market prices of the PubCo Common Stock. Prior to the Business Combination, there has been no public market for PubCo Common Stock. PubCo intends to apply for listing of the PubCo Common Stock and PubCo Warrants on Nasdaq, but it cannot be assured that a regular trading market will develop in the PubCo Common Stock or PubCo Warrants.
Transfer of Common Stock
Subject to applicable securities laws in relevant jurisdictions and PubCo’s proposed charter, the fully paid-up shares of PubCo Common Stock are freely transferable. Shares may be transferred by a duly signed instrument of transfer in any usual common form or in a form acceptable to the directors and the applicable securities laws in the relevant jurisdictions. PubCo will replace lost or destroyed certificates for shares upon notice to us and upon, among other things, the applicant furnishing evidence and indemnity as the directors may require and the payment of all applicable fees.
Lock-up Agreements
In connection with the closing of the Business Combination, each existing stockholder of Nature’s Miracle will submit a letter of transmittal that includes certain lock-up provisions, pursuant to which each such stockholder will agree not to, within six months of the closing, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the shares issued in connection with the Merger, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, whether any of these transactions are to be settled by delivery of any such shares, in cash, or otherwise.
In addition, Lakeshore’s initial shareholders entered into new lock-up agreements, pursuant to which certain shares of PubCo Common Stock and the PubCo Warrants held by the initial shareholders will be locked up for six months after the Closing. The new lock-up agreements supersede the existing restrictions on transfer applicable to such securities.
Escrow Agreements
Pursuant to the Merger Agreement, PubCo, Tie (James) Li, a Delaware limited liability company, as the representative of the Nature’s Miracle stockholders, and an escrow agent will enter into an Escrow Agreement pursuant to which PubCo will deposit a number of shares of PubCo Common Stock equal to three percent (3.0%) of the Merger Consideration in escrow for post-closing adjustments (if any) to the Merger Consideration as contemplated under the Merger Agreement. During the escrow period, the Nature’s Miracle stockholders will be entitled to vote and to receive dividends on the escrow shares.
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted ordinary shares or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of Lakeshore’s affiliates at the time of, or at any time during the three months preceding, a sale and we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted ordinary shares for at least six months but who are Lakeshore’s affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:
•
1% of the then issued equity shares of the same class which; or

•
the average weekly trading volume of PubCo Common Stock of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of PubCo under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about PubCo.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Therefore, holders of Lakeshore’s restricted securities will not be able to rely on Rule 144 to resell those securities in the public markets until one year after we file Form 10 type information with the Commission reflecting that we are no longer a shell company.
Registration Rights
In connection with the Business Combination, PubCo, Lakeshore’s initial shareholders and certain existing stockholders of Nature’s Miracle will enter into a registration rights agreement to provide for the registration of the PubCo Common Stock received by them in the Merger and the Reincorporation. The Registration Rights Agreement will also provide the parties with “piggy-back” registration rights, subject to certain requirements and customary conditions.

DESCRIPTION OF PUBCO’S SECURITIES
PubCo, which will be renamed “Nature’s Miracle Holding Inc.” upon the closing of the Business Combination, is a Delaware company and its affairs are governed by its certificate of incorporation, as amended and restated from time to time, and the Delaware General Corporation Law, which we refer to as the “DGCL” or “Delaware Law” below, and the common law of the State of Delaware.
PubCo currently has only one class of issued shares of common stock, which have identical rights in all respects and rank equally with one another. The total number of shares which the PubCo currently has authority to issue is 1,000 shares of common stock, par value $0.0001 per share.
Immediately prior to the consummation of the Reincorporation, PubCo will amend and restate its certificate of incorporation, which amendment is referred to herein as the “proposed charter.” According to the proposed charter, the authorized share capital of post-closing company will be [100,000,000] shares of common stock, par value of $0.0001 per share, and [1,000,000] shares of preferred stock, par value $0.0001 per share.
Set forth below is also a description of the PubCo Warrants that will be issued and outstanding upon the consummation of the Business Combination.
The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of PubCo’s proposed amended and restated certificate of incorporation attached as Annex C to this proxy statement/prospectus.
PubCo Common Stock
The holders of PubCo Common Stock will have the exclusive right to vote for the election and removal of directors and for all other purposes. Each outstanding share of PubCo Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of PubCo for their vote. Holders of shares of PubCo Common Stock shall be entitled to receive dividends and distributions and other distributions in cash, stock or property of the PubCo when, as and if declared thereon by the board from time to time out of assets or funds of the PubCo legally available therefor. In the event of a liquidation, shares of PubCo Common Stock shall be entitled to receive the assets and funds of PubCo available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the PubCo, whether voluntary or involuntary.
PubCo Preferred Stock
If PubCo issues preferred stock, such preferred stock may have priority over PubCo Common Stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. PubCo’s proposed charter will grant PubCo’s board of directors the authority, without further stockholder authorization, to issue from time to time up to [1,000,000] shares of preferred stock of PubCo in one or more series and to fix the terms, limitations, voting rights, relative rights and preferences and variations of each series. Although PubCo has no present plans to issue any other shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of PubCo Common Stock, could adversely affect the rights and powers, including voting rights, of the PubCo Common Stock and could have the effect of delaying, deterring or preventing a change of control of PubCo or an unsolicited acquisition proposal.
Transfer Agent
The transfer agent for PubCo’s securities will be Continental Stock Transfer & Trust.
Certain Anti-Takeover Provisions of Delaware Law and PubCo’s Proposed Charter
Upon consummation of the Business Combination and assuming approval of the Charter Proposals, PubCo will have certain anti-takeover provisions in place as follows. For a comparison of the existing charter and the proposed second amended and restated certificate of incorporation, including a comparison of certain anti-takeover provisions, please see the section entitled “Proposal No. 2 — The Charter Proposals.”

Staggered board of directors
PubCo’s proposed charter will provide that subject to the rights of any series of preferred stock outstanding, the PubCo board of directors shall be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The number of directors in each class shall be as nearly equal as possible. As a result, in most circumstances, a person can gain control of PubCo’s board of directors only by successfully engaging in a proxy contest at two or more annual or special meetings.
Because the board of directors will be classified, directors may be removed only for cause. Further, PubCo’s proposed charter provides for the removal of directors for cause only by the affirmative vote of at least 66% of the total voting power of all the then outstanding shares of PubCo stock entitled to vote generally in the election of directors, voting together as a single class (other than those directors elected by the holders of any series of Preferred Stock, who shall be removed pursuant to the terms of such Preferred Stock).
Authorized but unissued shares
PubCo’s authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of PubCo by means of a proxy contest, tender offer, merger or otherwise.
Appointment of directors
PubCo’s proposed charter provides that newly created directorships (including those created by the board) or any vacancy on the board of directors may be filled by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director. The exercise of this authority may prevent stockholders from being able to fill vacancies on PubCo’s board of directors.
Special meeting of stockholders
PubCo’s amended and restated bylaws will provide that special meetings of stockholders may be called only by the majority of the whole board of PubCo, the Chairman of the board, or the chief executive officer of PubCo. The existence of this provision could delay the ability of PubCo’s stockholders to force consideration of a proposal or to take action, including the removal of directors.
Stockholder action by written consent
PubCo’s proposed charter and amended and restated bylaws will provide that any action required or permitted to be a taken by stockholders must be taken at a duly called annual or special meeting of stockholders and may not be effected by written consent.
Supermajority voting requirements
PubCo’s proposed charter and amended and restated bylaws require the affirmative vote of holders of at least 66% of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, to amend certain provisions of its proposed charter or to amend its amended and restated bylaws, which may inhibit the ability of an acquiror to effect such amendments to facilitate an unsolicited takeover attempt.
Exclusive forum selection
PubCo’s proposed charter will require that unless the PubCo consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or (4) any action asserting a claim governed by the internal affairs doctrine. These provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Securities Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. To the fullest extent permitted by law, claims made under the Securities Act must be brought in federal district court. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in PubCo’s second amended and restated certificate of incorporation to be inapplicable or unenforceable. If that were the case, because stockholders will not be deemed to have waived PubCo’s compliance with the federal securities laws and the rules and regulations thereunder, it would allow stockholders to bring claims for breach of these provisions in any appropriate forum.
Although PubCo believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against PubCo’s directors and officers.
Section 203 of the Delaware General Corporation Law
PubCo will not opt out of Section 203 of the DGCL under the proposed charter. As a result, pursuant to Section 203 of the DGCL, PubCo will be prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of the outstanding voting stock of PubCo (the “acquisition”), except if:
•
the board of directors of PubCo approved the acquisition prior to its consummation;

•
the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

•
the Business Combination is approved by the board of directors of PubCo, and by a 2/3 majority vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock.
Under certain circumstances, declining to opt out of Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with PubCo for a three-year period. This may encourage companies interested in acquiring PubCo to negotiate in advance with the PubCo board of directors because the stockholder approval requirement would be avoided if the PubCo board of directors approves the acquisition which results in the stockholder becoming an interested stockholder. This may also have the effect of preventing changes in the PubCo board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

LEGAL MATTERS
The validity of the PubCo Common Stock and the PubCo Warrants to acquire PubCo Common Stock and certain U.S. federal income tax consequences of the Business Combination will be passed upon by Loeb & Loeb LLP, PubCo’s U.S. Counsel.
EXPERTS
The financial statements of Nature’s Miracle, Inc. as of December 31, 2021 and 2020 and for each of the years in the two-year period ended December 31, 2021 have been audited by MaloneBailey LLP, an independent registered public accounting firm, as stated in their report thereon and included in this proxy statement/prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
The financial statements of Lakeshore as of December 31, 2021 and for period from February 19, 2021 (inception) through December 31, 2021 have been audited by UHY LLP, an independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this proxy statement/prospectus and are included herein in reliance upon the authority of UHY LLP as experts in accounting and auditing.
SHAREHOLDER PROPOSALS AND OTHER MATTERS
Management of Lakeshore knows of no other matters which may be brought before the Extraordinary General Meeting. If any matter other than the proposed Business Combination or related matters should properly come before the Extraordinary General Meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.
If the Business Combination is consummated and PubCo holds a 2022 annual general meeting, it will provide notice of or otherwise publicly disclose the date on which the 2022 annual meeting will be held. If the 2022 annual general meeting is held, shareholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for PubCo’s 2022 annual general meeting in accordance with Rule 14a-8 under the Exchange Act.
OTHER STOCKHOLDER COMMUNICATIONS
Following the Business Combination, stockholders and interested parties may communicate with PubCo’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Nature’s Miracle Holding Inc 4695 MacArthur Court, Suite 1105, Newport Beach, CA 92660, USA. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, Lakeshore and its agents that deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of Lakeshore’s proxy statement/prospectus. Upon written or oral request, Lakeshore will deliver a separate copy of this proxy statement/prospectus to any shareholder at a shared address who wishes to receive separate copies of such documents in the future. Shareholders receiving multiple copies of such documents may likewise request that Lakeshore deliver single copies of such documents in the future. Shareholders may notify Lakeshore of their requests by calling or writing Lakeshore at its principal executive offices at 667 Madison Avenue, New York, NY 10065, Attn: Bill Chen.

INDEX TO FINANCIAL STATEMENTS
Page
NATURE’S MIRACLE, INC.
Unaudited Consolidated and Combined Balance Sheets As of June 30, 2022 and December 31, 2021	F-2
Unaudited Consolidated and Combined Statements of Operations For the Six months ended June 30, 2022 and 2021	F-3
Unaudited Consolidated and Combined Statements of Changes in Stockholders’ Equity For the Six months ended June 30,2022 and 2021	F-4
Unaudited Consolidated and Combined Statements of Cash Flows For the Six months ended June 30, 2022 and 2021	F-5
Notes to Consolidated and Combined Financial Statement	F-6
Report of Independent Registered Public Accounting Firm (PCAOB ID 206)	F-18
Combined Balance Sheets As of December 31, 2021 and 2020	F-19
Combined Statements of Operations For the Years Ended December 31, 2021 and 2020	F-20
Combined Statements of Changes in Stockholders’ Equity (Deficit) For the Years ended December 31, 2021 and 2020	F-21
Combined Statements of Cash Flows For the Years Ended December 31, 2021 and 2020	F-22
Notes to Combined Financial Statement	F-23
LAKESHORE ACQUISITION II CORP.
Unaudited Condensed Balance Sheet as of June 30, 2022 and Condensed Balance Sheet as of December 31, 2021	F-34
Unaudited Condensed Statements of Operations for the three months ended June 30, 2022, the six months ended June 30, 2022, the three months ended June 30, 2021 and the period from February 19, 2021 (Inception) to June 30, 2021
F-35
Unaudited Condensed Statements of Changes in Shareholders’ Equity for the three months ended
June 30, 2022 , the six months ended June 30, 2022, the three months ended June 30, 2021 and the period from February 19, 2021 (Inception) to June 30, 2021
F-36
Unaudited Condensed Statements of Cash Flows for the six months ended June 30, 2022 and the period from February 19, 2021 (Inception) to June 30, 2021	F-37
Notes to Unaudited Condensed Financial Statements	F-38
Report of Independent Registered Public Accounting Firm (PCAOB ID 1195)	F-50
Balance Sheet of December 31, 2021	F-51
Statement of Operations for the period from February 19, 2021 (inception) through December 31, 2021	F-52
Statement of Changes in Shareholders’ Equity from February 19, 2021 (inception) through December 31, 2021	F-53
Statement of Cash Flows from February 19, 2021 (inception) through December 31, 2021	F-54
Notes to Financial Statements	F-55

Nature’s Miracle, Inc.
Consolidated and Combined Balance Sheets (unaudited)
As of June 30, 2022 and December 31, 2021
	June 30, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalent	$807,807	$1,404,043
Accounts receivable, net	10,223,326	3,138,257
Accounts receivable – related parties, net	—	2,146
Inventories, net	10,114,450	11,497,879
Short-term investment	184,507	—
Prepayments and other current assets	1,117,071	159,071
Total current assets	22,447,161	16,201,396
Loan receivable – related parties	146,000	1,320,060
Security deposit – related parties	500,000	500,000
Right-of-use assets	1,220,396	454,520
Property and equipment, net	4,542,080	212,108
Total assets	$28,855,637	$18,688,084
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$13,484,753	$2,045,403
Accounts payable – related parties	4,116,496	10,446,727
Other payables	144,634	178,448
Accrued liabilities	302,165	125,982
Operating lease liabilities – current	460,968	262,708
Current portion of long-term debt	95,191	21,789
Tax accrual	1,443,379	1,313,781
Deferred income	432,488	399,784
Total current liabilities	20,480,074	14,794,622
Non-current liabilities
Long-term debt, net of current portion	2,977,695	85,268
Operating lease liabilities, net of current portion	789,874	203,828
Other non-current liabilities	—	5,770
Total non-current liabilities	3,767,569	294,866
Total liabilities	24,247,643	15,089,488
Stockholders’ Equity
Nature’s Miracle Inc. stockholders’ equity
Common Stock ($0.00001 par value,100,000,000 shares authorized. 23,600,000 shares issued and outstanding at June 30, 2022; 16,284,000 shares issued and outstanding at December 31, 2021)	236	163
Additional paid-in capital	598,903	209,837
Retained earnings	4,143,654	3,388,596
Total Nature’s Miracle Inc. stockholders’ equity	4,742,793	3,598,596
Non-controlling interest	(134,799)	—
Total liabilities and stockholders’ equity	$28,855,637	$18,688,084
The accompanying notes are an integral part of these unaudited consolidated and combined financial statements.

Nature’s Miracle, Inc.
Consolidated and Combined Statements of Operations (unaudited)
	For the Six Months Ended June 30
	2022	2021

REVENUE	$14,061,971	$14,745,190
COST OF REVENUE	12,665,194	11,945,557
GROSS PROFIT	1,396,777	2,799,633
OPERATING EXPENSES:
Selling, general and administrative	464,559	328,842
Total operating expenses	464,559	328,842
INCOME FROM OPERATIONS	932,218	2,470,791
OTHER INCOME (EXPENSE)
Interest expense, net	(70,027)	(6,164)
Investment loss	(15,493)	—
Other non-operating income	49,998	5,780
Total other expense, net	(35,522)	(384)
INCOME BEFORE INCOME TAXES	896,696	2,470,407
INCOME TAXES EXPENSE	257,490	691,112
NET INCOME	$639,206	$1,779,295
LESS: NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(115,852)	—
NET INCOME ATTRIBUTABLE TO NATURE’S MIRACLE INC.	755,058	1,779,295
WEIGHTED AVERAGE NUMBER OF COMMON STOCK
Basic and diluted	17,503,333	16,284,000
EARNINGS PER SHARE
Basic and diluted	$0.04	$0.11
The accompanying notes are an integral part of these unaudited consolidated and combined financial statements.

Nature’s Miracle, Inc.
Consolidated and Combined Statements of Changes in Stockholders’ Equity (unaudited)
	Common Stock		Additional Paid in Capital	Retained Earnings	Non- Controlling Interest	Total
	Shares	Amount
Balance, December 31, 2020	16,284,000	163	169,837	385,687	—	555,687
Additional paid-in capital	—	—	40,000	—	—	40,000
Net income	—	—	—	1,779,295	—	1,779,295
Balance, June 30, 2021	16,284,000	$163	$209,837	$2,164,982	$—	$2,374,982
Balance, December 31, 2021	16,284,000	$163	$209,837	$3,388,596	$—	$3,598,596
Reverse merger acquisition	7,316,000	73	389,066	—	—	389,139
Consolidation of Upland 858 LLC	—	—	—	—	(18,947)	(18,947)
Net income (loss)	—	—	—	755,058	(115,852)	639,206
Balance, June 30, 2022	23,600,000	236	598,903	4,143,654	(134,799)	4,607,994
The accompanying notes are an integral part of these unaudited consolidated and combined financial statements.

Nature’s Miracle, Inc.
Consolidated and Combined Statements of Cash Flows (unaudited)
	For the Six Months Ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$639,206	$1,779,295
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation expense	86,092	32,861
Bad debt expense	17,527	—
Non-cash operating lease expense	278,644	120,098
Unrealized loss on short term investment	15,493	—
Change in operating assets and liabilities
Accounts receivable	(7,100,450)	(1,632,203)
Inventories	1,383,429	903,521
Prepayments and other current assets	(208,616)	(68,986)
Accounts payable	4,269,119	(766,657)
Other payables	(33,814)	(159,105)
Accrued liabilities	176,183	622
Operating lease liabilities	(169,598)	(138,241)
Tax accrual	129,598	684,073
Deferred Income	32,704	(29,965)
Other non-current liabilities	(5,770)	—
Net cash (used in) provided by operating activities	(490,253)	725,313
CASH FLOWS FROM INVESTING ACTIVITIES:
Short-term Investment	(50,000)	—
Consolidation of Upland 858 LLC	1,459,253	—
Purchase of property and equipment	(4,310,064)	(48,775)
Loan to related parties	(410,140)	—
Reverse Merger	239,139	—
Net cash used in investing activities	(3,071,812)	(48,775)
CASH FLOWS FROM FINANCING ACTIVITIES:
Mortgage loan borrowing	3,000,000	—
Principal payments on long term debt	(34,171)	—
Contribution from shareholders	—	40,000
Net cash provided by financing activities	2,965,829	40,000
CHANGES IN CASH	(596,236)	716,538
CASH AND CASH EQUIVALENT, beginning of year	1,404,043	489,851
CASH AND CASH EQUIVALENT, end of year	$807,807	$1,206,389
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$148,800	$—
Cash paid for interest	$62,528	$—
SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:
Right of use assets acquired under new operating leases	$953,904	$707,616
The accompanying notes are an integral part of these unaudited consolidated and combined financial statements.

Nature’s Miracle Inc.
Notes to Unaudited Consolidated and Combined Financial Statements
Note 1 — Nature of business and organization
Nature’s Miracle, Inc. (the “Company”, or “Nature’s Miracle”), a Delaware corporation incorporated on March 31, 2022 is a growing agriculture technology company focusing on the greenhouse and cultivation industry and providing products to indoor growers in a CEA (Controlled Environment Agriculture) setting in North America.
On June 1, 2022, Nature’s Miracle, Inc. entered into the Share Exchange Agreements with the shareholders of Visiontech Group, Inc. (“Visiontech”, a California Company) and Hydroman, Inc. (“Hydroman”, a California Company), resulting in the shareholders of Visiontech and Hydroman becoming the shareholders of Nature’s Miracle and Nature’s Miracle becoming the 100% shareholder of Visiontech and Hydroman. Post transaction, shareholders of Visiontech and Hydroman own 40% and 29% respectively of Nature’s Miracle, Inc. For the United States federal income tax purposes, it is intended that the Exchange (as defined below) will qualify as an exchange under the provisions of Section 351(a) of the Internal Revenue Code of 1986, as amended.
This transaction has been accounted for as a reverse capitalization in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Under this method of accounting, Nature’s Miracle will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the combined company after closing of the transaction represent a continuation of the financial statements of Visiontech and Hydroman, with the share exchange treated as the equivalent of Visiontech and Hydroman issuing shares for the net assets of Nature’s Miracle, accompanied by a recapitalization. The net assets of Nature’s Miracle will be stated at historical cost, with no goodwill or other intangible assets recorded.
Note 2 — Basis of Presentation and Summary of significant accounting policies
Basis of presentation
The unaudited consolidated and combined financial statements include the accounts of the Company and its variable interest entities and have been prepared in accordance with U.S. GAAP and the requirements of the U.S. Securities and Exchange Commission (“SEC”) for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by U.S. GAAP can be condensed or omitted. These unaudited consolidated and combined financial statements have been prepared on the same basis as its annual consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, which are necessary for the fair statement of the Company’s financial information. These interim results are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2022, or for any other interim period or for any other future year. All intercompany balances and transactions have been eliminated in consolidation.
These unaudited consolidated and combined financial statements should be read in conjunction with our audited financial statements for years ended December 31, 2021 and 2020 included in the prospectus herein.
Principles of Consolidation
The unaudited consolidated and combined financial statements include the accounts of the Company, Visiontech, Hydroman and its variable interest entity, Upland 858 LLC.. All inter-company balances and transactions have been eliminated.
Use of estimates and assumptions
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities reported and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates.
Variable interest entity
On August 27, 2021, Visiontech and Upland 858 LLC, who has common shareholders with Visiontech, entered into a promissory note agreement. Upland 858 LLC promised to pay to Visiontech the sum of $1,574,079, together with simple interest thereon at the rate of 4.9% per annum. All sums of principal and unpaid interest thereon shall be due and payable in full to Visiontech on August 28, 2026. On January 10, 2022, Upland 858 LLC entered into a $3,000,000 commercial loan at a fixed rate of 3.79% with Bank of the West. With the funding from Visiontech and the bank, Upland 858 LLC purchased a warehouse located in California at the price of $4,395,230. On February 1, 2022, Upland 858 LLC leased the warehouse to Visiontech through a single lease agreement.
Visiontech does not have direct ownership in Upland but has been actively involved in their operations and has the power to direct the activities and significantly impact Upland’s economic performance. The Company also bears the risk of losses from Upland. As such, in accordance with ASC 810, Upland is considered variable interest entity(“VIE”) of the Company and the financial statements of Upland was consolidated from the date of control and variable interest existed.
Cash and cash equivalents
Cash and cash equivalents consist of amounts held as cash on hand and bank deposits.
From time to time, the Company may maintain bank balances in interest bearing accounts in excess of the $250,000 currently insured by the Federal Deposit Insurance Corporation for interest bearing accounts (there is currently no insurance limit for deposits in noninterest bearing accounts). The Company has not experienced any losses with respect to cash. Management believes our Company is not exposed to any significant credit risk with respect to its cash.
Accounts receivable
During the ordinary course of business, the Company extends unsecured credit to its customers. Accounts receivable are stated at the amount the Company expects to collect from customers. Management reviews its accounts receivable balances each reporting period to determine if an allowance for doubtful accounts is required. An allowance for doubtful accounts is recorded in the period in which loss is determined to be probable based on assessment of specific evidence indicating likelihood of collection, historical experience, account balance aging and prevailing economic conditions. Bad debts are written off against the allowance after all collection efforts have ceased.
Short-term investment
The Company’s short-term investments consist of equity securities. The investments are carried at fair value and are classified as trading securities. Realized and unrealized gains or losses are both included in net income.
Property and equipment
Property and equipment are stated at historical cost. Depreciation is provided over the estimated useful life of each class of depreciable assets and is computed using the straight-line method over the useful lives of the assets are as follows:
Useful Life
Office equipment and furniture	3 – 5 years
Computer & Peripherals	3 years
Trucks & Automobiles	5 years
Buildings	39 years
The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated and combined statements of operations.

Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized.
Fair value measurement
The Company adopted ASC Topic 820, Fair Value Measurements and Disclosures which defines fair value, establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value measurements.
ASC Topic 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability. ASC Topic 820 specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:
Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.
Level 3 inputs to the valuation methodology are unobservable and significant to the fair value. Unobservable inputs are valuation technique inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
When available, the Company uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Company measures fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates. As of June 30, 2022, the Company has $184,507 of U.S. saving bonds and investment.
Fair values of financial instruments
Financial instruments include cash and cash equivalents, accounts receivable, prepayments and other current assets, other payable and accrued liabilities, due to related party, and taxes payable. The Company considers the carrying amount of short-term financial instrument to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization.
Revenue recognition
The Company follows Accounting Standards Codification (“ASC”) 606 Revenue Recognition and recognizes revenue from product sales revenues, net of promotional discounts and return allowances, when the following revenue recognition criteria are met: a contract has been identified, separate performance obligations are identified, the transaction price is determined, the transaction price is allocated to separate performance obligations and revenue is recognized upon satisfying each performance obligation. The Company transfers the risk of loss or damage upon shipment, therefore, revenue from product sales is recognized at a point in time when control of product transfer to customer and the Company has no further obligation to provide services related to such product. Return allowances, which reduce product revenue by the Company’s best estimate of expected product returns, are estimated using historical experience.
The Company evaluates the criteria of ASC 606 — Revenue Recognition Principal Agent Considerations in determining whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. Generally, when the Company is primarily responsible for fulfilling the promise to provide a specified good or service, the Company is subject to inventory risk before the good or service has been transferred to a customer and the Company has discretion in establishing the price, revenue is recorded at gross.
Payments received prior to the delivery of goods to customers or picked up by the customers are recorded as deferred income.

The Company periodically provides incentive offers to its customers to encourage purchases. Such offers include current discount offers, such as percentage discounts off current purchases and other similar offers. Current discount offers, when accepted by the Company’s customers, are treated as a reduction to the transaction price of the related transaction.
Sales discounts are recorded in the period in which the related sale is recognized. Sales return allowances are recorded upon recognizing the related sales. Shipping and handling costs are recorded as selling expenses.
Cost of revenue
Cost of revenue mainly consist of costs for purchases of products and related storage, warehouse rent, outbound freight, delivery fees and payroll related expenses.
Inventory
Inventory consists of finished goods ready for sale and is stated at the lower of cost or market. The Company values its inventory using the weighted average costing method. The Company’s policy is to include as a part of cost of goods sold any freight incurred to ship the product from its vendors to warehouses. Outbound freight costs related to shipping costs to customers are considered periodic costs and are reflected in cost of revenue. The Company regularly reviews inventory and considers forecasts of future demand, market conditions and product obsolescence.
If the estimated realizable value of the inventory is less than cost, the Company makes provisions in order to reduce its carrying value to its estimated market value. The Company also reviews inventory for slow moving inventory and obsolescence and records allowance for obsolescence.
Segment reporting
The Company follows ASC 280, Segment Reporting. The Company’s chief operating decision maker, the Chief Executive Officer, reviews the consolidated and combined results of operations when making decisions about allocating resources and assessing the performance of the Company as a whole and hence, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. The Company’s long-lived assets are all located in California, United States, and substantially all of the Company’s revenues are derived from within the USA. Therefore, no geographical segments are presented.
Leases
The Company follows ASC 842 — Leases (“ASC 842”), which requires lessees to record right-of-use (“ROU”) assets and related lease obligations on the balance sheet, as well as disclose key information regarding leasing arrangements.
ROU assets represent our right to use an underlying asset for the lease terms and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company generally uses its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Lease expense for lease payments is recognized on a straight-line basis over the lease term.
Income taxes
The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their perspective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.

As a result of the implementation of certain provisions of ASC 740, Income Taxes (“ASC 740”), which clarifies the accounting and disclosure for uncertainty in tax position, as defined, ASC 740 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The Company follows the provisions of ASC 740 and has analyzed filing positions in each of the federal and state jurisdictions where the Company is required to file income tax returns, as well as open tax years in such jurisdictions. The Company has identified the U.S. federal jurisdiction, and the states of Delaware, as its “major” tax jurisdictions.
The Company believes that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740. The Company’s policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.
Commitments and Contingencies
In the ordinary course of business, the Company is subject to certain contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and specific facts and circumstances of each matter.
Earnings per share
Basic earnings per share are computed by dividing net income attributable to holders of common stock by the weighted average number of common stock outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if securities to issue common stock were exercised. For the six months ended June 30, 2022 and 2021, basic and diluted earnings per share are the same because the Company has no common stock equivalents outstanding during these periods.
Security deposits
To maintain a stable supply for goods and build a long-term relationship, the Company may pay certain amount of funds to its vendors as security deposits which was recorded as non-current assets on the balance sheet.
Note 3 — Variable interest entity
As stated above, the Company does not have direct ownership in Upland but has been actively involved in their operations and has the power to direct the activities and significantly impact Upland’s economic performance. The Company also bears the risk of losses from Upland. As such, in accordance with ASC 810, Upland is considered variable interest entity (“VIE”) of the Company and the financial statements of Upland was consolidated from the date of control and variable interest existed.
Based on the loan agreement between its creditor and Upland 858 LLC, the loan is a non-recourse debt secured by the assets owned by Upland 858 LLC only and guaranteed by the shareholders of Upland 858 LLC only. Upland 858 LLC’s creditor will have no-recourse to Visiontech which is considered to be the primary beneficiary of the VIE structure but not the legal owner of Upland 858 LLC. The carrying amount of the VIE’s assets and liabilities included in the consolidated and combined balance sheets are as follows for the period indicated:
June 30, 2022
Cash and cash equivalents	$87,994
Property and equipment, net	$4,333,218
Long-term debt	$4,413,800
Tax payable	$3,528

The operating results of VIE included in the consolidated and combined statements of operations are as follows for the period indicated:
Six months ended June 30, 2022
Selling, general and administrative	$66,441
Interest expense	$44,250
Other non-operating income	$4,361
Income tax expense	$800
Net loss	$115,852
Note 4 — Accounts receivable
Accounts receivable consisted of the following as of the date indicated:
	June 30, 2022	December 31, 2021
Accounts receivable	$10,267,544	$3,164,948
Accounts receivable – related parties	—	2,146
Less: allowance for credit losses	(44,218)	(26,691)
Total accounts receivable, net	$10,223,326	$3,140,403
Allowance for credit losses were $44,218 and $26,691 as of June 30, 2022 and December 31, 2021, respectively. Bad debt expense were $17,527 and $0 for the six months ended June 30, 2022 and 2021, respectively.
Note 5 — Loan Receivable — Related Parties
Loan receivable — related parties consisted of the following as of the date indicated:
	June 30, 2022	December 31, 2021
Loan to Upland 858 LLC	$—	$1,174,060
Loan to Agri Life Enterprises LTD	146,000	146,000
Total loan receivable – related parties	$146,000	$1,320,060
Upland 858 LLC was consolidated during the current year and the loan to Upland 858 LLC was eliminated in the consolidated and combined balance sheet as of June 30, 2022.
On November 8, 2020, Hydroman and Agri Life Enterprises LTD, who has common shareholders with Hydroman, entered into a loan agreement. Hydroman loaned Agri Life Enterprises LTD $146,000, with an annual interest rate of 1% from November 8, 2020 to November 7, 2021. On November 8, 2021, Hydroman and Agri Life Enterprises LTD entered into a loan extension agreement. The annual interest rate for the extend period from November 8, 2021 to November 7, 2023 is 3%. The loan can be repaid at any time, in part or in full, and is expected to be repaid on or before November 7, 2023. As of June 30, 2022 and December 31, 2021, the outstanding amount due from Agri Life Enterprises LTD was $146,000 and $146,000, respectively.

Note 6 — Prepayments and other current assets
As of June 30, 2022 and December 31, 2021, prepayments and other current assets consisted of the followings:
	June 30, 2022	December 31, 2021
Advance to suppliers	$201,019	$89,053
Security deposit for lease and other receivables	76,052	70,018
Deferred offering cost	840,000	—
Total	$1,117,071	$159,071
Deferred offering cost was the fees that the Company prepaid for legal, auditing and other public offering related cost.
Note 7 — Loans payable
The loan payable consists of two auto loans and a bank loan as of June 30, 2022; the loan payable consists of two auto loans as of December 31, 2021.
The outstanding amount of the two auto loans are $104,463 and $107,057 as of June 30, 2022 and December 31, 2021, respectively. On February 27, 2021, the Company purchased a vehicle for $68,802 and financed $55,202 of the purchase price through an auto loan. The loan requires monthly installment payment of $1,014 with the last installment due on February 28, 2026. On June 8, 2021, the Company purchased another vehicle for $82,314 and financed $73,814 of the purchase price through auto loan. The loan requires monthly installment payment of $1,172 with the last installment due on June 23, 2027. During the six months ended June 30, 2022 and 2021, the Company made total payments of $3,773 and $0 towards the two auto loans, respectively. Minimum required principal payments on the Company’s loans as of June 30, 2022 are as follows:
Year	Repayment
2022	$17,851
2023	21,379
2024	22,354
2025	23,370
2026	12,869
Thereafter	6,640
Total	$104,463
On January 10, 2022, Upland 858 LLC signed a commercial loan with Bank of the west for the principal amount of $3,000,000. This loan bears interest rate at 3.79% with 119 regular monthly payment of $15,579 and one last month balloon payment estimated at $2,143,985. The bank loan balance as of June 30, 2022 was $2,968,423. During the six months ended June 30, 2022, the Company made total payments of $30,398 towards the bank loan. Minimum required principal payments on the Company’s loans as of June 30, 2022 are as follows:
Year	Repayment
2022	$93,471
2023	186,943
2024	186,943

Year	Repayment
2025	186,943
2026	186,943
Thereafter	2,127,180
Total	$2,968,423

Note 8 — Related party transactions
UniNet Global Inc., a vendor whose shareholder is Zhiyi (Jonathan) Zhang who is also one of the shareholders and management of the Company, sold certain products to Visiontech. For the six months ended June 30, 2022 and 2021, the purchase from Uninet was $0 and $490,000, respectively. As of June 30, 2022 and 2021, the outstanding account payable amount due to UniNet Global Inc. was $3,771,496 and $1,907,026, respectively.
The spouse of one of the Company’s management was a member of the Board of Director of Megaphoton Inc. She is no longer a member of the Board of Director of Megaphoton Inc. after 2021 and Megaphoton, Inc. ceased to be a related party of the Company thereafter. For the six months ended June 30, 2021, the purchases Visiontech made from Megaphoton Inc. was $2,421,319. As of June 30, 2021, the outstanding account payable amount due to Megaphoton Inc. was $998,497.
For the six months ended June 30, 2021, the purchases Hydroman made from Megaphoton Inc. was $5,393,882. As of June 30, 2021, the outstanding account payable amount due to Megaphoton Inc. was $5,421,663. Megaphoton provided various other services and supplies to Hydroman, including warehouse leasing & supply, design, logistics, delivery & shipping, and product warranty services. For the six months ended June 30, 2021, the transaction amount was $298,553. As of June 30, 2021, there was no outstanding other payable amount due to Megaphoton Inc.
Visiontech sold some samples to Megaphoton Inc. during the six months ended June 30, 2021 for $2,146. As of June 30, 2021 Visiontech had receivable from Megaphoton Inc. of $2,146.
On May 4, 2020, Hydroman entered into a Statement of Work with Megaphoton Inc. for Megaphoton to become its exclusive supplier of agricultural equipment. As part of the contract, Hydroman paid Megaphoton $500,000 of security deposit in 2020. The deposit will be returned when the Company cease to purchase from Megaphoton Inc. As of June 30, 2021, security deposit to Megaphoton from Hydroman was $500,000.
In April 2022, Nature’s Miracle Inc. (Cayman), one of the shareholders of the Company, paid a total amount of $345,000 of legal and audit fee for the Company. As of June 30,2022, the outstanding amount due to Nature’s Miracle Inc. (Cayman) was $345,000.
Note 9 — Equity
The total number of shares which the Company shall have the authority to issue is One Hundred and Ten Million (110,000,000) shares of two classes of capital stock to be designated respectively preferred stock (“Preferred Stock”) and common stock (“Common Stock”). The total number of shares of Common Stock the Corporation shall have authority to issue is 100,000,000 shares, par value $0.00001 per share. The Common Stock is classified into class A common Stock (“Class A”), with a voting right of one vote per share, and class B common Stock (“Class B”), with a voting right of twenty votes per share. The total number of shares of Preferred Stock the Corporation shall have authority to issue is 10,000,000 shares, par value $0.00001 per share. The Preferred Stock authorized by this Certificate of Incorporation may be issued in series.
On April 15, 2022, the Company entered into a Subscription Agreement with Nature’s Miracle Incorporated, a company incorporated in Cayman. Pursuant to the Subscription Agreement, the company issued 7,316,000 shares of its common stock, raising net proceeds of $394,000.
On June 1, 2022, the Company entered into share exchange agreements with Visiontech, Hydroman and their owners. Pursuant to Visiontech Share Exchange Agreement, the Company agreed to issue 9,440,000 shares of common stock to Visiontech owners in exchange for 100% of the equity interest of Visiontech. Pursuant to Hydroman Share Exchange Agreement, the Company agreed to issue 6,844,000 shares of common stock to Hydroman owners in exchange for 100% of the equity interest of Hydroman.
The additional contribution was $40,000 for the six months ended June 30, 2021.
Note 10 — Concentration of risk
Credit risk
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.
As of June 30, 2022 and December 31, 2021, $800,373 and $1,390,784, respectively, were deposited with various major financial institutions in the United States.
Accounts receivable are typically unsecured and derived from revenue earned from customers, thereby exposing the Company to credit risk. The risk is mitigated by the Company’s assessment of its customers’ creditworthiness and its ongoing monitoring of outstanding balances. The Company maintains reserves for estimated credit losses, and such losses have generally been within expectations.
Customer and vendor concentration risk
During the six months ended June 30, 2022 and 2021, the major customers of the Company are as below:
	For the six months ended June 30, 2022	As of June 30, 2022
	Percentage of Revenue	Percentage of Account Receivable
Customer P	18%	25%
Customer I	11%	16%
Customer E	10%	13%
	For the six months ended June 30, 2021	As of June 30, 2021
	Percentage of Revenue	Percentage of Account Receivable
Customer U	18%	<10%
During the six months ended June 30, 2022 and 2021, the major vendors of the Company are as below. Megaphoton Inc. is a related party for the six months ended June 30, 2021 and Uninet Global Inc. is a related party for the six months ended June 30, 2022 and 2021 as disclosed in Note 8 — Related party transactions, and all purchases from Uninet Global Inc. are products originally manufactured by Megaphoton Inc.
	For the six months ended June 30, 2022	As of June 30, 2022
	Percentage of Purchase	Percentage of Account Payable
Megaphoton Inc.	81%	51%
Uninet Global Inc.	<10%	21%
Vendor A	14%	<10%
	For the six months ended June 30, 2021	As of June 30, 2021
	Percentage of Purchase	Percentage of Account Payable
Megaphoton Inc.	76%	57%
Uninet Global Inc.	<10%	20%
Note 11 — Commitments and contingencies
Lease commitment
The Company follows ASC 842 Leases. The Company has entered into lease agreements for offices and warehouses space in California, Pennsylvania and Texas. $1,220,396 and $454,520 of operating lease right-of-use assets and $1,250,842 and $466,536 of operating lease liabilities were reflected on the June 30, 2022 and December 31, 2021 financial statements, respectively.

On May 16, 2022, Hydroman extended the lease of the warehouse in California. The new leasing term was from June 16, 2022 to June 15, 2025 and an extra month from May 16, 2022 to June 15, 2022 free of charge. The lease payments are $29,088 per month for the period commencing June 16, 2022 and ending June 15, 2023, $29,960 per month for the period commencing June 16, 2023 and ending June 15, 2024, $30,859 per month for the period commencing June 16, 2024 and ending June 15, 2025. The corresponding sublease with McLovin’s Pet Food Inc. was also extended from May 16, 2022 to May 15, 2025. The payments of the sublease are $3,751 per month for the period commencing May 16, 2022 and ending May 15, 2023, $3,863 per month for the period commencing May16, 2023 and ending May 15, 2024, $3,979 per month for the period commencing May 16, 2024 and ending May 15, 2025.
Six Months Ended June 30, 2022 and 2021:
Lease cost	June 30, 2022	June 30, 2021
Operating lease cost (included in Cost of Revenue and Operating Expenses in the Company’s consolidated and combined statements of operations)	$249,071	$180,813
Other information
Cash paid for amounts included in the measurement of lease liabilities	260,064	127,478
Remaining term in years	2.63	0.42
Average discount rate – operating leases	4.75%	4.75%
The supplemental balance sheet information related to leases for the period is as follows:
	As of June 30, 2022	As of December 31, 2021
Operating leases
Right of use asset	$1,220,396	$454,520
Lease Liability – current portion	460,968	262,708
Lease Liability – net of current portion	789,874	203,828
Total operating lease liabilities	$1,250,842	$466,536
Maturities of the Company’s lease liabilities are as follows as of June 30, 2022:
Operating Lease
2022 (6 months remaining)	$254,759
2023	519,396
2024	413,957
2025	123,436
Total	$1,311,548
Less: Imputed interest/present value discount	(60,706)
Present value of operating lease liabilities	$1,250,842
Contingencies
The Company is not currently a party to any material legal proceedings, investigation or claims. However, the Company may, from time to time, be involved in legal matters arising in the ordinary course of its business. While the Company is not presently subject to any material legal proceedings, there can be no assurance that such matters will not arise in the future or that any such matters in which the Company is involved, or which may arise in the ordinary course of the Company’s business, will not at some point proceed to litigation or that such litigation will not have a material adverse effect on the business, financial condition or results of operations of the Company.

Note 12 — Subsequent events
Stock Issuances
On July 28, 2022, Nature’s Miracle (California), Inc., a California corporation wholly owned by the Company, incorporated. Nature’s Miracle (California), Inc. will focus on greenhouse development services
On August 18,2022, The Company acquired Photon Technology (Canada) Ltd, a Canadian company (“Photon”). Wei Yang is the sole shareholder of Photon, the Company paid Wei Yang a purchase price of CAD$60,000 that was equivalent to $45,676 for 100% of Photon’s equity interest. Upon completion of the acquisition, the Company has 100% of the equity interest of Photon, Photon became wholly-owned subsidiary of the Company.
Promissory Note Assignment
On August 27,2022, Upland 858, LLC entered into an assignment and assumption of unsecured promissory note with Zhiyi Zhang, Vartor Vahe Doudakian and Yang Wei (collectively “Assignees”). Upland 858, LLC transfers to Assignees all of its right, title, duties, liabilities and obligation under the promissory note signed by and among Visiontech and Upland 858, LLC on August 27, 2021 in the original principal amount of $1,574,079.
Receivables Purchase Agreements
On August 31, 2022, Nature’s Miracle, Visiontech and Hydroman (collectively “Merchants”) entered into a standard merchant cash advance agreement with a capital management institution A. Merchant(s) sell, assign, and transfer to A in consideration of the funds totaled $750,000 provided by it, all of each Merchant’s future accounts, contract rights, and other obligations arising from or relating to the payment of monies from each Merchant’s customers and/or other third party payors (the “Receivables”), for the payment of each Merchant’s sale of goods or services until the receivables purchased amount has been delivered by Merchant(s) to A. The amount of Receivables being sold was $1,065,000 and the estimated weekly payment amount is $26,625.
On September 1, 2022, Visiontech entered into a receivables purchase agreement with another capital management institution B. In consideration of payment by B to Visiontech of $350,000, Visiontech sells, assigns and transfers to B all payments, receipts, settlements and funds paid to or received by or for the account of Visiontech. The purchased receipts amount was $458,500 and the estimated weekly payment is $8,817.
On October 31, 2022, Hydroman entered into a sale of future receipts agreement with a third capital management institution C at a sale price of $500,000. According to the agreement, the amount of receipts being sold was at 20% specified percentage of future receipts, with the dollar value of future receipts $675,000 and the estimated weekly payment amount is $16,071 in 48 weeks.
On October 31, 2022, Visiontech entered into a future receivable sale and purchase agreement with a fourth capital management institution D at a sale price of $100,000. According to the agreement, the amount of receivables being sold was $149,000 with 20% purchased percentage and the estimated daily payment amount is $1,490 in 20 weeks.
On November 2, 2022, Hydroman entered into a purchase and sale of future receipts agreement with a fifth capital management institution E at a sale price of $250,000. According to the agreement, the amount of receipts being sold was $374,750 with 5% purchased percentage and the estimated weekly payment amount is $15,615 in 24 weeks.
Loan Agreements
On September 21,2022, Hydroman entered into a business loan agreement with WebBank for a loan of $100,000 and a loan fee of $16,708. Total repayment amount of $116,708, including 52 weekly payment with weekly payment amount of $2,244.

Merger Agreement
On September 9, 2022, The Company entered into a merger agreement (the “Merger Agreement”) with certain parties aiming for Lakeshore Acquisition II Corp. (the “Purchaser”) to acquire 100% of the equity securities of the Company.
Pursuant to the Merger Agreement, the Company will merge with LBBB Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Purchaser, with the Company surviving and the Purchaser acquiring 100% of the equity securities of the Company. In exchange for our equity securities, the stockholders of the Company will receive an aggregate number of shares of common stock of the Purchaser with an aggregate value equal to: (a) two hundred thirty million U.S. dollars ($230,000,000), minus (b) any Closing Net Indebtedness (as defined in the Merger Agreement). Under the Merger Agreement, the aggregate number of shares of common stock of the Purchaser that will be received by the stockholders of the Company equals to the aggregate value divided by $10.00.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Nature’s Miracle, Inc.
Opinion on the Financial Statements
We have audited the accompanying combined balance sheets of Nature’s Miracle, Inc. and its subsidiaries (collectively, the “Company”) as of December 31, 2021 and 2020, and the related combined statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended,and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ MaloneBailey, LLP
www.malonebailey.com
We have served as the Company’s auditor since 2022.
Houston, Texas
November 14, 2022

Nature’s Miracle, Inc.
Combined Balance Sheets
As of December 31, 2021 and 2020
	As of December 31
	2021	2020
ASSETS
Current assets
Cash and cash equivalent	$1,404,043	$489,851
Accounts receivable, net	3,138,257	956,311
Accounts receivable – related parties, net	2,146	2,146
Inventories, net	11,497,879	8,954,901
Prepayments and other current assets	159,071	69,595
Total current assets	16,201,396	10,472,804
Loan receivable – related parties	1,320,060	146,000
Security deposit – related parties	500,000	500,000
Right-of-use assets	454,520	82,917
Property and equipment, net	212,108	73,239
Total assets	$18,688,084	$11,274,960
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$2,045,403	$188,148
Accounts payable – related parties	10,446,727	10,030,226
Other payables	178,448	25,967
Other payables – related parties	—	133,588
Accrued liabilities	125,982	24,770
Operating lease liabilities – current	262,708	88,503
Current portion of long-term debt	21,789	—
Tax accrual	1,313,781	198,106
Deferred income	399,784	29,965
Total current liabilities	14,794,622	10,719,273
Non-current liabilities
Long-term debt, net of current portion	85,268	—
Operating lease liabilities, net of current portion	203,828	—
Other non-current liabilities	5,770	—
Total non-current liabilities	294,866	—
Total liabilities	15,089,488	10,719,273
Stockholders’ Equity
Common stock ($0.00001 par value,2,000,000 shares authorized; 2,000,000 shares issued and outstanding at December 31, 2021 and 2020)	20	20
Additional paid-in capital	209,980	169,980
Retained earnings	3,388,596	385,687
Total stockholders’ equity	3,598,596	555,687
Total liabilities and stockholders’ equity	$18,688,084	$11,274,960
The accompanying notes are an integral part of these combined financial statements.

Nature’s Miracle, Inc.
Combined Statements of Operations
For the Years Ended December 31, 2021 and 2020
	For the Years Ended December 31
	2021	2020
REVENUE	$26,408,481	$10,729,746
REVENUE – RELATED PARTIES	162,746	37,500
COST OF REVENUE	21,593,223	9,734,096
GROSS PROFIT	4,978,004	1,033,150
OPERATING EXPENSES:
Selling, General and administrative	844,645	384,205
Total operating expenses	844,645	384,205
INCOME FROM OPERATIONS	4,133,359	648,945
OTHER INCOME
Interest income, net	407	—
Other non-operating income	36,211	6,707
Total other income	36,618	6,707
INCOME BEFORE INCOME TAXES	4,169,977	655,652
INCOME TAXES EXPENSE	1,167,068	190,676
NET INCOME	$3,002,909	$464,976
WEIGHTED AVERAGE SHARES OF COMMON STOCK
Basic and diluted	2,000,000	1,750,000
EARNINGS PER SHARE
Basic and diluted	$1.50	$0.27
The accompanying notes are an integral part of these combined financial statements.

Nature’s Miracle, Inc.
Combined Statements of Changes in Stockholders’ Equity (Deficit)
For the Years ended December 31, 2021 and 2020
	Common Stock		Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance, January 1, 2020	1,000,000	$10	$69,990	$(79,289)	$(9,289)
Shares issued upon Hydroman incorporation	1,000,000	10	(10)	—	—
Additional Paid in Capital	—	—	100,000	—	100,000
Net income	—	—	—	464,976	464,976
Balance, December 31, 2020	2,000,000	20	169,980	385,687	555,687
Additional Paid in Capital	—	—	40,000	—	40,000
Net income	—	—	—	3,002,909	3,002,909
Balance, December 31, 2021	2,000,000	$20	$209,980	$3,388,596	$3,598,596
The accompanying notes are an integral part of these combined financial statements.

Nature’s Miracle, Inc.
Combined Statements of Cash Flows
For the Years Ended December 31, 2021 and 2020
	For the Years Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,002,909	$464,976
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation expense	65,721	29,689
Bad debt expense	26,691	—
Non-cash operating lease expense	368,069	86,229
Change in operating assets and liabilities
Accounts receivable	(2,208,637)	(240,669)
Inventories	(2,542,978)	(7,822,502)
Security deposit – related parties	—	(500,000)
Prepayments and other current assets	(89,476)	(53,373)
Accounts payable	2,273,756	8,514,895
Other payables	18,893	159,555
Accrued liabilities	101,212	(225,418)
Operating lease liabilities	(361,639)	(89,684)
Tax accrual	1,115,675	112,550
Deferred income	369,819	29,965
Other non-current liabilities	5,770	—
Net cash provided by operating activities	2,145,785	466,213
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(75,574)	(70,928)
Loans to related parties	(1,174,060)	(146,000)
Net cash used in investing activities	(1,249,634)	(216,928)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Additional Paid-in Capital	40,000	100,000
Repayments on auto loan	(21,959)	—
Net cash provided by financing activities	18,041	100,000
CHANGES IN CASH	914,192	349,385
CASH AND CASH EQUIVALENT, beginning of year	489,851	140,566
CASH AND CASH EQUIVALENT, end of year	$1,404,043	$489,851
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$50,692	$78,827
Cash paid for interest	$1,056	$—
SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:
Vehicles purchased through auto loan	129,016	—
Right of use assets acquired under new operating leases	$739,672	$—
The accompanying notes are an integral part of these combined financial statements.

Nature’s Miracle, Inc.
Notes to Combined Financial Statement
December 31, 2021 and 2020
Note 1 — Nature of business and organization
Nature’s Miracle, Inc. (the “Company”, or “Nature’s Miracle”), a Delaware corporation incorporated on March 31, 2022 is a growing agriculture technology company focusing on the greenhouse and cultivation industry and providing products to indoor growers in a CEA (Controlled Environment Agriculture) setting in North America.
On June 1, 2022, Nature’s Miracle, Inc. entered into the Share Exchange Agreements with the shareholders of Visiontech Group, Inc. (“Visiontech”, a California Company) and Hydroman, Inc. (“Hydroman”, a California Company), resulting in the shareholders of Visiontech and Hydroman becoming the shareholders of Nature’s Miracle and Nature’s Miracle becoming the 100% shareholder of Visiontech and Hydroman. The Company treated the transaction as a reverse merger. Post reverse merger, shareholders of Visiontech and Hydroman own 40% and 29% respectively of Nature’s Miracle, Inc. For the United States federal income tax purposes, it is intended that the Exchange (as defined below) will qualify as an exchange under the provisions of Section 351(a) of the Internal Revenue Code of 1986, as amended. The December 31, 2021 and 2020 financial statements have been combined to present the combined company for the transaction and to reflect the common control ownership post reverse merger.
Note 2 — Basis of Presentation and Summary of significant accounting policies
Basis of presentation
The accompanying financial statements have been prepared in accordance with the generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”). The Company’s fiscal year end date is December 31.
Principles of Combination
The combined financial statements include the accounts of Visiontech and Hydroman (together, “the Company”). All inter-company balances and transactions have been eliminated.
Use of estimates and assumptions
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities reported and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates.
Cash and cash equivalents
Cash and cash equivalents consist of amounts held as cash on hand and bank deposits.
From time to time, the Company may maintain bank balances in interest bearing accounts in excess of the $250,000 currently insured by the Federal Deposit Insurance Corporation for interest bearing accounts (there is currently no insurance limit for deposits in noninterest bearing accounts). The Company has not experienced any losses with respect to cash. Management believes our Company is not exposed to any significant credit risk with respect to its cash.
Accounts receivable
During the ordinary course of business, the Company extends unsecured credit to its customers. Accounts receivable are stated at the amount the Company expects to collect from customers. Management reviews its accounts receivable balances each reporting period to determine if an allowance for doubtful accounts is required. An allowance for doubtful accounts is recorded in the period in which loss is determined to be probable based on assessment of specific evidence indicating likelihood of collection, historical experience, account balance aging and prevailing economic conditions. Bad debts are written off against the allowance after all collection efforts have ceased.
Property and equipment
Property and equipment are stated at historical cost. Depreciation is provided over the estimated useful life of each class of depreciable assets and is computed using the straight-line method over the useful lives of the assets are as follows:
Useful Life
Office equipment and furniture	3 – 5 years
Computer & Peripherals	3 years
Trucks & Automobiles	5 years
The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the combined statements of operations. Expenditures for maintenance and repairs are expensed as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized.
Fair value measurement
The Company adopted ASC Topic 820, Fair Value Measurements and Disclosures which defines fair value, establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value measurements.
Fair value measurement
ASC Topic 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability. ASC Topic 820 specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:
Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.
Level 3 inputs to the valuation methodology are unobservable and significant to the fair value. Unobservable inputs are valuation technique inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
When available, the Company uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Company measures fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates. As of December 31, 2021 and 2020, there are no assets or liabilities that are measured and reported at fair value on a recurring basis.
Fair values of financial instruments
Financial instruments include cash and cash equivalents, accounts receivable, prepayments and other current assets, other payable and accrued liabilities, due to related party, and taxes payable. The Company considers the carrying amount of short-term financial instrument to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization.

Revenue recognition
The Company follows Accounting Standards Codification (“ASC”) 606 Revenue Recognition and recognizes revenue from product sales revenues, net of promotional discounts and return allowances, when the following revenue recognition criteria are met: a contract has been identified, separate performance obligations are identified, the transaction price is determined, the transaction price is allocated to separate performance obligations and revenue is recognized upon satisfying each performance obligation. The Company transfers the risk of loss or damage upon shipment, therefore, revenue from product sales is recognized at a point in time when control of product transfer to customer and the Company has no further obligation to provide services related to such product. Return allowances, which reduce product revenue by the Company’s best estimate of expected product returns, are estimated using historical experience.
The Company evaluates the criteria of ASC 606 — Revenue Recognition Principal Agent Considerations in determining whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. Generally, when the Company is primarily responsible for fulfilling the promise to provide a specified good or service, the Company is subject to inventory risk before the good or service has been transferred to a customer and the Company has discretion in establishing the price, revenue is recorded at gross.
Payments received prior to the delivery of goods to customers or picked up by the customers are recorded as deferred income.
The Company periodically provides incentive offers to its customers to encourage purchases. Such offers include current discount offers, such as percentage discounts off current purchases and other similar offers. Current discount offers, when accepted by the Company’s customers, are treated as a reduction to the transaction price of the related transaction.
Sales discounts are recorded in the period in which the related sale is recognized. Sales return allowances are recorded upon recognizing the related sales. Shipping and handling costs are recorded as selling expenses.
Cost of revenue
Cost of revenue mainly consist of costs for purchases of products and related storage, warehouse rent, outbound freight, delivery fees and payroll related expenses.
Inventory
Inventory consists of finished goods ready for sale and is stated at the lower of cost or market. The Company values its inventory using the weighted average costing method. The Company’s policy is to include as a part of cost of goods sold any freight incurred to ship the product from its vendors to warehouses. Outbound freight costs related to shipping costs to customers are considered periodic costs and are reflected in cost of revenue. The Company regularly reviews inventory and considers forecasts of future demand, market conditions and product obsolescence.
If the estimated realizable value of the inventory is less than cost, the Company makes provisions in order to reduce its carrying value to its estimated market value. The Company also reviews inventory for slow moving inventory and obsolescence and records allowance for obsolescence.
Segment reporting
The Company follows ASC 280, Segment Reporting. The Company’s chief operating decision maker, the Chief Executive Officer, reviews the combined results of operations when making decisions about allocating resources and assessing the performance of the Company as a whole and hence, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. The Company’s long-lived assets are all located in California, United States, and substantially all of the Company’s revenues are derived from within the USA. Therefore, no geographical segments are presented.

Leases
The Company follows ASC 842 — Leases (“ASC 842”), which requires lessees to record right-of-use (“ROU”) assets and related lease obligations on the balance sheet, as well as disclose key information regarding leasing arrangements.
ROU assets represent our right to use an underlying asset for the lease terms and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company generally uses its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Lease expense for lease payments is recognized on a straight-line basis over the lease term.
Income taxes
The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their perspective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.
As a result of the implementation of certain provisions of ASC 740, Income Taxes (“ASC 740”), which clarifies the accounting and disclosure for uncertainty in tax position, as defined, ASC 740 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The Company follows the provisions of ASC 740, and has analyzed filing positions in each of the federal and state jurisdictions where the Company is required to file income tax returns, as well as open tax years in such jurisdictions. The Company has identified the U.S. federal jurisdiction, and the states of Delaware, as its “major” tax jurisdictions.
The Company believes that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740. The Company’s policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.
Commitments and Contingencies
In the ordinary course of business, the Company is subject to certain contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and specific facts and circumstances of each matter.
Earnings per share
Basic earnings per share are computed by dividing net income attributable to holders of common stock by the weighted average number of common stock outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if securities to issue common stock were exercised. For the years ended December 31, 2021 and 2020, basic and diluted earnings per share are the same because the Company has no common stock equivalents outstanding during these periods.

Security deposits
To maintain a stable supply for goods and build a long-term relationship, the Company may pay certain amount of funds to its vendors as security deposits which are recorded as non-current assets on the balance sheet.
Note 3 — Accounts receivable
Accounts receivable consisted of the following as of the date indicated:
	December 31, 2021	December 31, 2020
Accounts receivable	$3,164,948	$956,311
Accounts receivable – related parties	2,146	2,146
Less: allowance for doubtful accounts	(26,691)	—
Total accounts receivable, net	$3,140,403	$958,457
Bad debt expenses were $26,691 and $0 for the years ended December 31, 2021 and 2020, respectively.
Note 4 — Loan Receivable — Related Parties
Loan receivable — related parties consisted of the following as of the date indicated:
	December 31, 2021	December 31, 2020
Loan to Upland 858 LLC	$1,174,060	$—
Loan to Agri Life Enterprises LTD	146,000	146,000
Total loan receivable – related parties	$1,320,060	$146,000
On November 8, 2020, Hydroman and Agri Life Enterprises LTD, who has common shareholders with Hydroman, entered into a loan agreement. Hydroman loaned Agri Life Enterprises LTD $146,000, with an annual interest rate of 1% from November 8, 2020 to November 7, 2021. On November 8, 2021, Hydroman and Agri Life Enterprises LTD entered into a loan extension agreement. The annual interest rate for the extend period from November 8, 2021 to November 7, 2023 is 3%. The loan can be repaid at any time, in part or in full, and is expected to be repaid on or before November 7, 2023. As of December 31, 2021 and 2020, the outstanding amount due from Agri Life Enterprises LTD was $146,000 and $146,000, respectively.
On August 27, 2021, Visiontech and Upland 858 LLC, who has common shareholders with Visiontech, entered into a promissory note agreement. Upland 858 LLC promised to pay to Visiontech the sum of $1,574,079, together with simple interest thereon at the rate of 4.9% per annum. All sums of principal and unpaid interest thereon shall be due and payable in full to Visiontech on August 28, 2026. Visiontech advanced a total of $1,174,060 and $410,000 to Upland 858 LLC in 2021 and 2022, respectively. The outstanding amount due from Upland 858 LLC was $1,584,060 and $1,174,060 as of the reporting date and December 31, 2021, respectively.
Note 5 — Prepayments and other current assets
As of December 31, 2021 and 2020, prepayments and other current assets consisted of the followings:
	December 31, 2021	December 31, 2020
Advance to suppliers	$89,053	$69,595
Security deposits for lease and other receivables	70,018	—
Total	$159,071	$69,595

Note 6 — Loans payable
The long-term loan consists of two auto loans of $ 107,057 and $0 as of December 31, 2021 and 2020, respectively. On February 27, 2021, the Company purchased a vehicle for $68,802 and financed $55,202 of the purchase price through an auto loan. The loan requires monthly installment payment of $1,014 with the last installment due on February 28, 2026. On June 8, 2021, the Company purchased another vehicle for $82,314 and financed $73,814 of the purchase price through auto loan. The loan requires monthly installment payment of $1,172 with the last installment due on June 23, 2027. During the year ended December 31, 2021, the Company made total payments of $21,959 towards the two auto loans. Minimum required principal payments on the Company’s loans as of December 31, 2021 are as follows:
Year	Repayment
2022	$20,445
2023	21,379
2024	22,354
2025	23,370
2026	12,869
Thereafter	6,640
Total	$107,057
Note 7 — Related party transactions
UniNet Global Inc., a vendor whose shareholder is Zhiyi Zhang who is also one of the shareholders and management of the Company, sold certain products to Visiontech. For the years ended of 2021 and 2020, the purchase from UniNet Global Inc. was $6,983,447 and $2,419,590, respectively. As of December 31, 2021 and 2020, the outstanding account payable amount due to UniNet Global Inc. was $5,286,273 and $926,995, respectively. For the years ended of 2021 and 2020, the sales to Uninet Global Inc. was $162,746 and $0, respectively. As of December 31, 2021 and 2020, there’s no accounts receivable from Uninet Global Inc.
Hydroman sold a total of $0 and $37,500 to Agri Life Enterprises LTD for the years ended in 2021 and 2020, respectively. As of December 31, 2021 and 2020, there’s no accounts receivable from Agri Life Enterprises LTD.
On June 15, 2020, with the consultancy service by Wei Yang, who is management of Hydroman and was introduced by Visiontech to Votai Construction Engineering Corp, Votai finished its greenhouse project and paid Visiontech $130,000. Pursuant to the arrangement made between Visiontech, Votai, and Wei Yang, Visiontech paid the $130,000 to Wei Yang on behalf of Votai.
A member of the Board of Director of Megaphoton, Inc. was the spouse of one of the Company’s management. For the years ended December 31, 2021 and 2020, the purchases Visiontech made from Megaphoton Inc. was $3,677,319 and $3,831,193, respectively. As of December 31, 2021 and 2020, the outstanding account payable amount due to Megaphoton Inc. was $776,525 and $3,681,568, respectively.
For the years ended December 31, 2021 and 2020, the purchases Hydroman made from Megaphoton Inc. was $6,120,777 and $5,658,466, respectively. As of December 31, 2021 and 2020, the outstanding account payable amount due to Megaphoton Inc. was $4,383,929 and $5,421,663, respectively. Megaphoton provided various other services and supplies to Hydroman, including warehouse leasing & supply, design, logistics, delivery & shipping, and product warranty services. For the years ended December 31, 2021 and 2020, the transaction amount was $571,069 and $434,129, respectively. As of December 31, 2021 and 2020, the outstanding other payable amount due to Megaphoton Inc. was $0 and $133,588, respectively.
Visiontech sold some samples to Megaphoton Inc. during the year ended December 31, 2020 for $2,146. As of December 31, 2021 and 2020 Visiontech had receivable from Megaphoton of $2,146 and $2,146, respectively.
On May 4, 2020, Hydroman entered into a Statement of Work with Megaphoton Inc. for Megaphoton to become its exclusive supplier of agricultural equipment. As part of the contract, Hydroman paid

Megaphoton $500,000 of security deposit in 2020. The deposit will be returned when the Company cease to purchase from Megaphoton Inc. As of December 31, 2021 and 2020, security deposit to Megaphoton from Hydroman was $500,000 and $500,000, respectively.
Note 8 — Income taxes
The provision for income taxes for the years ended December 31, 2021 and 2020 consisted of the following:
	December 31, 2021	December 31, 2020
Income Tax Expense
Current federal tax expense
Federal	$773,055	$119,522
State	356,976	55,192
Deferred tax
Federal	27,794	11,979
State	9,243	3,983
Total	$1,167,068	$190,676
The Company is subject to U.S. federal income tax as well as income tax of state tax jurisdictions. The following is a reconciliation of income tax expenses at the effective rate to income tax at the calculated statutory rates:
	December 31, 2021	December 31, 2020
Statutory tax rate
Federal	21.00%	21.00%
State of California	6.98%	6.98%
Return to Accrual True Ups	—	0.97%
Permanent difference	—	0.09%
Effective tax rate	27.98%	29.04%
As of December 31, 2021 and 2020 the income tax payable was $1,238,203 and $173,914, respectively, and the net deferred tax liability was $53,000 and $15,962, respectively.
The significant components that comprised the Company’s net deferred taxes are as follows:
	December 31, 2021	December 31, 2020
Deferred tax assets/(liabilities)
Property, plant and equipment	(57,929)	(19,887)
Right of use asset/liabilities	3,362	1,563
Bad debt expense	1,567	—
Net operating loss – federal	—	2,362
Total deferred tax liabilities	(53,000)	(15,962)
Note 9 — Equity
Visiontech was incorporated in California on February 23, 2017. As of December 31, 2021 and 2020, the total authorized and outstanding shares of capital stock was 1,000,000 consisting of only one classes of capital stock ($0.00001 par value). No new shares were issued in 2021 and 2020. The additional contribution was $40,000 and $100,000 during 2021 and 2020, respectively.

Hydroman was incorporated in California on April 10, 2020 and 1,000,000 shares were issued for $0 consideration at inception. As of December 31, 2021 and 2020, the total authorized and outstanding shares of capital stock was 1,000,000 consisting of only one classes of capital stock ($0.00001 par value). No new shares were issued in 2021.
The Statements of Changes in Stockholders’ Equity is combined of Visiontech and Hydroman.
Note 10 — Concentration of risk
Credit risk
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.
As of December 31, 2021 and 2020, $1,390,784 and $449,133, respectively, were deposited with various major financial institutions in the United States.
Accounts receivable are typically unsecured and derived from revenue earned from customers, thereby exposing the Company to credit risk. The risk is mitigated by the Company’s assessment of its customers’ creditworthiness and its ongoing monitoring of outstanding balances. The Company maintains reserves for estimated credit losses, and such losses have generally been within expectations.
Customer and vendor concentration risk
During the year ended December 31, 2021 and 2020, the major customers of the Company are as below:
	For the year ended December 31, 2021	As of December 31, 2021
	Percentage of Revenue	Percentage of Account Receivable
Customer U	11%	<10%
Customer JG	11%	65%
	For the year ended December 31, 2020	As of December 31, 2020
	Percentage of Revenue	Percentage of Account Receivable
Customer D	<10%	17%
Customer E	<10%	14%
Customer S	<10%	12%
Customer JP	<10%	11%
During the year ended December 31, 2021 and 2020, the major vendors of the Company are as below. Both Megaphoton Inc. and Uninet Global Inc. are related parties of the Company, as disclosed in Note 7 — Related party transactions, and all purchases from Uninet Global Inc. are products originally manufactured by Megaphoton Inc.
	For the year ended December 31, 2021	As of December 31, 2021
	Percentage of Purchase	Percentage of Account Payable
Megaphoton Inc.	46%	41%
Uninet Global Inc.	32%	42%
Vendor A	10%	15%
	For the year ended December 31, 2020	As of December 31, 2020
	Percentage of Purchase	Percentage of Account Payable
Megaphoton Inc.	69%	89%
Uninet Global Inc.	18%	<10%

Note 11 — Commitments and contingencies
Lease commitment
The Company follows ASC 842 Leases. The Company has entered into lease agreements for offices and warehouses space in California, Pennsylvania and Texas. $454,520 and $82,917 of operating lease right-of-use assets and $466,536 and $88,503 of operating lease liabilities were reflected on the December 31, 2021 and 2020 financial statements, respectively.
On September 13, 2021, Hydroman entered into a sublease agreement for a warehouse in California. The leasing term began on May 16, 2021 and will terminate on May 15, 2022 with a monthly payment of $2,885. The sublease income which was included in other non-operating income on the statement of combined statements of operations was $20,195 and $0 for the years of 2021 and 2020, respectively.
For the period from August 1, 2020 to January 31, 2021, Hydroman rented the warehouse from Megaphoton Inc., a related party. Since the leasing term was less than a year, the Company made election to not account for lease liabilities and right of use assets. For additional details regarding our transactions with Megaphoton, Inc., see Note 7.
Years Ended December 31, 2021 and 2020:
Lease cost	December 31, 2021	December 31, 2020
Operating lease cost (included in Cost of Revenue and Operating Expenses in the Company’s Combined Statement of Operations)	$399,136	$92,763
Other information
Cash paid for amounts included in the measurement of lease liabilities	391,989	96,218
Weighted average remaining term in years	1.82	0.92
Average discount rate – operating leases	4.75%	4.75%
The supplemental balance sheet information related to leases for the period is as follows:
Operating leases
Right of use asset	454,520	82,917
Lease Liability – current portion	262,708	88,503
Lease Liability – net of current portion	203,828	—
Total operating lease liabilities	$466,536	$88,503
Maturities of the Company’s lease liabilities are as follows:
Years ending December 31,	Operating Lease
2022	$270,406
2023	163,365
2024	47,245
Less: Imputed interest/present value discount	(14,480)
Present value of lease liabilities	$466,536
Contingencies
The Company is not currently a party to any material legal proceedings, investigation or claims. However, the Company may, from time to time, be involved in legal matters arising in the ordinary course of its business. While the Company is not presently subject to any material legal proceedings, there can be no assurance that such matters will not arise in the future or that any such matters in which the Company is involved, or which may arise in the ordinary course of the Company’s business, will not at some point proceed to litigation or that such litigation will not have a material adverse effect on the business, financial condition or results of operations of the Company.
Note 12 — Subsequent events
Stock Issuances
On April 15, 2022, the Company entered into a Subscription Agreement with Nature’s Miracle Incorporated, a company incorporated in Cayman. Pursuant to the Subscription Agreement, the company issued 7,316,000 shares of its common stock, raising net proceeds of $394,000.
On June 1, 2022, the Company entered into share exchange agreements with Visiontech, Hydroman and their owners. Pursuant to Hydroman Share Exchange Agreement, the Company agreed to issue 6,844,000 shares of common stock to Hydroman owners in exchange for 100% of the equity interest of Hydroman. Pursuant to Visiontech Share Exchange Agreement, the Company agreed to issue 9,440,000 shares of common stock to Visiontech owners in exchange for 100% of the equity interest of Visiontech.
On July 28, 2022, Nature’s Miracle (California), Inc., a California corporation wholly owned by the Company, incorporated. Nature’s Miracle (California), Inc. will focus on greenhouse development services.
On August 18,2022, The Company acquired Photon Technology (Canada) Ltd, a Canadian company (“Photon”). Wei Yang is the sole shareholder of Photon. The Company paid Wei Yang a purchase price of CAD$60,000 that was equivalent to $45,676. Upon completion of the acquisition, the Company has 100% of the equity interest of Photon and Photon became wholly-owned subsidiary of the Company.
Operating Leases
On May 16, 2022, Hydroman extended the lease of the warehouse in California. The new leasing term was from June 16, 2022 to June 15, 2025 and an extra month from May 16, 2022 to June 15, 2022 free of charge. The lease payments are $29,088 per month for the period commencing June 16, 2022 and ending June 15, 2023, $29,960 per month for the period commencing June 16, 2023 and ending June 15, 2024, $30,859 per month for the period commencing June 16, 2024 and ending June 15, 2025. The corresponding sublease with McLovin’s Pet Food Inc. was also extended from May 16, 2022 to May 15, 2025. The payments of the sublease are $3,751 per month for the period commencing May 16, 2022 and ending May 15, 2023, $3,863 per month for the period commencing May16, 2023 and ending May 15, 2024, $3,979 per month for the period commencing May 16, 2024 and ending May 15, 2025.
On February 1, 2022, Visiontech entered into a lease agreement for a warehouse located in California with Upland 858 LLC. The term of the lease was for a period of 5 year commencing on February 1, 2022. The monthly payment was $29,737 and will increase by 5% per year.
Promissory Note Assignment
On August 27,2022, Upland 858, LLC entered into an assignment and assumption of unsecured promissory note with Zhiyi Zhang, Vartor Vahe Doudakian and Yang Wei (collectively “Assignees”). Upland 858, LLC transfers to Assignees all of its right, title, duties, liabilities and obligation under the promissory note signed by and among Visiontech and Upland 858, LLC on August 27, 2021 in the original principal amount of $1,574,079 that mentioned in Note 4 — Loan Receivable — Related Parties.
Receivables Purchase Agreements
On August 31, 2022, Nature’s Miracle, Visiontech and Hydroman (collectively “Merchants”) entered into a standard merchant cash advance agreement with a capital management institution A. Merchant(s) sell, assign, and transfer to A in consideration of the funds totaled $750,000 provided by it, all of each Merchant’s future accounts, contract rights, and other obligations arising from or relating to the payment of monies from each Merchant’s customers and/or other third party payors (the “Receivables”), for the payment of each Merchant’s sale of goods or services until the receivables purchased amount has been delivered by Merchant(s) to A. The amount of Receivables being sold was $1,065,000 and the estimated weekly payment amount is $26,625.

On September 1, 2022, Visiontech entered into a receivables purchase agreement with another capital management institution B. In consideration of payment by B to Visiontech of $350,000, Visiontech sells, assigns and transfers to B all payments, receipts, settlements and funds paid to or received by or for the account of Visiontech. The purchased receipts amount was $458,500 and the estimated weekly payment is $8,817.
On October 31, 2022, Hydroman entered into a sale of future receipts agreement with a third capital management institution C at a sale price of $500,000. According to the agreement, the amount of receipts being sold was at 20% specified percentage of future receipts, with the dollar value of future receipts $675,000 and the estimated weekly payment amount is $16,071 in 48 weeks.
On October 31, 2022, Visiontech entered into a future receivable sale and purchase agreement with a fourth capital management institution D at a sale price of $100,000. According to the agreement, the amount of receivables being sold was $149,000 with 20% purchased percentage and the estimated daily payment amount is $1,490 in 20 weeks.
On November 2, 2022, Hydroman entered into a purchase and sale of future receipts agreement with a fifth capital management institution E at a sale price of $250,000. According to the agreement, the amount of receipts being sold was $374,750 with 5% purchased percentage and the estimated weekly payment amount is $15,615 in 24 weeks.
Loan Agreements
On September 21, 2022, Hydroman entered into a business loan agreement with WebBank for a loan of $100,000 and a loan fee of $16,708. Total repayment amount of $116,708, will be paid with 52 weekly payments of $2,254.
Merger Agreement
On September 9, 2022, The Company entered into a merger agreement (the “Merger Agreement”) with certain parties aimingfor Lakeshore Acquisition II Corp. (the “Purchaser”) to acquire 100% of the equity securities of the Company.
Pursuant to the Merger Agreement, the Company will merge with LBBB Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Purchaser, with the Company surviving and the Purchaser acquiring 100% of the equity securities of the Company. In exchange for our equity securities, the stockholders of the Company will receive an aggregate number of shares of common stock of the Purchaser with an aggregate value equal to: (a) two hundred thirty million U.S. dollars ($230,000,000), minus (b) any Closing Net Indebtedness (as defined in the Merger Agreement). Under the Merger Agreement, the aggregate number of shares of common stock of the Purchaser that will be received by the stockholders of the Company equals to the aggregate value divided by $10.00.

LAKESHORE ACQUISITION II CORP.
Condensed Balance Sheets
	June 30, 2022 Unaudited	December 31, 2021
ASSETS
Current assets
Cash and cash equivalent	$263,760	$65,790
Deferred offering costs	—	223,822
Prepaid expenses	40,000	—
Marketable securities held in trust account	70,134,603	—
Total Current Assets	70,438,363	289,612
Total Assets	$70,438,363	$289,612
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Notes payable – related party	$—	$300,000
Deferred underwriting fee payable	2,415,000	—
Accrued offering costs and other expenses	25,000	50,000
Total Current Liabilities	2,440,000	350,000
Total Liabilities	2,440,000	350,000
Commitments and contingencies
Redeemable Ordinary Shares
Ordinary share subject to possible redemption: 6,900,000 shares (at redemption value of $10.16 per share)	70,134,603	—
Shareholders’ Deficit
Ordinary share, $0.0001 par value; 500,000,000 shares authorized; 2,241,500 and 1,725,000 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively(1)	224	173
Additional paid-in capital	—	24,827
Accumulated deficit	(2,136,464)	(85,388)
Total Shareholders’ Deficit	(2,136,240)	(60,388)
Total Liabilities and Shareholders’ Deficit	$70,438,363	$289,612

(1)
The number of ordinary shares issued and outstanding at December 31, 2021 includes an aggregate of up to 225,500 shares of non-redeemable founder shares that are subject to forfeiture if the underwriter does not exercise over-allotment option. In connection with the closing of the initial public offering and the underwriter’s full exercise of over-allotment option on March 11, 2022, the 225,000 founder shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these unaudited condensed financial statements.

LAKESHORE ACQUISITION II CORP.
Unaudited Condensed Statements of Operations
	For The Three Months Ended June 30, 2022	For The Six Months Ended June 30, 2022	For The Three Months Ended June 30, 2021		For The Period From February 19 2021 (Inception) To June 30, 2021
Formation, general and administrative expenses	$151,018	$203,416		$17,997		$21,574
Loss from operations	(151,018)	(203,416)		(17,997)		(21,574)
Other income
Interest income on marketable securities held in trust account	94,587	99,603		—		—
Net Loss	$(56,431)	$(103,813)		$(17,997)		$(21,574)
Basic and diluted weighted average shares outstanding
Redeemable ordinary shares – basic and diluted	6,900,000	4,269,613		—		—
Non-redeemable ordinary shares – basic and diluted(1)	2,241,500	2,044,602		1,250,000		1,250,000
Basic and diluted net loss per share
Redeemable ordinary shares – basic and diluted	$—	$0.93	$	N/A	$	N/A
Non-redeemable ordinary shares – basic and diluted	$(0.02)	$(1.99)		$(0.01)		$(0.02)

(1)
The number of weighted-average shares outstanding for the period from February 19, 2021 (Inception) to June 30, 2021 excludes an aggregate of up to 187,500 shares of non-redeemable founder shares that are subject to forfeiture if the underwriter does not exercise over-allotment option. In connection with the increase in the size of the offering, on December 20, 2021, the Company declared a 20% share dividend on each founder share, thereby increasing the number of issued and outstanding founder shares to 1,725,000, including up to an aggregate of 225,000 founder shares subject to forfeiture. In connection with the closing of the initial public offering and the underwriter’s full exercise of over-allotment option on March 11, 2022, the 225,000 founder shares were no longer subject to forfeiture. These shares were excluded from the calculation of weighted average shares outstanding until they were no longer subject to forfeiture.

The accompanying notes are an integral part of these unaudited condensed financial statements.

LAKESHORE ACQUISITION II CORP.
Unaudited Condensed Statements of Changes in Shareholders’ Deficit
	Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount
Balances, February 19, 2021 (Inception)	—	$—	$—	$—	$—
Issuance of ordinary shares to the initial shareholder in February 2021	1,437,500	144	24,856	—	25,000
Share dividend of 0.2 shares for each outstanding share in December 2021	287,500	29	(29)	—	—
Net loss	—	—	—	(3,577)	(3,577)
Balances, March 31, 2021(1)	1,725,000	173	24,827	(3,577)	21,423
Net loss	—	—	—	(17,997)	(17,997)
Balances, June 30, 2022(1)	1,725,000	$173	$24,827	$(21,574)	$3,426
	Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balances, December 31, 2021	1,725,000	$173	$24,827	$(85,388)	$(60,388)
Issuance of public units	6,900,000	690	68,999,310	—	69,000,000
Issuance of private units	351,500	35	3,514,965	—	3,515,000
Issuance of representative shares	165,000	16	1,262,234	—	1,262,250
Deduction of offering costs	—	—	(5,614,686)	—	(5,614,686)
Deduction for value of ordinary shares subject to redemption	(6,900,000)	(690)	(62,789,310)	—	(62,790,000)
Allocation of offering costs to ordinary shares subject to redemption	—	—	5,109,364	—	5,109,364
Deduction for increases of carrying value of redeemable shares	—	—	(10,506,704)	(1,847,660)	(12,354,364)
Net loss	—	—	—	(47,382)	(47,382)
Balances, March 31, 2022(1)	2,241,500	224	—	(1,980,430)	(1,980,206)
Deduction for increases of carrying value of redeemable shares	—	—	—	(99,603)	(99,603)
Net loss	—	—	—	(56,431)	(56,431)
Balances, June 30, 2022(1)	2,241,500	$224	$—	$(2,136,464)	$(2,136,240)

(1)
The number of ordinary shares outstanding at March 31, 2021 and June 30, 2021 includes an aggregate of up to 187,500 shares of non-redeemable founder shares that are subject to forfeiture if the underwriter does not exercise over-allotment option. In connection with the increase in the size of the offering, on December 20, 2021, the Company declared a 20% share dividend on each founder share, thereby increasing the number of issued and outstanding founder shares to 1,725,000, including up to an aggregate of 225,000 founder shares subject to forfeiture, and the result of share dividend has been presented retroactively for the period from February 19,2021 (Inception) to June 30, 2021. In connection with the closing of the initial public offering and the underwriter’s full exercise of over-allotment option on March 11, 2022, the 225,000 founder shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these unaudited condensed financial statements.

LAKESHORE ACQUISITION II CORP.
Unaudited Condensed Statements of Cash Flows
	For the Six Months Ended June 30, 2022	For the Period From February 19, 2021 (Inception) To June 30, 2021
Cash flow from operating activities
Net loss	$(103,813)	$(21,574)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income earned in trust account	(99,603)	—
Change in operating assets and liabilities:
Change in prepaid expenses	(40,000)
Change in accrued expense and other current liabilities	25,000	18,000
Net cash used in operating activities	(218,416)	(3,574)
Cash flow from investing activities
Cash deposited in trust account	(70,035,000)	—
Net cash used in investing activities	(70,035,000)	—
Cash flow from financing activities
Proceeds from sale of ordinary shares	—	25,000
Proceeds from note payable to a related party	200,000	300,000
Proceeds from issuance of public units	69,000,000
Proceeds from issuance of private units(1)	3,015,000	—
Payment of underwriting fee	(1,380,000)	—
Payment of other offering costs	(383,614)	(110,000)
Net cash provided by financing activities	70,451,386	215,000
Net change in cash	197,970	211,426
Cash at beginning of period	65,790	—
Cash at end of period	$263,760	$211,426
Non-cash investing and financial activities:
Deferred offering costs accrued	$—	$50,000
Note payable to a related party converted to subscription of private units	500,000	—
Deferred underwriting commission charged to additional paid in capital	2,415,000	—
Issuance of representative shares charged to additional paid in capital	1,262,250	—
Initial value of public shares subject to possible redemption	62,790,000	—
Reclassification of offering cost related to public shares	(5,109,364)	—
Subsequent measurement of public shares subject to possible redemption	12,453,967	—

(1)
On March 11, 2022, a total of $500,000 under promissory note payable to a related party was converted into part of the subscription of $3,515,000 private placement at a price of $10.00 per unit.

The accompanying notes are an integral part of these unaudited condensed financial statements.

LAKESHORE ACQUISITION II CORP.
Notes to Unaudited Condensed Financial Statements
Note 1 — Organization and Business Operations
Organization and General
Lakeshore Acquisition II Corp. (the “Company”) was incorporated in the Cayman Islands on February 19, 2021 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region except that according to the Company’s amended and restated memorandum and articles of association, the Company will not effectuate its initial Business Combination with a company that is headquartered in the People’s Republic of China (“China”), the Hong Kong Special Administrative Region of China (“Hong Kong”) or the Macau Special Administrative Region of China (“Macau”) or conducts a majority of its operations in China, Hong Kong or Macau.
As of June 30, 2022, the Company had not yet commenced any operations and had not generated revenue. All activity for the period from February 19, 2021 (inception) through June 30, 2022 relates to the Company’s formation and the initial public offering (the “IPO”) described below and its effort in seeking a target business. The Company will not generate any operating revenue until after its initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year-end.
The Company’s sponsor is RedOne Investment Limited, a BVI limited liability company (the “sponsor”).
Financing
The registration statement for the Company’s IPO (as described in Note 3) was declared effective on March 8, 2022 (the “Effective Date”). On March 11, 2022, the Company consummated an IPO of 6,900,000 units, which includes the full exercise of the over-allotment option by the underwriter in the IPO, at $10.00 per unit (the “Public Units”), generating total gross proceeds of $69,000,000.
Simultaneously with the IPO, the Company sold to its sponsor 351,500 units at $10.00 per unit (the “Private Units”) in a private placement (as described in Note 4), generating total gross proceeds of $3,515,000.
Offering costs amounted to $5,614,686 consisting of $1,380,000 of underwriting commissions, $2,415,000 of deferred underwriting commissions, and $1,819,686 of other offering costs (which includes $1,262,250 of representative shares, as described in Note 8). Except for the $25,000 of subscription of founder shares, the Company received net proceeds of $68,162,564 from the IPO and the private placement.
Trust Account
Upon the closing of the IPO and the private placement, $70,035,000 was placed in a trust account (the “Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee.
The funds held in the trust account can be invested in United States government treasury bills, notes or bonds having a maturity of 185 days or less or in money market funds meeting the applicable conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, until the earlier of the consummation of its first business combination and the Company’s failure to consummate a business combination within 12 months (or 15 months as applicable) from the consummation of the IPO.
Placing funds in the trust account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements.

In addition, interest income earned on the funds in the Trust account may be released to the Company to pay its income or other tax obligations. With these exceptions, expenses incurred by the Company may be paid prior to a business combination only from the net proceeds of the IPO and private placement not held in the Trust account.
Business Combination
Pursuant to Nasdaq listing rules, the Company’s initial business combination must occur with one or more target businesses having an aggregate fair market value equal to at least 80% of the value of the funds in the Trust account (excluding any deferred underwriting commissions payable and any taxes payable on the income earned on the Trust account), which the Company refers to as the 80% test, at the time of the execution of a definitive agreement for its initial business combination, although the Company may structure a business combination with one or more target businesses whose fair market value significantly exceeds 80% of the trust account balance. If the Company is no longer listed on Nasdaq, it will not be required to satisfy the 80% test.
The Company currently anticipates structuring a business combination to acquire 100% of the equity interests or assets of the target business or businesses. The Company may, however, structure a business combination where the Company merges directly with the target business or where the Company acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or shareholders or for other reasons, but the Company will only complete such business combination if the post-transaction company owns 50% or more of the outstanding voting securities of the target or otherwise owns a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-transaction company, the portion of such business or businesses that is owned or acquired is what will be valued for purposes of the 80% test.
The Company will either seek shareholder approval of any business combination at a meeting called for such purpose at which shareholders may seek to convert their shares into their pro rata share of the aggregate amount then on deposit in the Trust account, less any taxes then due but not yet paid, or provide shareholders with the opportunity to sell their shares to the Company by means of a tender offer for an amount equal to their pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid.
The Company will proceed with a business combination only if it will have net tangible assets of at least $5,000,001 upon consummation of the business combination and, solely if shareholder approval is sought, an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company will be required to approve the business combination.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 20% or more of the ordinary shares sold in this offering without the Company’s prior written consent.
In connection with any shareholder vote required to approve any business combination, the initial shareholders will agree (i) to vote any of their respective shares in favor of the initial business combination and (ii) not to convert such respective shares into a pro rata portion of the trust account or seek to sell their shares in connection with any tender offer the Company engages in.
Liquidation
Pursuant to the amended and restated memorandum and articles of association, if the Company is unable to complete its initial business combination within 12 months (or 15 months, as applicable) from the effective date of the IPO, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of ordinary shares and the Company’s board of directors, liquidate and dissolve.

Liquidity and Capital Resources
As of June 30, 2022, the Company had $263,760 in cash held outside its Trust Account available for the Company’s working capital purposes.
The Company’s liquidity needs prior to the consummation of the IPO had been satisfied through a payment from the sponsor of $25,000 (see Note 8) for the founder shares and the loan under several unsecured promissory notes from the sponsor of $500,000 in total (see Note 5). On March 11, 2022, the $500,000 loan was converted into part of the subscription of $3,515,000 private placement at a price of $10.00 per unit. The promissory notes were canceled and no amounts were owed under the notes at June 30, 2022.
Upon the consummation of the IPO and the full exercise of over-allotment and associated private placements (see Note 3 and Note 4) on March 11, 2022, $70,035,000 of cash was placed in the Trust Account.
In order to meet its working capital needs following the consummation of the IPO, the Company’s initial shareholders, officers and directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each working capital loan would be evidenced by a promissory note and would either be paid upon consummation of the Company’s initial business combination, without interest, or, at the lender’s discretion, up to certain amount of the working capital loan may be converted upon consummation of the Company’s business combination into additional private units at a price of $10.00 per unit. If the Company does not complete a business combination, the working capital loan will only be repaid with funds not held in the trust account and only to the extent available (see Note 5). To date, there were no amounts outstanding under any working capital loans.
Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a business combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the business combination.
Going Concern
The Company performed an assessment on its ability to continue as a going concern in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. There is no assurance that the Company will be able to consummate the initial business combination within 12 months (or 15 months, as applicable) from the date of the IPO. In the event that the Company fails to consummate business combination within the required period, the Company will face mandatory liquidation and dissolution subject to certain obligations under applicable laws or regulations. This uncertainty raises substantial doubt about the Company’s ability as a going concern one year from the date the financial statement is issued. No adjustments have been made to the carrying amounts of assets or liabilities regarding the possibility of the Company not continuing as a going concern, as a result of failing to consummate business combination within 12 months (or 15 months, as applicable) from the date of the IPO. Management plans to continue its efforts to consummate a business combination within 12 months (or 15 months, as applicable) from the date of the IPO.
Note 2 — Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed financial statements are presented in U.S. Dollars and in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included.

Operating results for the three months and for the six months ended June 30, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022 or any future period.
The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 8-K and the final prospectus filed by the Company with the SEC on March 17, 2022 and March 10, 2022, respectively.
Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) permits emerging growth companies to delay complying with new or revised financial accounting standards that do not yet apply to private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act). The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company, which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of June 30, 2022 and December 31, 2021.
Marketable Securities Held in the Trust Account
As of June 30, 2022 and December 31, 2021, The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying condensed statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information. (See Note 6).
Ordinary Shares Subject to Possible Redemption
The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s public shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals to zero. Accordingly, as of June 30, 2022, ordinary shares subject to possible redemption are presented at redemption value of $10.16 per share as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Offering Costs Associated with the IPO
Offering costs consist of underwriting, legal, accounting, registration and other expenses incurred through the balance sheet date that are directly related to the IPO. As of March 11, 2022, offering costs totaled $5,614,686. The amount was consisted of $1,380,000 of underwriting commissions, $2,415,000 of deferred underwriting commissions, and $1,819,686 of other offering costs (which includes $1,262,250 of representative shares, as described in Note 8. The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs were charged to shareholders’ equity upon the completion of the IPO. The Company allocates offering costs between public shares, public warrants and public rights based on the estimated fair values of them at the date of issuance. Accordingly, $5,109,364 was allocated to public shares and was charged to temporary equity, and a sum of $505,322 was allocated to public warrants and public rights, and was charged to shareholders’ equity.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 825, “Financial Instruments,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution that at times may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Net Income (Loss) per Share
The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable shares and non-redeemable shares and the undistributed income (loss) is calculated using the total net loss less interest income in trust account less any dividends paid. We then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the ordinary shares subject to possible redemption was considered to be dividends paid to the public shareholders. For the six months ended June 30, 2022 and for the period from February 19, 2021 (inception) to June 30, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

The net income (loss) per share presented in the condensed statement of operations is based on the following:
	For The Three Months Ended June 30, 2022	For The Six Months Ended June 30, 2022	For The Three Months Ended June 30, 2021	For The Period From February 19, 2021 (Inception) To June 30, 2021
Net loss	$(56,431)	$(103,813)	$(17,997)	$(21,574)
Accretion of temporary equity to initial redemption value ($10.15 per share)	—	(12,354,364)	—	—
Interest earned from trust account	(94,587)	(99,603)	—	—
Net loss including accretion of temporary equity to redemption value	$(151,018)	$(12,557,780)	$(17,997)	$(21,574)
	For The Three Months Ended June 30, 2022		For The Six Months Ended June 30, 2022		For The Three Months Ended June 30, 2021			For The Period From February 19, 2021 (Inception) To June 30, 2021
	Redeemable shares	Non- redeemable shares	Redeemable shares	Non- redeemable shares	Redeemable shares		Non- redeemable shares	Redeemable shares		Non- redeemable shares
Basic and diluted net income/(loss) per share:
Numerators:
Allocation of net loss including accretion of temporary equity	$(113,988)	$(37,030)	$(8,491,458)	$(4,066,322)		$—	$(17,997)		$—	$(21,574)
Accretion of temporary equity to initial redemption value ($10.15 per share)	—	—	12,354,364	—		—	—		—	—
Interest earned from trust account	94,587	—	99,603	—		—	—		—	—
Allocation of net income/(loss)	$(19,401)	$(37,030)	$3,962,509	$(4,066,322)		$—	$(17,997)		$—	$(21,574)
Denominators:
Weighted-average shares outstanding	6,900,000	2,241,500	4,269,613	2,044,602		—	1,250,000		—	1,250,000
Basic and diluted net income/(loss) per share	$—	$(0.02)	$0.93	$(1.99)	$	N/A	$(0.01)	$	N/A	$(0.02)
The number of weighted-average shares outstanding for the period from February 19, 2021 (Inception) to June 30, 2021 excludes an aggregate of up to 187,500 shares of non-redeemable shares that are subject to forfeiture if the underwriter does not exercise over-allotment option.
In connection with the increase in the size of the offering, on December 20, 2021, the Company declared a 20% share dividend on each founder share, thereby increasing the number of issued and outstanding founder shares to 1,725,000, including up to an aggregate of 225,000 founder shares subject to forfeiture.
In connection with the closing of the IPO and the underwriter’s full exercise of over-allotment option on March 11, 2022, the 225,000 founder shares were no longer subject to forfeiture. These shares were excluded from the calculation of weighted average shares outstanding until they were no longer subject to forfeiture.
Warrants
The Company evaluates the public and private warrants as either equity-classified or liability-classified instruments based on an assessment of the warrants’ specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480,

Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. Pursuant to such evaluation, both public and private warrants are classified in shareholders’ equity.
Income Taxes
The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. The Company has identified Cayman Islands as its only “major” tax jurisdiction, as defined. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on February 19, 2021, the evaluation was performed for the period ended December 31, 2021 and the upcoming 2022 tax year. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position. The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense.
The Company may be subject to potential examination by foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws.
The Company’s tax provision was nil and it had no deferred tax assets for the period presented. The Company is considered to be an exempted Cayman Islands Company, and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
Note 3 — Initial Public Offering
Pursuant to the IPO on March 11, 2022, the Company sold 6,900,000 Public Units, which includes the full exercise of the underwriter’s over-allotment option, at a price of $10.00 per Public Unit. Each unit consists of one ordinary share, one-half of one redeemable warrant and one right. Each whole warrant entitles the holder thereof to purchase one ordinary share for $11.50 per share, subject to certain adjustment. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Each right entitles the holder to receive one-tenth of one ordinary share upon consummation of the Company’s initial business combination (See Note 8).
All of the 6,900,000 public shares sold as part of the Public Units in the IPO contain a redemption feature which allows for the redemption of such public shares if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation, or in connection with the Company’s liquidation. In accordance with the Securities and Exchange Commission (the “SEC”) and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity.
As of June 30, 2022, the ordinary shares reflected on the balance sheet are reconciled in the following table.
As of June 30, 2022
Gross proceeds	$69,000,000
Less:
Proceeds allocated to public warrants and public rights	(6,210,000)
Offering costs of public shares	(5,109,364)
Plus:
Accretion of carrying value to redemption value	12,453,967
Ordinary share subject to possible redemption	$70,134,603
Note 4 — Private Placement
Simultaneously with the closing of the IPO, RedOne Investment Limited, the Company’s sponsor, purchased an aggregate of 351,500 Private Units in a private placement at $10.00 per Private Unit. The Private Units are identical to the units sold in the IPO, as each private unit consists of one share of ordinary shares in the Company, and one right to receive one tenth (1/10) of a share of ordinary shares automatically upon the consummation of an initial business combination, and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one ordinary share for $11.50 per share.
The holders of the private units have agreed (A) to vote the shares underlying their private units in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to the Company’s amended and restated certificate of incorporation with respect to the Company’s pre-business combination activities prior to the consummation of such a business combination unless the Company provides public shareholders with the opportunity to convert their public shares in connection with any such vote, (C) not to convert any shares underlying the private units into the right to receive cash from the trust account in connection with a shareholder vote to approve an initial business combination or a vote to amend the provisions of the Company’s amended and restated certificate of incorporation relating to shareholders’ rights or pre-business combination activity or sell their shares to the Company in connection with a tender offer the Company engages in and (D) that the shares underlying the private units shall not participate in any liquidating distribution upon winding up if a business combination is not consummated. Subject to certain limited exceptions, the purchasers have also agreed not to transfer, assign or sell any of the private units or underlying securities (except to transferees that agree to the same terms and restrictions) until 30 days after the completion of an initial business combination.
Note 5 — Related Party Transactions
Founder Shares
On February 19, 2021, 1,437,500 shares of the Company’s ordinary shares were issued to the sponsor at a price of approximately $0.017 per share for an aggregate amount of $25,000. In connection with the increase in the size of the offering, on December 20, 2021, the Company declared a 20% share dividend on each founder share thereby increasing the number of issued and outstanding founder shares to 1,725,000 (up to 225,000 of which are subject to forfeiture) so as to maintain the number of founder shares at 20% of the outstanding ordinary shares upon the consummation of this offering, resulting in an effective purchase price per founder share after the share dividend of approximately $0.014. The per share purchase price of the founder shares was determined by dividing the amount of cash contributed to the company by the aggregate number of founder shares issued. The number of founder shares issued was determined based on the expectation that the founder shares would represent 20% of the outstanding shares after this offering (not including the shares issued to the underwriter at closing or the shares underlying the private placement units). Since the over-allotment option has been fully exercised, the 225,000 founder shares were no longer subject to forfeiture on March 11, 2022.
Administrative Service Fee
The Company has agreed, commencing on the signing of the engagement letter with the underwriter on May 6, 2021, to pay the sponsor a monthly fee of up to $10,000 up to the consummation of business combination, for the Company’s use of its personnel and other administrative resources. Since inception through June 30, 2022, the Company had paid an aggregate of $138,000 to the sponsor.
Related Party Loans
On May 11, 2021, the Company issued a $300,000 principal amount unsecured promissory note to the Company’s sponsor, On January 31, 2022, the Company issued a $100,000 principal amount unsecured promissory note to the Company’s sponsor, On March 7, 2022, the Company issued a $100,000 principal amount unsecured promissory note to the Company’s sponsor, and the Company had received such amounts as of issuance dates. The notes are non-interest bearing, and due after the date on which this offering is consummated or the Company determines to abandon this offering. On March 11, 2022, the $500,000 loan was converted into part of the subscription of $3,515,000 private placement at a price of $10.00 per unit. The promissory notes were canceled and no amounts were owed under the notes.
As mentioned in Note 1, in order to meet its working capital needs following the consummation of the IPO, the Company’s initial shareholders, officers and directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each working capital loan would be evidenced by a promissory note and would either be paid upon consummation of the Company’s initial business combination, without interest, or, at the lender’s discretion, up to $500,000 of the working capital loan may be converted upon consummation of the Company’s business combination into additional private units at a price of $10.00 per unit. If the Company does not complete a business combination, the working capital loan will only be repaid with funds not held in the trust account and only to the extent available. As of June 30, 2022, there was nil working capital loan outstanding.
Note 6 — Fair Value Measurements
The Company follows the guidance in FASB ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:   Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:   Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:   Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	June 30, 2022
Assets:
Marketable securities held in Trust Account	1	$70,134,603
Except for the foregoing, the Company does not have any assets measured at fair value on a recurring basis at June 30, 2022 and December 31, 2021.
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. No such transfers took place for the period presented.
Note 7 — Commitments and Contingencies
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of this financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Underwriting Agreement
A deferred underwriting commission of $0.35 per Public Unit sold, totaling $2,415,000 will be payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, without accrued interest. In the event that the Company does not close a Business Combination, the representative underwriter forfeits its right to receive the commission.
Registration Rights
The initial shareholders will be entitled to registration rights with respect to their initial shares, as well as the holders of the Private Units and holders of any securities issued to the Company’s initial shareholders, officers, directors or their affiliates in payment of working capital loans or extension loans made to the Company, will be entitled to registration rights with respect to the Private Units (and underlying securities), pursuant to an agreement signed on the effective date of the IPO. The holders of such securities are entitled to demand that the Company register these securities at any time after the Company consummates a business combination. In addition, the holders have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a business combination.
Note 8 — Shareholder’s Equity
Ordinary shares
The Company is authorized to issue 500,000,000 ordinary shares with a par value of $0.0001 per share.
On February 19, 2021, 1,437,500 shares of the Company’s ordinary shares were issued to the sponsor at a price of approximately $0.017 per share for an aggregate of $25,000. In connection with the increase in the size of the offering, on December 20, 2021, the Company declared a 20% share dividend on each founder share thereby increasing the number of issued and outstanding founder shares to 1,725,000 (up to 225,000 of which are subject to forfeiture) so as to maintain the number of founder shares at 20% of the outstanding shares of our ordinary shares upon the consummation of this offering, resulting in an effective purchase price per founder share after the share dividend of approximately $0.014. The per share purchase price of the founder shares was determined by dividing the amount of cash contributed to the company by the aggregate number of founder shares issued. The number of founder shares issued was determined based on the expectation that the founder shares would represent 20% of the outstanding shares after this offering (not including the shares issued to the underwriter at closing or the shares underlying the private placement units). Since the over-allotment option has been fully exercised, the 225,000 founder shares were no longer subject to forfeiture on March 11, 2022.
On March 11, 2022, the Company sold 6,900,000 units, which includes the full exercise of the over-allotment option by the underwriter of in the IPO at a price of $10.00 per Public Unit in the IPO; and the Company sold to its sponsor an aggregate of 351,500 Private Units at $10.00 per Private Unit. Each Public Unit and Private Unit consists of one ordinary share, one-half of one redeemable warrant and one right.
The Company issued to the underwriter 165,000 shares of ordinary shares (the “Representative Shares”) upon the closing of the IPO on March 11, 2022. The Company estimates the fair value of Representative Shares to be $1,262,250 in total, or $7.65 per Representative Share. The Company accounted for the Representative Shares as an expense of the IPO, resulting in a charge directly to stockholder’s equity. The underwriter has agreed not to transfer, assign, sell, pledge, or hypothecate any such Representative Shares, or subject such Representative Shares to hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person until the completion of our initial business combination. In addition, the underwriter has agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of our initial business combination and (ii) to waive its rights to liquidating distributions from the trust account with respect to such shares if we fail to complete our initial business combination within 12 months (or 15 months, as applicable) from the closing of this offering.
As of June 30, 2022, there were 2,241,500 shares of ordinary shares issued and outstanding excluding 6,900,000 shares subject to possible redemption.
Warrants
Each whole warrant entitles the holder to purchase one ordinary share at a price of $11.50 per share, subject to adjustment as described below, commencing 30 days after the completion of its initial business combination, and expiring five years from after the completion of an initial business combination. No fractional warrant will be issued and only whole warrants will trade.
The Company may redeem the warrants at a price of $0.01 per warrant upon 30 days’ notice, only in the event that the last sale price of the ordinary shares is at least $18.00 (as adjusted for share sub-divisions, share dividends, reorganizations and recapitalizations) per share for any 20 trading days within a 30-trading day period ending on the third day prior to the date on which notice of redemption is given, provided there is an effective registration statement and current prospectus in effect with respect to the ordinary shares underlying such warrants during the 30 day redemption period. If the Company redeems the warrants as described above, management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” If a registration statement is not effective within 90 days following the consummation of a business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis and in no event (whether in the case of a registration statement being effective or otherwise) will the Company be required to net cash settle the warrant exercise. If an initial business combination is not consummated, the warrants will expire and will be worthless.
In addition, if (a) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at a newly issued price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial shareholders or their affiliates, without taking into account any founders’ shares held by the Company’s initial shareholders or such affiliates, as applicable, prior to such issuance), (b) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of the Company’s initial business combination (net of redemptions), and (c) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business combination is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the market value and the newly issued price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the market value and the newly issued price.
Rights
Except in cases where the Company is not the surviving company in a business combination, each holder of a right will automatically receive one-tenth (1/10) of an ordinary share upon consummation of an initial business combination, even if the holder of a public right converted all ordinary shares held by him, her or it in connection with the initial business combination or an amendment to our certificate of incorporation with respect to the Company’s pre-business combination activities. In the event the Company will not be the surviving company upon completion of our initial business combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one- tenth (1/10) of a share underlying each right upon consummation of the business combination. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional ordinary shares upon consummation of an initial business combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company enters into a definitive agreement for a business combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary share basis.
The Company will not issue fractional shares in connection with an exchange of rights. As a result, holders of rights must hold rights in multiples of 10 in order to receive shares for all of the holders’ rights upon closing of a business combination. If the Company are unable to complete an initial business combination within the required time period and liquidate the funds held in the trust account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from our assets held outside of the trust account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial business combination. Additionally, in no event will the Company be required to net cash settle the rights.
Note 9 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to August 1, 2022, the date that the unaudited condensed financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.
Note 10 — Events Subsequent to the Date of the Form 10-Q Filed on August 1, 2022
On September 9, 2022, The Company entered into a merger agreement (the “Merger Agreement”) with certain parties aiming to acquire 100% of the equity securities of Nature’s Miracle, Inc. (“Nature’s Miracle”).
Pursuant to the Merger Agreement, immediately prior to the proposed merger, the Company will reincorporate into the State of Delaware so as to re-domicile as and become a Delaware corporation by means of merging with and into a newly formed Delaware corporation (the “Reincorporation”), with the Company together with its successor (the Delaware corporation) being the purchaser (the “Purchaser”) of the proposed merger.
Pursuant to the Merger Agreement, Nature’s Miracle will merge with LBBB Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Purchaser, with Nature’s Miracle surviving and the Purchaser acquiring 100% of the equity securities of Nature’s Miracle. In exchange for their equity securities, the stockholders of Nature’s Miracle will receive an aggregate number of shares of common stock of the Purchaser with an aggregate value equal to: (a) two hundred thirty million U.S. dollars ($230,000,000), minus (b) any Closing Net Indebtedness (as defined in the Merger Agreement). Under the Merger Agreement, the aggregate number of shares of common stock of the Purchaser that will be received by the stockholders of Natures Miracle equals to the aggregate value divided by $10.00.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and
Shareholder of Lakeshore Acquisition II Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Lakeshore Acquisition II Corp. (the Company) as of December 31, 2021, and the related statements of operations, shareholder’s equity, and cash flows for the period from February 19, 2021 (inception) to December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from February 19, 2021(inception) to December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Substantial Doubt about the Company’s Ability to Continue as a Going Concern
The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no revenue, its business plan is dependent on the completion of a financing transaction and the Company’s cash and working capital as December 31, 2021 are not sufficient to complete its planned activities for the upcoming year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ UHY LLP
We have served as the Company’s auditor since 2021.
New York, New York
January 28, 2022, except for Notes 1, 5 and 7
as to which the date is March 4, 2022

LAKESHORE ACQUISITION II CORP.
Balance Sheet
December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$65,790
Deferred offering costs	223,822
Total current assets	$289,612
Total Assets	$289,612
LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Notes payable – related party	$300,000
Accrued offering costs	50,000
Total current liabilities	350,000
Total Liabilities	350,000
Shareholder’s Equity
Ordinary share, $0.0001 par value; 500,000,000 shares authorized; 1,725,000 shares issued and outstanding(1)	173
Additional paid-in capital	24,827
Accumulated deficit	(85,388)
Total Shareholder’s Equity	(60,388)
Total Liabilities and Shareholder’s Equity	$289,612

(1)
This number includes an aggregate of up to 225,000 ordinary shares that are subject to forfeiture if the over-allotment option is not exercised by the underwriters.

The accompanying notes are an integral part of the financial statements.

LAKESHORE ACQUISITION II CORP.
Statement of Operations
For the period from February 19, 2021 (Inception) to December 31, 2021
Formation, general and administrative expenses	$85,388
Net loss	(85,388)
Basic and diluted weighted average shares outstanding(1)	1,500,000
Basic and diluted net loss per share	$(0.06)

(1)
This number excludes an aggregate of up to 225,000 ordinary shares that are subject to forfeiture if the over-allotment option is not exercised by the underwriters.

The accompanying notes are an integral part of the financial statements.

LAKESHORE ACQUISITION II CORP.
Statement of Changes in Shareholder’s Equity
For the period from February 19, 2021 (Inception) to December 31, 2021
	Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Equity
	Shares(1)	Amount
Balances, February 19, 2021 (Inception)	—	$—	$—	$—	$—
Issuance of ordinary shares to the initial shareholder in February 2021	1,437,500	144	24,856	—	25,000
Share dividend of 0.2 shares for each outstanding share in December 2021	287,500	29	(29)	—	—
Net loss	—	—	—	(85,388)	(85,388)
Balances, December 31, 2021	1,725,000	$173	$24,827	$(85,388)	$(60,388)

(1)
This number includes an aggregate of up to 225,000 ordinary shares that are subject to forfeiture if the over-allotment option is not exercised by the underwriters.

The accompanying notes are an integral part of the financial statements.

LAKESHORE ACQUISITION II CORP.
Statement of Cash Flows
For the period from February 19, 2021 (Inception) to December 31, 2021
Cash flow from operating activities
Net loss	$(85,388)
Net cash used in operating activities	(85,388)
Cash flow from financing activities
Proceeds from sale of ordinary shares	25,000
Proceeds from promissory note payable to related party	300,000
Payment of deferred offering costs	(173,822)
Net cash provided by financing activities	151,178
Net increase in cash and cash equivalents	65,790
Cash and cash equivalents at beginning of period	—
Cash and cash equivalents at end of period	$65,790
Non-cash financing activities
Deferred offering costs accrued	$50,000
The accompanying notes are an integral part of the financial statements.

LAKESHORE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS
Note 1 — Organization, Plan of Business Operations and Going Concern Consideration
Lakeshore Acquisition II Corp. (the “Company”) was incorporated in the Cayman Islands on February 19, 2021 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region except that according to the Company’s amended and restated memorandum and articles of association, the Company will not effectuate its initial Business Combination with a company that is headquartered in the People’s Republic of China (“China”), the Hong Kong Special Administrative Region of China (“Hong Kong”) or the Macau Special Administrative Region of China (“Macau”) or conducts a majority of its operations in China, Hong Kong or Macau.
As of December 31, 2021, the Company had not yet commenced any operations and had not generated revenue. All activities relate to the Company’s formation and the proposed public offering described below. The Company has selected December 31 as its fiscal year-end.
The Company’s sponsor is RedOne Investment Limited, a BVI business company (the “sponsor”).
The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering (see Note 3), and the sale of private placement units to the Company’s sponsor (see Note 5).
Pursuant to Nasdaq listing rules, the Company’s initial business combination must occur with one or more target businesses having an aggregate fair market value equal to at least 80% of the value of the funds in the Trust account (excluding any taxes payable on the income earned on the Trust account), which the Company refers to as the 80% test, at the time of the execution of a definitive agreement for its initial business combination, although the Company may structure a business combination with one or more target businesses whose fair market value significantly exceeds 80% of the trust account balance. If the Company is no longer listed on Nasdaq, it will not be required to satisfy the 80% test.
The Company currently anticipates structuring a business combination to acquire 100% of the equity interests or assets of the target business or businesses. The Company may, however, structure a business combination where the Company merges directly with the target business or where the Company acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or shareholders or for other reasons, but the Company will only complete such business combination if the post-transaction company owns 50% or more of the outstanding voting securities of the target or otherwise owns a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-transaction company, the portion of such business or businesses that is owned or acquired is what will be valued for purposes of the 80% test.
The Company will either seek shareholder approval of any business combination at a meeting called for such purpose at which shareholders may seek to convert their shares into their pro rata share of the aggregate amount then on deposit in the Trust account, less any taxes then due but not yet paid, or provide shareholders with the opportunity to sell their shares to the Company by means of a tender offer for an amount equal to their pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid.
The Company will proceed with a business combination only if it will have net tangible assets of at least $5,000,001 upon consummation of the business combination and, solely if shareholder approval is sought, an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company will be required to approve the business combination.

LAKESHORE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS
Notwithstanding the foregoing, a public shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 20% or more of the ordinary shares sold in this proposed offering without the Company’s prior written consent.
In connection with any shareholder vote required to approve any business combination, the initial shareholders will agree (i) to vote any of their respective shares in favor of the initial business combination and (ii) not to convert such respective shares into a pro rata portion of the trust account or seek to sell their shares in connection with any tender offer the Company engages in.
Pursuant to the amended and restated memorandum and articles of association, if the Company is unable to complete its initial business combination within 12 months (or 15 months, as applicable) from the date of this prospectus, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of ordinary shares and the Company’s board of directors, liquidate and dissolve.
Upon the closing of the public offering and private placement, management has agreed that at least $10.15 per unit sold in the proposed public offering will be held in a trust account and invested in United States government treasury bills, notes or bonds having a maturity of 185 days or less or in money market funds meeting the applicable conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, until the earlier of the consummation of its first business combination and the Company’s failure to consummate a business combination within the prescribed time. Placing funds in the trust account may not protect those funds from third party claims against the Company. In addition, interest income earned on the funds in the Trust account may be released to the Company to pay its income or other tax obligations. With these exceptions, expenses incurred by the Company may be paid prior to a Business combination only from the net proceeds of the proposed public offering not held in the Trust account, provided, however, that in order to meet its working capital needs following the consummation of the proposed public offering, the Company’s initial shareholders, officers and directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each working capital loan would be evidenced by a promissory note and would either be paid upon consummation of the Company’s initial business combination, without interest, or, at the lender’s discretion, up to certain amount of the working capital loan may be converted upon consummation of the Company’s business combination into additional private units at a price of $10.00 per unit. If the Company does not complete a business combination, the working capital loan will only be repaid with funds not held in the trust account and only to the extent available.
Going Concern Consideration
As of December 31, 2021, the Company had $65,790 in cash and a working capital deficit of $284,210 (excluding deferred offering costs). Further, the Company has incurred, and expects to continue to incur, significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to address this uncertainty through the proposed public offering as discussed in Note 3. There is no assurance that the Company’s plans to raise capital or to consummate a business combination will be successful or successful within the required time period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 2 — Significant Accounting Policies
Basis of presentation
The accompanying financial statements are presented in U.S. Dollars and in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

LAKESHORE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS
Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) permits emerging growth companies to delay complying with new or revised financial accounting standards that do not yet apply to private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act). The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of December 31, 2021.
Deferred Offering Costs
Deferred offering costs consist principally of legal, underwriting fees and other costs incurred through the balance sheet date that are directly related to the proposed public offering and that will be charged to shareholder’s equity upon the receipt of the capital raised. Should the proposed public offering prove to be unsuccessful, these deferred costs as well as additional expenses to be incurred will be charged to operations.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 825, “Financial Instruments,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Net Loss per Share
Net loss per share is computed by dividing net loss by the weighted-average number of ordinary shares outstanding during the period excluding ordinary shares subject to forfeiture. Weighted average shares was reduced for the effect of an aggregate of 225,000 ordinary shares that are subject to forfeiture if the over-allotment option is not exercised by the underwriters.

LAKESHORE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary Shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.
Income Taxes
The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. The Company has identified Cayman Islands as its only “major” tax jurisdiction, as defined. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on February 19, 2021, the evaluation was performed for upcoming 2021 tax year which will be the only period subject to examination. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position. The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense.
The Company may be subject to potential examination by foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws.
The Company’s tax provision was deemed to be de minimis for the period presented. The Company is considered to be an exempted Cayman Islands Company, and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
Note 3 — Proposed Public Offering
The proposed public offering calls for the Company to offer for public sale 6,000,000 units at a proposed offering price of $10.00 per Unit (plus up to an additional 900,000 units solely to cover over-allotments, if any, pursuant to an over-allotment option granted to the underwriter, for a period of 45 days from the date the registration dates becomes effective). Each unit consists of one ordinary share, one-half of one redeemable warrant and one right. Each whole warrant entitles the holder thereof to purchase one ordinary share for $11.50 per share, subject to certain adjustment. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Each right entitles the holder to receive one-tenth of one ordinary share upon consummation of the Company’s initial business combination.
Note 4 — Related Party Transactions
Founder Shares
On February 19, 2021, 1,437,500 shares of the Company’s ordinary shares were issued to the sponsor at a price of approximately $0.017 per share for an aggregate amount of $25,000. In connection with the

LAKESHORE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS
increase in the size of the offering, on December 20, 2021, the Company declared a 20% share dividend on each founder share thereby increasing the number of issued and outstanding founder shares to 1,725,000 (up to 225,000 of which are subject to forfeiture) so as to maintain the number of founder shares at 20% of the outstanding ordinary shares upon the consummation of this offering, resulting in an effective purchase price per founder share after the share dividend of approximately $0.014. The per share purchase price of the founder shares was determined by dividing the amount of cash contributed to the company by the aggregate number of founder shares issued. The number of founder shares issued was determined based on the expectation that the founder shares would represent 20% of the outstanding shares after this offering (not including the shares issued to the underwriter at closing or the shares underlying the private placement units).
Administrative Service Fee
The Company has agreed, commencing on the signing of the engagement letter with the underwriter on May 6, 2021, to pay the sponsor a monthly fee of up to $10,000 up to the consummation of business combination, for the Company’s use of its personnel and other administrative resources. As of December 31, 2021, the Company had paid an aggregate of $78,000 to the sponsor.
Related Party Loans
On May 11, 2021, the Company issued a $300,000 principal amount unsecured promissory note to the Company’s sponsor, and the Company had received such amount as of issuance date. The note is non-interest bearing, and due after the date on which this proposed offering is consummated or the Company determines to abandon this proposed offering. The promissory note will be repaid out of the proceeds of this proposed offering available to the Company for payment of offering expenses. The promissory note may be paid to the Sponsor by converting it to private units in connection with the proposed public offering at $10 per unit. Due to the short-term nature of the note, the fair value of the note approximates the carry As of December 31, 2021, the outstanding balance was $300,000.
As mentioned in Note 1, in order to meet its working capital needs following the consummation of the proposed public offering, the Company’s initial shareholders, officers and directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each working capital loan would be evidenced by a promissory note and would either be paid upon consummation of the Company’s initial business combination, without interest, or, at the lender’s discretion, up to $500,000 of the working capital loan may be converted upon consummation of the Company’s business combination into additional private units at a price of $10.00 per unit. If the Company does not complete a business combination, the working capital loan will only be repaid with funds not held in the trust account and only to the extent available.
Note 5 — Commitments and Contingencies
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Engagement Agreement with Legal Counsel
The Company has entered into agreements with its legal counsels of the proposed public offering. The Company agrees to pay $25,000 to its legal counsel on the day the SEC provides its first comment letter (or indicates that it has no comments), and an additional $150,000 upon the closing of the proposed public offering.

LAKESHORE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS
Engagement Agreement with Underwriter
The Company has entered into an engagement agreement with the underwriter of the proposed public offering. The Company agrees to pay an underwriting discount up to 5.5% of the gross proceeds of the offering. Payment of 2.0% of the underwriting discount shall be paid at the time of the applicable closing, including the initial closing and subsequent closings with respect to the over-allotment option of the underwriter. Payment of 3.5% of the underwriting discount shall be deferred until consummation of a business combination involving the Company.
Representative shares
The Company has issued to the underwriter and/or its designees, 165,000 shares of ordinary shares. The 165,000 ordinary shares will be restricted to trade until the Company consummate its initial business combination.
Private units
RedOne Investment Limited, the company’s sponsor, shall purchase an aggregate of 320,000 private units (or 351,500 units if the over-allotment option is exercised in full) at $10.00 per private unit. Each private unit are identical to the units sold in the proposed public offering, as each private unit consists of one share of ordinary shares in the Company, and one right to receive one tenth (1/10) of a share of ordinary shares automatically upon the consummation of an initial business combination, and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one ordinary share for $11.50 per share.
The holders of the private units have agreed (A) to vote the shares underlying their private units in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to the Company’s amended and restated certificate of incorporation with respect to the Company’s pre-business combination activities prior to the consummation of such a business combination unless the Company provides public shareholders with the opportunity to convert their public shares in connection with any such vote, (C) not to convert any shares underlying the private units into the right to receive cash from the trust account in connection with a shareholder vote to approve an initial business combination or a vote to amend the provisions of the Company’s amended and restated certificate of incorporation relating to shareholders’ rights or pre-business combination activity or sell their shares to the Company in connection with a tender offer the Company engages in and (D) that the shares underlying the private units shall not participate in any liquidating distribution upon winding up if a business combination is not consummated. Subject to certain limited exceptions, the purchasers have also agreed not to transfer, assign or sell any of the private units or underlying securities (except to transferees that agree to the same terms and restrictions) until 30 days after the completion of an initial business combination.
Registration Rights
The initial shareholders will be entitled to registration rights with respect to their initial shares, as well as the holders of the private units and holders of any securities issued to the Company’s initial shareholders, officers, directors or their affiliates in payment of working capital loans or extension loans made to the Company, will be entitled to registration rights with respect to the private units (and underlying securities), pursuant to a certain registration rights agreement signed. The holders of such securities are entitled to demand that the Company register these securities at any time after the Company consummates a business combination. In addition, the holders have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a business combination.
Note 6 — Shareholder’s Equity
Ordinary shares
The Company is authorized to issue 500,000,000 ordinary shares with a par value of $0.0001 per share.

LAKESHORE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS
On February 19, 2021, 1,437,500 shares of the Company’s ordinary shares were issued to the sponsor at a price of approximately $0.017 per share for an aggregate of $25,000. In connection with the increase in the size of the offering, on December 20, 2021, the Company declared a 20% share dividend on each founder share thereby increasing the number of issued and outstanding founder shares to 1,725,000 (up to 225,000 of which are subject to forfeiture) so as to maintain the number of founder shares at 20% of the outstanding shares of our ordinary shares upon the consummation of this offering, resulting in an effective purchase price per founder share after the share dividend of approximately $0.014. The per share purchase price of the founder shares was determined by dividing the amount of cash contributed to the company by the aggregate number of founder shares issued. The number of founder shares issued was determined based on the expectation that the founder shares would represent 20% of the outstanding shares after this offering (not including the shares issued to the underwriter at closing or the shares underlying the private placement units).
Note 7 — Subsequent Events
The Company’s management reviewed all material events that have occurred after the balance sheet date through March 4, 2022, the date which these financial statements were issued.
On January 31, 2022, the Company issued a $100,000 principal amount unsecured promissory note to the Company’s sponsor, and the Company had received such amount as of issuance date. The note is non-interest bearing, and due after the date on which this proposed offering is consummated or the Company determines to abandon this proposed offering. The promissory note will be repaid out of the proceeds of this proposed offering available to the Company for payment of offering expenses. The promissory note may be paid to the Sponsor by converting it to private units in connection with the proposed public offering at $10 per unit. As of the date on which these financial statements were issued, the outstanding balance of sponsor loan was $400,000.
As of December 31, 2021, RedOne Investment Limited, the Company’s sponsor, agreed to purchase an aggregate of 230,000 private units (or 248,000 units if the over-allotment option is exercised in full) at $10.00 per private unit; As of February 18, 2022, the date which a previous issuance of these financial agreements were made, the purchase commitment was amended to 290,000 private units (or 317,000 units if the over-allotment option is exercised in full); As of March 4, 2022, the purchase commitment has been amended by the 320,000 private units (or 351,500 units if the over-allotment option is exercised in full).
Note 8 — Events (Unaudited) Subsequent to the Date of the Independent Auditor’s Report
On September 9, 2022, The Company entered into a merger agreement (the “Merger Agreement”) with certain parties aiming to acquire 100% of the equity securities of Nature’s Miracle, Inc. (“Nature’s Miracle”).
Pursuant to the Merger Agreement, immediately prior to the proposed merger, the Company will reincorporate into the State of Delaware so as to re-domicile as and become a Delaware corporation by means of merging with and into a newly formed Delaware corporation (the “Reincorporation”), with the Company together with its successor (the Delaware corporation) being the purchaser (the “Purchaser”) of the proposed merger.
Pursuant to the Merger Agreement, Nature’s Miracle will merge with LBBB Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Purchaser, with Nature’s Miracle surviving and the Purchaser acquiring 100% of the equity securities of Nature’s Miracle. In exchange for their equity securities, the stockholders of Nature’s Miracle will receive an aggregate number of shares of common stock of the Purchaser with an aggregate value equal to: (a) two hundred thirty million U.S. dollars ($230,000,000), minus (b) any Closing Net Indebtedness (as defined in the Merger Agreement). Under the Merger Agreement, the aggregate number of shares of common stock of the Purchaser that will be received by the stockholders of Natures Miracle equals to the aggregate value divided by $10.00.

Annex A
AGREEMENT AND PLAN OF MERGER
by and among
Lakeshore Acquisition II Corp.,
as the Purchaser,
LBBB Merger Sub Inc.,
as Merger Sub,
RedOne Investment Limited,
in the capacity as the Purchaser Representative,
Tie (James) Li,
in the capacity as the Seller Representative,
and
Nature’s Miracle Inc.,
as the Company,
Dated as of September 9, 2022

A-i

A-ii

Page
ARTICLE V COVENANTS	A-33
5.1 Access and Information	A-33
5.2 Conduct of Business of the Company	A-34
5.3 Conduct of Business of the Purchaser	A-37
5.4 Annual and Interim Financial Statements	A-39
5.5 Purchaser Public Filings	A-39
5.6 No Solicitation	A-39
5.7 No Trading	A-40
5.8 Notification of Certain Matters	A-41
5.9 Efforts	A-41
5.10 Tax Matters	A-42
5.11 Further Assurances	A-43
5.12 The Registration Statement	A-43
5.13 Company Stockholder Approval	A-45
5.14 Public Announcements	A-45
5.15 Confidential Information	A-45
5.16 Documents and Information	A-47
5.17 Post-Closing Board of Directors and Executive Officers	A-47
5.18 Indemnification of Directors and Officers; Tail Insurance	A-47
5.19 Trust Account Proceeds	A-48
5.20
At the Closing, Parties will enter into a registration rights agreement in form and substance reasonably satisfactory to the Company and Purchaser providing for certain registration rights for certain stockholders of Purchaser (the “Registration Rights Agreement”).

A-48
ARTICLE VI NO SURVIVAL	A-48
6.1 No Survival	A-48
ARTICLE VII CLOSING CONDITIONS	A-49
7.1 Conditions to Each Party’s Obligations	A-49
7.2 Conditions to Obligations of the Company	A-49
7.3 Conditions to Obligations of the Purchaser	A-50
7.4 Frustration of Conditions	A-52
ARTICLE VIII TERMINATION AND EXPENSES	A-52
8.1 Termination	A-52
8.2 Effect of Termination	A-53
8.3 Fees and Expenses	A-53
ARTICLE IX WAIVERS AND RELEASES	A-54
9.1 Waiver of Claims Against Trust	A-54
ARTICLE X MISCELLANEOUS	A-55
10.1 Non-Recourse	A-55
10.2 Notices	A-55
10.3 Binding Effect; Assignment	A-56

A-iii

INDEX OF EXHIBITS
Exhibit	Description
Exhibit A	Form of Voting and Support Agreement
Exhibit B	Form of Purchaser Support Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Non-Competition Agreement
Exhibit E	Form of Amended Organizational Documents
Exhibit F	Form of Equity Incentive Plan
Exhibit G	Form of Voting Agreement
Exhibit H	Form of Employment Agreement

A-iv

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of September 9, 2022 by and among (i) Lakeshore Acquisition II Corp., a Cayman Islands exempted company (which shall reincorporate as a Delaware corporation in connection with the consummation of the transactions contemplated hereby) (together with its successors, including after the Reincorporation (as defined below), the “Purchaser”), (ii) LBBB Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) RedOne Investment Limited, a British Virgin Islands company, in the capacity as the representative from and after the Effective Time (as defined below) for the stockholders of the Purchaser (other than the Company Security Holders (as defined below) as of immediately prior to the Effective Time and their successors and assignees) in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), (iv) Tie (James) Li, an individual, in the capacity as the representative from and after the Effective Time for the Company Stockholders (as defined below) as of immediately prior to the Effective Time in accordance with the terms and conditions of this Agreement (the “Seller Representative”), and (v) Nature’s Miracle Inc., a Delaware corporation (the “Company”). The Purchaser, Merger Sub, the Purchaser Representative, the Seller Representative and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”
RECITALS:
A.   The Company, directly and indirectly through its subsidiaries, provides hardware as well as software to design, build and operate various indoor growing settings including greenhouse and indoor-growing spaces in North America;
B.   The Purchaser owns all of the issued and outstanding capital stock of Merger Sub, which was formed for the sole purpose of the Merger (as defined below);
C.   Prior to the consummation of the Merger (as defined below), the Purchaser shall continue out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation pursuant to the Cayman Islands Companies Law (2020 Revision) (the “Cayman Islands Companies Law”) and the applicable provisions of the Delaware General Corporation Law (as amended, the “DGCL”);
D.   The Parties intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Merger”), as a result of which all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for each Company Stockholder to receive its Pro Rata Share (as defined herein) of the Stockholder Merger Consideration (as defined herein), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, all in accordance with the terms of this Agreement;
E.   The boards of directors of the Company, the Purchaser and Merger Sub have each (i) determined that the Merger (preceded by the Reincorporation) is fair, advisable and in the best interests of their respective companies and stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including, as applicable, the Reincorporation and the Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including, as applicable, the Reincorporation and the Merger;
F.   The Purchaser has received voting and support agreements in the form attached as Exhibit A hereto (collectively, the “Voting and Support Agreements”) signed by the Company, its Key Management Members and directors, and the Significant Company Holders (as defined herein) sufficient to approve the Merger and the other transactions contemplated by this Agreement;
G.   Contemporaneously with the execution of, and as a condition and an inducement to the Purchaser and the Company entering into this Agreement, the Sponsor and other specified shareholders of the Purchaser are entering into and delivering support agreements, substantially in the form attached hereto as Exhibit B, pursuant to which the Sponsor and each such Purchaser shareholder has agreed (i) not to transfer or redeem any Purchaser Ordinary Shares held by the Sponsor or such Purchaser shareholder in accordance with the Insider Letter, (ii) to vote in favor of this Agreement and the Merger at the Purchaser Extraordinary General Meeting in accordance with the Insider Letter, and (iii) waive any adjustment to the conversion ratio set forth in the Purchaser Memorandum and Articles or any other anti-dilution or similar protection with respect to the Purchaser Ordinary Shares (whether resulting from the transactions contemplated hereby, by the Ancillary Documents or by any other transaction consummated in connection with the transactions contemplated hereby);
H.   The Parties intend that each of the Reincorporation (as defined below) and the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code (as defined herein); and
I.   Certain capitalized terms used herein are defined in Article XI hereof.
NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:
ARTICLE I
MERGER
1.1   Merger.   At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation” (provided, that references to the Company for periods after the Effective Time shall include the Surviving Corporation).
1.2   Effective Time.   Subject to and upon the terms and conditions of this Agreement, the Parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger for the merger of Merger Sub with and into the Company (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be specified in the Certificate of Merger, being the “Effective Time”).
1.3   Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.
1.4   Tax Treatment.   For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The Parties hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations, (ii) agree to file and retain such information with respect to the Merger as shall be required under Section 1.368-3 of the United States Treasury regulations, and (iii) agree to file all Tax and other informational returns with respect to the Merger on a basis consistent with such characterization, unless required to do otherwise pursuant to a final determination as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign Law). Each of the parties acknowledge and agree that each such party (a) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (b) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368 of the Code.
1.5   Certificate of Incorporation and Bylaws of Surviving Corporation.   At the Effective Time, the Company Charter and Bylaws of the Company, each as in effect immediately prior to the Effective Time, shall automatically be amended and restated in their entirety to read identically to the Certificate of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation and Bylaws shall become the respective Certificate of Incorporation and Bylaws of the Surviving Corporation, except that the name of the Surviving Corporation in such Certificate of Incorporation and Bylaws shall be amended to be “Nature’s Miracle Holding Inc.”
1.6   Directors and Officers of the Surviving Corporation.   At the Effective Time, the board of directors and executive officers of the Surviving Corporation shall be the board of directors and executive officers of the Purchaser, after giving effect to Section 5.17, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.
1.7   Reincorporation of the Purchaser.   (a)    Prior to the Effective Time, the Purchaser shall continue out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation by means of a merger of Purchaser with and into a newly formed Delaware corporation pursuant to the Cayman Islands Companies Law and the applicable provisions of the DGCL (the “Reincorporation”), and subject to the receipt of the approval of the shareholders of the Purchaser to the Reincorporation terms, the Purchaser shall adopt Delaware Organizational Documents in substantially the form attached as Exhibit E hereto (the “Amended Organizational Documents”) (with such changes as may be agreed in writing by the Purchaser and the Company), including providing that the name of the Purchaser shall be amended to be “LBBB Merger Corp.”.
(b)   Immediately prior to the effective time of the Reincorporation (the “Reincorporation Effective Time”), every issued and outstanding Purchaser Unit shall separate into each’s individual components of one Purchaser Ordinary Share, one-half of one Purchaser Warrant and one Purchaser Right, and all Purchaser Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. In connection with the Reincorporation, all of the issued and outstanding Purchaser Ordinary Shares and Purchaser Warrants shall remain outstanding and become substantially identical securities of the Purchaser as a Delaware corporation. At the Closing, all Purchaser Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of Purchaser Rights instead will receive one-tenth (1/10) of one share of Purchaser Common Stock in exchange for the cancellation of each Purchaser Right; provided that no fractional shares will be issued and all fractional shares will be rounded down to the nearest whole share.
(c)   For federal income tax purposes, the Reincorporation is intended to constitute a “reorganization” within the meaning of Section 368 of the Code. The Purchaser hereby (i) adopts this Agreement insofar as it relates to the Reincorporation as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agrees to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations with respect to the Reincorporation, and (iii) agrees to file all Tax and other informational returns on a basis consistent with such characterization, except if otherwise required by a “determination” within the meaning of Code Section 1313 (or pursuant to any similar provision of applicable state, local or foreign Law). Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Reincorporation is determined not to qualify as a reorganization under Section 368 of the Code.
1.8   Merger Consideration.   As consideration for the Merger, the Company Security Holders collectively shall be entitled to receive from the Purchaser, in the aggregate, a number of shares of Purchaser Common Stock (the “Merger Consideration”) with an aggregate value equal to: (a) Two Hundred Thirty Million U.S. Dollars ($230,000,000), minus (b) any Closing Net Indebtedness (the total portion of the Merger Consideration amount payable to all Company Stockholders in accordance with this Agreement is also referred to herein as the “Stockholder Merger Consideration”); provided, that the Merger Consideration otherwise payable to Company Stockholders is subject to the withholding of the Escrow Shares deposited in the Escrow Account in accordance with Section 1.19, and after the Closing is subject to adjustment in accordance with Section 1.16.

1.9   Conversion of Company Shares.   At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Merger Sub, the Company or the Company Stockholders, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the shares to be canceled in accordance with Section 1.13 and Dissenting Shares) shall be canceled and automatically converted into the right to receive, without interest, the applicable pro rata portion of the Closing Payment Shares for such number of shares of Company Common Stock (the “Applicable Per Share Merger Consideration”). For avoidance of any doubt, each Company Stockholder will cease to have any rights with respect to the Company Common Stock, except the right to receive the Applicable Per Share Merger Consideration.
1.10   Treasury Stock.   At the Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Securities shall be canceled and shall cease to exist without any conversion thereof or payment therefor.
1.11   Rights Cease to Exist.   As of the Effective Time, all shares of Company Stock shall no longer be outstanding, shall automatically be canceled and shall cease to exist and each holder shares of Company Stock shall cease to have any rights with respect thereto, except the rights set forth in this Agreement.
1.12   Dissenting Shares.   Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 1.1818 and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.1818.
1.13   Surrender of Company Securities and Disbursement of Merger Consideration.
(a)   Prior to the Effective Time, the Purchaser shall appoint its transfer agent, Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of disbursing the Stockholder Merger Consideration. At or prior to the Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent the Stockholder Merger Consideration (less the Escrow Shares, which will be deposited in the Escrow Account in accordance with Section 1.19). At or prior to the Effective Time, the Purchaser shall send, or shall cause the Exchange Agent to send, to each Company Stockholder a letter of transmittal, in form and substance satisfactory to the Purchaser and the Company (the “Letter of Transmittal”), for use in such exchange, in form and substance satisfactory to the parties hereto (which shall specify that the delivery of Company Stock in respect of the Stockholder Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of a properly completed and duly executed Letter of Transmittal to the Exchange Agent for use in such exchange).
(b)   Each Company Stockholder shall be entitled to receive its Applicable Per Share Merger Consideration (less the Escrow Shares) in respect of the Company Stock tendered for exchange (excluding any Dissenting Shares), as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) a properly completed and duly executed Letter of Transmittal; (ii) if a Significant Company Holder, a duly executed Lock-Up Agreement, the form of which is attached as Exhibit C hereto (each, a “Lock-Up Agreement”); and (ii) such other documents as may be reasonably requested by the Exchange Agent or the Purchaser.
(c)   If any portion of the Stockholder Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the Company Stock is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the Effective Time, (ii) the recipient of such portion of the Stockholder Merger Consideration, or the Person in whose name such portion of the Stockholder Merger Consideration is delivered or issued, shall have already executed and delivered, the Lock-Up Agreement (if applicable) and, if a Key Management Member, the Non-Competition Agreement, the form of which is attached as Exhibit D hereto (each, a “Non-Competition Agreement”), and such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or the Purchaser and (iii) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Stock or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)   After the Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Effective Time, the Transmittal Documents are presented to the Surviving Corporation, the Purchaser or the Exchange Agent, the Company Stock shall be canceled and exchanged for the applicable portion of the Stockholder Merger Consideration provided for, and in accordance with the procedures set forth in this Section 2. No dividends or other distributions declared or made after the date of this Agreement with respect to Purchaser Common Stock with a record date after the Effective Time will be paid to the holders of any Company Stock that has not yet been surrendered with respect to Purchaser Common Stock to be issued upon surrender thereof until the holders of record of such Company Stock shall provide the Transmittal Documents. Subject to applicable Law, following delivery of the Transmittal Documents, Purchaser shall promptly deliver to the record holders thereof, without interest, evidence representing Purchaser Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Purchaser Common Stock.
(e)   All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities. Any portion of the Stockholder Merger Consideration made available to the Exchange Agent pursuant to Section 1.13(a) and any Escrow Property disbursed to the Escrow Agent in accordance with the Escrow Agreement that remains unclaimed by Company Stockholders two (2) years after the Effective Time shall be returned to the Purchaser, upon demand, and any such Company Stockholder who has not exchanged its Company Stock for the applicable portion of the Stockholder Merger Consideration in accordance with this Section 1.13 prior to that time shall thereafter look only to the Purchaser for payment of the portion of the Stockholder Merger Consideration in respect of such shares of Company Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Surviving Corporation, the Purchaser or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
(f)   Notwithstanding anything to the contrary contained herein, no fraction of a share of Purchaser Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Purchaser Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Purchaser Common Stock.
1.14   Effect of Transaction on Merger Sub Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
1.15   Closing Calculations.   At least three (3) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a statement certified by the Company’s chief executive officer (the “Estimated Closing Statement”) setting forth a good faith calculation of the Company’s estimate of the Closing Net Indebtedness, as of the Reference Time, and the resulting Merger Consideration based on such estimates, in reasonable detail including for each component thereof, along with the amount owed to each creditor of any of the Target Companies, and bank statements and other evidence reasonably necessary to confirm such calculations. Promptly upon delivering of the Estimated Closing Statement to the Purchaser, if requested by the Purchaser, the Company will meet with the Purchaser to review and discuss the Estimated Closing Statement and the Company will consider in good faith the Purchaser’s comments to the Estimated Closing Statement and make any appropriate adjustments to the Estimated Closing Statement prior to the Closing, which adjusted Estimated Closing Statement, as mutually approved by the Company and the Purchaser both acting reasonably and in good faith, shall thereafter become the Estimated Closing Statement for all purposes of this Agreement. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement.
1.16   Merger Consideration Adjustment.
(a)   Within ninety (90) days after the Closing Date, Purchaser’s Chief Financial Officer (the “CFO”) shall deliver to the Purchaser Representative and the Seller Representative a statement (the “Closing Statement”) setting forth (i) a consolidated balance sheet of the Target Companies as of the Reference Time and (ii) a good faith calculation of the Closing Net Indebtedness as of the Reference Time, and the resulting Merger Consideration using the formula in Section 1.8. The Closing Statement shall be prepared, and the Closing Net Indebtedness and the resulting Merger Consideration and Stockholder Merger Consideration shall be determined in accordance with the Accounting Principles and otherwise in accordance with this Agreement.
(b)   After delivery of the Closing Statement, each of the Seller Representative and the Purchaser Representative, and their respective Representatives on their behalves, shall be permitted reasonable access to the books, records, working papers, files, facilities and personnel of the Target Companies relating to the preparation of the Closing Statement. The Seller Representative and the Purchaser Representative, and their respective Representatives on their behalves, may make inquiries of the CFO and related Purchaser and Target Company personnel and advisors regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Purchaser and the Company shall provide reasonable cooperation in connection therewith. If either the Seller Representative or the Purchaser Representative (each, a “Representative Party”) has any objections to the Closing Statement, such Representative Party shall deliver to the CFO and the other Representative Party a statement setting forth its objections thereto (in reasonable detail) (an “Objection Statement”). If an Objection Statement is not delivered by a Representative Party within thirty (30) days following the date of delivery of the Closing Statement, then such Representative Party will have waived its right to contest the Closing Statement, all determinations and calculations set forth therein, and the resulting Merger Consideration set forth therein. If an Objection Statement is delivered within such thirty (30) day period, then the Seller Representative and the Purchaser Representative shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If the Seller Representative and the Purchaser Representative do not reach a final resolution within such twenty (20) day period, then upon the written request of either Representative Party (the date of receipt of such notice by the other Party, the “Independent Expert Notice Date”), the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 1.16(c). For purposes hereof, the “Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any party for the prior two (2) years) accounting firm appointed by the Purchaser Representative and the Seller Representative, which appointment will be made no later than ten (10) days after the Independent Expert Notice Date); provided, that if the Independent Expert does not accept its appointment or if the Purchaser Representative and the Seller Representative cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either Representative Party may require, by written notice to the other Representative Party, that the Independent Expert be selected by the New York City Regional Office of the AAA in accordance with the AAA’s procedures. The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in this Section 1.16. The Parties acknowledge that any information provided pursuant to this Section 1.16 will be subject to the confidentiality obligations of Section 5.15.
(c)   If a dispute with respect to the Closing Statement is submitted in accordance with this Section 1.16 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.16(c). Each of the Seller Representative and the Purchaser Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by the Purchaser. Except as provided in the preceding sentence, all other costs and expenses incurred by the Seller Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Company Stockholders, and all other costs and expenses incurred by the Purchaser Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Purchaser. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Purchaser Representative and the Seller Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Seller Representative and the Purchaser Representative will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this this Section 1.16. It is the intent of the parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Seller Representative and the Purchaser Representative will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Purchaser Representative and the Seller Representative and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).
(d)   For purposes hereof, the term “Adjustment Amount” shall mean (x) the Merger Consideration as finally determined in accordance with this Section 1.16, less (y) the Merger Consideration that was issued at the Closing (including to the Escrow Account), pursuant to the Estimated Closing Statement.
(i)   If the Adjustment Amount is a positive number, then (i) the Seller Representative and the Purchaser Representative shall, within three (3) Business Days after such final determination, provide joint instructions to the Escrow Agent to distribute to each Company Stockholder its Pro Rata Share of all Escrow Shares, and (ii) Purchaser shall, within ten (10) Business Days after such final determination of the Merger Consideration, issue to the Company Stockholders an additional number of shares of Purchaser Common Stock equal to (x) the Adjustment Amount, divided by (y) the Redemption Price, with each Company Stockholder receiving its Pro Rata Share of such additional shares of Purchaser Common Stock (with each share of Purchaser Common Stock valued at the Redemption Price for such purposes). Such additional shares of Purchaser Common Stock shall be considered additional Merger Consideration under this Agreement and “Restricted Securities” under the Lock-Up Agreements.
(ii)   If the Adjustment Amount is a negative number, then the Seller Representative and the Purchaser Representative shall, within three (3) Business Days after such final determination, provide joint written instructions to the Escrow Agent to distribute (i) to Purchaser, a number of Escrow Shares (and, after distribution of all Escrow Shares, other Escrow Property) with a value equal to the absolute value of the Adjustment Amount (with each Escrow Share valued at the Redemption Price), and (ii) to each Company Stockholder, its Pro Rata Share of all remaining Escrow Shares, if any, after such distribution to Purchaser. Purchaser will promptly cancel any Escrow Shares distributed to it by the Escrow Agent promptly after its receipt thereof. The Escrow Account shall be the sole source of recovery for any payments by the Company Stockholders under this Section 1.16(d), and the Company Stockholders shall not be required under this Section 1.16(d) to pay any amounts in excess of the Escrow Property in the Escrow Account at such time.
1.17   Taking of Necessary Action; Further Action.   If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving

Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
1.18   Appraisal and Dissenter’s Rights.
(a)   Dissenting Shares.   Notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall not be converted into or represent a right to receive the applicable consideration for Company Stock set forth in Section 1.8, but instead the holder thereof shall only be entitled to such rights as are provided by the DGCL. In the event that a holder properly perfects such holder’s appraisal, dissenters’ or similar rights by demanding and not effectively withdrawing or losing such holder’s appraisal, dissenters’ or similar rights for any shares of Company Stock, the Exchange Agent shall deliver to Purchaser such holder’s portion of the Stockholder Merger Consideration that is attributable to such shares at the time such portion of such Stockholder Merger Consideration is determined and such rights are perfected.
(b)   Withdrawal or Loss of Rights.   Notwithstanding the provisions of Section 1.18(a), if any holder of Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such holder’s appraisal or dissenters’ rights with respect to such shares under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, (i) such holder’s shares shall automatically convert into and represent only the right to receive the consideration for Company Stock, as applicable, set forth in and subject to the provisions of this Agreement, upon surrender of the certificate(s) formerly representing such shares (if any), and (ii) Purchaser (to the extent the following amounts have been previously delivered by the Exchange Agent to Purchaser pursuant to Section 1.18(a) and not returned to the Exchange Agent) or the Exchange Agent shall deliver to such holder such holder’s portion of the Stockholder Merger Consideration that is attributable to such shares at the time such rights are withdrawn or lost.
(c)   Demands for Appraisal.   The Company shall give Purchaser (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any such demands or offer to settle or settle any such demands.
1.19   Escrow.
(a)   At or prior to the Closing, the Purchaser Representative, the Seller Representative and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to the Purchaser and the Company), as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to the Purchaser and the Company (the “Escrow Agreement”), pursuant to which the Purchaser shall issue to the Escrow Agent a number of shares of Purchaser Common Stock (with each share valued at the Redemption Price) equal to three percent (3%) of the Merger Consideration (the “Escrow Amount”) (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Escrow Shares (together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed therefrom in accordance with the terms of Section 1.16 and the Escrow Agreement. The Escrow Property shall be allocated among and transferred to the Company Stockholders pro rata based on their respective Pro Rata Share. The Escrow Property shall serve as the sole source of payment for the obligations of the Company Stockholders under Section 1.16. Unless otherwise required by Law, all distributions made from the Escrow Account shall be treated by the Parties as an adjustment to the number of shares of Stockholder Merger Consideration received by the Company Stockholders pursuant to Article I hereof.
1.20   Withholding Rights.   Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and, from any other payments otherwise required pursuant to this Agreement or any additional agreement, such amounts the Purchaser is required to withhold and pay over to the applicable Governmental Authority with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax Law. To the extent that amounts are so withheld and are remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, the Purchaser agrees that (i) provided the Company delivers the certificate set forth in Section 7.3(d)(xii), no such deduction or withholding is intended on any payments hereunder and (ii) the Purchaser shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.
ARTICLE II
CLOSING
2.1   Closing.   Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, counsel to the Purchaser, 345 Park Avenue, New York, NY 10154, on a date and at a time to be agreed upon by Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived, or at such other date, time or place (including remotely) as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB
Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Purchaser Disclosure Schedules shall be deemed to have been disclosed with respect to all other Sections of this ARTICLE III to which the relevance of such disclosure is reasonably apparent on its face), or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, each of the Purchaser and Merger Sub represents and warrants to the Company as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date), as follows:
3.1   Organization and Standing.   On the date hereof, the Purchaser is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub is a company duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. At Closing, the Purchaser shall be a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Each of the Purchaser and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Purchaser and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Purchaser has heretofore made available to the Company accurate and complete copies of its and Merger Sub’s Organizational Documents, as currently in effect. Neither the Purchaser nor Merger Sub is in violation of any provision of its Organizational Documents in any material respect.
3.2   Authorization; Binding Agreement.   Each of the Purchaser and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval. Purchaser, as the sole stockholder of Merger Sub, has authorized, or will authorize immediately after the execution of this Agreement, the execution, delivery and performance of this Agreement and the Ancillary Documents by and on behalf of Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of each of the Purchaser and Merger Sub, and (b) other than the Required Purchaser Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of each of the Purchaser and Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which each of the Purchaser and Merger Sub is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of each of the Purchaser and Merger Sub, enforceable against the Purchaser and Merger Sub in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). The Purchaser board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Purchaser and its shareholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the Cayman Islands Companies Law and the applicable provisions of the DGCL, (iii) directed that this Agreement be submitted to the Purchaser’s shareholders for adoption and (iv) resolved to recommend that the Purchaser’s shareholders adopt this Agreement.
3.3   Governmental Approvals.   Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of each of the Purchaser and Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser or Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by each of the Purchaser and Merger Sub of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser or Merger Sub.
3.4   Non-Contravention.   Except as otherwise described in Schedule 3.4, the execution and delivery by each of the Purchaser and Merger Sub of this Agreement and each Ancillary Document to which each of the Purchaser or Merger Sub is a party, the consummation by each of the Purchaser and Merger Sub of the transactions contemplated hereby and thereby, and compliance by the Purchaser and Merger Sub with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s or Merger Sub’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser, Merger Sub, or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser or Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser or Merger Sub under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser or Merger Sub.

3.5   Capitalization.
(a)   Purchaser is authorized to issue 500,000,000 Purchaser Ordinary Shares, par value $0.0001 per share. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 3.5(a). There are no issued or outstanding Purchaser Preference Shares. All outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Islands Companies Law, Purchaser’s Memorandum and Articles or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.
(b)   At the effective time of the Reincorporation Effective Time, the authorized capital stock of Purchaser will consist of 1,000 shares of Common Stock, par value $0.0001 per share. All issued and outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, the Purchaser’s Organizational Documents or any contract to which Purchaser is a party or by which Purchaser is bound. There are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser Common Stock or any capital equity of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
(c)   Prior to giving effect to the Merger, Merger Sub is authorized to issue 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by the Purchaser and Merger Sub has no other authorized, issued or outstanding shares of capital stock. All of the issued and outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. No Person other than Purchaser has any rights with respect to such equity securities of Merger Sub and no such rights will arise by virtue of or in connection with the Merger and the other transactions contemplated by this Agreement. Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Sub, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.
(d)   Except as set forth in Schedule 3.5(a) or Schedule 3.5(d) there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Purchaser or Merger Sub or (B) obligating Purchaser or Merger Sub to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser or Merger Sub to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser or Merger Sub to repurchase, redeem or otherwise acquire any shares of Purchaser or Merger Sub or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule3.5(c), there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser or Merger Sub is a party with respect to the voting of any shares of Purchaser or Merger Sub.
(e)   All Indebtedness of Purchaser or Merger Sub as of the date of this Agreement is disclosed on Schedule 3.5(e). No Indebtedness of Purchaser or Merger Sub contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or Merger Sub or (iii) the ability of Purchaser or Merger Sub to grant any Lien on its properties or assets.
(f)   Since the date of formation of Purchaser or Merger Sub, and except as contemplated by this Agreement, neither Purchaser nor Merger Sub has declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and each of its board of directors has not authorized any of the foregoing.

3.6   SEC Filings and Purchaser Financials.
(a)   The Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except for any changes (including any required revisions to or restatements of the Purchaser Financials (defined below) or the SEC Reports) to (A) the Purchaser’s historical accounting of the Purchaser Warrants as equity rather than as liabilities that may be required as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies that was issued by the SEC on April 12, 2021, and related guidance by the SEC, (B) the Purchaser’s accounting or classification of Purchaser’s outstanding redeemable shares as temporary, as opposed to permanent, equity that may be required as a result of related statements by the SEC staff or recommendations or requirements of the Purchaser’s auditors, or (C) the Purchaser’s historical or future accounting relating to any other guidance from the SEC staff after the date hereof relating to non-cash accounting matters (clauses (A), (B) and (C), collectively, “SEC SPAC Accounting Changes”), the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports. None of the SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. The Public Certifications are each true as of their respective dates of filing. The Parties acknowledge and agree that any restatement, revision or other modification of the Purchaser Financials or the SEC Reports as a result of any SEC SPAC Accounting Changes shall be deemed not material for purposes of this Agreement. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Public Units, the Purchaser Ordinary Shares, the Purchaser Public Warrants and the Purchaser Rights are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.
(b)   Except for the SEC SPAC Accounting Changes, the financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).
(c)   Except for the SEC SPAC Accounting Changes or as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in all material respects in the Purchaser Financials as of the date of such Purchaser Financials.
3.7   Absence of Certain Changes.   As of the date of this Agreement, except as set forth in Schedule 3.7, the Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since March 8, 2022, not been subject to a Material Adverse Effect on the Purchaser.
3.8   Compliance with Laws.   Each of the Purchaser and Merger Sub is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser or Merger Sub, and neither the Purchaser nor Merger Sub has received written notice alleging any violation of applicable Law in any material respect. Neither the Purchaser nor Merger Sub is under investigation with respect to any violation or alleged violation of, any law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, and neither the Purchaser not Merger Sub has previously received any subpoenas from any Governmental Authority.
3.9   Actions; Orders; Permits.   There is no pending or, to the Knowledge of the Purchaser, threatened material Action to which the Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on the Purchaser. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser.
3.10   Taxes and Returns.
(a)   Each of Purchaser and Merger Sub has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Each of the Purchaser and Merger Sub has complied with all applicable Laws relating to Taxes. There are no audits, examinations, investigations or other proceedings pending against the Purchaser or Merger Sub in respect of any Tax, and neither the Purchaser not Merger Sub has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. Neither the Purchaser nor Merger Sub has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser or Merger Sub for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b)   Since the date of its formation, neither the Purchaser nor Merger Sub has (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.
(c)   To the Knowledge of each of the Purchaser and Merger Sub, there are no facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.11   Employees and Employee Benefit Plans.   Neither the Purchaser nor Merger Sub (a) has any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.
3.12   Properties.   Neither the Purchaser nor Merger Sub owns, licenses or otherwise has any right, title or interest in any material Intellectual Property. Neither the Purchaser nor Merger Sub owns or leases any material real property or material Personal Property.
3.13   Material Contracts.
(a)   Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $50,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.
(b)   With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.
3.14   Transactions with Affiliates.   Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.
3.15   Merger Sub Activities.   Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the transactions, and, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

3.16   Investment Company Act.   The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.
3.17   Finders and Brokers.   Except as set forth on Schedule 3.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.
3.18   Ownership of Stockholder Merger Consideration.   All shares of Purchaser Common Stock to be issued and delivered to the Company Stockholders as Stockholder Merger Consideration in accordance with ARTICLE I shall be, upon issuance and delivery of such Purchaser Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, the Escrow Agreement, and any Liens incurred by any Company Stockholder, and the issuance and sale of such Purchaser Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.
3.19   Certain Business Practices.
(a)   Neither the Purchaser, Merger Sub, nor any Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser or Merger Sub, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or Merger Sub or assist it in connection with any actual or proposed transaction.
(b)   The operations of the Purchaser and Merger Sub are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser or Merger Sub with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser or Merger Sub, threatened.
(c)   None of the Purchaser, Merger Sub, or any of their directors or officers, or, to the Knowledge of the Purchaser or Merger Sub, any other Representative acting on behalf of the Purchaser or Merger Sub is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and neither the Purchaser nor Merger Sub has, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.
3.20   Insurance.   Schedule 3.20 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by each of the Purchaser and Merger Sub relating to the Purchaser, Merger Sub, or their respective businesses, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and each of the Purchaser and Merger Sub is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of each of the Purchaser and Merger Sub, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser or Merger Sub. Each of the Purchaser and Merger Sub has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser or Merger Sub.

3.21   Purchaser Trust Account.   As of September 8, 2022, the Trust Account has a balance of no less than $70,345,003.32. Such monies are invested solely in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, and held in trust by Continental Stock Transfer & Trust Company pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. There are no separate agreements, side letters or other agreements that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the underwriters of the IPO, Public Shareholders who shall have elected to redeem their Purchaser Ordinary Shares pursuant to the Purchaser Memorandum and Articles (or in connection with an extension of Purchaser’s deadline to consummate a Business Combination) or Governmental Authorities for Taxes) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement.
3.22   Independent Investigation.   Each of the Purchaser and Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. Each of the Purchaser and Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser or Merger Sub pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser or Merger Sub pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.
3.23   Indebtedness.   Except as disclosed on Schedule 3.23, neither Purchaser nor Merger Sub has any Indebtedness.
3.24   Litigation; Permits.   There is no (a) Action pending, or, to the Knowledge of Purchaser, threatened against Purchaser or Merger Sub or that affects their respective assets or properties, or (b) Order outstanding against Purchaser or Merger Sub or that affects their respective assets or properties. Neither Purchaser nor Merger Sub are party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Purchaser and Merger Sub. Each of Purchaser and Merger Sub holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.
3.25   No Other Representations.   Except for the representations and warranties expressly made by the Purchaser in this ARTICLE III (as modified by the Purchaser Disclosure Schedules) or as expressly set forth in an Ancillary Document, none of the Purchaser, Merger Sub, nor any other Person on its behalf makes any express or implied representation or warranty with respect to the Purchaser, Merger Sub, the Purchaser Representative, the Purchaser Securities, the business of the Purchaser or Merger Sub, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and each of the Purchaser and Merger Sub hereby expressly disclaim any other representations or warranties, whether implied or made by the Purchaser, Merger Sub or any of their Representatives. Except for the representations and warranties expressly made by the Purchaser and Merger Sub in this Article III (as modified by the Purchaser Disclosure Schedules) or in an Ancillary Document, each of the Purchaser and Merger Sub hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company, the Seller Representative or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company, the Seller Representative or any of their respective

Representatives by any Representative of the Purchaser), including any representations or warranties regarding the probable success or profitability of the businesses of the Purchaser and Merger Sub.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Company Disclosure Schedules shall be deemed to have been disclosed with respect to all other Sections of this ARTICLE IV to which the relevance of such disclosure is reasonably apparent on its face), the Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date), as follows:
4.1   Organization and Standing.   The Company is a corporation duly incorporated, validly existing and in good standing under the DGCL and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 4.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.
4.2   Authorization; Binding Agreement.   The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents and the DGCL, and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. On or prior to the date of this Agreement, the Company’s board of directors, by resolutions duly adopted at a meeting duly called and held or by action by unanimous written consent in accordance with the Company’s Organizational Documents (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the DGCL, (iii) directed that this Agreement and the other matters required for the Required Company Stockholder Approval be submitted to the Company’s stockholders for adoption and (iv) resolved to recommend that the Company Stockholders adopt this Agreement and the other matters required for the Required Company Stockholder Approval. The Voting and Support Agreements delivered by the Company include holders of Company Stock representing at least the Required Company Stockholder Approval, and such Voting and Support Agreements are in full force and effect.

4.3   Capitalization.
(a)   The Company is authorized to issue (i) 100,000,000 shares of Company Common Stock, of which 23,552,800 shares are issued and outstanding, and (ii) 10,000,000 shares of Company Preferred Stock, of which none are issued and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Stock and other equity interests of the Company are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are, to the Knowledge of the Company, owned free and clear of any Liens other than those imposed under the Company Charter. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws. The rights, privileges and preferences of the Company Preferred Stock are as stated in the Company Charter and as provided by the DGCL.
(b)   Except as disclosed in the Company Financials, since January 1, 2020, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.
4.4   Subsidiaries.   Schedule 4.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 4.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
4.5   Governmental Approvals.   Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement or (b) pursuant to Antitrust Laws.
4.6   Non-Contravention.   Except as otherwise described in Schedule 4.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in the cases of clauses (b) and (c), as has not been and would not reasonably be expected to be material to any Target Company or its ability to consummate the transactions contemplated by this Agreement or the Ancillary Documents or to perform such Target Company’s obligations hereunder or thereunder.
4.7   Financial Statements.
(a)   As used herein, the term “Company Financials” means (i) the audited consolidated financial statements of the Company(including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Company as of December 31, 2021 and December 31, 2020, and the related consolidated audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards, and the related unaudited consolidated income statement, changes in stockholder equity and statement of cash flows for the twelve months then ended and (ii) the unaudited financial statements of the Target Companies as of and for the six (6) month period ended June 30, 2022 (the “Interim Balance Sheet Date”), consisting of the unaudited consolidated balance sheets as of such date, the unaudited consolidated income statement for the six (6) month periods ended on such date, and the unaudited consolidated cash flow statements for the six (6) month periods ended on such date. True and correct copies of the Company Financials have been provided to the Purchaser. The Company Financials (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated and (v) when delivered by the Company for inclusion in the Proxy Statement for filing with the SEC following the date of this Agreement in accordance with Section 5.12, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.
(b)   Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. In the past five (5) years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.
(c)   The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), which schedule sets forth the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 4.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.
(d)   Except as set forth on Schedule 4.7(d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).
(e)   All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.
(f)   All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Target Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) within ninety (90) days.
4.8   Absence of Certain Changes.   Except as set forth on Schedule 4.8, since December 31, 2020, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.2(b) (without giving effect to Schedule 5.2) if such action were taken on or after the date hereof without the consent of the Purchaser.
4.9   Compliance with Laws.   Except as disclosed on Schedule 4.9, since inception, no Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, since inception, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business, products or operations are or were bound or affected. For purposes of this Section 4.9, “material” shall mean material to the Company and its Subsidiaries taken as a whole.
4.10   Company Permits.   Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted; to own, lease and operate its assets and properties; and to market and sell in all material respects its products (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which Company Permits are listed on Schedule 4.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.
4.11   [Reserved].
4.12   Litigation.   Except as described on Schedule 4.12, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought, or, to the Company’s Knowledge, threatened, in the past five (5) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.12, if finally determined adversely to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. In the past five (5) years, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.
4.13   Material Contracts.
(a)   Schedule 4.13(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract that is in effect on the date of this Agreement to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.13(a), other than a Company Benefit Plan, a “Company Material Contract”) that:
(i)   contains covenants that materially limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;
(ii)   involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;
(iii)   involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;
(iv)   evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $100,000;
(v)   involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;
(vi)   relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii)   by its terms, individually or with all related Contracts, other than Contracts referenced in another subsection of this Section 4.13(a), calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $100,000 per year or $100,000 in the aggregate;
(viii)   is with any Top Customer or Top Supplier;
(ix)   obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;
(x)   is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;
(xi)   obligates the Target Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);
(xii)   relates to a material settlement entered into within two (2) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);
(xiii)   provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;
(xiv)   relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company, other than (A) Off-the-Shelf Software, (B) employee or consultant invention assignment agreements entered into on a Target Company’s standard form of such agreement, (C) confidentiality agreements entered into in the ordinary course of business, (D) non-exclusive licenses from customers or distributors to any Target Company entered into in the ordinary course of business or (E) feedback and ordinary course trade name or logo rights that are not material to any Target Company;
(xv)   that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or
(xvi)   is otherwise material to the Company and its Subsidiaries taken as a whole and not described in clauses (i) through (xv) above.
(b)   Except as disclosed in Schedule 4.13(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Company’s Knowledge, notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.
4.14   Intellectual Property.
(a)   Schedule 4.14(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title and status (for each patent and patent application), (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company. Schedule 4.14(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally (collectively, “Off-the-Shelf Software”)), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from a Target Company, if any. Except as set forth on Schedule 4.14(a)(iii), each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all material Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each named inventor and, to the Knowledge of the Company, are being prosecuted in accordance with all duty of disclosure obligations. Except as set forth on Schedule 4.14(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Target Company has recorded assignments of all Company Registered IP.
(b)   Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the material licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed all material obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks that are pending and in good standing. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.
(c)   Schedule 4.14(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has performed all material obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any

other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.
(d)   No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Target Companies. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company. Except as set forth in Schedule 4.14(d), there are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. To the Knowledge of the Company, no Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.
(e)   All officers, directors, employees and independent contractors (to the extent any such independent contractor had access to Intellectual Property of a Target Company) of a Target Company (and each of their respective Affiliates) are obligated to assign and have assigned to the Target Companies all Intellectual Property arising from the services performed for a Target Company by such Persons and all such assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.
(f)   To the Knowledge of the Company, during the last five (5) years, no Person has obtained unauthorized access to third party information and data (including personally identifiable information or information that can be used to identify a natural person (“personal information”)) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company. During the last five (5) years, each Target Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal information protection, and the collection, processing and use of personal information and its own privacy policies and guidelines, if any, each with respect to the Target Companies’ collection, processing and use of personal information. To the Knowledge of the Company, the operation of the business of the Target Companies has not, in the last five (5) years, and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g)   The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, except as set forth in Schedule 4.14(g), the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Company Material Contracts or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.
4.15   Taxes and Returns.
(a)   Each Target Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established in accordance with GAAP. In the last five (5) years, each Target Company has complied with all applicable Laws relating to Tax.
(b)   There is no Action currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(c)   No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).
(d)   There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.
(e)   Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.
(f)   No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.
(g)   No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.
(h)   No Target Company has engaged in any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).
(i)   No Target Company has any Liability or potential Liability for the Taxes of another Person (other than another Target Company) that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.
(j)   No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.
(k)   No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.
(l)   The Target Companies have not deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Company.
(m)   The Target Companies been in compliance in all respects with all applicable transfer pricing laws and legal requirements.
(n)   The unpaid Taxes of the Target Companies (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the financial statements and (ii) will not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.
(o)   No Target Company will be required to include any material item of income or exclude any material item of deduction for any taxable period beginning after the Closing Date as a result of: (i) any installment sale or open sale transaction disposition made by a Target Company before the Closing; (ii) any prepaid amount received outside of the ordinary course of business by a Target Company before the Closing; or (iii) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) existing before the Closing.
(p)   To the Knowledge of the Company, no Target Company is aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.16   Real Property.   Schedule 4.16 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).
4.17   Personal Property.   Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than one hundred thousand dollars ($100,000) is set forth on Schedule 4.17, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.17, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.
4.18   Title to and Sufficiency of Assets.   Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (c) Liens specifically identified on the consolidated balance sheet of the Target Companies as of the Interim Balance Sheet Date. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted and presently proposed to be conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted and presently proposed to be conducted.
4.19   Employee Matters.
(a)   Except as set forth in Schedule 4.19(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.19(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims other than any workers’ compensation or unemployment claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or material employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.
(b)   Except as set forth in Schedule 4.19(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 4.19(b), there are no Actions pending or, to the Company’s Knowledge, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
(c)   Schedule 4.19(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Target Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, hourly rate, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the fiscal year ended December 31, 2021, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the fiscal year ending December 31, 2021. Except as set forth on Schedule 4.19(c), (A) no employee is a party to a written employment Contract with a Target Company that is not terminable “at will,” and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.19(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.
(d)   Schedule 4.19(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with a description of the general nature of the work performed, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.19(d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 4.19(d), each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.
4.20   Benefit Plans.
(a)   Set forth on Schedule 4.20(a) is a true and complete list of each Benefit Plan of a Target Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. No Target Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does any Target Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.
(b)   Each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Target Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Company’s Knowledge, no fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.
(c)   With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and summary of material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority within the last three (3) years.
(d)   With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.
(e)   Except as set forth on Schedule 4.20(e), no Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Target Company has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to any Target Company immediately after the Closing Date. No Target Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.
(f)   No arrangement exists pursuant to which a Target Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.
(g)   With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Target Company has complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.
(h)   Except as set forth on Schedule 4.20(h), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation (except as set forth on Schedule 4.19(a)); (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. No Target Company has incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(i)   Except to the extent required by Section 4980B of the Code or similar state Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.
(j)   All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any Liability to the Surviving Corporation or Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities, except for costs in the normal course related to termination of a Company Benefit Plan.
(k)   Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 4.20(k). No options or other equity-based awards have been issued or granted by the Company that are, or are subject to, a Section 409A Plan. Each Section 409A Plan has been administered in compliance, and is in documentary compliance, in all material respects, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. No Target Company has any obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code. No payment to be made under any Section 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code. There is no Contract or plan to which any Target Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.
4.21   Environmental Matters.   Except as set forth in Schedule 4.21:
(a)   Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.
(b)   No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.
(c)   No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.
(d)   No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.
(e)   There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f)   To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.
(g)   The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.
4.22   Transactions with Related Persons.   Except as set forth on Schedule 4.22, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.22, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any material receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any material payable or other obligation or commitment to any Related Person.
4.23   Insurance.
(a)   Schedule 4.23(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. In the past five (5) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.
(b)   Schedule 4.23(b) identifies each individual insurance claim in excess of $100,000 made by a Target Company in the past five (5) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is currently denying coverage.
4.24   Books and Records.   All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws.
4.25   Top Customers and Suppliers.   Schedule 4.25 lists, by dollar volume received or paid, as applicable, for the fiscal year ended December 31, 2021 (the “Top Customers”) and the ten (10) largest suppliers of goods or services to the Target Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each Target Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Target Company or stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, and (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Target Company with any Top Supplier or Top Customer.
4.26   Certain Business Practices.
(a)   No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee, or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.
(b)   The operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.
(c)   No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.
4.27   Investment Company Act.   No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.
4.28   Finders and Brokers.   Except as set forth in Schedule 4.28, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.
4.29   Independent Investigation.   The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.
4.30   Information Supplied.   None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.
4.31   Disclosure.   No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. Except for the representations and warranties expressly made by the Company in this ARTICLE IV (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, no Target Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Target Companies, the Company Security Holders, the Company Stockholders, the business of the Target Companies, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by any Target Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Purchaser, the Purchaser Representative or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Purchaser, the Purchaser Representative or any of their respective Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Target Companies.
ARTICLE V
COVENANTS
5.1   Access and Information.
(a)   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), subject to Section 5.15, the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies.
(b)   During the Interim Period, subject to Section 5.15, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries.
5.2   Conduct of Business of the Company.
(a)   Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees,(iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice, and (iv) duly and timely file all Tax Returns required to be filed with the applicable Governmental Authorities and pay any and all Taxes due and payable during such time period.
(b)   Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents or as set forth on Schedule 5.2, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:
(i)   amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;
(ii)   authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, other than the issuance of Company Stock in connection with an equity financing of a Target Company, which together with the Indebtedness permitted under Section 5.2(b)(v) does not exceed $10 million in the aggregate in excess of what is listed on Schedule 4.7(c), or (C) in payment of all or part of any Expenses of a Target Company prior to Closing, or engage in any hedging transaction with a third Person with respect to such securities;
(iii)   split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (except for the repurchase of Company Common Stock from former employees, non-employee directors and consultants in accordance with agreements as in effect on the date hereof providing for the repurchase of shares in connection with any termination of service);
(iv)   declare or distribute any cash or other dividends or distributions to any Company Stockholders or any bonus to any executive employee, except bonuses to employees in the ordinary course of business;
(v)   incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $10 million in the aggregate in excess of what is listed on Schedule 4.7(c), make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $10 million in the aggregate in excess of what is listed on Schedule 4.7(c);
(vi)   increase the wages, salaries or compensation of its employees (except for production employees) other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) other than in the ordinary course of business consistent with past practice, to any employee, or materially increase other benefits of employees generally other than in the ordinary course of business consistent with past practice, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;
(vii)   make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;
(viii)   transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company IP Licenses or other Company IP (excluding non-exclusive licenses of Company IP to Target Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;
(ix)   terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;
(x)   fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;
(xi)   establish any Subsidiary or enter into any new line of business;

(xii)   fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;
(xiii)   revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;
(xiv)   waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $50,000 (individually or $100,000 in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;
(xv)   close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;
(xvi)   acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;
(xvii)   make capital expenditures in excess of $2.5 million (individually for any project (or set of related projects) or $10 million in the aggregate);
(xviii)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(xix)   voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) not referenced in another subsection of this Section 5.2(b) or otherwise listed on Schedule 4.7(c) in excess of $2.5 million individually or $10 million in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;
(xx)   sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;
(xxi)   except for the Ancillary Documents, enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;
(xxii)   take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;
(xxiii)   accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;
(xxiv)   enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or
(xxv)   authorize or agree to do any of the foregoing actions;
provided, that any actions reasonably taken in good faith by the Company or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this

Section 5.2. The Company shall notify the Purchaser in writing of any such actions taken in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on the business of the Target Companies, in consultation with the Purchaser whenever practicable.
5.3   Conduct of Business of the Purchaser.
(a)   Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.3, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.
(b)   Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the Reincorporation) or as set forth on Schedule 5.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:
(i)   amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;
(ii)   authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, other than the issuance of Purchaser securities issuable upon conversion or exchange of outstanding Purchaser securities in accordance with their terms, or engage in any hedging transaction with a third Person with respect to such securities;
(iii)   split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;
(iv)   incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) not referenced in Section 5.2(b) or otherwise listed on Schedule 4.7(c) in excess of $10 million in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.3(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement);
(v)   make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi)   amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;
(vii)   terminate, waive or assign any material right under any Purchaser Material Contract;
(viii)   fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;
(ix)   establish any Subsidiary or enter into any new line of business;
(x)   fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;
(xi)   revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;
(xii)   waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;
(xiii)   acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;
(xiv)   make capital expenditures in excess of $2.5 million individually for any project (or set of related projects) or $10 million in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);
(xv)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);
(xvi)   voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $100,000 in the aggregate (excluding the incurrence of any Expenses) other than as disclosed on Schedule 4.7(c), pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.3 during the Interim Period;
(xvii)   sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;
(xviii)   enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;
(xix)   take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or
(xx)   authorize or agree to do any of the foregoing actions;
provided, that any actions reasonably taken in good faith by the Purchaser or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this

Section 5.3. The Purchaser shall notify the Company in writing of any such actions taken in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on the Purchaser and its Subsidiaries.
5.4   Annual and Interim Financial Statements.   (a)    During the Interim Period, within thirty (30) calendar days following the end of each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from the Interim Balance Sheet Date through the end of such quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, reviewed by the Company’s auditor and in form appropriate for inclusion in the Registration Statement, in each case accompanied by a certificate of the CFO of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.
(b)   The Company shall use its commercially reasonable efforts to deliver to the Purchaser by September 30, 2022, or as promptly as practicable thereafter, audited consolidated financial statements of the Target Companies for the fiscal years ended December 31, 2021, and December 31, 2020, which financial statements shall have been audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor. Such audited financial statements shall be accompanied by a certificate of the CFO of the Company to the effect that such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes.
5.5   Purchaser Public Filings.   During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Purchaser Public Units, Purchaser Ordinary Shares, the Purchaser Public Warrants and the Purchaser Rights on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Purchaser Common Stock and the Purchaser Public Warrants.
5.6   No Solicitation.
(a)   For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) except as permitted under Section 5.2(b), any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser.
(b)   During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal,

(iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.
(c)   Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.
(d)   During the Interim Period, the board of directors of the Purchaser, or any committee thereof, shall not: (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Purchaser Recommendation; (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Alternative Transaction with respect to the Purchaser; (iii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Purchaser to execute or enter into, any agreement related to an Alternative Transaction; (iv) enter into any agreement, letter of intent, or agreement in principle requiring Purchaser to abandon, terminate or fail to consummate the transactions contemplated hereby; (v) fail to recommend against any Alternative Transaction with respect to the Purchaser; (vi) fail to re-affirm the Purchaser Recommendation at the written request of the Company within five (5) Business Days of such request; (vi) fail to include the Purchaser Recommendation in the Registration Statement and Proxy Statement; or (vii) resolve or agree in writing to do any of the foregoing. Nothing contained in this Agreement shall prohibit the Purchaser or the board of directors of the Purchaser or any committee thereof from (x) taking and disclosing to the Purchaser’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or issuing a “stop, look and listen” statement to the Purchaser’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act pending disclosure of its position thereunder or (ii) directing any Person (or the Representative of that Person) who makes an Acquisition Proposal to the provisions of this Section 5.6.
(e)   During the Interim Period, the board of directors of the Company, or any committee thereof, shall not: (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Company Recommendation; (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Alternative Transaction with respect to the Company; (iii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow the Company to execute or enter into, any agreement related to an Alternative Transaction; (iv) enter into any agreement, letter of intent, or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby; (v) fail to recommend against any Alternative Transaction with respect to the Company; (vi) fail to re-affirm the Company Recommendation at the written request of the Purchaser within five (5) Business Days of such request; (vi) fail to include the Company Recommendation in any solicitation materials that its prepares or sends to Company Security Holders; or (vii) resolve or agree in writing to do any of the foregoing.
5.7   No Trading.   The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Merger in accordance with ARTICLE I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.
5.8   Notification of Certain Matters.   During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.
5.9   Efforts.
(a)   Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.
(b)   In furtherance and not in limitation of Section 5.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense (subject to the last sentence of Section 8.3 with respect to Antitrust Expenses), with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.
(c)   As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.
(d)   Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.
5.10   Tax Matters.
(a)   Intended Tax Treatment.   Each of the Parties shall use its reasonable best efforts to cause each of the Reincorporation and the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Reincorporation and the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

(b)   Tax Opinions.   If, in connection with the preparation and filing of the Registration Statement and Proxy Statement, the SEC requires that tax opinions be prepared and submitted regarding: (i) the Reincorporation, the Purchaser will use its reasonable best efforts to cause Loeb & Loeb LLP (“Loeb”) to deliver such tax opinion to the Purchaser, or (ii) the Merger, the Company shall use its reasonable best efforts to cause HTFL to deliver such tax opinion to the Company. Each party shall use reasonable best efforts to execute and deliver customary Tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything to the contrary in this Agreement, Loeb shall not be required to provide any opinion to any Party regarding the Merger.
(c)   Tax Matters Cooperation.   Each of the parties hereto shall (and shall cause its respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another party hereto, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
5.11   Further Assurances.   The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.
5.12   The Registration Statement.
(a)   As promptly as practicable after the date hereof, the Purchaser shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of Purchaser Common Stock to be issued under this Agreement as the Merger Consideration, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser shareholders for the matters to be acted upon at the Purchaser Extraordinary General Meeting and providing the Public Shareholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Ordinary Shares redeemed (the “Redemption”) in conjunction with the stockholder vote on the Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held for such purpose (the “Purchaser Extraordinary General Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Merger and the Reincorporation, by the holders of Purchaser Ordinary Shares in accordance with the Purchaser’s Organizational Documents, the Securities Act, the Cayman Islands Companies Law, the DGCL and the rules and regulations of the SEC and Nasdaq, (ii) the effecting of the Reincorporation, (iii) the change of name of the Purchaser and the adoption and approval of the Amended Organizational Documents, (iv) the adoption and approval of a new equity incentive plan in substantially the form attached as Exhibit F hereto (the “Equity Incentive Plan”), and which will provide for awards for a number of shares of Purchaser Common Stock equal to ten percent (10%) of the aggregate number of shares of Purchaser Common Stock issued and outstanding immediately after the Closing (giving effect to the Redemption), (v) the appointment of the members of the Post-Closing Purchaser Board in accordance with Section 5.17 hereof, (vi) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (vi), collectively, the “Purchaser Shareholder Approval Matters”), and (vii) the adjournment of the Purchaser Extraordinary General Meeting, if necessary or desirable in the reasonable determination of Purchaser. If on the date for which the Purchaser Extraordinary General Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the

Purchaser Extraordinary General Meeting. In connection with the Registration Statement, Purchaser will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the Securities Act, the DGCL and the rules and regulations of the SEC and Nasdaq. Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and Purchaser shall consider any such comments timely made in good faith. The Company shall provide Purchaser with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. If required by applicable SEC rules or regulations, such financial information provided by the Target Companies must be reviewed or audited by the Target Companies’ auditors. The Purchaser shall cause any information concerning the Purchaser or its stockholders, officers, directors, assets, Liabilities, condition (financial or otherwise), business and operations included in the Registration Statement, or in any amendments or supplements thereto, to be true and correct and to not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.
(b)   Purchaser shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Extraordinary General Meeting and the Redemption. Each of Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser and, after the Closing, the Purchaser Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents; provided, however, that the Purchaser shall not amend or supplement the Registration Statement without prior consultation with the Company as is reasonable under the circumstances.
(c)   Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Extraordinary General Meeting and the Redemption promptly after the receipt of such comments and shall give the Company and its counsel a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and the Purchaser shall consider any such comments timely made in good faith under the circumstances.
(d)   As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser shall distribute the Registration Statement to Purchaser’s stockholders and the Company Stockholders, and, pursuant thereto, shall call the Purchaser Extraordinary General Meeting in accordance with Cayman Islands Companies Law for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e)   Purchaser shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Extraordinary General Meeting and the Redemption. Purchaser shall apply for, and shall take commercially reasonable actions to cause, Purchaser Common Stock to be issued in connection with the Merger to be approved for listing on Nasdaq as of the Closing.
5.13   Company Stockholder Approval.   As promptly as practicable after the Registration Statement has become effective, but in no event later than one (1) week after such date, the Company will obtain and deliver to Purchaser written consents representing the requisite vote of the Company Stockholders (including any separate class or series vote that is required, whether pursuant to the Company’s Organizational Documents, any stockholder agreement or otherwise), as necessary, to authorize, approve and consent to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Merger (the “Required Company Stockholder Approval”).
5.14   Public Announcements.
(a)   The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.
(b)   The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within one (1) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the first (1st) Business Day after the execution of this Agreement); provided that the Purchaser provides the Company with a reasonable amount of time to complete such review, comment and approval prior to the third (3rd) Business Day after the date thereof. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within one (1) Business Day thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Seller Representative and the Purchaser Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.
5.15   Confidential Information.
(a)   The Company and the Seller Representative hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with ARTICLE VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company, the Seller Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 5.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.15(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and the Seller Representative shall, and shall cause their respective Representatives to, promptly deliver to the Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and the Seller Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.
(b)   The Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with ARTICLE VIII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

5.16   Documents and Information.   After the Closing Date, the Purchaser and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Target Companies in existence on the Closing Date and make the same available for inspection and copying by the Purchaser Representative during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or its Subsidiaries (including any Target Company) without first advising the Purchaser Representative in writing and giving the Purchaser Representative a reasonable opportunity to obtain possession thereof.
5.17   Post-Closing Board of Directors and Executive Officers.
(a)   The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of seven (7) individuals, with the identity and allocation of such persons among the staggered tiers of the Post-Closing Purchaser Board (and the appointment of such persons to committees of the Post-Closing Purchaser Board) to be determined by the Company’s current board of directors; provided, however, that the Sponsor shall have, subject to the Company’s approval (which approval shall not be unreasonably withheld), the right to appoint one member of the Post-Closing Purchaser Board; provided, further, that the Post-Closing Purchaser Board shall be constituted in compliance with Nasdaq Rule 5605. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint members of the Post-Closing Purchaser Board. At or prior to the Closing, the Purchaser will provide each director of Purchaser with a customary director indemnification agreement, in form and substance reasonably acceptable to such director of Purchaser. At the Closing, the Purchaser and the Company Stockholders will enter into a voting agreement in the form attached hereto as Exhibit G hereto relating to the Sponsor’s right to have a nominee on the Board (the “Voting Agreement”).
(b)   The Parties shall take all action necessary, including causing the executive officers of Purchaser to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Purchaser immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).
5.18   Indemnification of Directors and Officers; Tail Insurance.
(a)   The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser or Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser or Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser or Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the Purchaser shall cause the Organizational Documents of the Purchaser and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser and Merger Sub to the extent permitted by applicable Law. The provisions of this Section 5.18 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.
(b)   For the benefit of the Purchaser’s and Merger Sub’s directors and officers, the Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Purchaser shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.
(c)   In the event Purchaser or Merger Sub or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser or Merger Sub (or their respective successors and assigns), as applicable, assume in writing the obligations set forth in this Section 5.18.
5.19   Trust Account Proceeds.   The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, shall first be used to pay (i) the Purchaser’s accrued Expenses, including the premiums for the D&O Tail Insurance, (ii) the Purchaser’s deferred Expenses (including cash amounts payable to the IPO Underwriters and any legal fees) of the IPO, (iii) any loans owed by the Purchaser to the Sponsor for any Expenses (including deferred Expenses), (iv) any administrative Expenses incurred by or on behalf of the Purchaser, and (v) any other Liabilities of the Purchaser as of the Closing, as, to the extent and in the respective amounts not to exceed those set forth on Schedule 5.19. Such Expenses and Liabilities, as well as any Expenses and Liabilities that are required to be paid by delivery of the Purchaser’s securities, will be paid at the Closing. Any remaining cash will be used for payment of Expenses and Liabilities of the Target Companies and for working capital and general corporate purposes of the Surviving Corporation. Notwithstanding the foregoing, no funds in the Trust Account (including payments for the Redemption) shall be used to pay or reimburse any Person for costs and expenses relating to an Extension; provided, however, in the event the Sponsor contributes additional funds to the Trust Account in connection with an Extension, and the Closing of the Business Combination occurs, then an amount equal to the funds so contributed shall be returned to the Sponsor at the Closing. In the event that, following the Redemption, there are no sufficient funds remaining in the Trust Account at the Closing, the Target Companies shall pay on the Closing Date all the Expenses and Liabilities of the Purchaser as set forth on Schedule 5.19. Any other Expenses and Liabilities not set forth on Schedule 5.19 outstanding as of such date shall only be paid by the Target Companies to the extent such additional Expenses and Liabilities have been previously pre-approved in writing by the Seller Representative.
5.20   At the Closing, Parties will enter into a registration rights agreement in form and substance reasonably satisfactory to the Company and Purchaser providing for certain registration rights for certain stockholders of Purchaser (the “Registration Rights Agreement”).
ARTICLE VI
NO SURVIVAL
6.1   No Survival.   Representations and warranties of the Company and the Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or the Purchaser pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company and the Purchaser and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company or the Purchaser or their respective Representatives with respect thereto. The covenants and agreements made by the Company and the Purchaser in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

ARTICLE VII
CLOSING CONDITIONS
7.1   Conditions to Each Party’s Obligations.   The obligations of each Party to consummate the Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:
(a)   Required Purchaser Shareholder Approval.   The Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of the Purchaser at the Purchaser Extraordinary General Meeting in accordance with the Proxy Statement and the Purchaser Memorandum and Articles shall have been approved by the requisite vote of the shareholders of the Purchaser at the Purchaser Extraordinary General Meeting in accordance with the Purchaser’s Memorandum and Articles, applicable Law and the Proxy Statement (the “Required Purchaser Shareholder Approval”).
(b)   Required Company Stockholder Approval.   The Company shall have obtained the Required Company Stockholder Approval in accordance with Section 5.13.
(c)   Antitrust Laws.   Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.
(d)   Requisite Consents.   The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 7.1(d) shall have each been obtained or made.
(e)   No Adverse Law or Order.   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.
(f)   Net Tangible Assets Test.   Upon the Closing, after giving effect to the Redemption, the Purchaser shall have net tangible assets of at least $5,000,001.
(g)   Appointment to the Board.   The members of the Post-Closing Purchaser Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 5.17.
(h)   Registration Statement.   The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.
(i)   Nasdaq Listing.   The Purchaser Common Stock issued as Merger Consideration shall have been approved for listing on Nasdaq, subject to official notice of issuance.
7.2   Conditions to Obligations of the Company.   In addition to the conditions specified in Section 7.1, the obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:
(a)   Representations and Warranties.   All of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.
(b)   Agreements and Covenants.   The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)   No Purchaser Material Adverse Effect.   No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.
(d)   Closing Deliveries.
(i)   Officer Certificate.   The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c).
(ii)   Secretary Certificate.   The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date (after giving effect to the Reincorporation), (B) the resolutions of the Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound.
(iii)   Good Standing.   The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of organization and from each other jurisdiction in which the Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.
(iv)   Escrow Agreement.   The Company shall have received a copy of the Escrow Agreement, duly executed by the Purchaser and the Escrow Agent.
(v)   Registration Rights Agreement.   The Company shall have received a copy of the Registration Rights Agreement, duly executed by the Purchaser.
7.3   Conditions to Obligations of the Purchaser.   In addition to the conditions specified in Section 7.1, the obligations of the Purchaser and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:
(a)   Representations and Warranties.   All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, taken as a whole.
(b)   Agreements and Covenants.   The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c)   No Material Adverse Effect.   No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement which is continuing and uncured.
(d)   Closing Deliveries.
(i)   Officer Certificate.   The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c).

(ii)   Secretary Certificate.   The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Merger and the other transactions contemplated hereby and thereby, and the adoption of the Surviving Corporation Organizational Documents, and recommending the approval and adoption of the same by the Company Stockholders, (C) evidence that the Required Company Stockholder Approval has been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.
(iii)   Good Standing.   The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.
(iv)   Certified Charter.   The Company shall have delivered to the Purchaser a copy of the Company Charter, as in effect as of immediately prior to the Effective Time, certified by the Secretary of State of the State of Delaware as of a date no more than ten (10) Business Days prior to the Closing Date.
(v)   Employment Agreements.   The employment agreements, in the form attached as Exhibit H hereto, between Tie “James” Li and the Purchaser shall be in full force and effect as of the Closing.
(vi)   Non-Competition Agreement.   The Company shall have delivered to the Purchaser copies of the Non-Competition Agreements duly executed by each of the Key Management Members.
(vii)   Transmittal Documents.   The Exchange Agent shall have received from each Company Stockholder the Transmittal Documents, each in form reasonably acceptable for transfer on the books of the Company.
(viii)   Resignations.   Subject to the requirements of Section 5.18, the Purchaser shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company as requested by the Purchaser prior to the Closing.
(ix)   Registered Agent Letter.   The Purchaser shall receive a copy of the letter, executed by all parties thereto, in the agreed form, to the Delaware registered agent of the Company from the client of record of such registered agent instructing it to take instruction from the Purchaser (or its nominees) from Closing.
(x)   Escrow Agreement.   The Purchaser shall have received a copy of the Escrow Agreement, duly executed by the Company and the Escrow Agent.
(xi)   Registration Rights Agreement.   The Purchaser shall have received a copy of the Registration Rights Agreement, duly executed by the Company.
(xii)   Firpta Certificate.   The Purchaser shall have received from the Company a duly executed certificate conforming to the requirements of Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the United States Treasury regulations, and a notice to be delivered to the United States Internal Revenue Service as required under Section 1.897-2(h)(2) of the United States Treasury regulations, each dated no more than thirty (30) days prior to the Closing Date and in form and substance reasonably acceptable to the Purchaser.

7.4   Frustration of Conditions.   Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Stockholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.
ARTICLE VIII
TERMINATION AND EXPENSES
8.1   Termination.   This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:
(a)   by mutual written consent of the Purchaser and the Company;
(b)   by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in ARTICLE VII have not been satisfied or waived by June 11, 2023 (the “Outside Date”) (provided, that if Purchaser seeks and obtains an Extension, Purchaser shall have the right by providing written notice thereof to the Company to extend the Outside Date for an additional period equal to the shortest of (i) three (3) additional months, (ii) the period ending on the last date for Purchaser to consummate its Business Combination pursuant to such Extension and (iii) such period as determined by Purchaser); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;
(c)   by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;
(d)   by written notice by the Company to Purchaser, if (i) there has been a material breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company is in material uncured breach of this Agreement;
(e)   by written notice by the Purchaser to the Company, if (i) there has been a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;
(f)   by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole following the date of this Agreement which is uncured for at least ten (10) business days after written notice of such Material Adverse Effect is provided by the Purchaser to the Company;

(g)   by written notice by either the Purchaser or the Company to the other, if the Purchaser Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s stockholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained;
(h)   by written notice by the Purchaser to the Company, if the Required Company Stockholder Approval was not obtained pursuant to the terms of this Agreement;
(i)   by the Purchaser if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than conditions that by their terms or nature are to be satisfied at the Closing), (ii) the Purchaser has irrevocably confirmed by written notice to Company that all of the conditions set forth in Section 7.3 have been satisfied (other than conditions that by their terms or nature are to be satisfied at the Closing) or that it is willing to waive any such unsatisfied conditions and that the Purchaser is ready, willing and able to consummate the Closing, and (iii) Company shall have failed to consummate the Transactions within ten (10) Business Days after such notice; or
(j)   by the Company if (i) all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived (other than conditions that by their terms or nature are to be satisfied at the Closing), (ii) the Company has irrevocably confirmed by written notice to Purchaser that all of the conditions set forth in Section 7.2 have been satisfied (other than conditions that by their terms or nature are to be satisfied at the Closing) or that it is willing to waive any such unsatisfied conditions and that the Company is ready, willing and able to consummate the Closing, and (iii) the Purchaser shall have failed to consummate the Transactions within ten (10) Business Days after such notice.
8.2   Effect of Termination.   This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.14, 5.15, 8.3, 9.1, ARTICLE X, ARTICLE XI and this Section 8.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Sections 8.3 and this Section 8.2 (but subject to Section 9.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.8, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.
8.3   Fees and Expenses.   Subject to Section 9.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination. The Purchaser and the Company shall each pay one-half of all filing fees and expenses under any applicable Antitrust Laws, including the fees and expenses relating to any pre-merger notification required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“Antitrust Expenses”). For the avoidance of doubt, if any shares of Purchaser Common Stock are issued in payment of Expenses incurred by Purchaser (including, without limitation, fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants retained by Purchaser or any of its Affiliates), such issuance shall in no event reduce the number of shares of Purchase Common Stock that the Company Security Holders are entitled to receive as Merger Consideration under this Agreement.

ARTICLE IX
WAIVERS AND RELEASES
9.1   Waiver of Claims Against Trust.   Reference is made to the IPO Prospectus. The Company and the Seller Representative each hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if the Purchaser fails to consummate a Business Combination within twelve (12) months, or fifteen (15) months if the Purchaser extends the period of time to consummate a Business Combination in accordance with Purchaser’s Organizational Documents, after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Seller Representative hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or the Seller Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, the Seller Representative or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and the Seller Representative on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company and the Seller Representative each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company and the Seller Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or the Seller Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company and the Seller Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or the Seller Representative or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, the Seller Representative (on behalf of the Company Stockholders) and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 9.1 shall survive termination of this Agreement for any reason and continue indefinitely.

ARTICLE X
MISCELLANEOUS
10.1   Non-Recourse.   This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Purchaser, Merger Sub or the Company under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
10.2   Notices.   All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to the Purchaser or Merger Sub at or prior to the Closing, to:	with a copy (which will not constitute notice) to:
Lakeshore Acquisition II Corp. 667 Madison Avenue New York, NY 10065 Attn: Bill Chen E-mail: bchen65@126.com	Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Attn: Giovanni Caruso E-mail: gcaruso@loeb.com
If to the Purchaser Representative, to:	with a copy (which will not constitute notice) to:
RedOne Investment Limited 555 Shihui Road, Ste A-2F Sonjiang District, Shangai 201100 Attn: Bill Chen E-mail: bchen65@126.com	Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Attn: Giovanni Caruso E-mail: gcaruso@loeb.com
If to the Company or the Surviving Corporation, to:	with a copy (which will not constitute notice) to:
Nature’s Miracle Inc. 858 N. Central Avenue Upland, CA91786 Attn: Tie (James) Li E-mail: james.li@nature-miracle.com	Hunter Taubman Fischer & Li LLC 48 Wall Street, Suite 1100 New York, NY 10005 Attn: Joan Wu, Ying Li E-mail: jwu@htflawyers.com; yli@htflawyers.com
If to the Seller Representative to:	with a copy (which will not constitute notice) to:
Tie (James) Li c/o Nature’s Miracle Inc. 858 N. Central Avenue Upland, CA91786 E-mail: james.li@nature-miracle.com	Hunter Taubman Fischer & Li LLC 48 Wall Street, Suite 1100 New York, NY 10005 Attn: Joan Wu, Ying Li E-mail: jwu@htflawyers.com; yli@htflawyers.com

10.3   Binding Effect; Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company (and after the Closing, the Purchaser Representative and the Seller Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.
10.4   Third Parties.   Except for the rights of the D&O Indemnified Persons set forth in Section 5.18, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.
10.5   Arbitration.   Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 10.5, and any dispute to be determined by the Independent Expert in accordance with Section 1.16) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 10.5. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The language of the arbitration shall be English.
10.6   Governing Law; Jurisdiction.   This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. Subject to Section 1.16, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Delaware (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 1.16, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.2. Nothing in this Section 10.6 shall affect the right of any Party to serve legal process in any other manner permitted by Law.
10.7   WAIVER OF JURY TRIAL.   EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.
10.8   Specific Performance.   Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.
10.9   Severability.   In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
10.10   Amendment.   This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, the Purchaser Representative and the Seller Representative.
10.11   Waiver.   The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Seller Representative on behalf of itself and the Company Stockholders, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Purchaser Representative or the Seller Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Purchaser Representative.

10.12   Entire Agreement.   This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.
10.13   Interpretation.   The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its stockholders under the Cayman Islands Companies Law or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.
10.14   Counterparts.   This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
10.15   Purchaser Representative.
(a)   The Purchaser, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints the Sponsor, in the capacity as the Purchaser

Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) controlling and making any determinations with respect to the post-Closing Merger Consideration adjustments under Section 1.16; (ii) acting on behalf of such Person under the Escrow Agreement; (iii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Purchaser Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Purchaser Representative Documents”); (iv) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Purchaser Representative Documents; (v) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (vi) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any indemnification claim; and (vii) otherwise enforcing the rights and obligations of any such Persons under any Purchaser Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the Purchaser Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Purchaser Securities (other than the Company Security Holders immediately prior to the Effective Time and their respective successors and assigns). All decisions and actions by the Purchaser Representative shall be binding upon the Purchaser and its Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.15 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.
(b)   The Purchaser Representative shall not be liable for any act done or omitted under any Purchaser Representative Document as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Purchaser shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all losses incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under any Purchaser Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 10.15 shall survive the Closing and continue indefinitely.
(c)   The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to the Purchaser and the Seller Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

10.16   Seller Representative.
(a)   Each Company Stockholder, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Tie (James) Li, in his capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Seller Representative Documents, including: (i) controlling and making any determinations with respect to the post-Closing Merger Consideration adjustments under Section 1.16; (ii) acting on behalf of such Person under the Escrow Agreement; (iii) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Company Stockholders in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Company Stockholders unless otherwise agreed by each Company Stockholder who is subject to any disparate treatment of a potentially material and adverse nature); (iv) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (v) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (vi) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (vii) receiving all or any portion of the consideration provided to the Company Stockholders under this Agreement and to distribute the same to the Company Stockholders in accordance with their Pro Rata Share; and (viii) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative shall be binding upon each Company Stockholder and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.16 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.
(b)   Any other Person, including the Purchaser Representative, the Purchaser and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Company Stockholders under any Seller Representative Documents. The Purchaser Representative, the Purchaser and the Company hall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) any payment instructions provided by the Seller Representative or (ii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Company Stockholder shall have any cause of action against the Purchaser Representative, the Purchaser, the Company or any other Indemnified Party for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. The Purchaser Representative, the Purchaser, the Company and the other Indemnified Parties shall not have any Liability to any Company Stockholder for any allocation or distribution among the Company Stockholders by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Company Stockholder under any Seller Representative Document shall be made to the Seller Representative for the benefit of such Company Stockholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Stockholder with respect thereto. All notices or other communications required to be made or delivered by a Company Stockholder shall be made by the Seller Representative (except for a notice under Section 10.16(d) of the replacement of the Seller Representative).

(c)   The Seller Representative will act for the Company Stockholders on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Company Stockholders, but the Seller Representative will not be responsible to the Company Stockholders for any losses that any Company Stockholder may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. From and after the Closing, the Company Stockholders shall jointly and severally indemnify, defend and hold the Seller Representative harmless from and against any and all losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under any Seller Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under any Seller Representative Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company Stockholders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 10.16 shall survive the Closing and continue indefinitely.
(d)   If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Stockholders, then the Company Stockholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Company Stockholders holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser Representative and the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.
10.17   Legal Representation.
(a)   The Parties agree that, notwithstanding the fact that Loeb may have, prior to the Closing, jointly represented the Purchaser, Merger Sub, the Purchaser Representative and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Loeb will be permitted in the future, after Closing, to represent the Sponsor, the Purchaser Representative or their respective Affiliates in connection with matters in which such Persons are adverse to the Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and the Seller Representative, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Loeb’s future representation of one or more of the Sponsor, the Purchaser Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Company and/or the Seller Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Loeb of the Purchaser, Merger Sub, the Sponsor, the Purchaser Representative or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor and the Purchaser Representative shall be deemed the clients of Loeb with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor and the Purchaser Representative, shall be controlled by the Sponsor and the Purchaser Representative and shall not pass to or be claimed by Purchaser or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.
(b)   The Parties agree that, notwithstanding the fact that Hunter Taubman Fischer & Li LLC (“HTFL”) may have, prior to the Closing, jointly represented the Company and the Seller Representative in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Company and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, HTFL will be permitted in the future, after Closing, to represent the Seller Representative or its Affiliates in connection with matters in which such Persons are adverse to the Company or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Purchaser, Merger Sub, the Purchaser Representative and the Sponsor, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with HTFL’s future representation of one or more of the Seller Representative or its Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Company, the Purchaser Representative, the Sponsor or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by HTFL of the Company, the Seller Representative or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Seller Representative shall be deemed the client of HTFL with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Seller Representative, shall be controlled by the Seller Representative and shall not pass to or be claimed by the Company or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.
ARTICLE XI
DEFINITIONS
11.1   Certain Definitions.   For purpose of this Agreement, the following capitalized terms have the following meanings:
“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.
“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.
“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, the Sponsor shall be deemed to be an Affiliate or the Purchaser prior to the Closing

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.
“Applicable Taxes” means “Applicable Taxes” as defined in IRS Notice 2020-65 (and any corresponding Taxes under comparable state or local tax applicable Laws).
“Applicable Wages” means “Applicable Wages” as defined in IRS Notice 2020-65 (and any corresponding wages under comparable state or local tax applicable Laws).
“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.
“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.
“Closing Payment Shares” means such number of Purchaser Common Stock equal to $230,000,000, divided by $10.00.
“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Target Companies on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Target Companies as of such time.
“Closing Net Indebtedness” means, as of the Reference Time, (i) the aggregate amount of all Indebtedness of the Target Companies, less (ii) the Closing Company Cash, in each case of clauses (i) and (ii), on a consolidated basis and as determined in accordance with the Accounting Principles.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.
“Company Charter” means the Certificate of Incorporation of the Company, as amended and effective under the DGCL, prior to the Effective Time.
“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.
“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.
“Company Convertible Securities” means, collectively, any warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company Preferred Stock” means the preferred stock, par value $0.00001 per share, of the Company.
“Company Securities” means, collectively, the Company Stock and any other Company Convertible Securities.
“Company Security Holders” means, collectively, the holders of Company Securities.
“Company Stock” means any shares of the Company Common Stock and the Company Preferred Stock.
“Company Stockholders” means, collectively, the holders of Company Stock.
“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.
“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).
“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.
“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.
“Dissenting Shares” means any shares of Company Stock for which a Company Stockholder has exercised appraisal rights pursuant to Section 262 of the DGCL.
“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.
“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Financial Advisor” means Maxim Group LLC, the financial advisor to the Purchaser in connection with the Transactions.
“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.
“GAAP” means generally accepted accounting principles as in effect in the United States of America.
“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body, including any Regulatory Authority.
“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.
“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.
“Insider Letter” means the letter dated March 8, 2022 to the Purchaser from the Purchaser Representative and other parties, as filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Purchaser with the SEC on March 14, 2022.
“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.
“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.
“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.
“IPO Prospectus” means the final prospectus of the Purchaser, dated as of March 8, 2022, and filed with the SEC on March 10, 2022 (File No. 333-262381).

“IPO Underwriters” means Maxim Group LLC and Network 1 Financial Securities, Inc.
“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).
“Key Management Members” means Tie (James) Li, Zhiyi (Jonathan) Zhang and Wei (Gavin) Yang.
“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of any Target Company, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.
“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.
“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.
“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi) with respect to the Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)  – (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required Purchaser Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“Merger Sub Common Stock” means the shares of common stock, par value $0.01 per share, of Merger Sub.
“Nasdaq” means the Nasdaq Global Market.
“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.
“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.
“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).
“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).
“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.
“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves in accordance with GAAP have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.
“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.
“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.
“Pro Rata Share” means with respect to each Company Stockholder, a fraction expressed as a percentage equal to (i) the portion of the Stockholder Merger Consideration payable by the Purchaser to such Company Stockholder in accordance with the terms of this Agreement, divided by (ii) the total Stockholder Merger Consideration payable by the Purchaser to all Company Stockholders in accordance with the terms of this Agreement.
“Purchaser Memorandum and Articles” means the amended and restated memorandum and articles of association of the Purchaser.
“Purchaser Common Stock” means the shares of common stock of the Purchaser following consummation of the Reincorporation.
“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, the Seller Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company, the Seller Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.
“Purchaser Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of the Purchaser.
“Purchaser Preference Shares” means preference shares, par value $0.0001 per share, of Purchaser.
“Purchaser Private Rights” means the rights included as part of each Purchaser Private Unit, each right entitling the holder thereof to receive one-tenth (1/10) of one (1) Purchaser Ordinary Share upon consummation of the Purchaser’s initial business combination.
“Purchaser Private Units” means the units issued by Purchaser in a private placement to its initial shareholders at the time of the consummation of the IPO consisting of one Purchaser Ordinary Share, one-half of one Purchaser Private Warrant, and one Purchaser Private Right.
“Purchaser Private Warrants” means the warrants included as part of each Purchaser Private Unit, entitling the holder thereof to purchase one Purchaser Ordinary Share at a purchase price of $11.50 per whole share.
“Purchaser Public Rights” means the rights that were included as part of the Purchaser Public Units in the IPO, each right entitling the holder thereof to receive one-tenth (1/10) of one (1) Purchaser Ordinary Share upon consummation of the Purchaser’s initial business combination.
“Purchaser Public Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriters) consisting of one (1) Purchaser Ordinary Share, one half of one Purchaser Public Warrant, and one Purchaser Right.
“Purchaser Public Warrants” means the warrants that were included as part of the Purchaser Public Units in the IPO, each whole warrant entitling the holder thereof to purchase one (1) Purchaser Ordinary Share at a purchase price of $11.50 per share.
“Purchaser Recommendation” means the recommendation by the board of directors of the Purchaser to the Purchaser stockholders that the Purchaser stockholders entitled to vote approve this Agreement and the related transactions.
“Purchaser Rights” means Purchaser Private Rights and Purchaser Public Rights, collectively.
“Purchaser Securities” means the Purchaser Units, Purchaser Ordinary Shares, the Purchaser Common Stock, the Purchaser Warrants, and the Purchaser Rights, collectively.
“Purchaser Units” means Purchaser Private Units and Purchaser Public Units, collectively.
“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.
“Redemption Price” means an amount equal to the price at which each share of Purchaser Common Stock is redeemed or converted pursuant to the Redemption (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing).
“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness, Transaction Expenses or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).
“Regulatory Authority” means the Federal Communications Commission .
“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.
“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including the Financial Advisor, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.
“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).
“Securities Act” means the Securities Act of 1933, as amended.
“Significant Company Holder” means any Company Stockholder who (i) is a director or Key Management Member or (ii) owns more than five percent (5%) of the issued and outstanding shares of the Company.
“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.
“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.
“Sponsor” means RedOne Investment Limited, a BVI business company.
“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.
“Target Company” means each of the Company and its direct and indirect Subsidiaries.
“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.
“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).
“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.
“Transaction Expenses” means all fees and expenses of any of the Target Companies incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any Target Company, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Target Company at or after the Closing pursuant to any agreement to which any Target Company is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby and (iii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on Purchaser, Merger Sub or any Target Company in connection with the Mergers or the other transactions contemplated by this Agreement.
“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.
“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of March 8, 2022, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.
“Trustee” means Continental Stock Transfer and Trust Company, in its capacity as trustee under the Trust Agreement.
11.2   Section References.   The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:
AAA Procedures	10.5
Accounts Receivable	4.7(f)
Acquisition Proposal	5.6(a)
Adjustment Amount	1.16(d)
Agreement	Preamble
Alternative Transaction	5.6(a)
Amended Organizational Documents	1.7
Antitrust Laws	5.9(b)
Applicable Per Share Merger Consideration	1.9
Balance Sheet Date	4.7(a)
Business Combination	9.1
Cayman Islands Companies Law	Recitals
Certificate of Merger	1.2
CFO	1.16(a)
Closing	2.1
Closing Date	2.1

Closing Filing	5.14(b)
Closing Press Release	5.14(b)
Closing Statement	1.18(a)
Company	Preamble
Company Benefit Plan	4.20(a)
Company Disclosure Schedules	Article IV
Company Financials	4.7(a)
Company IP	4.14(d)
Company IP Licenses	4.14(a)
Company Material Contract	4.13(a)
Company Permits	4.10
Company Personal Property Leases	4.17
Company Real Property Leases	4.16
Company Registered IP	4.14(a)
D&O Indemnified Persons	5.18(a)
D&O Tail Insurance	5.18(b)
DGCL	Recitals
Dispute	10.5
Effective Time	1.2
Enforceability Exceptions	3.2
Environmental Permits	4.21(a)
Equity Incentive Plan	5.12(a)
Escrow Account	1.19(a)
Escrow Agent	1.19(a)
Escrow Agreement	1.19(a)
Escrow Amount	1.19(a)
Escrow Property	1.19(a)
Escrow Shares	1.19(a)
Estimated Closing Statement	1.15
Exchange Agent	1.13(a)
Expenses	8.3
Extension	5.3(a)
Federal Securities Laws	5.7
HTFL	10.18(b)
Independent Expert	1.16(b)
Independent Expert Notice Date	1.16(b)
Interim Period	5.1(a)
Letter of Transmittal	1.15(a)
Loeb	10.18(a)
Merger	Recitals
Merger Consideration	1.8
Merger Sub	Preamble
Objection Statement	1.16(b)
OFAC	3.19(c)

Off-the-Shelf Software	4.14(a)
Outbound IP License	4.14(c)
Outside Date	8.1(b)
Parties	Preamble
Party	Preamble
Post-Closing Purchaser Board	5.17(a)
Proxy Statement	5.12(a)
Public Certifications	3.6(a)
Public Shareholders	9.1
Purchaser	Preamble
Purchaser Disclosure Schedules	Article III
Purchaser Extraordinary General Meeting	5.12(a)
Purchaser Financials	3.6(b)
Purchaser Material Contract	3.13(a)
Purchaser Representative	Preamble
Purchaser Representative Documents	10.15(a)
Purchaser Shareholder Approval Matters	5.12(a)
Redemption	5.12(a)
Registration Statement	5.12(a)
Reincorporation	1.7
Related Person	4.22
Released Claims	9.1
Representative Party	1.16(b)
Required Company Stockholder Approval	5.13
Required Purchaser Shareholder Approval	7.1(a)
Resolution Period	10.5
SEC Reports	3.6(a)
SEC SPAC Accounting Changes	3.6(a)
Section 409A Plan	4.20(k)
Seller Representative	Preamble
Seller Representative Documents	10.16(a)
Signing Filing	5.14(b)
Signing Press Release	5.14(b)
Specified Courts	10.6
Stockholder Merger Consideration	1.8
Surviving Corporation	1.1
Top Customers	4.25
Top Suppliers	4.25
Transmittal Documents	1.13(b)
Voting and Support Agreements	Recitals
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IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.
The Purchaser:
Lakeshore Acquisition II Corp.
By:
/s/ Bill Chen

Name: Bill Chen
Title: Chief Executive Officer
The Purchaser Representative:
RedOne Investment Limited, solely in the capacity as the Purchaser Representative hereunder
By:
/s/ Bill Chen

Name: Bill Chen
Title: Manager
Merger Sub:
LBBB Merger Sub Inc.
By:
/s/ Bill Chen

Name: Bill Chen
Title: Director
The Company:
Nature’s Miracle Inc.
By:
/s/ Tie (James) Li

Name: Tie (James) Li
Title: CEO
The Seller Representative:
By:
/s/ Tie (James) Li

Name: Tie (James) Li
[Signature Page to Merger Agreement]

Annex B
September 8th, 2022
PRIVATE & CONFIDENTIAL
For the Board of Directors of Lakeshore Acquisition II Corp. (NASDAQ:LBBB)
667 Madison Avenue, New York, NY 10065 | United States
We understand that Lakeshore Acquisition II Corp. (NASDAQ:LBBB), a publicly traded special purpose acquisition company that is a Cayman Islands exempted company (“Lakeshore” or “LBBB”) is considering a business combination with Nature’s Miracle Incorporated, a privately-held Delaware corporation (the “Company” or “NMI”, and together with Lakeshore, collectively, the “Parties”).
•
Pursuant to the terms of that certain business combination agreement, by and among NMI, Lakeshore and the other parties thereto, the Parties intend to effect a business combination transaction (the “Merger”) whereby (a) NMI will merge with and into a wholly-owned subsidiary of a newly formed Delaware corporation (“Pubco”), which shall be the successor to Lakeshore and the publicly listed company after the closing of the Merger, with NMI continuing as the surviving entity, as a result of which, (i) NMI shall become a wholly-owned subsidiary of Pubco and (ii) each issued and outstanding security of NMI immediately prior to the Merger shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco shall (i) acquire all of the issued and outstanding shares of common stock of the Company from the stockholders of the Company in exchange for shares of common stock of Pubco (the “Share Exchange”, and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions”).

•
In full payment for the purchased shares, the stockholders of NMI shall collectively be entitled to receive from Pubco, in the aggregate, a number of shares of PubCo common stock with an aggregate value equal to Two Hundred and Thirty Million U.S. Dollars ($230,000,000) (the “Consideration”).

The Board of Directors of Lakeshore have retained Newbridge Securities Corporation (“Newbridge”) to render an Opinion as to whether, on the date of such Opinion, the Consideration is fair, from a financial point of view to Lakeshore’s shareholders.
We have not been requested to opine to, and our Opinion does not in any manner address, the underlying business decision of Lakeshore to proceed with the Transaction. In addition, we have not been requested to explore any alternatives to the Transaction. Further, our Opinion does not address the relative merits of the Transaction as compared to any alternative business strategy that might exist for Lakeshore.
Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, going private transactions, related-party transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, related-party transactions, and valuations for corporate and other purposes. We do not perform tax, accounting or legal services, nor do we render such advice.
Newbridge will receive a fee and reimbursement of its expenses for such services. In addition, Lakeshore has agreed to indemnify Newbridge for certain liabilities arising out of its engagement, including the rendering of this Opinion.

Newbridge has not participated in, or provided advice with respect to, the pricing determination, structuring or negotiation of the Transaction.
In the ordinary course of business, Newbridge, certain customer accounts held at Newbridge, and certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in equity, debt, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, Lakeshore, and its successor entities.
In connection with the review and analysis performed to render our Opinion, among other things, we have undertaken the following:
•
Considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;

•
Reviewed drafts of the Business Combination Agreements related to the Transaction;

•
Reviewed Lakeshore’s publicly available historical financial results, as well as certain publicly available information concerning the trading of, and the trading market for, the ordinary shares of Lakeshore since its IPO in March 2022;

•
Reviewed publicly available financial information of Lakeshore filed with the U.S. Securities & Exchange Commission, including its Form 10-Qs, and certain reports on material events filed on Forms 8-K between March 14th, 2022, through September 8th, 2022;

•
Reviewed a financial model of NMI with historical and future financial projections (including potential revenue growth, EBITDA and net income margins) provided by the Company’s management team;

•
Performed a Discounted Cash Flow analysis layered onto the Company’s financial model;

•
Performed a Public Company Comparable analysis of similar companies to NMI in the “Specialty Agriculture Equipment” sector to derive the Enterprise Value / EBITDA multiples;

•
Performed Comparable Precedent M&A Transaction analysis of similar companies to NMI in the “Specialty Agriculture Equipment” sector to derive the Enterprise Value / EBITDA multiples;

•
Conducted discussions with NMI’s management team to better understand NMI’s recent business history, and near-term financials; and

•
Performed such other analyses and examinations, as we deemed appropriate.

In forming our Opinion, we have had full access to, and full cooperation from the management team of both Lakeshore and NMI to ask questions and receive answers. Our Opinion is solely and necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof.
In connection with our review and analyses and in arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available and have not attempted to verify independently any such information.
With respect to certain financial information, including financial analyses and projections, relating to the business and prospects of Lakeshore and NMI provided to us, we have assumed that the financial information has been reasonably prepared on a basis reflecting best currently available estimates and good faith judgments of the management teams of both Lakeshore and NMI as to the future financial performance of the combined parties without and subsequent to a potential business combination.
This Opinion is solely for the use of the Board of Directors of Lakeshore (NASDAQ:LBBB), and is not to be publicly disclosed, used, excerpted, reproduced or disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Newbridge Securities Corporation, except that this Opinion may be reproduced in full in, and references to this Opinion and to Newbridge and its relationship with Lakeshore may be included in, filings made by Lakeshore with the U.S. Securities & Exchange Commission and in any proxy statement or similar disclosure document delivered to shareholders of Lakeshore.

We have tried to apply objective measures of value in rendering our Opinion. You understand, however, that such a valuation necessarily is based on some subjective interpretations of value. We understand that we are not obligated to review our Opinion due to events and fluctuating economic conditions occurring subsequent to the date of this Opinion.
Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the Consideration is fair, from a financial point of view to Lakeshore’s shareholders.
Sincerely,
Newbridge Securities Corporation

Chad D. Champion Senior Managing Director, Head of Equity Capital Markets

Annex C
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NATURE’S MIRACLE, INC.
Nature’s Miracle, Inc., a corporation organized and existing under the laws of the State of Delaware, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, as it may be amended (the “DGCL”), hereby certifies as follows:
1.
The original name of this Corporation is LBBB Merger Corp. The original Certificate of Incorporation was filed with the office of the Secretary of State of the State of Delaware on March 8, 2022.

2.
This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of Sections 242 and 245 of the DGCL and by stockholders of the Corporation, and written notice was duly given or will be given pursuant to Section 228 to those stockholders who did not approve the Amended and Restated Certificate of Incorporation. This Amended and Restated Certificate of Incorporation is to become effective as of [Date].

3.
This Amended and Restated Certificate of Incorporation restates and amends the original Certificate of Incorporation to read in its entirety as follows:

FIRST:   The name of the corporation is Nature’s Miracle, Inc. (hereinafter called the “Corporation”).
SECOND:   The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Rd Ste 403b, Wilmington, New Castle, DE 19805-1270. The name of the registered agent of the Corporation in the State of Delaware at such address is Vcorp Services, LLC.
THIRD:   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).
FOURTH:   The total number of shares of all classes of capital stock that the Corporation is authorized to issue is [101,000,000] shares, consisting of (i) [100,000,000] shares of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) [1,000,000] shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.
A. Common Stock.   The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:
1.   Ranking.   The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.
2.   Voting.   Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.
3.   Dividends.   Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.
4.   Liquidation.   Subject to the rights of the holders of Preferred Stock, shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this Section A(4), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.
B.
Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (the “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:
(a)   the designation of the series, which may be by distinguishing number, letter or title;
(b)   the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);
(c)   the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;
(d)   the dates on which dividends, if any, shall be payable;
(e)   the redemption rights and price or prices, if any, for shares of the series;
(f)   the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;
(g)   the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
(h)   whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(i)   restrictions on the issuance or reissuance of shares of the same series or any other class or series;
(j)   the voting rights, if any, of the holders of shares of the series generally or upon specified events; and
(k)   any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares, all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock.
Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.
FIFTH:   This Article FIFTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.
A. General Powers.   The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.
B. Number of Directors; Election of Directors.   Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed from time to time by resolution of the majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” will mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.
C. Classes of Directors.   Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire Board. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time such classification becomes effective.
D. Terms of Office.   Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.
E. Newly Created Directorships and Vacancies.   Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the earlier of (i) the remaining term of his or her predecessor, (ii) a successor is duly elected and qualified, or (iii) the earlier of such director’s death, resignation or removal.
F. Removal.   Any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66% in voting power of the stock of the Corporation entitled to vote thereon.

G. Committees.   Pursuant to the Amended and Restated Bylaws of the Corporation (the “Bylaws”), the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.
H. Stockholder Nominations and Introduction of Business.   Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.
SIXTH:   Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.
SEVENTH:   To the fullest extent permitted by applicable law, as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after approval by the stockholders of this Article SEVENTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
Any amendment, repeal or modification of the foregoing provisions of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.
EIGHTH:   To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by the DGCL (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.
Any amendment, repeal or modification of the foregoing provisions of this Article EIGHTH shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.
NINTH:   Subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders called in accordance with the Bylaws and may not be effected by written consent in lieu of a meeting.
TENTH:   Except as otherwise required by law and subject to the terms of any series of Preferred Stock, special meetings of stockholders for any purpose or purposes may be called at any time by the majority of the Whole Board, the Chairman of the Board or the Chief Executive Officer of the Corporation, and may not be called by another other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice for such meeting.
ELEVENTH:   If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.
The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article ELEVENTH. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of this Certificate of Incorporation, or to adopt any new provision of this Certificate of Incorporation; provided, however, that the affirmative vote of the holders of at least 66% in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Article FIFTH, Article SEVENTH, Article EIGHTH, Article NINTH, Article TENTH, Article TWELFTH, Article THIRTEENTH, and this sentence of this Certificate of Incorporation, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other provision of this Certificate of Incorporation). Any amendment, repeal or modification of any of Article SEVENTH, Article EIGHTH, and this sentence shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.
TWELFTH:   In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the Whole Board without any action on the part of the stockholders. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the Bylaws may also be amended, altered or repealed and new Bylaws may be adopted by the affirmative vote of the holders of at least 66% in voting power of the stock of the Corporation entitled to vote thereon.
THIRTEENTH:
A.
Forum Selection.

(a)   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or (4) any action asserting a claim governed by the internal affairs doctrine.
(b)   Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of American shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
(c)   This Article THIRTEENTH shall not apply to actions or claims brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

B. Personal Jurisdiction.   If any action the subject matter of which is within the scope of Section A immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article THIRTEENTH.
FOURTEENTH:    The name and mailing address of the incorporator of the Corporation are as follows:
Name	Address
Tie (James) Li	4695 MacArthur Court, Suite 1105, Newport Beach, CA 92660, USA.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of this day of [Date].
By:

Name:
Tie (James) Li

Title:
Incorporator

Annex D

D-1

Annex E
NATURE’S MIRACLE INCORPORATED
EQUITY INCENTIVE PLAN
1.   PURPOSE.   The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents, Subsidiaries and Affiliates that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined elsewhere in the text are defined in Section 28.
2.   SHARES SUBJECT TO THE PLAN.
2.1.   Number of Shares Available.   Subject to Section 2.4, Section 2.6 and Section 21 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan is 2,300,000 Shares.
2.2.   Lapsed, Returned Awards.   Shares subject to Awards, and Shares issued under the Plan under any Award, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (a)  are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (b) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; (c) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued; or (d) are surrendered pursuant to an Exchange Program. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Shares used to pay the exercise price of an Award or withheld to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. For the avoidance of doubt, Shares that otherwise become available for grant and issuance because of the provisions of this Section 2.2 shall not include Shares subject to Awards that initially became available because of the substitution clause in Section 21.2 hereof.
2.3.   Minimum Share Reserve.   At all times the Company will reserve and keep available a sufficient number of Shares as will be required to satisfy the requirements of all outstanding Awards granted under this Plan.
2.4.   Automatic Share Reserve Increase.   The number of Shares available for grant and issuance under the Plan will be increased on January 1 for each of the first ten (10) calendar years during the term of the Plan by the lesser of (a) Five percent (5%) of all classes of the Company’s common stock outstanding on each December 31 immediately prior to the date of increase or (b) such number of Shares determined by the Board.
2.5.   ISO Limitation.   No more than 2,300,000 Shares shall be issued pursuant to the exercise of ISOs (as defined below) under the Plan.
2.6.   Adjustment of Shares.   If the number of outstanding Shares is changed by a stock dividend, extraordinary dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification, spin-off or similar change in the capital structure of the Company, without consideration, then (a) the number and class of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, including shares reserved under sub-clauses (a)-(d) of Section 2.1, (b) the Exercise Prices of and number and class of Shares subject to outstanding Options and SARs, (c) the number and class of Shares subject to other outstanding Awards and (d) the maximum number and class of Shares that may be issued as ISOs set forth in Section 2.5 will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.
If, by reason of an adjustment pursuant to this Section 2.6, a Participant’s Award Agreement or other agreement related to any Award or the Shares subject to such Award covers additional or different shares of stock or securities, then such additional or different shares, and the Award Agreement or such other agreement in respect thereof, will be subject to all of the terms, conditions and restrictions that were applicable to the Award or the Shares subject to such Award prior to such adjustment.
3.   ELIGIBILITY.   ISOs may be granted only to Employees. All other Awards may be granted to Employees, Consultants and Non-Employee Directors; provided such Consultants and Non-Employee Directors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction.
4.   ADMINISTRATION.
4.1.   Committee Composition; Authority.   This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan, except, however, the Board will establish the terms for the grant of an Award to Non-Employee Directors. The Committee will have the authority to:
(a)   construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;
(b)   prescribe, amend and rescind rules and regulations relating to this Plan or any Award;
(c)   select persons to receive Awards;
(d)   determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the Exercise Price, the time or times when Awards may vest and be exercised (which may be based on performance criteria) or settled, any vesting acceleration or waiver of forfeiture restrictions, the method to satisfy tax withholding obligations or any other tax liability legally due and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;
(e)   determine the number of Shares or other consideration subject to Awards;
(f)   determine the Fair Market Value in good faith and interpret the applicable provisions of this Plan and the definition of Fair Market Value in connection with circumstances that impact the Fair Market Value, if necessary;
(g)   determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent, Subsidiary or Affiliate;
(h)   grant waivers of Plan or Award conditions;
(i)   determine the vesting, exercisability and payment of Awards;
(j)   correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;
(k)   determine whether an Award has been vested and/or earned;
(l)   determine the terms and conditions of, and institute, any Exchange Program;
(m)   reduce, waive or modify any criteria with respect to Performance Factors;
(n)   adjust Performance Factors;
(o)   adopt terms and conditions, rules and/or procedures (including the adoption of any subplan under this Plan) relating to the operation and administration of the Plan to accommodate requirements of local law and procedures outside of the United States or to qualify Awards for special tax treatment under laws of jurisdictions other than the United States;
(p)   exercise discretion with respect to Performance Awards;

(q)   make all other determinations necessary or advisable for the administration of this Plan; and
(r)   delegate any of the foregoing to a subcommittee or to one or more executive officers pursuant to a specific delegation as permitted by applicable law.
4.2.   Committee Interpretation and Discretion.   Any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination will be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement will be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee will be final and binding on the Company and the Participant. The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution will be final and binding on the Company and the Participant.
4.3.   Section 16 of the Exchange Act.   Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act).
4.4.   Documentation.   The Award Agreement for a given Award, the Plan and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) that meets applicable legal requirements.
4.5.   Foreign Award Recipients.   Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws and practices in other countries in which the Company and its Subsidiaries or Affiliates operate or have Employees or other individuals eligible for Awards, the Committee, in its sole discretion, will have the power and authority to: (a) determine which Subsidiaries and Affiliates will be covered by the Plan; (b) determine which individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to individuals outside the United States or foreign nationals to comply with applicable foreign laws, policies, customs and practices; (d) establish subplans and modify exercise procedures, vesting conditions, and other terms and procedures, to the extent the Committee determines such actions to be necessary or advisable (and such subplans and/or modifications will be attached to this Plan as appendices, if necessary); provided, however, that no such subplans and/or modifications will increase the share limitations contained in Section 2.1 hereof; and (e) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards will be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.
5.   OPTIONS.   An Option is the right but not the obligation to purchase a Share, subject to certain conditions, if applicable. The Committee may grant Options to eligible Employees, Consultants and Directors and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may vest and be exercised, and all other terms and conditions of the Option, subject to the following terms of this section.
5.1.   Option Grant.   Each Option granted under this Plan will identify the Option as an ISO or an NSO. An Option may be, but need not be, awarded upon satisfaction of such Performance Factors during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the Option is being earned upon the satisfaction of Performance Factors, then the Committee will: (a) determine the nature, length and starting date of any Performance Period for each Option; and (b) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different performance goals and other criteria.
5.2.   Date of Grant.   The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date. The Award Agreement will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3.   Exercise Period.   Options may be vested and exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.
5.4.   Exercise Price.   The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (a) the Exercise Price of an Option will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant and (b) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 11 and the Award Agreement and in accordance with any procedures established by the Company.
5.5.   Method of Exercise.   Any Option granted hereunder will be vested and exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (a) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option (and/or via electronic execution through the authorized third-party administrator), and (b)  full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.6 of the Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
5.6.   Termination of Service.   If the Participant’s Service terminates for any reason except for Cause or the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates. Such Options must be exercised by the Participant on the earlier of the expiration date of the Options or three (3) months after the date Participant’s Service terminates unless the Committee determines a shorter or longer time period, provided that such time period is no later than the expiration date of the Options and that any exercise beyond three (3) months after the date Participant’s employment terminates is deemed to be the exercise of an NSO.
(a)   Death.   If the Participant’s Service terminates because of the Participant’s death (or if the Participant dies within three (3) months after Participant’s Service terminates other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates. Such Options must be exercised by the Participant’s legal representative, or authorized assignee, on the earlier of the expiration date of the Options or twelve (12) months after the date Participant’s Service terminates, unless the Committee determines a shorter or longer time period, provided that such time period is no later than the expiration date of the Options.
(b)   Disability.   If the Participant’s Service terminates because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates. Such Options must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) on the earlier of the expiration date of the Options or twelve (12) months after the date Participant’s Service terminates, unless the Committee determines a shorter or longer time period, provided that such time period is no later than the expiration date of the Options, with (a) any exercise beyond three (3)  months after the date Participant’s employment terminates when the termination of Service is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code, or (b) any exercise beyond twelve (12) months after the date Participant’s employment terminates when the termination of Service is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NSO.
(c)   Cause.   If the Participant’s Service terminates for Cause, then Participant’s Options (whether or not vested) will expire on the date of termination of Participant’s Service if the Committee has reasonably determined in good faith that such cessation of Services has resulted in connection with an act or failure to act constituting Cause (or such Participant’s Services could have been terminated for Cause (without regard to the lapsing of any required notice or cure periods in connection therewith) at the time such Participant terminated Services), or at such later time and on such conditions as are determined by the Committee, but in any event no later than the expiration date of the Options. Unless otherwise provided in an employment agreement, Award Agreement, or other applicable agreement, Cause will have the meaning set forth in the Plan.
5.7.   Limitations on Exercise.   The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.
5.8.   Limitations on ISOs.   With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NSOs. For purposes of this Section 5.8, ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.
5.9.   Modification, Extension or Renewal.   The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. Subject to Section 18 of this Plan, by written notice to affected Participants, the Committee may reduce the Exercise Price of outstanding Options without the consent of such Participants; provided, however, that the Exercise Price may not be reduced below the Fair Market Value on the date the action is taken to reduce the Exercise Price.
5.10.   No Disqualification.   Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.
6.   RESTRICTED STOCK AWARDS.   A Restricted Stock Award is an offer by the Company to sell to an eligible Employee, Consultant, or Director Shares that are subject to restrictions (“Restricted Stock”). The Committee will determine to whom an offer will be made, the number of Shares the Participant may purchase, the Purchase Price, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the Plan.
6.1.   Restricted Stock Purchase Agreement.   All purchases under a Restricted Stock Award will be evidenced by an Award Agreement. Except as may otherwise be provided in an Award Agreement, a Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price, within thirty (30) days from the date the Award Agreement was delivered to the Participant. If the Participant does not accept such Award within thirty (30) days, then the offer of such Restricted Stock Award will terminate, unless the Committee determines otherwise.

6.2.   Purchase Price.   The Purchase Price for a Restricted Stock Award will be determined by the Committee and may be less than Fair Market Value on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 11 of the Plan, the Award Agreement and any procedures established by the Company.
6.3.   Terms of Restricted Stock Awards.   Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified number of  years of service with the Company or upon completion of Performance Factors, if any, during any Performance Period as set out in advance in the Participant’s Award Agreement. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.
6.4.   Termination of Service.   Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).
7.   STOCK BONUS AWARDS.   A Stock Bonus Award is an award to an eligible Employee, Consultant, or Director of Shares for Services to be rendered or for past Services already rendered to the Company or any Parent, Subsidiary or Affiliate. All Stock Bonus Awards shall be made pursuant to an Award Agreement. No payment from the Participant will be required for Shares awarded pursuant to a Stock Bonus Award.
7.1.   Terms of Stock Bonus Awards.   The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement. Prior to the grant of any Stock Bonus Award the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria.
7.2.   Form of Payment to Participant.   Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment, as determined in the sole discretion of the Committee.
7.3.   Termination of Service.   Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).
8.   STOCK APPRECIATION RIGHTS.   A Stock Appreciation Right (“SAR”) is an award to an eligible Employee, Consultant, or Director that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). All SARs shall be made pursuant to an Award Agreement.
8.1.   Terms of SARs.   The Committee will determine the terms of each SAR including, without limitation: (a)  the number of Shares subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d)  the effect of the Participant’s termination of Service on each SAR. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted, and may not be less than Fair Market Value. A SAR may be awarded upon satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the SAR is being earned upon the satisfaction of Performance Factors, then the Committee will: (x)  determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Factors and other criteria.
8.2.   Exercise Period and Expiration Date.   A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR. The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee). Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.
8.3.   Form of Settlement.   Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (a) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times (b) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code to the extent applicable.
8.4.   Termination of Service.   Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).
9.   RESTRICTED STOCK UNITS.   A Restricted Stock Unit (“RSU”) is an award to an eligible Employee, Consultant, or Director covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). All RSUs shall be made pursuant to an Award Agreement.
9.1.   Terms of RSUs.   The Committee will determine the terms of an RSU including, without limitation: (a)  the number of Shares subject to the RSU; (b) the time or times during which the RSU may be settled; (c) the consideration to be distributed on settlement; and (d) the effect of the Participant’s termination of Service on each RSU; provided that no RSU shall have a term longer than ten (10) years. An RSU may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s Award Agreement. If the RSU is being earned upon satisfaction of Performance Factors, then the Committee will: (x)  determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU. Performance Periods may overlap and Participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria.
9.2.   Form and Timing of Settlement.   Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both. The Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code to the extent applicable.
9.3.   Termination of Service.   Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).
10.   PERFORMANCE AWARDS.   A Performance Award is an award to an eligible Employee, Consultant, or Director of the Company or any Parent, Subsidiary or Affiliate that is based upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee, and may be settled in cash, Shares (which may consist of, without limitation, Restricted Stock), other property, or any combination thereof. Grants of Performance Awards shall be made pursuant to an Award Agreement.
10.1.   Performance Awards shall include Performance Shares, Performance Units, and cash-based Awards as set forth in Sections 10.1(a), 10.1(b), and 10.1(c) below.
(a)   Performance Shares.   The Committee may grant Awards of Performance Shares, designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares and the terms and conditions of each such Award. Performance Shares shall consist of a unit valued by reference to a designated number of Shares, the value of which may be paid to the Participant by delivery of Shares or, if set forth in the instrument evidencing the Award, of such property as the Committee shall determine, including, without limitation, cash, Shares, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. The amount to be paid under an Award of Performance Shares may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.
(b)   Performance Units.   The Committee may grant Awards of Performance Units, designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units and the terms and conditions of each such Award. Performance Units shall consist of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee.
(c)   Cash-Settled Performance Awards.   The Committee may grant cash-settled Performance Awards to Participants under the terms of this Plan. Such awards will be based on the attainment of performance goals using the Performance Factors within this Plan that are established by the Committee for the relevant performance period.
10.2.   Terms of Performance Awards.   Performance Awards will be based on the attainment of performance goals using the Performance Factors within this Plan that are established by the Committee for the relevant Performance Period. The Committee will determine, and each Award Agreement shall set forth, the terms of each Performance Award including, without limitation: (a) the amount of any cash bonus, (b) the number of Shares deemed subject to an award of Performance Shares; (c) the Performance Factors and Performance Period that shall determine the time and extent to which each award of Performance Shares shall be settled; (d) the consideration to be distributed on settlement, and (e) the effect of the Participant’s termination of Service on each Performance Award. In establishing Performance Factors and the Performance Period the Committee will: (x) determine the nature, length and starting date of any Performance Period; (y) select from among the Performance Factors to be used; and (z) determine the number of Shares deemed subject to the award of Performance Shares. Prior to settlement the Committee shall determine the extent to which Performance Awards have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Awards that are subject to different Performance Periods and different performance goals and other criteria.
10.3.   Termination of Service.   Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee).
11.   PAYMENT FOR SHARE PURCHASES.   Payment from a Participant for Shares purchased pursuant to this Plan may be made in cash or by check or, where approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement):
(a)   by cancellation of indebtedness of the Company to the Participant;
(b)   by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;

(c)   by waiver of compensation due or accrued to the Participant for services rendered or to be rendered to the Company or a Parent or Subsidiary;
(d)   by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with the Plan;
(e)   by any combination of the foregoing; or
(f)   by any other method of payment as is permitted by applicable law.
12.   GRANTS TO NON-EMPLOYEE DIRECTORS.
12.1.   Grant and Eligibility.   Non-Employee Directors are eligible to receive any type of Award offered under this Plan except ISOs. Awards under the Plan may be granted to Non-Employee Directors automatically pursuant to a policy adopted by the Board, or made from time to time as determined in the discretion of the Board. No Non-Employee Director may receive Awards under the Plan that, when combined with cash compensation received for service as a Non-Employee Director, exceeds $150,000 in value (as described below) in any calendar year, increased to $150,000 in value (as described below) in the calendar year of his or her initial services as a Non-Employee Director. The value of Awards for purposes of complying with this maximum shall be determined as follows: (a) for Options and SARs, grant date fair value will be calculated using the Black-Scholes valuation methodology on the date of grant of such Option or SAR, and (b) for all other Awards other than Options and SARs, grant date fair value will be determined by either (i) calculating the product of the Fair Market Value per Share on the date of grant and the aggregate number of Shares subject to the Award, or (ii)  calculating the product using an average of the Fair Market Value over a number of trading days and the aggregate number of Shares subject to the Award as determined by the Committee. Awards granted, or cash compensation paid, to an individual while he or she was serving in the capacity as an Employee or while he or she was a Consultant but not a Non-Employee Director will not count for purposes of the limitations set forth in this Section 12.1.
12.2.   Vesting, Exercisability and Settlement.   Except as set forth in Section 21, Awards will vest, become exercisable and be settled as determined by the Board. With respect to Options and SARs, the exercise price granted to Non-Employee Directors will not be less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.
12.3.   Election to Receive Awards in Lieu of Cash.   A Non-Employee Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash or Awards or a combination thereof, if permitted, and as determined, by the Committee. Such Awards shall be issued under the Plan. An election under this Section 12.3 shall be filed with the Company on the form prescribed by the Company.
13.   WITHHOLDING TAXES.
13.1.   Withholding Generally.   Whenever Shares are to be issued in satisfaction of Awards granted under this Plan or a tax event occurs, the Company may require the Participant to remit to the Company, or to the Parent, Subsidiary or Affiliate, as applicable, employing the Participant, an amount sufficient to satisfy applicable U.S. federal, state, local and international tax or any other tax or social insurance liability (the “Tax-Related Items”) required to be withheld from the Participant prior to the delivery of Shares pursuant to exercise or settlement of any Award. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable withholding obligations for Tax-Related Items. Unless otherwise determined by the Committee, the Fair Market Value of the Shares will be determined as of the date that the taxes are required to be withheld and such Shares will be valued based on the value of the actual trade or, if there is none, the Fair Market Value of the Shares as of the previous trading day.
13.2.   Stock Withholding.   The Committee, or its delegate(s), as permitted by applicable law, in its sole discretion and pursuant to such procedures as it may specify from time to time and to limitations of local law, may require or permit a Participant to satisfy such Tax Related Items legally due from the Participant, in whole or in part by (without limitation) (a) paying cash, (b)  having the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the Tax-Related Items to be withheld,

(c) delivering to the Company already-owned shares having a Fair Market Value equal to the Tax-Related Items to be withheld or (d)  withholding from the proceeds of the sale of otherwise deliverable Shares acquired pursuant to an Award either through a voluntary sale or through a mandatory sale arranged by the Company. The Company may withhold or account for these Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to (but not in excess of) the maximum permissible statutory tax rate for the applicable tax jurisdiction, to the extent consistent with applicable laws.
14.   TRANSFERABILITY.   Unless determined otherwise by the Committee, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Committee makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or by domestic relations order to a Permitted Transferee, such Award will contain such additional terms and conditions as the Committee deems appropriate. All Awards will be exercisable: (a) during the Participant’s lifetime only by the Participant, or the Participant’s guardian or legal representative; (b) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees; and (c) in the case of all awards except ISOs, by a Permitted Transferee.
15.   PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.
15.1.   Voting and Dividends.   No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant, except for any Dividend Equivalent Rights permitted by an applicable Award Agreement. Any Dividend Equivalent Rights will be subject to the same vesting or performance conditions as the underlying Award. In addition, the Committee may provide that any Dividend Equivalent Rights permitted by an applicable Award Agreement will be deemed to have been reinvested in additional Shares or otherwise reinvested. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to such stock dividends or stock distributions with respect to Unvested Shares, and any such dividends or stock distributions will be accrued and paid only at such time, if any, as such Unvested Shares become vested Shares. The Committee, in its discretion, may provide in the Award Agreement evidencing any Award that the Participant will be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Shares underlying an Award during the period beginning on the date the Award is granted and ending, with respect to each Share subject to the Award, on the earlier of the date on which the Award is exercised or settled or the date on which it is forfeited provided, that no Dividend Equivalent Right will be paid with respect to the Unvested Shares, and such dividends or stock distributions will be accrued and paid only at such time, if any, as such Unvested Shares become vested Shares. Such Dividend Equivalent Rights, if any, will be credited to the Participant in the form of additional whole Shares as of the date of payment of such cash dividends on Shares.
15.2.   Restrictions on Shares.   At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of any or all Unvested Shares held by a Participant following such Participant’s termination of Service at any time within ninety (90) days (or such longer or shorter time determined by the Committee) after the later of the date Participant’s Service terminates and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Purchase Price or Exercise Price, as the case may be.
16.   CERTIFICATES.   All Shares or other securities whether or not certificated, delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable U.S. federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted and any non-U.S. exchange controls or securities law restrictions to which the Shares are subject.

17.   ESCROW; PLEDGE OF SHARES.   To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated. The Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.
18.   REPRICING; EXCHANGE AND BUYOUT OF AWARDS.   Without prior stockholder approval, the Committee may (a) reprice Options or SARs (and where such repricing is a reduction in the Exercise Price of outstanding Options or SARs, the consent of the affected Participants is not required provided written notice is provided to them, notwithstanding any adverse tax consequences to them arising from the repricing), and (b) with the consent of the respective Participants (unless not required pursuant to Section 5.9 of the Plan), pay cash or issue new Awards in exchange for the surrender and cancellation of any, or all, outstanding Awards.
19.   SECURITIES LAW AND OTHER REGULATORY COMPLIANCE.   An Award will not be effective unless such Award is in compliance with all applicable U.S. and foreign federal and state securities and exchange control laws, rules and regulations of any governmental body, and with the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b)  completion of any registration or other qualification of such Shares under any state or federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any foreign or state securities laws, exchange control laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.
20.   NO OBLIGATION TO EMPLOY.   Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent, Subsidiary or Affiliate or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate to terminate Participant’s employment or other relationship at any time.
21.   CORPORATE TRANSACTIONS.
21.1.   Assumption or Replacement of Awards by Successor.   In the event of a Corporate Transaction any or all outstanding Awards may be (a) continued by the Company, if the Company is the successor entity; or (b) assumed or substituted by the successor corporation, or a parent or subsidiary of the successor corporation, for substantially equivalent Awards (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), in each case after taking into account appropriate adjustments for the number and kind of shares and exercise prices. The successor corporation may also issue, as replacement of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor corporation refuses to assume, substitute or replace any Award in accordance with this Section  21, then notwithstanding any other provision in this Plan to the contrary, each such Award shall become fully vested and, as applicable, exercisable and any rights of repurchase or forfeiture restrictions thereon shall lapse, immediately prior to the consummation of the

Corporate Transaction. Performance Awards not assumed or substituted pursuant to the foregoing shall be deemed earned and vested at 100% of target level, unless otherwise indicated pursuant to the terms and conditions of the applicable Award Agreement.
If an Award vests in lieu of assumption or substitution in connection with a Corporate Transaction as provided above, the Committee will notify the holder of such Award in writing or electronically that such Award will be exercisable for a period of time determined by the Committee in its sole discretion, and such Award will terminate upon the expiration of such period without consideration. Any determinations by the Committee need not treat all outstanding Awards in an identical manner, and shall be final and binding on each applicable Participant.
21.2.   Assumption of Awards by the Company.   The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Substitute Awards will not reduce the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in a calendar year.
21.3.   Non-Employee Directors’ Awards.   Notwithstanding any provision to the contrary herein, in the event of a Corporate Transaction, the vesting of all Awards granted to Non-Employee Directors will accelerate and such Awards will become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.
22.   ADOPTION AND STOCKHOLDER APPROVAL.   This Plan will be submitted for the approval of the Company’s stockholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board or amended so as to require stockholder approval.
23.   TERM OF PLAN/GOVERNING LAW.   Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ten (10) years from the date this Plan is adopted by the Board. This Plan and all Awards granted hereunder will be governed by and construed in accordance with the laws of the State of Delaware (excluding its conflict of laws rules).
24.   AMENDMENT OR TERMINATION OF PLAN.   The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, no amendment requiring stockholder approval that is approved by the Board shall be effective until the approval of the stockholders of the Company is obtained; provided further, that a Participant’s Award will be governed by the version of this Plan then in effect at the time such Award was granted. No termination or amendment of the Plan or any outstanding Award may adversely affect any then outstanding Award without the consent of the Participant, unless such termination or amendment is necessary to comply with applicable law, regulation or rule.
25.   NON-EXCLUSIVITY OF THE PLAN.   Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.
26.   INSIDER TRADING POLICY.   Each Participant who receives an Award will comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by

Employees, officers and/or Directors of the Company, as applicable, as well as with any insider trading or market abuse laws to which the Participant may be subject.
27.   ALL AWARDS SUBJECT TO COMPANY CLAWBACK OR RECOUPMENT POLICY.   All Awards, subject to applicable law, shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other service with the Company that is applicable to Employees, Directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law, may require the cancellation of outstanding Awards and the recoupment of any gains realized with respect to Awards.
28.   DEFINITIONS.   As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:
28.1.   “Affiliate” means any person or entity that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, including any general partner, managing member, officer or director of the Company, in each case as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity, whether through the ownership of voting securities or by contract or otherwise.
28.2.   “Award” means any award under the Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit or Performance Award.
28.3.   “Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, together with any country-specific appendix thereto for grants to non-U.S. Participants, which will be in substantially a form (that need not be the same for each Participant) that the Committee (or in the case of Award Agreements that are not used for Insiders, the Committee’s delegate(s)) has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.
28.4.   “Board” means the Board of Directors of the Company.
28.5.   “Cause” means a determination by the Company (and in the case of Participant who is subject to Section 16 of the Exchange Act, the Committee) that the Participant has committed an act or acts constituting any of the following: (a) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; (b) fraud on or misappropriation of any funds or property of the Company, any affiliate, customer or vendor; (c) personal dishonesty, incompetence, willful misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or breach of fiduciary duty which involves personal profit; (d)  willful misconduct in connection with Participant’s duties or material failure to perform Participant’s responsibilities in the best interests of the Company; (e) illegal use or distribution of drugs; (f) violation of any Company rule, regulation, procedure or policy; (g) breach of any provision of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by Participant’s for the benefit of the Company or (h) other conduct by such Participant that could be expected to be harmful to the business, interests or reputation of the Company. The determination as to whether Cause for a Participant’s termination exists will be made in good faith by the Company and will be final and binding on the Participant. This definition does not in any way limit the Company’s or any Parent’s or Subsidiary’s ability to terminate a Participant’s employment or services at any time as provided in Section 20 above. Notwithstanding the foregoing, the foregoing definition of “Cause” may, in part or in whole, be modified or replaced in each individual employment agreement, Award Agreement, or other applicable agreement with any Participant provided that such document specifically supersedes this definition.
28.6.   “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
28.7.   “Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.

28.8.   “Company” means Nature’s Miracle Incorporated, a Delaware corporation, or any successor corporation.
28.9.   “Consultant” means any natural person, including an advisor or independent contractor, engaged by the Company or a Parent, Subsidiary or Affiliate to render services to such entity.
28.10.   “Corporate Transaction” means the occurrence of any of the following events: (a) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this subclause (a) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Corporate Transaction; (b)  the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (c) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; (d) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company) or (e) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (e), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Corporate Transaction. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this Plan by reason of a Corporate Transaction, such amount will become payable only if the event constituting a Corporate Transaction would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.
28.11.   “Director” means a member of the Board.
28.12.   “Disability” means in the case of incentive stock options, total and permanent disability as defined in Section 22(e)(3) of the Code and in the case of other Awards, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
28.13.   “Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash, stock or other property dividends in amounts equivalent to cash, stock or other property dividends for each Share represented by an Award held by such Participant.
28.14.   “Effective Date” means September 1st, 2022.
28.15.   “Employee” means any person, including officers and Directors, providing services as an employee to the Company or any Parent, Subsidiary or Affiliate. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

28.16.   “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
28.17.   “Exchange Program” means a program pursuant to which (a) outstanding Awards are surrendered, cancelled or exchanged for cash, the same type of Award or a different Award (or combination thereof) or (b) the exercise price of an outstanding Award is increased or reduced, each as described in Section 18.
28.18.   “Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option and with respect to a SAR, the price at which the SAR is granted to the holder thereof.
28.19.   “Fair Market Value” means, as of any date, the value of a share of the Company’s common stock determined as follows:
(a)   if such common stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the common stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee deems reliable;
(b)   if such common stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable; or
(c)   by the Board or the Committee in good faith.
28.20.   “Insider” means an officer or Director of the Company or any other person whose transactions in the Company’s common stock are subject to Section 16 of the Exchange Act.
28.21.   “IRS” means the United States Internal Revenue Service.
28.22.   “Non-Employee Director” means a Director who is not an Employee of the Company or any Parent or Subsidiary.
28.23.   “Option” means an Award as defined in Section 5 and granted under the Plan.
28.24.   “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
28.25.   “Participant” means a person who holds an Award under this Plan.
28.26.   “Performance Award” means an Award as defined in Section 10 and granted under the Plan.
28.27.   “Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement, from among the following objective or subjective measures, either individually, alternatively or in any combination applied to the Participant, the Company, any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to applicable Awards have been satisfied:
(a)   Profit Before Tax;
(b)   Sales;
(c)   Expenses;
(d)   Billings;
(e)   Revenue;
(f)   Net revenue;

(g)   Earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings, stock-based compensation expenses, depreciation and amortization);
(h)   Operating income;
(i)   Operating margin;
(j)   Operating profit;
(k)   Controllable operating profit, or net operating profit;
(l)   Net Profit;
(m)   Gross margin;
(n)   Operating expenses or operating expenses as a  percentage of revenue;
(o)   Net income;
(p)   Earnings per share;
(q)   Total stockholder return;
(r)   Market share;
(s)   Return on assets or net assets;
(t)   The Company’s stock price;
(u)   Growth in stockholder value relative to a pre-determined index;
(v)   Return on equity;
(w)   Return on invested capital;
(x)   Cash Flow (including free cash flow or operating cash flows);
(y)   Balance of cash, cash equivalents and marketable securities;
(z)   Cash conversion cycle;
(aa)   Economic value added;
(bb)   Individual confidential business objectives;
(cc)   Contract awards or backlog;
(dd)   Overhead or other expense reduction;
(ee)   Credit rating;
(ff)   Completion of an identified special project;
(gg)   Completion of a joint venture or other corporate transaction;
(hh)   Strategic plan development and implementation;
(ii)   Succession plan development and implementation;
(jj)   Improvement in workforce diversity;
(kk)   Employee satisfaction;
(ll)   Employee retention;
(mm)   Customer indicators and/or satisfaction;

(nn)   New product invention or innovation;
(oo)   Research and development expenses;
(pp)   Attainment of research and development milestones;
(qq)   Improvements in productivity;
(rr)   Bookings;
(ss)   Working-capital targets and changes in working capital;
(tt)   Attainment of operating goals and employee metrics; and
(uu)   Any other metric as determined by the Committee.
The Committee may provide for one or more equitable adjustments to the Performance Factors, including, but not limited to, to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial award grant, such as but not limited to, adjustments in recognition of unusual or non-recurring items such as acquisition related activities or changes in applicable accounting rules. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.
28.28.   “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Factors will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Award.
28.29.   “Performance Share” means an Award as defined in Section 10 and granted under the Plan.
28.30.   “Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Employee, any person sharing the Employee’s household (other than a tenant or employee), a trust in which these persons (or the Employee) have more than 50% of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than 50% of the voting interests.
28.31.   “Performance Unit” means an Award as defined in Section 10 and granted under the Plan.
28.32.   “Plan” means this Nature’s Miracle Incorporated 2022 Equity Incentive Plan.
28.33.   “Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.
28.34.   “Restricted Stock Award” means an Award as defined in Section 6 and granted under the Plan (or issued pursuant to the early exercise of an Option).
28.35.   “Restricted Stock Unit” means an Award as defined in Section 9 and granted under the Plan.
28.36.   “SEC” means the United States Securities and Exchange Commission.
28.37.   “Securities Act” means the United States Securities Act of 1933, as amended.
28.38.   “Service” means service as an Employee, Consultant, Director or Non-Employee Director, to the Company or a Parent, Subsidiary or Affiliate, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement. An Employee will not be deemed to have ceased to provide Service in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence approved by the Company; provided, that such leave is for a period of not more than 90 days unless reemployment upon the expiration of such leave is guaranteed by contract or statute. Notwithstanding anything to the contrary, an Employee will not be deemed to have ceased to provide Service if a formal policy adopted from time to time by the Company and issued and promulgated to employees in writing provides otherwise. In the case of any Employee on an approved leave of absence or a reduction in hours worked (for illustrative purposes only, a change in schedule from that of full-time to part-time), the Committee may make such provisions respecting suspension or modification of vesting of the Award while on leave from the employ of the Company or a Parent, Subsidiary or Affiliate or during such change in working hours as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement. In the event of military or other protected leave, if required by applicable laws, vesting will continue for the longest period that vesting continues under any other statutory or Company approved leave of absence and, upon a Participant’s returning from military leave, he or she will be given vesting credit with respect to Awards to the same extent as would have applied had the Participant continued to provide Service to the Company throughout the leave on the same terms as he or she was providing Service immediately prior to such leave. An Employee will have terminated employment as of the date he or she ceases to provide Service (regardless of whether the termination is in breach of local employment laws or is later found to be invalid) and employment will not be extended by any notice period or garden leave mandated by local law, provided however, a change in status from an Employee to a Consultant or a Non-Employee Director (or vice versa) will not terminate a Participant’s Service, unless determined by the Committee, in its discretion or to the extent set forth in the applicable Award Agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide Service and the effective date on which the Participant ceased to provide Service.
28.39.   “Shares” means shares of the common stock of the Company.
28.40.   “Stock Appreciation Right” means an Award as defined in Section 8 and granted under the Plan.
28.41.   “Stock Bonus” means an Award granted pursuant to Section 7 of the Plan.
28.42.   “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
28.43.   “Treasury Regulations” means regulations promulgated by the United States Treasury Department.
28.44.   “Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).

NATURE’S MIRACLE INCORPORATED
EQUITY INCENTIVE PLAN
GLOBAL NOTICE OF STOCK OPTION GRANT
Unless otherwise defined herein, the terms defined in the Nature’s Miracle Incorporated (the “Company”) Equity Incentive Plan (the “Plan”) will have the same meanings in this Global Notice of Stock Option Grant and the electronic representation of this Global Notice of Stock Option Grant established and maintained by the Company or a third party designated by the Company (this “Notice”).
Name:
Address:
You (“Participant”) have been granted an option to purchase shares of common stock of the Company (the “Option”) under the Plan subject to the terms and conditions of the Plan, this Notice and the attached Global Stock Option Award Agreement (the “Option Agreement”), including any applicable country-specific provisions in the appendix attached hereto (the “Appendix”), which constitutes part of the Option Agreement.
Grant Number:
Date of Grant:
Vesting Commencement Date:
Exercise Price per Share:
Total Number of Shares:
Type of Option:	Non-Qualified Stock Option
Incentive Stock Option
Expiration Date:	In 5 years from the time of issuance; This Option expires earlier if Participant’s Service terminates earlier, as described in the Option Agreement.
Vesting Schedule:	Subject to the limitations set forth in this Notice, the Plan and the Option Agreement, the Option will vest in accordance with the following schedule: [insert applicable vesting schedule, which may be time-based, performance-based or a combination of both]
By accepting (whether in writing, electronically or otherwise) the Option, Participant acknowledges and agrees to the following:
1)
Participant understands that Participant’s Service with the Company or a Parent or Subsidiary or Affiliate is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), except where otherwise prohibited by applicable law, and that nothing in this Notice, the Option Agreement or the Plan changes the nature of that relationship. Participant acknowledges that the vesting of the Option pursuant to this Notice is subject to Participant’s continuing Service as an Employee, Director or Consultant. To the extent permitted by applicable law, Participant agrees and acknowledges that the Vesting Schedule may change prospectively in the event that Participant’s Service status changes between full- and part-time and/or in the event Participant is on a leave of absence, in accordance with Company policies relating to work schedules and vesting of Awards or as determined by the Committee to the extent permitted by applicable law. Furthermore, the period during which Participant may exercise the Option after termination of Service, if any, will commence on the Termination Date (as defined in the Option Agreement).

2)
This grant is made under and governed by the Plan, the Option Agreement and this Notice, and this Notice is subject to the terms and conditions of the Option Agreement and the Plan, both of which are incorporated herein by reference. Participant has read the Notice, the Option Agreement and the Plan.

3)
Participant has read the Company’s Insider Trading Policy, and agrees to comply with such policy, as it may be amended from time to time, whenever Participant acquires or disposes of the Company’s securities.

4)
By accepting the Option, Participant consents to electronic delivery and participation as set forth in the Option Agreement.

NATURE’S MIRACLE INCORPORATED
EQUITY INCENTIVE PLAN
GLOBAL STOCK OPTION AWARD AGREEMENT
Unless otherwise defined in this Global Stock Option Award Agreement (this “Option Agreement”), any capitalized terms used herein will have the meaning ascribed to them in the Nature’s Miracle Incorporated Equity Incentive Plan (the “Plan”).
Participant has been granted an option to purchase Shares (the “Option”) of Nature’s Miracle Incorporated (the “Company”), subject to the terms, restrictions and conditions of the Plan, the Global Notice of Stock Option Grant (the “Notice”) and this Option Agreement, including any applicable country-specific provisions in the appendix attached hereto (the “Appendix”), which constitutes part of this Option Agreement.
1.   Vesting Rights.   Subject to the applicable provisions of the Plan and this Option Agreement, this Option may be exercised, in whole or in part, in accordance with the Vesting Schedule set forth in the Notice. Participant acknowledges that the vesting of the Option pursuant to this Notice and Agreement is subject to Participant’s continuing Service as an Employee, Director or Consultant.
2.   Grant of Option.   Participant has been granted an Option for the number of Shares set forth in the Notice at the exercise price per Share in U.S. Dollars set forth in the Notice (the “Exercise Price”). In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail. If designated in the Notice as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code. However, if this Option is intended to be an ISO, to the extent that it exceeds the U.S. $100,000 rule of Code Section 422(d) it shall be treated as a Nonqualified Stock Option (“NSO”).
3.   Termination Period.
(a)   General Rule.   If Participant’s Service terminates for any reason except death or Disability, and other than for Cause, then this Option will expire at the close of business at Company headquarters on the date three (3) months after Participant’s Termination Date (as defined below) (or such shorter time period not less than thirty (30) days or longer time period as may be determined by the Committee, with any exercise beyond three (3)  months after the date Participant’s Service terminates deemed to be the exercise of an NSO). The Company determines when Participant’s Service terminates for all purposes under this Option Agreement.
(b)   Death; Disability.   If Participant dies before Participant’s Service terminates (or Participant dies within three months of Participant’s termination of Service other than for Cause), then this Option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of death (or such shorter time period not less than six (6) months or longer time period as may be determined by the Committee, subject to the expiration details in Section 7). If Participant’s Service terminates because of Participant’s Disability, then this Option will expire at the close of business at Company headquarters on the date twelve (12) months after Participant’s Termination Date (or such shorter time period not less than six (6) months or longer time period as may be determined by the Committee, subject to the expiration details in Section 7).
(c)   Cause.   Unless otherwise determined by the Committee, the Option (whether or not vested) will terminate immediately upon the Participant’s cessation of Services if the Company reasonably determines in good faith that such cessation of Services has resulted in connection with an act or failure to act constituting Cause (or the Participant’s Services could have been terminated for Cause (without regard to the lapsing of any required notice or cure periods in connection therewith) at the time the Participant terminated Services).
(d)   No Notification of Exercise Periods.   Participant is responsible for keeping track of these exercise periods following Participant’s termination of Service for any reason. The Company will not provide further notice of such periods. In no event shall this Option be exercised later than the Expiration Date set forth in the Notice.

(e)   Termination.   For purposes of this Option, Participant’s Service will be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) as of the date Participant is no longer actively providing services to the Company, its Parent or one of its Subsidiaries or Affiliates (i.e., Participant’s period of Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) (the “Termination Date”). Unless otherwise provided in this Option Agreement or determined by the Company, Participant’s right to vest in the Option under the Plan, if any, will terminate as of the Termination Date and Participant’s right to exercise the Option after termination of Service, if any, will be measured from the Termination Date.
In case of any dispute as to whether and when a termination of Service has occurred, the Committee will have sole discretion to determine whether such termination of Service has occurred and the effective date of such termination (including whether Participant may still be considered to be actively providing Services while on a leave of absence).
If Participant does not exercise this Option within the termination period set forth in the Notice or the termination periods set forth above, the Option shall terminate in its entirety. In no event, may any Option be exercised after the Expiration Date of the Option as set forth in the Notice.
4.   Exercise of Option.
(a)   Right to Exercise.   This Option is exercisable during its term in accordance with the Vesting Schedule set forth in the Notice and the applicable provisions of the Plan and this Option Agreement. In the event of Participant’s death, Disability, termination for Cause or other cessation of Service, the exercisability of the Option is governed by the applicable provisions of the Plan, the Notice and this Option Agreement. This Option may not be exercised for a fraction of a Share.
(b)   Method of Exercise.   This Option is exercisable by delivery of an exercise notice in a form specified by the Company (the “Exercise Notice”), which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice will be delivered in person, by mail, via electronic mail or facsimile or by other authorized method to the Secretary of the Company or other person designated by the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any applicable Tax-Related Items (as defined in Section 8 below). This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price and payment of any applicable Tax-Related Items (as defined below). No Shares will be issued pursuant to the exercise of this Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Shares are then listed and any exchange control registrations. Assuming such compliance, for United States income tax purposes the Exercised Shares will be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares.
(c)   Exercise by Another.   If another person wants to exercise this Option after it has been transferred to him or her in compliance with this Option Agreement, that person must prove to the Company’s satisfaction that he or she is entitled to exercise this Option. That person must also complete the proper Exercise Notice form (as described above) and pay the Exercise Price (as described below) and any applicable Tax-Related Items (as described below).
5.   Method of Payment.   Payment of the aggregate Exercise Price, and any Tax-Related Items withholding, will be by any of the following, or a combination thereof, at the election of Participant:
(a)   Participant’s personal check (representing readily available funds), wire transfer, or a cashier’s check;

(b)   if permitted by the Committee, certificates for shares of Company stock that Participant owns, along with any forms needed to effect a transfer of those shares to the Company; the value of the shares, determined as of the effective date of the Option exercise, will be applied to the Exercise Price. Instead of surrendering shares of Company stock, Participant may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the Option shares issued to Participant. However, Participant may not surrender, or attest to the ownership of, shares of Company stock in payment of the Exercise Price of Participant’s Option if Participant’s action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes;
(c)   cashless exercise through irrevocable directions to a securities broker approved by the Company to sell all or part of the Shares covered by this Option and to deliver to the Company from the sale proceeds an amount sufficient to pay the Exercise Price and any applicable Tax-Related Items withholding. The balance of the sale proceeds, if any, will be delivered to Participant unless otherwise provided in this Option Agreement. The directions must be given by signing a special notice of exercise form provided by the Company; or
(d)   other method authorized by the Company;
provided, however, that the Company may restrict the available methods of payment due to facilitate compliance with applicable law or administration of the Plan. In particular, if Participant is located outside the United States, Participant should review the applicable provisions of the Appendix for any such restrictions that may currently apply.
6.   Non-Transferability of Option.   This Option may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of other than by will or by the laws of descent or distribution or by court order and may be exercised during the lifetime of Participant only by Participant or unless otherwise permitted by the Committee on a case-by-case basis. The terms of the Plan and this Option Agreement will be binding upon the executors, administrators, heirs, successors and assigns of Participant.
7.   Term of Option.   This Option will in any event expire on the expiration date set forth in the Notice, which date is 10 years after the Date of Grant (five years after the Date of Grant if this option is designated as an ISO in the Notice of Stock Option Grant and Section 5.3 of the Plan applies).
8.   Taxes.
(a)   Responsibility for Taxes.   Participant acknowledges that, to the extent permitted by applicable law, regardless of any action taken by the Company or a Parent, Subsidiary or Affiliate employing or retaining Participant (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, but not limited to, the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. PARTICIPANT SHOULD CONSULT A TAX ADVISER APPROPRIATELY QUALIFIED IN EACH OF THE JURISDICTIONS, INCLUDING THE COUNTRY OR COUNTRIES IN WHICH PARTICIPANT RESIDES OR IS SUBJECT TO TAXATION BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.
(b)   Withholding.   Prior to any relevant taxable or tax withholding event, as applicable, to the extent permitted by applicable law Participant agrees to make arrangements satisfactory to the Company and/or the Employer to fulfill all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any withholding obligations for Tax-Related Items by one or a combination of the following:
(i)
withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer or any Parent, Subsidiary or Affiliate; or

(ii)
withholding from proceeds of the sale of Shares acquired at exercise of this Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization and without further consent); or

(iii)
withholding Shares to be issued upon exercise of the Option, provided the Company only withholds the number of Shares necessary to satisfy no more than the maximum statutory withholding amounts;

(iv)
Participant’s payment of a cash amount (including by check representing readily available funds or a wire transfer); or

(v)
any other arrangement approved by the Committee and permitted under applicable law;

all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided however, that if Participant is a Section 16 officer of the Company under the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (i)-(v) above, and the Committee shall establish the method prior to the Tax-Related Items withholding event.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum permissible statutory rate for Participant’s tax jurisdiction(s) in which case Participant will have no entitlement to the equivalent amount in Shares and may receive a refund of any over-withheld amount in cash in accordance with applicable law. If the obligation for Tax-Related Items is satisfied by withholding in Shares, then for tax purposes, Participant is deemed to have been issued the full number of Exercised Shares; notwithstanding that a number of the Shares are held back solely for the purpose of satisfying the withholding obligation for Tax-Related Items.
Finally, Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.
(c)   Notice of Disqualifying Disposition of ISO Shares.   If Participant is subject to Tax-Related Items in the United States and sells or otherwise disposes of any of the Shares acquired pursuant to an ISO on or before the later of (i) two  years after the grant date, or (ii) one year after the exercise date, Participant will immediately notify the Company in writing of such disposition. Participant agrees that he or she may be subject to income tax withholding by the Company on the compensation income recognized from such early disposition of ISO Shares by payment in cash or out any wages or other cash compensation paid to Participant by the Company and/or the Employer or any Parent, Subsidiary or Affiliate.
9.   Nature of Grant.   By accepting the Option, Participant acknowledges, understands and agrees that:
(a)   the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)   the grant of the Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(c)   all decisions with respect to future options or other grants, if any, will be at the sole discretion of the Company;
(d)   Participant is voluntarily participating in the Plan;
(e)   the Option and Participant’s participation in the Plan will not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Parent, Subsidiary or Affiliate, and shall not interfere with the ability of the Company, the Employer or any Parent, Subsidiary or Affiliate, as applicable, to terminate Participant’s employment or service relationship (if any);
(f)   the Option and the Shares subject to the Option, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)   the Option and the Shares subject to the Option, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(h)   unless otherwise agreed with the Company, the Option and the Shares subject to the Option, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Parent, Subsidiary or Affiliate;
(i)   the future value of the Shares underlying the Option is unknown, indeterminable and cannot be predicted with certainty; if the underlying Shares do not increase in value, the Option will have no value; if Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease, even below the Exercise Price;
(j)   no claim or entitlement to compensation or damages will arise from forfeiture of the Option resulting from Participant’s termination of Service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); and
(k)   neither the Company, the Employer nor any Parent, Subsidiary or Affiliate will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.
10.   No Advice Regarding Grant.   The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant acknowledges, understands and agrees that he or she should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
11.   Data Privacy.   Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Option Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and any Parent, Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
Participant understands that Data will be transferred to [Name of Broker/Platform], or other third party (“Online Administrator”) and its affiliated companies or such other stock plan service provider as may be designated by the Company from time to time that is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. Participant authorizes the Company, [Name of Broker/Platform], or such other stock plan service provider as may be designated by the Company from time to time, and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Options or other equity awards to Participant or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.
Finally, upon request of the Company or the Employer, Participant agrees to provide an executed data privacy consent form (or any other agreements or consents) that the Company or the Employer may deem necessary to obtain from Participant for the purpose of administering Participant’s participation in the Plan in compliance with the data privacy laws in Participant’s country, either now or in the future. Participant understands and agrees that Participant will not be able to participate in the Plan if Participant fails to provide any such consent or agreement requested by the Company and/or the Employer.
12.   Language.   Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Option Agreement. Furthermore, if Participant has received this Option Agreement, or any other document related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
13.   Appendix.   Notwithstanding any provisions in this Option Agreement, the Option will be subject to any special terms and conditions set forth in any appendix to this Option Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Option Agreement.
14.   Imposition of Other Requirements.   The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Option and on any Shares purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
15.   Acknowledgement.   The Company and Participant agree that the Option is granted under and governed by the Notice, this Option Agreement and the provisions of the Plan (incorporated herein by reference). Participant: (a) acknowledges receipt of a copy of the Plan and the Plan prospectus, (b)  represents that Participant has carefully read and is familiar with their provisions, and (c) hereby accepts the Option subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.
16.   Entire Agreement; Enforcement of Rights.   This Option Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No adverse modification of, or adverse amendment to, this Option Agreement, nor any waiver of any rights under this Option Agreement, will be effective unless in writing and signed by the parties to this Option Agreement (which writing and signing may be electronic). The failure by either party to enforce any rights under this Option Agreement will not be construed as a waiver of any rights of such party.
17.   Compliance with Laws and Regulations.   The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Shares may be listed or quoted at the time of such issuance or transfer. Participant understands that the Company is under no obligation to register or qualify the Shares with any state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, Participant agrees that the Company shall have unilateral authority to amend the Plan and this Option Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares. Finally, the Shares issued pursuant to this Option Agreement shall be endorsed with appropriate legends, if any, determined by the Company.
18.   Severability.   If one or more provisions of this Option Agreement are held to be unenforceable under applicable law, then such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, then (a) such provision will be excluded from this Option Agreement, (b) the balance of this Option Agreement will be interpreted as if such provision were so excluded and (c) the balance of this Option Agreement will be enforceable in accordance with its terms.
19.   Governing Law and Venue.   This Option Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to such state’s conflict of laws rules.
Any and all disputes relating to, concerning or arising from this Option Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Plan or this Option Agreement, will be brought and heard exclusively in the federal or State courts located in New York, New York. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.
20.   No Rights as Employee, Director or Consultant.   Nothing in this Option Agreement will affect in any manner whatsoever any right or power of the Company, or a Parent, Subsidiary or Affiliate, to terminate Participant’s Service, for any reason, with or without Cause.
21.   Consent to Electronic Delivery of All Plan  Documents and Disclosures.   By Participant’s acceptance of the Notice (whether in writing or electronically), Participant and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan, the Notice and this Option Agreement. Participant has reviewed the Plan, the Notice and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Notice and Agreement, and fully understands all provisions of the Plan, the Notice and this Option Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this Option Agreement. Participant further agrees to notify the Company upon any change in the residence address. By acceptance of this Option, Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company and consents to the electronic delivery of the Notice, this Option Agreement, the Plan, account statements, Plan prospectuses required by the SEC, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the Option and current or future participation in the Plan. Electronic delivery may include the delivery of a link to the Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. Participant acknowledges that Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company by telephone, through a postal service or electronic mail to Stock Administration. Participant further acknowledges that Participant will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Participant understands that Participant must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Participant understands that Participant’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Participant has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail to Stock Administration.
22.   Insider Trading Restrictions/Market Abuse Laws.   Participant acknowledges that, depending on Participant’s country of residence, the broker’s country, or the country in which the Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions that may affect Participant’s ability to directly or indirectly, accept, acquire, sell or attempt to sell or otherwise dispose of Shares, or rights to Shares (e.g., Options), or rights linked to the value of Shares, during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdiction). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before possessing the inside information. Furthermore, Participant may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions and understands that Participant should consult his or her personal legal advisor on such matters. In addition, Participant acknowledges that he or she read the Company’s Insider Trading Policy, and agrees to comply with such policy, as it may be amended from time to time, whenever Participant acquires or disposes of the Company’s securities.
23.   Foreign Asset/Account, Exchange Control and Tax Reporting.   Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash resulting from his or her participation in the Plan. Participant may be required to report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in Participant’s country and/or repatriate funds received in connection with the Plan within certain time limits or according to specified procedures. Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult his or her personal legal and tax advisors on such matters.
24.   Award Subject to Company Clawback or Recoupment.   The Option shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other Service that is applicable to Participant. In addition to any other remedies available under such policy, applicable law may require the cancellation of Participant’s Option (whether vested or unvested) and the recoupment of any gains realized with respect to Participant’s Option.
BY ACCEPTING THIS OPTION, PARTICIPANT AGREES TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

APPENDIX
None

NATURE’S MIRACLE INCORPORATED
EQUITY INCENTIVE PLAN
GLOBAL STOCK OPTION AWARD AGREEMENT
COUNTRY SPECIFIC PROVISIONS FOR EMPLOYEES OUTSIDE THE U.S.
Terms and Conditions
At such time as the Committee or Board issue an Option under the Plan to a Participant who resides and/or works outside of the United States, the Committee may adopt and include in this Appendix additional terms and conditions that govern such Option. This Appendix forms part of the Option Agreement. Any capitalized term used in this Appendix without definition will have the meaning ascribed to it in the Notice, the Option Agreement or the Plan, as applicable.
If Participant is a citizen or resident of a country, or is considered resident of a country, other than the one in which Participant is currently working, or Participant transfers employment and/or residency between countries after the Date of Grant, the Company will, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to Participant under these circumstances.
Notifications
This Appendix also includes information relating to exchange control, securities laws, foreign asset/account reporting and other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control, foreign asset/account reporting and other laws in effect in the respective countries as of September 1, 2022, such laws are complex and change frequently. As a result, Participant should not rely on the information herein as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time that Participant exercises the Option, sells Shares acquired under the Plan or takes any other action in connection with the Plan.
In addition, the information is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation.
Finally, if Participant is a citizen or resident of a country, or is considered resident of a country, other than the one in which Participant is currently working and/or residing, or Participant transfers employment and/or residency after the Date of Grant, the information contained herein may not apply to Participant in the same manner.
Country-Specific Terms
Not applicable.

NATURE’S MIRACLE INCORPORATED
EQUITY INCENTIVE PLAN
GLOBAL NOTICE OF RESTRICTED STOCK UNIT AWARD
Unless otherwise defined herein, the terms defined in the Nature’s Miracle Incorporated (the “Company”) Equity Incentive Plan (the “Plan”) will have the same meanings in this Global Notice of Restricted Stock Unit Award and the electronic representation of this Global Notice of Restricted Stock Unit Award established and maintained by the Company or a third party designated by the Company (this “Notice”).
Name:
Address:
You (“Participant”) have been granted an award of Restricted Stock Units (“RSUs”) under the Plan subject to the terms and conditions of the Plan, this Notice and the attached Global Restricted Stock Unit Award Agreement (the “Agreement”), including any applicable country-specific provisions in the appendix attached hereto (the “Appendix”), which constitutes part of the Agreement.
Grant Number:
Number of RSUs:
Date of Grant:
Vesting Commencement Date:
Expiration Date:	The earlier to occur of: (a) the date on which settlement of all RSUs granted hereunder occurs and (b) the tenth anniversary of the Date of Grant. This RSU expires earlier if Participant’s Service terminates earlier, as described in the Agreement.
Vesting Schedule:	Subject to the limitations set forth in this Notice, the Plan and the Agreement, the RSUs will vest in accordance with the following schedule: [insert applicable vesting schedule]
By accepting (whether in writing, electronically or otherwise) the RSUs, Participant acknowledges and agrees to the following:
1)
Participant understands that Participant’s Service with the Company or a Parent or Subsidiary or Affiliate is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), except where otherwise prohibited by applicable law, and that nothing in this Notice, the Agreement or the Plan changes the nature of that relationship. Participant acknowledges that the vesting of the RSUs pursuant to this Notice is subject to Participant’s continuing Service as an Employee, Director or Consultant. To the extent permitted by applicable law, Participant agrees and acknowledges that the Vesting Schedule may change prospectively in the event that Participant’s Service status changes between full- and part-time and/or in the event Participant is on a leave of absence, in accordance with Company policies relating to work schedules and vesting of Awards or as determined by the Committee.

2)
This grant is made under and governed by the Plan, the Agreement and this Notice, and this Notice is subject to the terms and conditions of the Agreement and the Plan, both of which are incorporated herein by reference. Participant has read the Notice, the Agreement and the Plan.

3)
Participant has read the Company’s Insider Trading Policy, and agrees to comply with such policy, as it may be amended from time to time, whenever Participant acquires or disposes of the Company’s securities.

4)
By accepting the RSUs, Participant consents to electronic delivery and participation as set forth in the Agreement.

NATURE’S MIRACLE INCORPORATED
EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT
Unless otherwise defined in this Global Restricted Stock Unit Award Agreement (this “Agreement”), any capitalized terms used herein will have the same meaning ascribed to them in the Nature’s Miracle Incorporated Equity Incentive Plan (the “Plan”).
Participant has been granted Restricted Stock Units (“RSUs”) subject to the terms, restrictions and conditions of the Plan, the Global Notice of Restricted Stock Unit Award (the “Notice”) and this Agreement, including any applicable country-specific provisions in the appendix attached hereto (the “Appendix”), which constitutes part of this Agreement. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of the Notice or this Agreement, the terms and conditions of the Plan shall prevail.
1.   Settlement.   Settlement of RSUs will be made within 30 days following the applicable date of vesting under the Vesting Schedule set forth in the Notice. Settlement of RSUs will be in Shares. No fractional RSUs or rights for fractional Shares shall be created pursuant to this Agreement.
2.   No Stockholder Rights.   Unless and until such time as Shares are issued in settlement of vested RSUs, Participant will have no ownership of the Shares allocated to the RSUs and will have no rights to dividends or to vote such Shares.
3.   Dividend Equivalents.   Dividends, if any (whether in cash or Shares), will not be credited to Participant.
4.   Non-Transferability of RSUs.   The RSUs and any interest therein will not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or court order or unless otherwise permitted by the Committee on a case-by-case basis.
5.   Termination.   If Participant’s Service terminates for any reason, all unvested RSUs will be forfeited to the Company forthwith, and all rights of Participant to such RSUs will immediately terminate without payment of any consideration to Participant. Participant’s Service will be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) as of the date Participant is no longer actively providing services and Participant’s Service will not be extended by any notice period (e.g., Participant’s Service would not include a period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any). Participant acknowledges and agrees that the Vesting Schedule may change prospectively in the event Participant’s service status changes between full- and part-time and/or in the event Participant is on a leave of absence, in accordance with Company policies relating to work schedules and vesting of awards or as determined by the Committee. In case of any dispute as to whether and when a termination of Service has occurred, the Committee will have sole discretion to determine whether such termination of Service has occurred and the effective date of such termination (including whether Participant may still be considered to be actively providing Services while on a leave of absence).
6.   Taxes.
(a)   Responsibility for Taxes.   Participant acknowledges that, to the extent permitted by applicable law, regardless of any action taken by the Company or a Parent, Subsidiary or Affiliate employing or retaining Participant (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs and the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. PARTICIPANT SHOULD CONSULT A TAX ADVISER APPROPRIATELY QUALIFIED IN EACH OF THE JURISDICTIONS, INCLUDING THE COUNTRY OR COUNTRIES IN WHICH PARTICIPANT RESIDES OR IS SUBJECT TO TAXATION.
(b)   Withholding.   Prior to any relevant taxable or tax withholding event, as applicable, to the extent permitted by applicable law, Participant agrees to make arrangements satisfactory to the Company and/or the Employer to fulfill all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any withholding obligations for Tax-Related Items by one or a combination of the following:
(i)
withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer or any Parent, Subsidiary or Affiliate; or

(ii)
withholding from proceeds of the sale of Shares acquired upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization and without further consent); or

(iii)
withholding Shares to be issued upon settlement of the RSUs, provided the Company only withholds the number of Shares necessary to satisfy no more than the maximum statutory withholding amounts; or

(iv)
Participant’s payment of a cash amount (including by check representing readily available funds or a wire transfer); or

(v)
any other arrangement approved by the Committee and permitted under applicable law;

all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided however, that if Participant is a Section 16 officer of the Company under the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (i)  – (v) above, and the Committee shall establish such method prior to the Tax-Related Items withholding event.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum permissible statutory rate for Participant’s tax jurisdiction(s) in which case Participant will have no entitlement to the equivalent amount in Shares and may receive a refund of any over-withheld amount in cash in accordance with applicable law. If the obligation for Tax-Related Items is satisfied by withholding in Shares, then for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of satisfying the withholding obligation for Tax-Related Items.
Finally, Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.
7.   Nature of Grant.   By accepting the RSUs, Participant acknowledges, understands and agrees that:
(a)   the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)   the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
(c)   all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;
(d)   Participant is voluntarily participating in the Plan;
(e)   the RSUs and Participant’s participation in the Plan will not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Parent, Subsidiary or Affiliate and shall not interfere with the ability of the Company, the Employer or any Parent, Subsidiary or Affiliate, as applicable, to terminate Participant’s employment or service relationship (if any);
(f)   the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)   the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(h)   unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Parent, Subsidiary or Affiliate;
(i)   the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(j)   no claim or entitlement to compensation or damages will arise from forfeiture of the RSUs resulting from Participant’s termination of Service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); and
(k)   neither the Company, the Employer nor any Parent, Subsidiary or Affiliate will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.
8.   No Advice Regarding Grant.   The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant acknowledges, understands and agrees that he or she should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
9.   Data Privacy.   Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Employer, the Company and any Parent, Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to [Name of Broker/Platform], or other third party (“Online Administrator”) and its affiliated companies or such other stock plan service provider as may be designated by the Company from time to time that is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. Participant authorizes the Company, [Name of Broker/Platform], or such other stock plan service provider as may be designated by the Company from time to time, and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant RSUs or other equity awards to Participant or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.
Finally, upon request of the Company or the Employer, Participant agrees to provide an executed data privacy consent form (or any other agreements or consents) that the Company or the Employer may deem necessary to obtain from Participant for the purpose of administering Participant’s participation in the Plan in compliance with the data privacy laws in Participant’s country, either now or in the future. Participant understands and agrees that Participant will not be able to participate in the Plan if Participant fails to provide any such consent or agreement requested by the Company and/or the Employer.
10.   Language.   Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Agreement. Furthermore, if Participant has received this Agreement or any other document related to the RSU and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
11.   Appendix.   Notwithstanding any provisions in this Agreement, the RSUs will be subject to any special terms and conditions set forth in any appendix to this Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
12.   Imposition of Other Requirements.   The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
13.   Acknowledgement.   The Company and Participant agree that the RSUs are granted under and governed by the Notice, this Agreement and the provisions of the Plan (incorporated herein by reference). Participant: (a) acknowledges receipt of a copy of the Plan and the Plan prospectus, (b) represents that Participant has carefully read and is familiar with their provisions, and (c) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.

14.   Entire Agreement; Enforcement of Rights.   This Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No adverse modification of or adverse amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the parties to this Agreement (which writing and signing may be electronic). The failure by either party to enforce any rights under this Agreement will not be construed as a waiver of any rights of such party.
15.   Compliance with Laws and Regulations.   The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Shares may be listed or quoted at the time of such issuance or transfer. Participant understands that the Company is under no obligation to register or qualify the Shares with any state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, Participant agrees that the Company shall have unilateral authority to amend the Plan and this RSU Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares. Finally, the Shares issued pursuant to this RSU Agreement shall be endorsed with appropriate legends, if any, determined by the Company.
16.   Severability.   If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, then (a) such provision will be excluded from this Agreement, (b) the balance of this Agreement will be interpreted as if such provision were so excluded and (c)  the balance of this Agreement will be enforceable in accordance with its terms.
17.   Governing Law and Venue.   This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to such state’s conflict of laws rules.
Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Plan or this Agreement, will be brought and heard exclusively in the federal and State courts located in New York, New York. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.
18.   No Rights as Employee, Director or Consultant.   Nothing in this Agreement will affect in any manner whatsoever any right or power of the Company, or a Parent, Subsidiary or Affiliate, to terminate Participant’s Service, for any reason, with or without Cause.
19.   Consent to Electronic Delivery of All Plan  Documents and Disclosures.   By Participant’s acceptance of the Notice (whether in writing or electronically), Participant and the Company agree that the RSUs are granted under and governed by the terms and conditions of the Plan, the Notice and this Agreement. Participant has reviewed the Plan, the Notice and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and Agreement, and fully understands all provisions of the Plan, the Notice and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this Agreement. Participant further agrees to notify the Company upon any change in Participant’s residence address. By acceptance of the RSUs, Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company and consents to the electronic delivery of the Notice, this Agreement, the Plan, account statements, Plan prospectuses required by the SEC, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the RSUs and current or future participation in the Plan. Electronic delivery may include the delivery of a link to the

Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. Participant acknowledges that Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company by telephone, through a postal service or electronic mail to Stock Administration. Participant further acknowledges that Participant will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Participant understands that Participant must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Participant understands that Participant’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Participant has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail to Stock Administration.
20.   Insider Trading Restrictions/Market Abuse Laws.   Participant acknowledges that, depending on Participant’s country of residence, the broker’s country, or the country in which the Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions that may affect Participant’s ability to directly or indirectly, accept, acquire, sell or attempt to sell or otherwise dispose of Shares, or rights to Shares (e.g., RSUs), or rights linked to the value of Shares, during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdiction). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before possessing the inside information. Furthermore, Participant may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions and understands that Participant should consult his or her personal legal advisor on such matters. In addition, Participant acknowledges that he or she read the Company’s Insider Trading Policy, and agrees to comply with such policy, as it may be amended from time to time, whenever Participant acquires or disposes of the Company’s securities.
21.   Foreign Asset/Account, Exchange Control and Tax Reporting.   Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash resulting from his or her participation in the Plan. Participant may be required to report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in Participant’s country and/or repatriate funds received in connection with the Plan within certain time limits or according to specified procedures. Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult his or her personal legal and tax advisors on such matters.
22.   Code Section 409A.   For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this RSU Agreement in connection with Participant’s termination of employment constitute deferred compensation subject to Section 409A, and Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from Participant’s separation from service from the Company or (ii) the date of Participant’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Participant including, without limitation, the additional tax for which Participant would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent any payment under this RSU Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section  1.409A-2(b)(2) of the Treasury Regulations.

23.   Award Subject to Company Clawback or Recoupment.   The RSUs shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other Service that is applicable to Participant. In addition to any other remedies available under such policy, applicable law may require the cancellation of Participant’s RSUs (whether vested or unvested) and the recoupment of any gains realized with respect to Participant’s RSUs.
BY ACCEPTING THIS AWARD OF RSUS, PARTICIPANT AGREES TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

APPENDIX
None

NATURE’S MIRACLE INCORPORATED
EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENT
COUNTRY SPECIFIC PROVISIONS FOR EMPLOYEES OUTSIDE THE U.S.
Terms and Conditions
At such time as the Committee or Board issue an RSU under the Plan to a Participant who resides and/or works outside of the United States, the Committee may adopt and include in this Appendix additional terms and conditions that govern such RSU. This Appendix forms part of the Agreement. Any capitalized term used in this Appendix without definition will have the meaning ascribed to it in the Notice, the Agreement or the Plan, as applicable.
If Participant is a citizen or resident of a country, or is considered resident of a country, other than the one in which Participant is currently working, or Participant transfers employment and/or residency between countries after the Date of Grant, the Company will, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to Participant under these circumstances.
Notifications
This Appendix also includes information relating to exchange control, securities laws, foreign asset/account reporting and other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control, foreign asset/account reporting and other laws in effect in the respective countries as of September  1st, 2022. Such laws are complex and change frequently. As a result, Participant should not rely on the information herein as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time that Participant vests in the RSUs, sells Shares acquired under the Plan or takes any other action in connection with the Plan.
In addition, the information is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation.
Finally, if Participant is a citizen or resident of a country, or is considered resident of a country, other than the one in which Participant is currently working and/or residing, or Participant transfers employment and/or residency after the Date of Grant, the information contained herein may not apply to Participant in the same manner.
Country-Specific Terms
Not applicable.

NATURE’S MIRACLE INCORPORATED
EQUITY INCENTIVE PLAN
GLOBAL NOTICE OF PERFORMANCE STOCK UNIT AWARD
Unless otherwise defined herein, the terms defined in the Nature’s Miracle Incorporated (the “Company”) Equity Incentive Plan (the “Plan”) will have the same meanings in this Global Notice of Performance Stock Unit Award and the electronic representation of this Global Notice of Performance Stock Unit Award established and maintained by the Company or a third party designated by the Company (this “Notice”).
Name:
Address:
You (“Participant”) have been granted an award of Performance Stock Units (“PSUs”) under the Plan subject to the terms and conditions of the Plan, this Notice and the attached Global Performance Stock Unit Award Agreement (the “Agreement”), including any applicable country-specific provisions in the appendix attached hereto (the “Appendix”), which constitutes part of the Agreement.
Grant Number:
Number of PSUs:
Date of Grant:
Vesting Commencement Date:
Expiration Date:	The earlier to occur of: (a) the date on which settlement of all PSUs granted hereunder occurs and (b) the tenth anniversary of the Date of Grant. This PSU expires earlier if Participant’s Service terminates earlier, as described in the Agreement.
Vesting Schedule:	Subject to the limitations set forth in this Notice, the Plan and the Agreement, the PSUs will vest in accordance with the following schedule: [insert applicable performance metrics and vesting schedule]
By accepting (whether in writing, electronically or otherwise) the PSUs, Participant acknowledges and agrees to the following:
1)
Participant understands that Participant’s Service with the Company or a Parent or Subsidiary or Affiliate is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), except where otherwise prohibited by applicable law, and that nothing in this Notice, the Agreement or the Plan changes the nature of that relationship. Participant acknowledges that the vesting of the PSUs pursuant to this Notice is subject to Participant’s continuing Service as an Employee, Director or Consultant. To the extent permitted by applicable law, Participant agrees and acknowledges that the Vesting Schedule may change prospectively in the event that Participant’s Service status changes between full- and part-time and/or in the event Participant is on a leave of absence, in accordance with Company policies relating to work schedules and vesting of Awards or as determined by the Committee.

2)
This grant is made under and governed by the Plan, the Agreement and this Notice, and this Notice is subject to the terms and conditions of the Agreement and the Plan, both of which are incorporated herein by reference. Participant has read the Notice, the Agreement and the Plan.

3)
Participant has read the Company’s Insider Trading Policy, and agrees to comply with such policy, as it may be amended from time to time, whenever Participant acquires or disposes of the Company’s securities.

4)
By accepting the PSUs, Participant consents to electronic delivery and participation as set forth in the Agreement.

NATURE’S MIRACLE INCORPORATED
EQUITY INCENTIVE PLAN
GLOBAL PERFORMANCE STOCK UNIT AWARD AGREEMENT
Unless otherwise defined in this Global Performance Stock Unit Award Agreement (this “Agreement”), any capitalized terms used herein will have the same meaning ascribed to them in the Nature’s Miracle Incorporated Incentive Plan (the “Plan”).
Participant has been granted Performance Stock Units (“PSUs”) subject to the terms, restrictions and conditions of the Plan, the Global Notice of Performance Stock Unit Award (the “Notice”) and this Agreement, including any applicable country-specific provisions in the appendix attached hereto (the “Appendix”), which constitutes part of this Agreement. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of the Notice or this Agreement, the terms and conditions of the Plan shall prevail.
1.   Settlement.   Settlement of PSUs will be made within 30 days following the applicable date of vesting under the Vesting Schedule set forth in the Notice. Settlement of PSUs will be in Shares. No fractional PSUs or rights for fractional Shares shall be created pursuant to this Agreement.
2.   No Stockholder Rights.   Unless and until such time as Shares are issued in settlement of vested PSUs, Participant will have no ownership of the Shares allocated to the PSUs and will have no rights to dividends or to vote such Shares.
3.   Dividend Equivalents.   Dividends, if any (whether in cash or Shares), will not be credited to Participant.
4.   Non-Transferability of PSUs.   The PSUs and any interest therein will not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or court order or unless otherwise permitted by the Committee on a case-by-case basis.
5.   Termination.   If Participant’s Service terminates for any reason, all unvested PSUs will be forfeited to the Company forthwith, and all rights of Participant to such PSUs will immediately terminate without payment of any consideration to Participant. Participant’s Service will be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) as of the date Participant is no longer actively providing services and Participant’s Service will not be extended by any notice period (e.g., Participant’s Service would not include a period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any). Participant acknowledges and agrees that the Vesting Schedule may change prospectively in the event Participant’s service status changes between full- and part-time and/or in the event Participant is on a leave of absence, in accordance with Company policies relating to work schedules and vesting of awards or as determined by the Committee. In case of any dispute as to whether and when a termination of Service has occurred, the Committee will have sole discretion to determine whether such termination of Service has occurred and the effective date of such termination (including whether Participant may still be considered to be actively providing Services while on a leave of absence).
6.   Taxes.
(a)   Responsibility for Taxes.   Participant acknowledges that, to the extent permitted by applicable law, regardless of any action taken by the Company or a Parent, Subsidiary or Affiliate employing or retaining Participant (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including, but not limited to, the grant, vesting or settlement of the PSUs and the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. PARTICIPANT SHOULD CONSULT A TAX ADVISER APPROPRIATELY QUALIFIED IN EACH OF THE JURISDICTIONS, INCLUDING THE COUNTRY OR COUNTRIES IN WHICH PARTICIPANT RESIDES OR IS SUBJECT TO TAXATION.
(b)   Withholding.   Prior to any relevant taxable or tax withholding event, as applicable, to the extent permitted by applicable law, Participant agrees to make arrangements satisfactory to the Company and/or the Employer to fulfill all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any withholding obligations for Tax-Related Items by one or a combination of the following:
(i)
withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer or any Parent, Subsidiary or Affiliate; or

(ii)
withholding from proceeds of the sale of Shares acquired upon settlement of the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization and without further consent); or

(iii)
withholding Shares to be issued upon settlement of the PSUs, provided the Company only withholds the number of Shares necessary to satisfy no more than the maximum statutory withholding amounts; or

(iv)
Participant’s payment of a cash amount (including by check representing readily available funds or a wire transfer); or

(v)
any other arrangement approved by the Committee and permitted under applicable law;

all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided however, that if Participant is a Section 16 officer of the Company under the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (i)  – (v) above, and the Committee shall establish such method prior to the Tax-Related Items withholding event.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum permissible statutory rate for Participant’s tax jurisdiction(s) in which case Participant will have no entitlement to the equivalent amount in Shares and may receive a refund of any over-withheld amount in cash in accordance with applicable law. If the obligation for Tax-Related Items is satisfied by withholding in Shares, then for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested PSUs, notwithstanding that a number of the Shares are held back solely for the purpose of satisfying the withholding obligation for Tax-Related Items.
Finally, Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.
7.   Nature of Grant.   By accepting the PSUs, Participant acknowledges, understands and agrees that:
(a)   the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)   the grant of the PSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted in the past;
(c)   all decisions with respect to future PSUs or other grants, if any, will be at the sole discretion of the Company;
(d)   Participant is voluntarily participating in the Plan;
(e)   the PSUs and Participant’s participation in the Plan will not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Parent, Subsidiary or Affiliate and shall not interfere with the ability of the Company, the Employer or any Parent, Subsidiary or Affiliate, as applicable, to terminate Participant’s employment or service relationship (if any);
(f)   the PSUs and the Shares subject to the PSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)   the PSUs and the Shares subject to the PSUs, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(h)   unless otherwise agreed with the Company, the PSUs and the Shares subject to the PSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Parent, Subsidiary or Affiliate;
(i)   the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(j)   no claim or entitlement to compensation or damages will arise from forfeiture of the PSUs resulting from Participant’s termination of Service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); and
(k)   neither the Company, the Employer nor any Parent, Subsidiary or Affiliate will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the PSUs or of any amounts due to Participant pursuant to the settlement of the PSUs or the subsequent sale of any Shares acquired upon settlement.
8.   No Advice Regarding Grant.   The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant acknowledges, understands and agrees that he or she should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
9.   Data Privacy.   Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other PSU grant materials by and among, as applicable, the Employer, the Company and any Parent, Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all PSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to [Name of Broker/Platform], or other third party (“Online Administrator”) and its affiliated companies or such other stock plan service provider as may be designated by the Company from time to time that is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. Participant authorizes the Company, [Name of Broker/Platform], or such other stock plan service provider as may be designated by the Company from time to time, and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant PSUs or other equity awards to Participant or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.
Finally, upon request of the Company or the Employer, Participant agrees to provide an executed data privacy consent form (or any other agreements or consents) that the Company or the Employer may deem necessary to obtain from Participant for the purpose of administering Participant’s participation in the Plan in compliance with the data privacy laws in Participant’s country, either now or in the future. Participant understands and agrees that Participant will not be able to participate in the Plan if Participant fails to provide any such consent or agreement requested by the Company and/or the Employer.
10.   Language.   Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Agreement. Furthermore, if Participant has received this Agreement or any other document related to the PSU and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
11.   Appendix.   Notwithstanding any provisions in this Agreement, the PSUs will be subject to any special terms and conditions set forth in any appendix to this Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
12.   Imposition of Other Requirements.   The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the PSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
13.   Acknowledgement.   The Company and Participant agree that the PSUs are granted under and governed by the Notice, this Agreement and the provisions of the Plan (incorporated herein by reference). Participant: (a) acknowledges receipt of a copy of the Plan and the Plan prospectus, (b) represents that Participant has carefully read and is familiar with their provisions, and (c) hereby accepts the PSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.

14.   Entire Agreement; Enforcement of Rights.   This Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No adverse modification of or adverse amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the parties to this Agreement (which writing and signing may be electronic). The failure by either party to enforce any rights under this Agreement will not be construed as a waiver of any rights of such party.
15.   Compliance with Laws and Regulations.   The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Shares may be listed or quoted at the time of such issuance or transfer. Participant understands that the Company is under no obligation to register or qualify the Shares with any state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, Participant agrees that the Company shall have unilateral authority to amend the Plan and this PSU Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares. Finally, the Shares issued pursuant to this PSU Agreement shall be endorsed with appropriate legends, if any, determined by the Company.
16.   Severability.   If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, then (a) such provision will be excluded from this Agreement, (b) the balance of this Agreement will be interpreted as if such provision were so excluded and (c)  the balance of this Agreement will be enforceable in accordance with its terms.
17.   Governing Law and Venue.   This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to such state’s conflict of laws rules.
Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Plan or this Agreement, will be brought and heard exclusively in the federal and State courts located in New York, New York. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.
18.   No Rights as Employee, Director or Consultant.   Nothing in this Agreement will affect in any manner whatsoever any right or power of the Company, or a Parent, Subsidiary or Affiliate, to terminate Participant’s Service, for any reason, with or without Cause.
19.   Consent to Electronic Delivery of All Plan  Documents and Disclosures.   By Participant’s acceptance of the Notice (whether in writing or electronically), Participant and the Company agree that the PSUs are granted under and governed by the terms and conditions of the Plan, the Notice and this Agreement. Participant has reviewed the Plan, the Notice and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and Agreement, and fully understands all provisions of the Plan, the Notice and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this Agreement. Participant further agrees to notify the Company upon any change in Participant’s residence address. By acceptance of the PSUs, Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company and consents to the electronic delivery of the Notice, this Agreement, the Plan, account statements, Plan prospectuses required by the SEC, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the PSUs and current or future participation in the Plan. Electronic delivery may include the delivery of a link to the

Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. Participant acknowledges that Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company by telephone, through a postal service or electronic mail to Stock Administration. Participant further acknowledges that Participant will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Participant understands that Participant must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Participant understands that Participant’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Participant has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail to Stock Administration.
20.   Insider Trading Restrictions/Market Abuse Laws.   Participant acknowledges that, depending on Participant’s country of residence, the broker’s country, or the country in which the Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions that may affect Participant’s ability to directly or indirectly, accept, acquire, sell or attempt to sell or otherwise dispose of Shares, or rights to Shares (e.g., PSUs), or rights linked to the value of Shares, during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdiction). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before possessing the inside information. Furthermore, Participant may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions and understands that Participant should consult his or her personal legal advisor on such matters. In addition, Participant acknowledges that he or she read the Company’s Insider Trading Policy, and agrees to comply with such policy, as it may be amended from time to time, whenever Participant acquires or disposes of the Company’s securities.
21.   Foreign Asset/Account, Exchange Control and Tax Reporting.   Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash resulting from his or her participation in the Plan. Participant may be required to report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in Participant’s country and/or repatriate funds received in connection with the Plan within certain time limits or according to specified procedures. Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult his or her personal legal and tax advisors on such matters.
22.   Code Section 409A.   For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this PSU Agreement in connection with Participant’s termination of employment constitute deferred compensation subject to Section 409A, and Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from Participant’s separation from service from the Company or (ii) the date of Participant’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Participant including, without limitation, the additional tax for which Participant would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent any payment under this PSU Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section  1.409A-2(b)(2) of the Treasury Regulations.

23.   Award Subject to Company Clawback or Recoupment.   The PSUs shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other Service that is applicable to Participant. In addition to any other remedies available under such policy, applicable law may require the cancellation of Participant’s PSUs (whether vested or unvested) and the recoupment of any gains realized with respect to Participant’s PSUs.
BY ACCEPTING THIS AWARD OF PSUS, PARTICIPANT AGREES TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

APPENDIX
None

NATURE’S MIRACLE INCORPORATED
EQUITY INCENTIVE PLAN
GLOBAL PERFORMANCE STOCK UNIT AWARD AGREEMENT
COUNTRY SPECIFIC PROVISIONS FOR EMPLOYEES OUTSIDE THE U.S.
Terms and Conditions
At such time as the Committee or Board issue a PSU under the Plan to a Participant who resides and/or works outside of the United States, the Committee may adopt and include in this Appendix additional terms and conditions that govern such PSU. This Appendix forms part of the Agreement. Any capitalized term used in this Appendix without definition will have the meaning ascribed to it in the Notice, the Agreement or the Plan, as applicable.
If Participant is a citizen or resident of a country, or is considered resident of a country, other than the one in which Participant is currently working, or Participant transfers employment and/or residency between countries after the Date of Grant, the Company will, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to Participant under these circumstances.
Notifications
This Appendix also includes information relating to exchange control, securities laws, foreign asset/account reporting and other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control, foreign asset/account reporting and other laws in effect in the respective countries as of September 1st, 2022. Such laws are complex and change frequently. As a result, Participant should not rely on the information herein as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time that Participant vests in the PSUs, sells Shares acquired under the Plan or takes any other action in connection with the Plan.
In addition, the information is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation.
Finally, if Participant is a citizen or resident of a country, or is considered resident of a country, other than the one in which Participant is currently working and/or residing, or Participant transfers employment and/or residency after the Date of Grant, the information contained herein may not apply to Participant in the same manner.
Country-Specific Terms
Not applicable.

Annex F
APPRAISAL RIGHTS
Section 262 of the General Corporation Law of the State of Delaware
(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a.   Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.   Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c.   Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.   Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4)   [Repealed.]
(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its

F-1

certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.
(d)   Appraisal rights shall be perfected as follows:
(1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be

F-2

prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f)   Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

F-3

(h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i)   The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j)   The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l)   The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

F-4

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.
PubCo’s Certificate of Incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and PubCo’s bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, effective upon the consummation of the business combination, PubCo will enter into indemnification agreements with each of Lakeshore’s directors and officers. These agreements will require PubCo to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to PubCo, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. PubCo also intends to enter into indemnification agreements with its future directors.
Item 21.   Exhibits and Financial Statements Schedules
(a)
Exhibits

See the Exhibit Index attached hereto.
(b)
Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the SEC have been omitted because they are not required, amounts that would otherwise be required to be shown regarding any item are not material, are inapplicable, or the required information has already been provided elsewhere in the registration statement.
Item 22.   Undertakings
a.
The undersigned registrant hereby undertakes:

i.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

ii.
That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

iii.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

iv.
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
v.
That, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

vi.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable Form.

vii.
The undersigned registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

viii.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

b.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
c.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX
Exhibit No.	Description
1.1	Underwriting Agreement, dated March 8, 2022, by and between the Company and Network 1 Financial Securities, Inc., as representatives of the underwriters (incorporated by reference to Exhibit 1.1 to Lakeshore’s Current Report on Form 8-K filed with the Securities & Exchange Commission on March 14, 2022)
2.1	Merger Agreement dated September 9, 2022 (included as Annex A to this proxy statement/ prospectus)
3.1	Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to Lakeshore’s Current Report on Form 8-K filed with the Securities & Exchange Commission on March 14, 2022)
3.2	Certificate of Incorporation of LBBB Merger Corp.*
3.3	Form of Amended and Restated Certificate of Incorporation of LBBB Merger Corp. (included as Annex C to this proxy statement/prospectus)
3.4	Form of Bylaws of LBBB Merger Corp.*
3.5	Form of Amended and Restated Bylaws of LBBB Merger Corp.(included as Annex D to this proxy statement/prospectus)*
4.1	Specimen Common Stock Certificate*
4.2	Specimen Warrant Certificate*
4.3	Warrant Agreement, dated March 8, 2022, by and between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to Lakeshore’s Current Report on Form 8-K filed with the Securities & Exchange Commission on March 14, 2022)
4.4	Rights Agreement, dated March 8, 2022, by and between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.2 to Lakeshore’s Current Report on Form 8-K filed with the Securities & Exchange Commission on March 14, 2022)
5.1	Opinion of Loeb & Loeb LLP as to validity of PubCo Common Stock and PubCo Warrants*
10.1	Letter Agreement, dated March 8, 2022, by and among the Company, its officers and directors (incorporated by reference to Exhibit 10.1 to Lakeshore’s Current Report on Form 8-K filed with the Securities & Exchange Commission on March 14, 2022)
10.2	Letter Agreement, dated March 8, 2022, by and among the Company and the Sponsor (incorporated by reference to Exhibit 10.2 to Lakeshore’s Current Report on Form 8-K filed with the Securities & Exchange Commission on March 14, 2022)
10.3	Investment Management Trust Agreement, dated March 8, 2022, by and between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.2 to Lakeshore’s Current Report on Form 8-K filed with the Securities & Exchange Commission on March 14, 2022)
10.4	Registration Rights Agreement, dated March 8, 2022, by and among the Company and certain security holders (incorporated by reference to Exhibit 10.4 to Lakeshore’s Current Report on Form 8-K filed with the Securities & Exchange Commission on March 14, 2022)

Exhibit No.	Description
10.5	Indemnity Agreement, dated as of March 8, 2022, by and between the Company and each of the officers and directors of the Company(incorporated by reference to Exhibit 10.5 to Lakeshore’s Current Report on Form 8-K filed with the Securities & Exchange Commission on March 14, 2022)
10.6	Private Placement Securities Subscription Agreement by and between the Company and RedOne Investment Limited (incorporated by reference to Exhibit 10.6 to Lakeshore’s Current Report on Form 8-K filed with the Securities & Exchange Commission on March 14, 2022)
10.7	Form of Purchaser Support Agreement (incorporated by reference to Exhibit 10.1 to Lakeshore’s Current Report on Form 8-K filed with the Securities & Exchange Commission on September 12, 2022)
10.8	Form of Voting and Support Agreement (incorporated by reference to Exhibit 10.2 to Lakeshore’s Current Report on Form 8-K filed with the Securities & Exchange Commission on September 12, 2022)
10.9	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.3 to Lakeshore’s Current Report on Form 8-K filed with the Securities & Exchange Commission on September 12, 2022)
10.10	Form of Non-Competition and Non-Solicitation Agreement (incorporated by reference to Exhibit 10.4 to Lakeshore’s Current Report on Form 8-K filed with the Securities & Exchange Commission on September 12, 2022)
10.11	Form of Voting Agreement (incorporated by reference to Exhibit 10.5 to Lakeshore’s Current Report on Form 8-K filed with the Securities & Exchange Commission on September 12, 2022)
10.12	Form of Escrow Agreement*
10.13	Form of PubCo 2022 Equity Incentive Plan (included as Annex E to this proxy statement/prospectus)
14.1	Form of Code of Ethics (incorporated by reference to Exhibit 14 to the Registration Statement on Form S-1 filed with the Securities & Exchange Commission on January 28, 2022)
21.1	List of Subsidiaries of Nature’s Miracle.*
23.1	Consent of UHY LLP
23.2	Consent of MaloneBailey LLP
23.3	Consent of Loeb & Loeb LLP (included in Exhibits 5.1)*
99.1	Form of Proxy Card*
99.2	Consent of Tie “James” Li to be named as a director
99.3	Consent of Zhiyi “Jonathan” Zhang to be named as a director
99.4	Consent of Wei “Gavin” Yang to be named as a director
99.5	Consent of Wei Deng to be named as a director
99.6	Consent of Charles Jourdan Hausman to be named as a director
99.7	Consent of Newbridge Securities Corporation
99.8	Fairness Opinion of Newbridge Securities Corporation (included as Annex B to this proxy statement/prospectus)
107	Filing Fee Calculation Table

*
To be filed by amendment

±
Certain information has been omitted from this exhibit in reliance upon Item 601(b)(10) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on November 14, 2022.
LBBB Merger Corp.
By:
/s/ Bill Chen

Name:
Bill Chen

Title:
President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on November 14, 2022 in the capacities indicated.
Signature	Title
/s/ Bill Chen Bill Chen	President and Sole Director (Principal Executive Officer), Principal Financial Officer and Principal Accounting Officer